UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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USG CORPORATION

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USG Corporation

550 West Adams Street

Chicago, Illinois 60661

Founded in 1902

August 23, 2018

Dear Fellow Stockholder:

It is a pleasure to invite you to attend a special meeting of the stockholders of USG Corporation (“USG,” “we,” “our” or the “Company”). The special meeting will be held at 9:00 a.m., Chicago time, on September 26, 2018, at USG Corporate Headquarters, 550 West Adams Street, Chicago, Illinois 60661-3676. The attached notice of special meeting of stockholders and proxy statement discuss the items scheduled for a vote by stockholders at the meeting.

On June 10, 2018, we entered into an Agreement and Plan of Merger (as it may be amended from time to time, the “merger agreement”) with Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), and World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf (“Merger Sub”), pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect, wholly-owned subsidiary of Knauf.

At the special meeting, our stockholders will be asked to consider and vote on a proposal to adopt the merger agreement. In addition, our stockholders will be asked to consider and vote on a proposal to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable (the “transaction-related named executive officer compensation”). Finally, our stockholders will be asked to consider and vote on a proposal to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

If the merger agreement is adopted and the merger is completed, at the effective time of the merger, each share of our common stock, par value $0.10 per share (“common stock”) issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders, as defined in the accompanying proxy statement) automatically will be converted into the right to receive the closing consideration of $43.50 in cash, without interest and subject to tax withholding as applicable (the “closing consideration”). In addition to the closing consideration, as contemplated in the merger agreement, the Company declared a conditional special cash dividend of $0.50 per share of our common stock (the “conditional special dividend”) payable to holders of our common stock as of the record date of the special meeting (subject to due bill trading as further described in the accompanying proxy statement). The conditional special dividend is conditioned on the merger agreement being adopted by our stockholders at the special meeting and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting. The payment of the conditional special dividend is not conditioned on completion of the merger. For discussion of the impact of the merger, including the closing consideration and the conditional special dividend, on each outstanding Company stock option, time-vesting restricted stock unit, market share unit, performance share and deferred stock unit, see the section entitled “The Merger Agreement—Treatment of Company Equity Awards” in the accompanying proxy statement. The total consideration, consisting of the closing consideration and the conditional special dividend, of $44.00 per share of our common stock represents a premium of approximately 31% to our unaffected closing price of $33.51 and a 36% premium to the $32.36 average closing price for the preceding 12-month period, both as of March 23, 2018, the business day immediately prior to the public announcement of Knauf’s proposal to acquire the Company.

Concurrently with the execution of the merger agreement, Berkshire Hathaway Inc., on behalf of itself and certain of its direct and indirect subsidiaries that own shares of our common stock (collectively, “Berkshire”), entered into a voting agreement, dated June 10, 2018, with Knauf and Merger Sub, in which Berkshire agreed, among other things and subject to the terms thereof, to vote (or cause to be voted) all shares of our common stock then beneficially owned by Berkshire, directly or indirectly, “FOR” adoption of the merger agreement, approval of the merger and the consummation of all of the transactions contemplated thereby and against any competing acquisition proposals relating to the Company. As provided in its Schedule 13D filed on June 11, 2018, Berkshire owns 43,387,980 shares of our common stock, which represents approximately 31.1% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement. Pursuant to the merger agreement, Knauf has agreed to vote, or cause any of its applicable subsidiaries to vote, in person or by proxy, all shares of our common stock held by Knauf, directly or indirectly, as of the record date of the special meeting “FOR” adoption of the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation, and, as requested by the Company, any other action in furtherance thereof to be voted on by the holders of our common stock at the special meeting. As provided in its Schedule 13D filed on June 11, 2018, Knauf owns 14,757,258 shares of our common stock, which represents approximately 10.6% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

The USG board of directors unanimously recommends our stockholders vote “FOR” adoption of the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation, and “FOR” the adjournment proposal.

The accompanying proxy statement describes the merger agreement, the merger, the conditional special dividend and related matters, and attaches a copy of the merger agreement. We urge stockholders to read the entire proxy statement carefully, as it sets forth details of the merger agreement and other important information related to the merger and the conditional special dividend.

Your vote is very important. Whether or not you expect to attend the special meeting, we encourage you to vote your shares of our common stock as promptly as possible to make certain that you are represented at the special meeting. You may vote over the Internet, as well as by telephone or by mailing a proxy card or voting instruction card. If you are a “street name” holder (a holder whose shares of our common stock are held through a broker, bank or other nominee), for your shares of our common stock to be represented at the special meeting, you must instruct your broker, bank or other nominee as to how to vote your shares of our common stock by following the directions provided to you by your broker, bank or other nominee. The merger cannot be completed unless holders of at least 80 percent of the outstanding shares of our common stock entitled to vote at the special meeting vote “FOR” adoption of the merger agreement. Therefore, your failure to vote, abstention or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote “AGAINST” adoption of the merger agreement. Failures to vote, abstentions and failures to instruct your broker, bank or other nominee to vote, will have no effect on the other proposals to be considered at the special meeting.

If you have any questions or need assistance voting your shares of our common stock, please contact D.F. King & Co., Inc., our proxy solicitor, by calling toll-free at (866) 745-0273 or collect at (212) 269-5550.

On behalf of the entire USG board of directors, we want to thank you for your continued support.

Sincerely,

Steven F. Leer	Jennifer F. Scanlon

Non-Executive Chairman of the USG Board of Directors	President and Chief Executive Officer

Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger, the merger agreement or the other transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 23, 2018 and is first being mailed to stockholders on or about August 23, 2018.

USG CORPORATION

550 West Adams Street

Chicago, Illinois 60661

Notice of Special Meeting of Stockholders

To Be Held on September 26, 2018

WHEN

September 26, 2018 at 9:00 a.m.,

Chicago Time

WHERE

USG Corporate Headquarters

550 West Adams Street

Chicago, Illinois 60661-3676

WHO CAN VOTE

Only stockholders of record at the close of business on August 21, 2018 will be entitled to vote at the special meeting, or any adjournment or postponement thereof (the “special meeting”).

ITEMS	OF BUSINESS

At the special meeting, stockholders will be asked to consider and vote on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of June 10, 2018 (as it may be amended from time to time, the “merger agreement”), by and among USG Corporation (the “Company”), Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), and World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf (“Merger Sub”), pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect, wholly-owned subsidiary of Knauf;

2.

to approve, on a non-binding, advisory basis, the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable (the “transaction-related named executive officer compensation”); and

3.

to approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

We will transact no other business at the special meeting except such business as may properly be brought before the special meeting. Please refer to the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. The accompanying proxy statement forms a part of this notice and is incorporated herein by reference.

RECOMMENDATION

After due consideration and discussion, the USG board of directors (the “Board”) unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the completion by the Company of the transactions contemplated thereby, including the execution, performance and delivery of the merger agreement, (iii) subject to the merger agreement, resolved to recommend the adoption of the merger agreement and the transactions contemplated thereby by the Company’s stockholders, and (iv) directed that the merger agreement be submitted to the Company’s stockholders for adoption. The Board unanimously recommends you vote (1) “FOR” adoption of the merger agreement, (2) “FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation, and (3) “FOR” the adjournment proposal. If you sign, date and return your proxy card without indicating how you wish to vote on a proposal, your proxy will be voted “FOR” each of the foregoing proposals in accordance with the recommendation of the Board.

VOTING

The adoption of the merger agreement requires the affirmative vote of holders of at least 80 percent of the outstanding shares of our common stock, par value $0.10 per share (“common stock”), entitled to vote at the special meeting and is a condition to the completion of the merger. The approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation and the approval of the adjournment proposal each requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on such proposal and which are actually so voted at the special meeting, but neither is a condition to the completion of the merger.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF OUR COMMON STOCK YOU OWN. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of at least 80 percent of the outstanding shares of our common stock entitled to vote at the special meeting. EVEN IF YOU PLAN ON ATTENDING THE SPECIAL MEETING IN PERSON, WE REQUEST THAT YOU AUTHORIZE YOUR PROXY TO VOTE YOUR SHARES OF OUR COMMON STOCK BY EITHER MARKING, SIGNING, DATING AND PROMPTLY RETURNING THE PROXY CARD OR SUBMITTING YOUR PROXY OR VOTING INSTRUCTIONS BY TELEPHONE OR INTERNET, AS OUTLINED BELOW. If you attend the special meeting and desire to vote in person, you may do so even though you have previously sent in your proxy. The failure to vote, either in person or by proxy, abstention, or to provide voting instructions to your broker, will have the same effect as a vote “AGAINST” adoption of the merger agreement. Failure to vote, abstentions and broker non-votes will have no effect on the other proposals to be considered at the special meeting.

You can vote in person at the special meeting. For further information regarding attending the special meeting, see the section entitled “Special Meeting” in the accompanying proxy statement. Even if you plan to attend the meeting, please vote as soon as possible using one of the following methods:

1.	By Telephone: In the U.S. or Canada, you can vote your shares of our common stock toll-free by calling 1-800-690-6903.

2.	By Internet: You can vote your shares of our common stock online at www.proxyvote.com.

3.	By Mail: You can vote by mail by completing, dating, and signing your proxy card or voting instruction form and returning it in the postage-paid envelope.

Brokers may not vote your shares of our common stock on any of the matters being presented at the special meeting in the absence of specific voting instructions from you. Please contact your broker directly if you have questions about how to provide such instructions.

Under Delaware law, stockholders who do not vote “FOR” adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the merger is completed, but only if they submit a written demand for an appraisal before the vote on the proposal to adopt the merger agreement and comply with the other Delaware law procedures explained in the accompanying proxy statement. See the section entitled “Appraisal Rights” in the accompanying proxy statement.

You may revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement.

Before voting your shares of our common stock, we urge you to, and you should, read the entire accompanying proxy statement carefully, including its annexes and the documents incorporated by reference in the proxy statement. If you have any questions concerning the merger, merger agreement, transaction-related named executive officer compensation, adjournment proposal, special meeting, conditional special dividend and related due bill trading or accompanying proxy statement, or if you would like additional copies of the accompanying proxy statement (at no charge) or need help submitting a proxy to have your shares of our common stock voted, please contact our proxy solicitor:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Bankers and Brokers Call: (212) 269-5550

All Others Call: (866) 745-0273

Email: usg@dfking.com

MEETING ADMISSIONS:

An admission ticket (or other proof of stock ownership) and a form of photo identification will be required for admission to the special meeting. In addition, if you are not a stockholder of record but hold shares of our common stock through a broker, bank or other nominee (i.e., in street name), you will be required to provide proof of beneficial ownership as of the record date. See the section entitled “The Special Meeting” in the accompanying proxy statement.

DATE OF MAILING:

The proxy statement and the accompanying proxy card were first made available to our stockholders on or about August 23, 2018.

By order of the Board of Directors,

Michelle M. Warner
Senior Vice President, General Counsel and Corporate Secretary
August 23, 2018

SUMMARY

This summary highlights selected information contained in this proxy statement, including with respect to the merger agreement, merger and conditional special dividend. We encourage you to, and you should, carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this summary may not contain all of the information that may be important to you in determining how to vote. We have included page references to direct you to a more complete description of the topics presented in this summary. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

The Companies (page 25)

USG Corporation

USG Corporation (“USG,” the “Company,” “we,” “our” or “us”) is a Delaware corporation. We are an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, Illinois, we serve construction markets around the world through our Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Our wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Our UBBP joint venture (as defined below) is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement. See the sections entitled “Where You Can Find Additional Information” and “The Companies—USG Corporation.”

Gebr. Knauf KG

Gebr. Knauf KG (“Knauf”) is a limited partnership (Kommanditgesellschaft) organized under the laws of Germany and is the ultimate parent company of the Knauf Group, which is headquartered in Iphofen, Germany. Knauf is a leading manufacturer of building materials operating more than 220 factories worldwide. In 2017, Knauf generated global revenues in excess of $8 billion and employed more than 27,000 people. See the section entitled “The Companies—Gebr. Knauf KG.”

World Cup Acquisition Corporation

World Cup Acquisition Corporation (“Merger Sub”) is a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf that will function as the merger subsidiary in the merger. See the section entitled “The Companies—World Cup Acquisition Corporation.”

The Merger (page 32)

You will be asked to consider and vote to adopt the Agreement and Plan of Merger, dated as of June 10, 2018 (as it may be amended from time to time, the “merger agreement”), by and among the Company, Knauf and Merger Sub, pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect, wholly-owned subsidiary of Knauf. A copy of the merger agreement is attached to this proxy statement as Annex A.

If the merger agreement is adopted and the merger is completed, at the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders) automatically will be converted into the right to receive the closing consideration of $43.50 in cash, without interest and subject to tax withholding as applicable (the “closing consideration”). Excluded holders are holders of shares of our common stock who have not voted, or caused or permitted to be voted, any shares of our common stock “FOR” adoption of the merger agreement at the special meeting and who have properly demanded and not withdrawn a demand for, or otherwise lost or waived their right to, appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”). In addition to the closing consideration, as contemplated in the merger agreement, the Company declared a conditional special cash dividend of $0.50 per share of our common stock (the “conditional special dividend” and together with the closing consideration, the “total consideration”) payable to holders of our common stock as of the record date (as defined below) of the special meeting (subject to due bill trading as further described in this proxy statement). Payment of the conditional special dividend is conditioned on the merger agreement being adopted by the affirmative vote of the holders of at least 80 percent of the outstanding shares of our common stock entitled to vote at the special meeting (the “stockholder approval”) and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting. The payment of the conditional special dividend is not conditioned on the completion of the merger and, if stockholder approval of the adoption of the merger agreement is obtained, will be paid regardless of whether the merger is completed. Additionally, each holder of any time-vesting restricted stock unit award (“Company RSU Award”) or award of deferred stock units (“Company DSU Award”), outstanding as of the record date of the special meeting, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such award in accordance with the terms of the applicable award.

With respect to any stock option (“Company stock option”), award of market share units (“Company MSU Award”) and award of performance shares (“Company Performance Share Award”) outstanding as of June 10, 2018, because, by their terms, they are not entitled to receive dividend equivalents in respect of the conditional special dividend, the Company will grant Dividend Make-Whole Amount (as defined below) payments in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Company stock options, Company MSU Awards and Company Performance Share Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company (each a “Dividend Make-Whole Amount”). The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Company stock options, Company MSU Awards and Company Performance Share Awards remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards (as defined below) terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards. For further discussion of the impact of the merger, including the closing consideration and the conditional special dividend, on each outstanding Company stock option, Company RSU Award, Company MSU Award, Company Performance Share Award and Company DSU Award in the merger, see the section entitled “The Merger Agreement—Treatment of Company Equity Awards” in this proxy statement.

Upon completion of the merger, the Company will be an indirect, wholly-owned subsidiary of Knauf, our common stock will no longer be publicly traded and the Company’s existing stockholders (other than Knauf) will cease to have any ownership interest in the Company.

Treatment of Company Equity Awards (page 79)

Stock Options. At the effective time of the merger, each award of Company stock options in respect of our common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, equal to the product of (i) the number of shares of our common stock subject to such Company stock option as of the effective time of the merger, multiplied by (ii) the excess, if any, of the closing consideration over the exercise price for such Company stock option. For information regarding the impact of the conditional special dividend on Company equity awards, see the section entitled “—Dividend Make-Whole Amounts” below.

Restricted Stock Unit Awards. At the effective time of the merger, each Company RSU Award in respect of our common stock that is outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, a cash payment equal to the product of (i) the number of shares of our common stock subject to such Company RSU Award as of the effective time of the merger, multiplied by (ii) the closing consideration; provided that to the extent any such Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company RSU Award, outstanding as of the record date of the special meeting, that provides for dividend equivalents, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such Company RSU Award in accordance with the terms of such award. The dividend equivalent will be converted into additional Company RSU Awards that will vest and be paid out along with the other outstanding Company RSU Awards as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger.

Market Share Unit Awards and Performance Share Awards. At the effective time of the merger, each Company MSU Award and Company Performance Share Award in respect of our common stock that is outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, a cash payment equal to the product of (i) (a) in the case of a Company MSU Award, the number of shares of our common stock earned under such Company MSU Award, determined as of the effective time of the merger by substituting the closing consideration for the market value per share, or (b) in the case of a Company Performance Share Award, the number of shares of our common stock earned under such Company Performance Share Award, determined by substituting the closing consideration for the ending stock price in determining the achievement of the performance goal measured as of the effective time of the merger, multiplied by (ii) the closing consideration; provided that to the extent any such Company MSU Award or Company Performance Share Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. For information regarding the impact of the conditional special dividend on Company MSU Awards and Company Performance Share Awards, see the section entitled “—Dividend Make-Whole Amounts” below.

Deferred Stock Unit Awards. Pursuant to the merger agreement, it is expected that all of the Company’s non-employee directors will be replaced as of the effective time of the merger. Accordingly, at the effective time of the merger, each Company DSU Award held in notional accounts by non-employee directors who will experience a “separation from service” under Section 409A of the Code in connection with the completion of the merger, will be converted into a right to receive a cash payment equal to the product of (i) the number of shares of our common stock deemed to be held in the notional account immediately before the effective time of the merger, multiplied by (ii) the closing consideration; provided that (a) to the extent that any such non-employee director is a “specified employee” under Section 409A of the Code or (b) such non-employee director does not have a “separation from service” in connection with the completion of the merger, such cash payment will be paid in accordance with the applicable Company DSU Award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company DSU Awards, outstanding as of the record date of the special meeting, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such Company DSU Award in accordance with the terms of such award.

Dividend Make-Whole Amounts. The Company will grant a Dividend Make-Whole Amount to each holder of Company stock options, Company MSU Awards, and Company Performance Share Awards (collectively, the “Incentive Equity Awards”) that were outstanding as of June 10, 2018 in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Award remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards.

Conditions to Completion of the Merger (page 94)

The respective obligations of the Company, Knauf and Merger Sub to complete the merger are subject to the satisfaction or waiver of certain customary conditions, including obtaining stockholder approval of the adoption of the merger agreement, receipt of certain regulatory approvals, the absence of any legal prohibitions to the completion of the merger, the accuracy of the representations and warranties of the parties and compliance by the parties with their respective obligations under the merger agreement. For further information, see the section entitled “The Merger Agreement—Conditions to Completion of the Merger” and Annex A.

When the Merger Becomes Effective (page 78)

As of the date of this proxy statement, we expect to complete the merger in early 2019. However, completion of the merger is subject to the satisfaction or waiver of the conditions to completion of the merger, which are described in this proxy statement and include various regulatory clearances and approvals, and it is possible that the merger will not be completed until a later time, or at all. There may be a substantial amount of time between the special meeting and completion of the merger. After stockholder approval of the adoption of the merger agreement is obtained, the Board will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal. We expect to complete the merger promptly following the receipt of all required approvals.

Recommendations of the Board and Reasons for the Merger (page 44)

After careful consideration and discussion, the Board by unanimous vote, (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the completion by the Company of the transactions contemplated thereby, including the execution, performance and delivery of the merger agreement, (iii) subject to the merger agreement, resolved to recommend the adoption of the merger agreement and the transactions contemplated thereby by the Company’s stockholders, and (iv) directed that the merger agreement be submitted to the Company’s stockholders for adoption. For a description of the reasons considered by the Board in resolving to recommend “FOR” adoption of the merger agreement, see the section entitled “Proposal 1: The Merger—Recommendations of the Board and Reasons for the Merger.”

The Board unanimously recommends you vote (1) “FOR” adoption of the merger agreement, (2) “FOR” approval, on a non-binding, advisory basis, of the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable (the “transaction-related named executive officer compensation”), and (3) “FOR” the approval of the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum (the “adjournment proposal”).

Opinions of the Company’s Financial Advisors (page 50)

Goldman Sachs & Co. LLC

On June 10, 2018, Goldman Sachs & Co. LLC (“Goldman Sachs”) delivered its opinion to the Board that, as of June 10, 2018 and based upon and subject to the factors and assumptions set forth therein, the total consideration to be paid to the holders (other than Knauf and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 10, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between the Company and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, of which $125,000 has been paid as of August 23, 2018, and the principal portion of which is contingent upon consummation of the transaction.

For further information, see the section entitled “Proposal 1: The Merger—Opinions of the Company’s Financial Advisors—Opinion of Goldman Sachs & Co. LLC” and Annex B.

J.P. Morgan Securities LLC

On June 10, 2018, J.P. Morgan Securities LLC (“J.P. Morgan”) delivered its opinion to the Board that, as of June 10, 2018 and based upon and subject to the factors and assumptions set forth therein, the total consideration, to be paid to the holders of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of J.P. Morgan dated June 10, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the transaction, was directed only to the consideration to be paid in the transaction and did not address any other aspect of the transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the transaction or any other matter. Pursuant to an engagement letter between the Company and J.P. Morgan, J.P. Morgan received a fee from the Company of $3 million in connection with the delivery of its opinion and the Company has agreed to pay J.P. Morgan a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, against which the opinion fee will be credited, upon the consummation of the transaction.

For further information, see the section entitled “Proposal 1: The Merger—Opinions of the Company’s Financial Advisors—Opinion of J.P. Morgan Securities LLC” and Annex C.

Interests of Our Directors and Executive Officers in the Merger (page 63)

In considering the recommendation of the Board that you vote “FOR” adoption of the merger agreement, you should be aware that the directors and executive officers of the Company have potential interests in the proposed merger that may be different from or in addition to the interests of our stockholders generally. The Board was aware of these interests and considered them, among other matters, in making its recommendation that you vote “FOR” adoption of the merger agreement. These interests include:

•

Vesting and payment of all outstanding Company stock options, Company RSU Awards, Company MSU Awards and Company Performance Share Awards will be accelerated upon completion of the merger. In addition, holders of such awards will receive an amount in cash equal to the product of the number of shares of our common stock earned or subject to such award, multiplied by the closing consideration (less, for Company stock options, the exercise price) as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger; provided that to the extent any such Company RSU Award, Company MSU Award or Company Performance Share Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

•

Any Company DSU Awards held in notional accounts by non-employee directors will be converted into a right to receive a cash payment equal to the product of (i) the number of shares of our common stock deemed to be held in the notional account immediately before the effective time of the merger, multiplied by (ii) the closing consideration, at the earliest time permitted under the applicable award agreement and Section 409A of the Code following termination of the director’s service with the Company.

•

While holders of Company RSU Awards and Company DSU Awards will be entitled to receive the conditional special dividend as a dividend equivalent pursuant to the terms of the awards, the Company will grant a Dividend Make-Whole Amount to each holder of Incentive Equity Awards outstanding as of June 10, 2018, which are not entitled to receive dividend equivalents, in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity

Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Award remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards.

•

Any USG equity awards, other than shares of common stock or Company DSU Awards granted to directors in the ordinary course of business pursuant to the USG Corporation Stock Compensation Program for Non-Employee Directors and the USG Corporation Deferred Compensation Program for Non-Employee Directors, granted after the merger agreement was entered into and before completion of the merger will be assumed and converted into a cash-based award in connection with completion of the merger which will continue to vest in accordance with the terms of the applicable award agreement. Any such equity awards will provide for a pro-rata payment of the cash value of the award in the event of an involuntary termination of employment following completion of the merger.

•

Change in control severance agreements with the Company’s executive officers provide for severance benefits upon a termination of employment by the Company without cause (as defined in the applicable agreement) or a resignation with good reason (as defined in the applicable agreement) within two years following completion of the merger, or a termination without cause within 120 days (or 90 days for one executive officer) prior to the effective date of the merger.

•	The Company’s directors and executive officers are entitled to continued indemnification and insurance coverage after the merger is completed.

For a more detailed description of these interests, see the section entitled “Proposal 1: The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Financing (page 63)

The merger is not conditioned upon the receipt of financing by Knauf.

In connection with the execution of the merger agreement, on June 8, 2018, Knauf and Merger Sub entered into a debt commitment letter with UniCredit Bank AG and Commerzbank Aktiengesellschaft (the “debt commitment letter”), pursuant to which Knauf will obtain debt financing for the merger that will be used, together with other available capital resources of Knauf and its subsidiaries, to fund (i) the payment of the closing consideration, (ii) the payment of all unpaid transaction fees to be paid in connection with completion of the merger and any amounts required to be paid by Knauf pursuant to the terms of the merger agreement, (iii) the repayment of and, in the case of outstanding letters of credit, cash collateralization of, certain existing indebtedness of the Company and its affiliates and (iv) the payment of any fees associated with the foregoing. The debt commitment letter provides, among other things, that UniCredit Bank AG and Commerzbank Aktiengesellschaft will arrange, manage the syndication of and underwrite a EUR 2,250,000,000 term credit facility, a EUR 500,000,000 (or the equivalent in U.S. dollars) revolving credit facility, a $800,000,000 term credit facility and a $858,500,000 backstop credit facility. Knauf has delivered to the Company a copy of the executed debt commitment letter, including all exhibits, schedules or amendments (if any) thereto.

Knauf has represented in the merger agreement that it will have sufficient funds available to it, through the aggregate proceeds from the foregoing credit facilities, together with the other available capital resources of Knauf and its subsidiaries, necessary to complete the merger and the other transactions contemplated by the merger agreement. The Company has agreed to use its reasonable best efforts to provide cooperation as may be reasonably requested by Knauf to assist Knauf in arranging, obtaining and syndicating debt financing at or prior to the effective time of the merger.

Material U.S. Federal Income Tax Consequences of the Merger and the Conditional Special Dividend (page 72)

If you are a U.S. holder (as defined in the section entitled “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Conditional Special Dividend”), (i) the receipt of the conditional special dividend will be taxable as a dividend to you to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes, and, to the extent that the conditional special dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of your common stock and (ii) the receipt of the closing consideration in exchange for shares of our common stock pursuant to the merger will generally be a taxable transaction to you in which you will recognize capital gain or loss in an amount equal to the difference, if any, between the amount of cash received and your adjusted tax basis in such shares. If you are a non-U.S. holder (as defined below under “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Special Dividend”), you generally will not be subject to U.S. federal income tax with respect to the receipt of the conditional special dividend or the exchange of our common stock for the closing consideration in the merger unless you have certain connections with the United States, except that the amount of the conditional special dividend that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. You should consult your own tax advisor regarding the particular tax consequences to you of the exchange of shares of our common stock for the closing consideration pursuant to the merger and the receipt of the conditional special dividend pursuant to the merger agreement in light of your particular circumstances (including the application and effect of any state, local or foreign income and other tax laws).

Regulatory Approvals (page 75)

HSR Clearance. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and related rules, certain transactions, including the merger, may not be completed until notifications have been submitted to the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) and the United States Federal Trade Commission (the “FTC”) and the applicable statutory waiting period has expired or been terminated. The Company and Knauf received notice that their request for early termination of the HSR waiting period was granted on July 11, 2018. HSR clearance for the merger is effective as of receipt of that notice.

Other Clearances. Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including notification, clearance and/or approval in certain foreign jurisdictions, including Australia, China, Mexico, New Zealand, Singapore and Vietnam.

Commitments to Obtain Approvals. Knauf is required to take all actions necessary to obtain antitrust approvals, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Knauf and its respective subsidiaries and affiliates and (ii) otherwise taking or committing to take actions that, after the effective time of the merger, would limit Knauf’s or its subsidiaries’ or affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Knauf and its respective subsidiaries or affiliates.

Regulatory authorities may impose conditions on the completion of the merger. While Knauf is required in accordance with the merger agreement to take all actions necessary to procure approvals from regulatory authorities, there can be no assurance that the merger will be completed in the expected timeframe if regulatory authorities impose such conditions.

Litigation Relating to the Merger (Page 76)

On August 13, 2018, putative class action lawsuits, Anderson v. USG Corporation, et. al., Case No. 2018-0602, and Fitzgerald v. USG Corporation, et. al., Case No. 2018-0603, were filed against the Company, its directors, Knauf, C&G Verwaltungs GmbH (an indirect subsidiary of Knauf), Merger Sub, and Berkshire in the Court of Chancery of the State of Delaware. The Company believes the claims in each complaint are without merit. Additional lawsuits arising out of or relating to the merger may be filed in the future. See the section entitled “Proposal 1: The Merger—Litigation Relating to the Merger.”

Appraisal Rights (page 105)

Under Section 262 of the DGCL, Company stockholders who do not vote “FOR” adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares of our common stock in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. Any appraisal amount determined by the Delaware Court of Chancery could be more than, the same as, or less than the value of the closing consideration. Any Company stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to the Company before the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy voting “FOR” adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to seek the advice of your own legal counsel. The discussion of appraisal rights contained in this proxy statement is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D. To the extent there are any inconsistencies between the discussion of appraisal rights contained in this proxy statement and Section 262 of the DGCL, Section 262 of the DGCL will govern.

Delisting and Deregistration of Company Common Stock (page 77)

If the merger is completed, our common stock will be delisted from the New York Stock Exchange (the “NYSE”) and the Chicago Stock Exchange (the “CHX”) and deregistered under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Acquisition Proposals; Change in Board Recommendation (page 87)

The merger agreement provides that from the date of the merger agreement until the effective time of the merger, we are not permitted to directly or indirectly initiate, solicit, or knowingly encourage or encourage the making of (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, an acquisition proposal or engage in or otherwise participate in any discussions or negotiations regarding any such proposal. Nevertheless, under certain circumstances before obtaining stockholder approval of the adoption of the merger agreement, if we receive an unsolicited bona fide written acquisition proposal that did not result from the breach of the merger agreement that the Board determines in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that the proposal is or would reasonably be expected to lead to a superior proposal, we may furnish non-public information and engage in negotiations regarding an acquisition proposal, subject to specified conditions in the merger agreement. For further information, see the section entitled “The Merger Agreement—Acquisition Proposals” and Annex A.

The Board unanimously recommends that you vote “FOR” adoption of the merger agreement. The merger agreement permits the Board to effect a “change in recommendation” under certain specified circumstances, but only prior to obtaining stockholder approval of the adoption of the merger agreement. For further information, see the section entitled “The Merger Agreement—Acquisition Proposals” and Annex A.

Termination (page 94)

The merger agreement may be terminated by the mutual written consent of the Company and Knauf, or by either the Company or Knauf under certain, specified circumstances. For further information, see the section entitled “The Merger Agreement—Termination” and Annex A.

Company Termination Fee (page 95)

Under certain, specified circumstances, the Company may be required to pay Knauf a termination fee in an amount equal to $215 million (the “termination fee”). For further information, see the section entitled “The Merger Agreement—Company Termination Fee” and Annex A.

Voting by Knauf (page 27)

Pursuant to the merger agreement, Knauf has agreed to vote, or cause any of its applicable subsidiaries to vote, in person or by proxy, all shares of our common stock held by Knauf, directly or indirectly, as of the record date of the special meeting “FOR” adoption of the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation, and, as requested by the Company, any other action in furtherance thereof to be voted on by the holders of our common stock at the special meeting. As provided in its Schedule 13D filed on June 11, 2018, Knauf owns 14,757,258 shares of our common stock, which represents approximately 10.6% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

The Voting Agreement (page 98)

Concurrently with the execution of the merger agreement, Berkshire Hathaway Inc. (“Berkshire Hathaway”), on behalf of itself and certain of its direct and indirect subsidiaries that own shares of our common stock (collectively, “Berkshire”), entered into a voting agreement, dated June 10, 2018 (the “voting agreement”), with Knauf and Merger Sub with respect to the shares of our common stock beneficially owned by Berkshire on the date of the voting agreement (collectively, the “subject shares”). Under the voting agreement, Berkshire agreed, among other things and on the terms set forth therein, to vote (or cause to be voted) the subject shares then beneficially owned by Berkshire, directly or indirectly, “FOR” adoption of the merger agreement, approval of the merger and the consummation of all of the transactions contemplated thereby and against any competing acquisition proposals relating to the Company. As provided in its Schedule 13D filed on June 11, 2018, Berkshire owns 43,387,980 shares of our common stock, which represents approximately 31.1% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers address briefly some questions you may have regarding the special meeting and the proposals to be voted on at the special meeting. These questions and answers may not address all of the questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference into this proxy statement without charge by following the instructions in the section entitled “Where You Can Find Additional Information.”

Q:	Why am I receiving this proxy statement?

A:

On June 10, 2018, we entered into the merger agreement with Knauf and Merger Sub, pursuant to which the Company will become an indirect, wholly-owned subsidiary of Knauf and will no longer be an independent, publicly-traded corporation. If the merger agreement is adopted and the merger is completed, at the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders) automatically will be converted into the right to receive the closing consideration. In addition to the closing consideration, as contemplated in the merger agreement, the Company declared a conditional special dividend payable to holders of our common stock as of the record date of the special meeting (subject to due bill trading as further described in this proxy statement). Payment of the conditional special dividend is conditioned on stockholder approval of the adoption of the merger agreement and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting. The payment of the conditional special dividend is not conditioned on completion of the merger and, if stockholder approval of the adoption of the merger agreement is obtained, will be paid regardless of whether the merger is completed.

You are receiving this proxy statement as a stockholder of the Company in connection with the solicitation of proxies by the Board in favor of the proposal to adopt the merger agreement and to approve the other related matters to be voted on at the special meeting described below under “—What matters will be voted on at the special meeting?” The merger cannot be completed unless the merger agreement is adopted by holders of at least 80 percent of the outstanding shares of our common stock entitled to vote at the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting will be held at USG Corporate Headquarters, 550 West Adams Street, Chicago, Illinois 60661-3676, on September 26, 2018 at 9:00 a.m., Chicago time.

Q:	Who is entitled to vote at the special meeting?

A:

All record holders of our common stock at the close of business on the record date of August 21, 2018 (the “record date”) are entitled to vote their shares of our common stock at the special meeting. On the record date, there were 139,748,196 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals presented at the special meeting. The shares of our common stock are our only securities entitled to vote at the special meeting.

Q:	What matters will be voted on at the special meeting?

A:	At the special meeting, you will be asked to consider and vote on the following proposals:

•	adoption of the merger agreement;

•	approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation; and

•	approval of the adjournment proposal.

Q:	How do I attend the special meeting?

A:

If you plan to attend the special meeting, you must hold at least one share of our common stock as of the close of business on the record date and provide proof of such ownership. A form of photo identification will be required for admission to the special meeting as well as one of the following proofs of stock ownership:

•

If your shares of our common stock are registered in your name and you received your proxy materials by mail: Please mark the space on your proxy card if you plan to attend the special meeting. An admission ticket is attached to your proxy card.

•

If your shares of our common stock are registered in your name and you received or accessed your proxy materials electronically over the Internet: Click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the special meeting.

•

If you hold shares of our common stock through a broker, bank or other nominee (“street name”): You will be required to present a statement from that nominee reflecting your ownership of shares of our common stock as of the close of business on the record date or the non-voting portion of the voting instruction form you received.

For safety and security reasons, we will not allow anyone to bring large bags, briefcases or packages into the meeting room, or to record or photograph the meeting.

Q:	How many shares are needed to constitute a quorum?

A:

A quorum is necessary to transact business at the special meeting. The presence at the special meeting, in person or represented by proxy, of the holders of a majority of shares of our common stock issued and outstanding and entitled to vote at the special meeting will establish a quorum. If a quorum is not established at the special meeting, the special meeting may be adjourned or postponed from time to time (subject to the terms of the merger agreement) until a quorum is established.

If you sign and submit your proxy card or voting instruction form but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares of our common stock will be counted for the purpose of determining whether a quorum is established at the special meeting.

If your shares of our common stock are held in street name by your broker, bank or other nominee and you do not instruct that nominee how to vote your shares of our common stock, your broker, bank or other nominee will not vote on your behalf with respect to any of the proposals, and your shares of our common stock will not be counted for purposes of determining whether a quorum is established.

Q:	What are my choices when voting?

A:

You may cast your vote “FOR” or “AGAINST,” or you may “ABSTAIN” from voting your shares of our common stock on, each proposal. Abstentions and broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement. Abstentions and broker non-votes will have no effect on the other proposals to be considered at the special meeting.

Q:	How do I vote?

A:	We have both stockholders of record, or registered stockholders, and street name stockholders. If your shares of our common stock are registered in your name with Computershare Trust Company N.A., our transfer agent, you are a stockholder of record or registered stockholder. You are a stockholder of record, for example, if you hold a certificate for your shares of our common stock. If your shares of our common stock are held in the name of a broker, bank or other nominee, you are a street name stockholder.

Whether you hold shares of our common stock directly as a stockholder of record or as a street name stockholder (subject to specific instructions from your nominee as detailed below), you may direct how your shares of our common stock are voted by proxy without attending the special meeting. There are three ways to vote by proxy:

•	By telephone – You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card or voting instruction form you received;

•	By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or voting instruction form you received; or

•	By mail – If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card or voting instruction form.

If your shares of our common stock are held by a broker, bank or other nominee on your behalf in street name, that nominee will send you instructions as to how to provide voting instructions for your shares of our common stock. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form. If you are a street name stockholder and you wish to vote your shares of our common stock in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares of our common stock at the meeting.

Unless you hold your shares of our common stock through the Investment Plan (as discussed below), you may vote via the Internet or by phone until 11:59 p.m. Eastern time, on September 25, 2018, or our Company’s agent must receive your paper proxy card on or before September 25, 2018.

For further information about how you may vote if you hold your shares of our common stock through the Investment Plan, see the information described below under “—If I hold shares through the USG Corporation Investment Plan, how do I vote?”

Q:	What does it mean to vote by proxy?

A:

A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the special meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” To vote by proxy means that you give someone else the right to vote your shares of our common stock in accordance with your instructions. We are asking you to give your proxy to our Chief Executive Officer and our Corporate Secretary. In this way, you ensure that your vote will be counted even if you are unable to attend the special meeting.

If you sign and submit your proxy card or voting instruction form without giving specific instructions on how to vote your shares of our common stock, in accordance with the recommendation of the Board, either our Chief Executive Officer or our Corporate Secretary will vote your shares of our common stock in the following manner:

•	“FOR” adoption of the merger agreement;

•	“FOR” approval, on a non-binding advisory basis, of the transaction-related named executive officer compensation; and

•	“FOR” the adjournment proposal.

For a discussion of the factors the Board considered in determining to recommend “FOR” adoption of the merger agreement, please see the section entitled “Proposal 1: The Merger—Recommendations of the Board

and Reasons for the Merger.” In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of our stockholders generally. For a discussion of these interests, please see the section entitled “Proposal 1: The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Q:	What if I submit a proxy and later change my mind?

A:

If you have given your proxy and wish to revoke it and change your vote, you may do so by (i) giving written notice to our Corporate Secretary which must be received by us on or before September 25, 2018, (ii) voting in person at the special meeting, (iii) granting a subsequent proxy over the Internet or by telephone (you may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern time, on September 25, 2018) or (iv) if you received your proxy materials by mail, submitting another signed proxy card with a date later than your previously delivered proxy. Simply attending the special meeting will not, by itself, revoke your proxy; only your latest dated, valid proxy received not later than September 25, 2018 will be counted. If your shares of our common stock are held in the name of a broker, bank or other nominee, you must follow instructions received from that nominee with this proxy statement in order to revoke your vote or to vote in person at the special meeting.

Q:	If I hold shares through the USG Corporation Investment Plan, how do I vote?

A:

Fidelity Management Trust Company, as trustee (the “Trustee”) of the USG Corporation Investment Plan (the “Investment Plan”), held 265,481 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares of our common stock held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares of our common stock allocated to their accounts under the Investment Plan are to be voted.

The Investment Plan also provides that unallocated shares of our common stock and shares of our common stock for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares of our common stock for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares of our common stock allocated to their own accounts, but also over a portion of the undirected shares of our common stock. By submitting voting instructions over the Internet, by telephone or by signing and returning the proxy card accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares of our common stock allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the special meeting. Investment Plan participants may revoke previously submitted voting instructions by phone, Internet or filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

If you hold your shares of our common stock through the Investment Plan and you are also a stockholder of record, your proxy card will allow you to designate the manner in which you want both the shares of our common stock registered in your name and the shares of our common stock in the Investment Plan voted at the special meeting. If you hold your shares of our common stock through the Investment Plan, but you do not hold any shares of our common stock as a stockholder of record, you will be able to designate the manner in which you want those shares of our common stock voted at the special meeting by voting as described above.

If you own any of your shares of our common stock through the Investment Plan, you may vote via the Internet or by phone until 11:59 p.m., Eastern time, on September 23, 2018, or our Company’s agent must receive your paper proxy card on or before September 23, 2018.

Q:	What vote is required to adopt the merger agreement, and what happens if I abstain?

A:

Adoption of the merger agreement requires the affirmative vote of holders of at least 80 percent of the outstanding shares of our common stock entitled to vote at the special meeting (the “stockholder approval”). A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” adoption of the merger agreement. If your shares of our common stock are held in street name by your broker, bank or other nominee and you do not instruct that nominee how to vote your shares of our common stock, the failure to instruct that nominee will have the same effect as a vote “AGAINST” adoption of the merger agreement.

Q:	What vote is required to approve the other proposals to be considered at the special meeting, and what happens if I abstain?

•

Approval, on a Non-Binding, Advisory Basis, of Transaction-Related Named Executive Officer Compensation: The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote and which are actually so voted at the special meeting is required to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation. Neither abstentions nor broker non-votes will have any effect on this proposal.

•

Adjournment Proposal: The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote and which are actually so voted at the special meeting is required to approve the adjournment proposal. Neither abstentions nor broker non-votes will have any effect on this proposal.

Q:	Why am I being asked to consider and vote on the transaction-related named executive officer compensation?

A:

Under the U.S. Securities and Exchange Commission (the “SEC”) rules, we are required to seek a non-binding, advisory vote with respect to the compensation and benefits that will or may be paid or become payable to our named executive officers as a consequence of the merger.

Q:	What will happen if stockholders do not approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation?

A:

Approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation is not a condition to completion of the merger. The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the transaction-related named executive officer compensation and vote not to adopt the merger agreement and vice versa. Because the vote on this proposal is advisory in nature only, it will not be binding on either the Company or Knauf. Accordingly, if stockholder approval of the adoption of the merger agreement is obtained and the merger is completed, the transaction-related named executive officer compensation will be paid, may be paid or become payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

Q:	How are broker non-votes and abstentions treated?

A:

Broker non-votes occur when brokers, banks or other nominees, holding shares of our common stock on behalf of street name stockholders do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under the rules of the NYSE. Those rules do not allow nominees to vote in their discretion on non-routine matters, such as the merger agreement and the other proposals presented in this proxy statement.

As they represent shares of our common stock issued and outstanding but will not be affirmatively voted to adopt the merger agreement, broker non-votes and abstentions will effectively count as votes “AGAINST” adoption of the merger agreement. As they are not votes actually cast on a given proposal, broker non-votes and abstentions will not affect the outcome of the vote to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation or the vote to approve the adjournment proposal.

Q:	How does the Board recommend I vote?

A:	The Board unanimously recommends you vote:

•	“FOR” adoption of the merger agreement;

•	“FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation; and

•	“FOR” the adjournment proposal.

For a discussion of the factors that the Board considered in determining to recommend “FOR” adoption of the merger agreement, please see the section entitled “Proposal 1: The Merger—Recommendations of the Board and Reasons for the Merger.” In addition, in considering the recommendation of the Board with respect to the merger agreement, you should be aware that some of our directors and executive officers have interests that may be different from, or in addition to, the interests of Company stockholders generally. For a discussion of these interests, please see the section entitled “Proposal 1: The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Q:	How do the Company’s directors and officers intend to vote?

A:

As of the record date, the directors and executive officers of the Company were entitled to vote, in the aggregate, 424,467 shares of our common stock, representing approximately 0.3 percent of the outstanding voting power of our common stock. We currently expect that our directors and executive officers will vote their shares of our common stock “FOR” adoption of the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Q:	Are any Company stockholders already committed to vote “FOR” any of the proposals to be considered and voted on at the special meeting?

A:

Yes. Pursuant to the merger agreement, Knauf has agreed to vote, or cause any of its applicable subsidiaries to vote, in person or by proxy, all shares of our common stock held of record by Knauf, directly or indirectly, “FOR” adoption of the merger agreement and approval of the transaction-related named executive officer compensation, and, as requested by the Company, any other action in furtherance thereof. As provided in its Schedule 13D filed on June 11, 2018, Knauf owns 14,757,258 shares of our common stock, which represents approximately 10.6% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

Concurrently with the execution of the merger agreement, Knauf and Merger Sub entered into the voting agreement with Berkshire with respect to the subject shares. Under the voting agreement, Berkshire agreed, among other things and on the terms set forth therein, to vote (or cause to be voted) the subject shares then beneficially owned by Berkshire, directly or indirectly, “FOR” adoption of the merger agreement, approval of the merger and the consummation of all of the transactions contemplated thereby and against any competing acquisition proposals relating to the Company. As provided in its Schedule 13D filed on June 11, 2018, Berkshire owns 43,387,980 shares of our common stock, which represents approximately 31.1% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

The voting agreement will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) the date on which the merger agreement is terminated in accordance with its terms, (iii) five business days after delivery of written notice of termination by Berkshire to Knauf if after the date of the voting agreement any acquisition proposal relating to the Company has been publicly announced or otherwise becomes publicly known, (iv) the date of any material modification, amendment or waiver of or to the merger agreement as in effect as of the date of the voting agreement, which Berkshire believes has an adverse effect on the consideration payable to stockholders of the Company upon completion of the merger, (v) September 1, 2019 and (vi) the mutual written agreement of Knauf and Berkshire to terminate the voting agreement.

Q:	What will holders of Company common stock receive if stockholders adopt the merger agreement at the special meeting?

A:

The Company declared the conditional special dividend, a cash dividend of $0.50 per share of our common stock, payable to holders of our common stock as of the record date of the special meeting. The conditional special dividend is conditioned on stockholder approval of the adoption of the merger agreement and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting. The payment of the conditional special dividend is not conditioned on completion of the merger and, if stockholder approval of the adoption of the merger agreement is obtained, will be paid regardless of whether the merger is completed. Pursuant to the terms of the Investment Plan, the conditional special dividend due to holders of our common stock through the Investment Plan will be used to purchase additional shares of our common stock.

Due to the contingent nature of the conditional special dividend, the NYSE rules require our common stock to trade with “due bills,” representing an assignment of the right to receive the conditional special dividend, beginning on August 20, 2018 (one business day prior to the record date) through the date the conditional special dividend is paid (the “conditional special dividend payment date”) or the date it is determined that the conditional special dividend will not be paid because stockholder approval of the adoption of the merger agreement was not obtained (such period of time, the “due bill period”). Our common stock will not trade ex-dividend until the first business day after the conditional special dividend payment date (the “ex-dividend date”). This means that purchasers of our common stock during the due bill period that hold such shares of common stock on the conditional special dividend payment date are entitled to receive the conditional special dividend in the event stockholder approval of the adoption of the merger agreement is obtained. Stockholders that sell our common stock during the due bill period are not entitled to receive the conditional special dividend in the event stockholder approval of the adoption of the merger agreement is obtained. Investors who enter into trades to purchase our common stock on or after the ex-dividend date will not receive the conditional special dividend. The conditional special dividend is conditioned on the merger agreement being adopted by our stockholders at the special meeting and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting.

Due bills obligate sellers who were stockholders of record on the record date to deliver the conditional special dividend, if paid, to the subsequent buyer. Accordingly, holders of our common stock on the record date must hold our common stock through the conditional special dividend payment date to be entitled to receive the conditional special dividend. The due bill obligations are settled customarily between the brokers representing the buyers and sellers of our common stock. The Company has no obligations for either the amount of the due bill or the processing of the due bill. Buyers and sellers of our common stock during the due bill period should consult their broker before trading in our common stock to be sure they understand the effect of the NYSE’s due-bill procedures.

Q:	What will holders of Company common stock receive if the merger is completed?

A:

If the merger agreement is adopted and the merger is completed, at the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger

(other than shares of our common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders) automatically will be converted into the right to receive the closing consideration of $43.50 in cash, without interest and subject to tax withholding as applicable. You will not receive any shares of the capital stock in the surviving corporation.

Q:	How does the total consideration compare to the market price of our common stock prior to the public announcement of Knauf’s offer to acquire the Company?

A:

The total consideration of $44.00 per share of our common stock, consisting of both the closing consideration and the conditional special dividend, represents a premium of approximately 31% to the unaffected closing price of common stock of $33.51 and a 36% premium to the $32.36 average closing price of common stock for the preceding 12-month period, both as of March 23, 2018, the business day immediately prior to the public announcement of Knauf’s proposal to acquire the Company.

Q:	What will holders of Company equity awards receive if stockholders adopt the merger agreement at the special meeting?

A:

If the stockholders adopt the merger agreement at the special meeting, each holder of any Company RSU Awards and any Company DSU Awards, outstanding as of the record date of the special meeting, that provide for dividend equivalents, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares underlying such Company RSU Award or Company DSU Award in accordance with the terms of such award.

Q:	What will holders of Company equity awards receive if the merger is completed?

A:

Vesting and payment of outstanding Company stock options, Company RSU Awards, Company MSU Awards and Company Performance Share Awards will be accelerated upon completion of the merger. Holders of such awards will receive an amount in cash equal to the product of the number of shares of our common stock earned or subject to such award, multiplied by the closing consideration (less, for Company stock options, the exercise price) as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger.

Any Company DSU Awards held in notional accounts by non-employee directors will be converted into a right to receive a cash payment equal to the product of (i) the number of shares of our common stock deemed to be held in the notional account immediately before the effective time of the merger, multiplied by (ii) the closing consideration, at the earliest time permitted under the applicable award agreement and Section 409A of the Code following termination of the director’s service with the Company.

The Company will grant a Dividend Make-Whole Amount to each holder of Incentive Equity Awards that are not entitled to receive the conditional special dividend as a dividend equivalent, in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to completion of the merger, in each case as determined by the Company.

Q:	What will happen to the Company’s employee benefit plans and compensation arrangements and agreements following completion of the merger?

A:

Following the effective time of the merger, Knauf or the surviving corporation will honor, in accordance with their terms, all of our employee benefit plans and compensation arrangements and agreements. In particular, the merger agreement provides that Knauf will provide or cause to be provided to each of our employees who continues to be employed by the surviving corporation after the effective time of the merger (“Continuing USG Employees”) compensation and benefits during the period from the effective time of the merger until December 31 of the calendar year following the calendar year in which the effective time of the merger occurs, on the following terms:

•	Base Compensation. An annual base salary or wage rate that is no less than those provided to such Continuing USG Employees immediately prior to the effective time of the merger;

•

Annual Incentives. Target and maximum short-term annual incentive compensation opportunities that are no less than those provided to such Continuing USG Employees immediately prior to the effective time of the merger;

•

Long-Term Incentives. Target and maximum long-term cash incentive compensation opportunities that are no less than the target and maximum cash value assumptions that were used when granting target equity-based incentive compensation opportunities to such Continuing USG Employees prior to the effective time of the merger;

•	Retirement Benefits. To the extent not duplicative, retirement benefits and accruals under the applicable Company benefit plans in accordance with the Company’s past practices;

•

Severance Benefits. Severance benefits upon a qualifying termination at least equal to the severance benefits that would have been provided to each such Continuing USG Employee in the event of such a qualifying termination under the applicable Company benefit plans, without amendment, as currently in effect on June 10, 2018 or as required by applicable law; and

•

Employee Benefits. To the extent not otherwise duplicative with employee benefits otherwise described above, employee benefits that are at least as favorable in the aggregate as the employee benefits provided to such Continuing USG Employees immediately prior to the effective time of the merger under the applicable Company benefit plans.

In addition, Knauf, for purposes of any of its employee benefit plans in which Continuing USG Employees are eligible to participate following the completion of the merger, will recognize for purposes of eligibility, vesting and level of benefits each Continuing USG Employee’s years of service with the Company and its subsidiaries before the effective time of the merger, to the same extent as such employee was entitled, before the effective time of the merger, to credit for such service under any comparable Company benefit plan, unless (i) its application would result in a duplication of benefits, (ii) similarly situated employees of Knauf do not receive credit for such service, (iii) such Company benefit plans did not recognize such period of service or did not provide credit for prior service, or (iv) such Knauf benefit plan is a frozen or grandfathered plan. With respect to medical, dental or vision insurance benefits, for the plan year in which the Continuing USG Employees are first eligible to participate (i) any preexisting conditions or limitations and eligibility waiting periods will be waived with respect to the Continuing USG Employees and their eligible dependents to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Continuing USG Employee participated immediately prior to the merger, and (ii) the amount of eligible expenses incurred by each Continuing USG Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Company benefit plans immediately prior to the merger will be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding Knauf benefit plans.

Knauf’s obligations to provide such compensation and benefits to Continuing USG Employees who are covered by a collective bargaining agreement or based outside of the United States will be modified or adjusted as necessary to comply with the terms of such collective bargaining agreement or the laws of such countries in which such Continuing USG Employees are based.

Q:	Is the closing consideration expected to be taxable to me?

A:

Yes. The exchange of shares of our common stock for the closing consideration pursuant to the merger will generally be a taxable transaction to U.S. holders and certain non-U.S. holders for U.S. federal income tax purposes. A U.S. holder (or a non-U.S. holder that is subject to U.S. federal income tax on its gain from the merger) who exchanges shares of our common stock for the closing consideration in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received (determined before deduction of any applicable withholding taxes) with respect to such shares and the stockholder’s adjusted tax basis in such shares. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Conditional Special Dividend” for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of certain U.S. federal income tax consequences of the merger. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the merger on your U.S. federal, state and local and/or foreign taxes.

Q:	Is the conditional special dividend expected to be taxable to me?

A:

Yes. The conditional special dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. To the extent that the conditional special dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce a U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of the U.S. holder’s common stock. The amount of the conditional special dividend that is treated as a dividend for U.S. federal income tax purposes paid to a non-U.S. holder generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty. This may also be a taxable transaction under applicable state, local and/or foreign income or other tax laws. You should read “Proposal 1: The Merger—Material U.S. Federal Income Tax Consequences of the Merger and the Conditional Special Dividend” for the definition of “U.S. holder” and “non-U.S. holder” and a more detailed discussion of certain U.S. federal income tax consequences of the conditional special dividend. Because individual circumstances may differ, you should also consult your tax advisor for a complete analysis of the effect of the special dividend on your U.S. federal, state and local and/or foreign taxes.

Q:	When is the merger expected to be completed?

A:

As of the date of this proxy statement, we expect to complete the merger in early 2019. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described in this proxy statement and include stockholder approval of the adoption of the merger agreement and various regulatory clearances and approvals, and it is possible that the merger will not be completed until a later time, or at all. There may be a substantial amount of time between the special meeting and the completion of the merger. After stockholder approval of the adoption of the merger agreement is obtained, the Board will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal. We expect to complete the merger promptly following the receipt of all required approvals.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, our stockholders will not receive the closing consideration for their shares of our common stock in connection with the merger, the vesting and payment of outstanding Company stock options, Company RSU Awards, Company MSU Awards, Company Performance Share Awards and Company DSU Awards will not be accelerated, and the Dividend Make-Whole Amount will not be paid. Instead, we will remain a public company, and shares of our common stock will continue to be registered under the Exchange Act, as well as listed and traded on the NYSE and the CHX, and the Company stock options, Company RSU Awards, Company MSU Awards, Company Performance Share Awards and Company DSU Awards will continue in accordance with their terms.

Notwithstanding the fact that, if the merger agreement is not adopted by our stockholders, or if the merger is not completed for any other reason, we will remain a public company, the UBBP joint venture partner may still exercise its call option right that was triggered as a result of entering into the merger agreement.

However, regardless of whether the merger is completed, if the merger agreement is nevertheless adopted by our stockholders at the special meeting, (i) promptly following certification of the results of the special meeting, the Company will pay the conditional special dividend to all holders of record of common stock as of the record date for the special meeting (subject to due bill trading as further described in this proxy statement), and (ii) each holder of any Company RSU Awards and any Company DSU Awards, outstanding as of the record date of the special meeting, that provide for dividend equivalents, will receive a dividend equivalent on account of such conditional special dividend in accordance with the terms of such award. However, if the merger is not completed, even if stockholder approval of the adoption of the merger agreement is obtained, no holder of any outstanding stock options, Company MSU Awards or Company Performance Share Awards will receive any payment on account of such conditional special dividend.

In the event that either we or Knauf terminates the merger agreement, then, in certain specified circumstances, we may be required to pay Knauf a termination fee in an amount equal to $215 million. See the section entitled “The Merger Agreement—Company Termination Fee” for more information.

Q:	What if I receive more than one copy of the proxy materials?

A:

Receiving more than one copy of the proxy materials means your shares of our common stock are registered in two or more accounts. To vote all of your shares of our common stock by proxy, please complete, sign, date and return each proxy card and voting instruction form that you receive, or vote the shares of our common stock in each account to which those forms relate by Internet or telephone.

Q:	What happens if I sell my shares of common stock before completion of the merger?

A:

In order to receive the closing consideration, you must hold your shares of our common stock through completion of the merger. Consequently, if you transfer your shares of our common stock before completion of the merger, you will have transferred your right to receive the closing consideration in the merger. You will also lose the ability to exercise appraisal rights with respect to such shares in connection with the merger.

The record date for stockholders entitled to vote at the special meeting is earlier than the expected completion of the merger. If you transfer your shares of our common stock after the record date but before the special meeting date, you will, unless special arrangements have been made, have the right to vote at the special meeting; however, if you transfer your shares of our common stock during the due bill period, as to those shares, you will not receive either the conditional special dividend in the event stockholder approval of the adoption of the merger agreement is obtained or the closing consideration.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:

No. After the merger is completed, you will receive a letter of transmittal and related materials from the paying agent for the merger with detailed written instructions for exchanging your shares of our common stock evidenced by stock certificates for the closing consideration. If your shares of our common stock are held in street name by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your street name shares of our common stock in exchange for the closing consideration. Please do not return your stock certificates with your proxy.

Q:	What is householding?

A:

Unless you advised otherwise, if you hold your shares of our common stock in street name and other residents at your mailing address share the same last name and also hold shares of our common stock in an account at the same broker, bank or other nominee, that nominee delivered a single set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically.

If you would like to change your householding election, request that a single copy of this or future proxy materials be sent to your address, or request a separate copy of this or future proxy materials, you should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. We will promptly deliver the proxy materials to you upon receipt of your request. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered stockholder or hold shares of our common stock in the Investment Plan, we sent you and each registered Investment Plan holder at your address separate sets of proxy materials.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Solutions, Inc. will count the votes and serve as Inspector of Election. The Inspector of Election will be present at the special meeting.

Q:	Who pays the cost of this solicitation?

A:

We will pay the cost of this proxy solicitation. Upon request, we will reimburse brokers, dealers, banks and trustees, or their nominees, for reasonable expenses they incur in forwarding proxy material to street name holders. Solicitation will be made primarily through the use of the mail, but our officers, directors and employees may, without additional compensation, solicit proxies personally by telephone, facsimile, mail, the Internet or in person.

We have retained D.F. King & Co., Inc. (“D.F. King”) as proxy solicitation agent and information agent for the Company. We will pay the fees of D.F. King, which we expect to be approximately $250,000, plus reimbursement of out-of-pocket expenses and will indemnify D.F. King and all of its directors, officers, employees and agents against certain claims, expenses, losses, damages and/or liabilities.

We have retained Alliance Advisors, LLC to provide consulting services related to the special meeting for a fee of approximately $50,000 plus out-of-pocket expenses.

Q:	What rights do I have if I oppose the merger?

A:

Stockholders of record as of the record date are entitled to exercise appraisal rights under the DGCL only if they do not vote for adoption of the merger agreement and otherwise follow the procedures and satisfy the requirements specified in Section 262 of the DGCL. A copy of Section 262 of the DGCL is attached as Annex D to this proxy statement. See the section entitled “Appraisal Rights.”

Q:	Are there any other risks to me from the merger that I should consider?

A:	Yes. There are risks associated with all business combinations, including the merger. See the section entitled “Cautionary Statement Concerning Forward-Looking Statements.”

Q:	What do I need to do now?

A:

Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please submit your proxy promptly to ensure that your shares of our common stock are represented at the special meeting. If you hold your shares of our common stock in your own name as the stockholder of record, please submit a proxy for your shares of our common stock by (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, (ii) using the telephone number printed on your proxy card or (iii) using the Internet proxy instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner of shares of our common stock held in street name, please refer to the instructions provided by your broker, bank or other nominee to see which of the above choices are available to you.

Q:	Where can I find the voting results of the special meeting?

A:

We intend to announce final results in a Current Report on Form 8-K that will be filed with the SEC as soon as possible following the special meeting. All reports that we file with the SEC are publicly available when filed on the SEC’s website at www.sec.gov.

Q:	Where can I find more information about the Company?

A:	You can find more information about us from various sources described in the section entitled “Where You Can Find Additional Information.”

Q:	Who can help answer my other questions?

A:

If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares of our common stock or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King, which is acting as the proxy solicitation agent and information agent for the Company in connection with the merger, at the telephone numbers, email address or address below, or the Company at the telephone number or address listed below.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Bankers and Brokers Call: (212) 269-5550

All Others Call: (866) 745-0273

Email: usg@dfking.com

or

USG Corporation

Attn: Corporate Secretary

550 W. Adams Street

Chicago, IL 60661-3676

(312) 436-4000

If your broker, bank or other nominee holds your shares of our common stock, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

These materials contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions, including but not limited to, statements regarding the proposed transaction with Knauf, including expected timing, completion and effects of the proposed transaction. In some cases, forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. Actual business, market or other conditions may differ materially from management’s expectations and, accordingly, may affect our sales and profitability, liquidity and future value. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date, and we undertake no obligation to update any forward-looking statement. Among the risks, contingencies and uncertainties that could cause actual results to differ from those described in the forward-looking statements or could result in the failure of the proposed transaction to be completed are the following: the failure to obtain stockholder approval of the adoption of the merger agreement; the failure to obtain necessary regulatory or other governmental approvals for the proposed transaction, or if obtained, the possibility of being subjected to conditions that could result in a material delay in, or the abandonment of, the proposed transaction or otherwise have an adverse effect on the Company; continued availability of financing or alternatives for the financing provided in the debt commitment letter; the failure to satisfy required closing conditions; the potential impact on the UBBP joint venture in the event the proposed transaction is not completed, including the risk that, in connection with the execution of the merger agreement, Boral Limited has the right to exercise its option to acquire the Company’s ownership of the UBBP joint venture; the risk that the proposed transaction may not be completed in the expected timeframe, or at all; the effect of restrictions placed on the Company and its subsidiaries’ ability to operate their businesses under the merger agreement, including the Company’s ability to pursue alternatives to the proposed transaction; the risk of disruption resulting from the proposed transaction, including the diversion of the Company’s resources and management’s attention from ongoing business operations; the effect of the announcement of the proposed transaction on the Company’s ability to retain and hire key employees; the effect of the announcement of the proposed transaction on the Company’s business relationships, results of operations, financial condition, the market price of the Company’s common stock and businesses generally; the risk of negative reactions from investors, employees, suppliers and customers; the outcome of any legal proceedings that may be instituted against the Company related to the proposed transaction; the amount of the costs, fees, expenses and charges related to the proposed transaction; and the occurrence of any event giving rise to the right of a party to terminate the merger agreement. Information describing other risks and uncertainties affecting the Company that could cause actual results to differ materially from those in forward-looking statements may be found in our filings with the SEC, including, but not limited to, the “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017 and our Quarterly Report on Form 10-Q for the three months ended June 30, 2018.

THE COMPANIES

USG Corporation

We are an industry-leading manufacturer of building products and innovative solutions. Headquartered in Chicago, we serve construction markets around the world through our Gypsum, Performance Materials, Ceilings, and USG Boral divisions. Our wall, ceiling, flooring, sheathing and roofing products provide the solutions that enable customers to build the outstanding spaces where people live, work and play. Our UBBP joint venture is a leading plasterboard and ceilings producer across Asia, Australasia and the Middle East.

The Company’s principal executive offices are located at 550 West Adams Street, Chicago, Illinois 60661-3676 and its telephone number is (312) 436-4000.

A detailed description of the Company’s business is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, which is incorporated by reference into this proxy statement. See the section entitled “Where You Can Find Additional Information.”

Gebr. Knauf KG

Knauf is the ultimate parent company of the Knauf Group, which is headquartered in Iphofen, Germany. Knauf is a leading manufacturer of building materials operating more than 220 factories worldwide. In 2017, Knauf generated global revenues in excess of $8 billion and employed more than 27,000 people.

Knauf’s principal executive offices are located at Am Bahnhof 7, 97346 Iphofen, Federal Republic of Germany, and its telephone number is (49) 9329-31-1091.

World Cup Acquisition Corporation

Merger Sub is a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf that will function as the merger subsidiary in the merger. Merger Sub has not carried on any activities on or prior to the date of this proxy statement except for activities incidental to its formation and activities in connection with Knauf’s acquisition of the Company. Upon completion of the merger, Merger Sub will merge with and into the Company and will cease to exist.

Merger Sub’s principal executive offices are located at Am Bahnhof 7, 97346 Iphofen, Federal Republic of Germany, and its telephone number is (49) 9329-31-1091.

THE SPECIAL MEETING

We are furnishing this proxy statement to you as part of the solicitation of proxies by the Board for use at the special meeting. This proxy statement provides you with the information you need to know to be able to vote or instruct your vote to be cast at the special meeting.

Date, Time and Place of the Special Meeting

The special meeting will be held at 9:00 a.m., Chicago time, on September 26, 2018 at USG Corporate Headquarters, 550 West Adams Street, Chicago, Illinois 60661-3676.

For information regarding attending the special meeting, please see the section entitled “—Attendance; Voting; Proxies; Revocation—Attendance.”

Purposes of the Special Meeting

At the special meeting, you will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation; and

•	to approve the adjournment proposal.

Our stockholders must adopt the merger agreement for the merger to occur. If our stockholders fail to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached to this proxy statement as Annex A, and the material provisions of the merger agreement are described in the section entitled “The Merger Agreement.”

The non-binding, advisory vote on the transaction-related named executive officer compensation is a vote required by the rules of the SEC and is separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation and vote not to adopt the merger agreement and vice versa. Because the vote on the transaction-related named executive officer compensation is advisory in nature only, it will not be binding on either the Company or Knauf. Accordingly, if stockholder approval of the adoption of the merger agreement is obtained and the merger is completed, the transaction-related named executive officer compensation will be paid to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa. The Company does not anticipate calling a vote on the adjournment proposal if the merger agreement is first adopted by the requisite number of shares of our common stock at the special meeting.

We do not expect a vote to be taken on any other matters at the special meeting. If any other matters are properly presented at the special meeting for consideration, however, the holders of the proxies will have discretion to vote on these matters in accordance with their best judgment.

Record Date and Quorum

All record holders of our common stock at the close of business on the record date of August 21, 2018 are entitled to vote their shares of our common stock at the special meeting. On the record date, there were

139,748,196 shares of our common stock issued and outstanding and entitled to vote. Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals presented at the special meeting. The shares of our common stock are our only securities entitled to vote at the special meeting.

The presence at the special meeting, in person or represented by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote at the special meeting will establish a quorum. If a quorum is not established at the special meeting, the special meeting may be adjourned or postponed from time to time (subject to the terms of the merger agreement) until a quorum is established.

If you sign and submit your proxy card or voting instruction form but fail to provide voting instructions or abstain on any of the proposals listed on the proxy card, your shares of our common stock will be included in the calculation of the number of shares of our common stock considered to be present at the special meeting for the purpose of determining whether a quorum is established.

If your shares of our common stock are held by you as the holder of record and you do not return your proxy card or otherwise vote your shares of our common stock by telephone or internet, your shares of our common stock will not be considered present at the special meeting for the purpose of determining whether a quorum is established.

If your shares of our common stock are held in street name and you do not instruct the nominee how to vote your shares of our common stock, your shares of our common stock will not be considered present at the special meeting for the purpose of determining whether a quorum is established.

Required Vote

Each share of our common stock outstanding at the close of business on the record date is entitled to one vote on each of the proposals to be considered at the special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of at least 80 percent of the outstanding shares of our common stock entitled to vote at the special meeting. A failure to vote your shares of our common stock or an abstention from voting will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement. Approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation and approval of the adjournment proposal each require the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote on each such proposal and which are actually so voted at the special meeting. An abstention with respect to either proposal, or a failure to vote your shares of our common stock will have no effect on these proposals (assuming, in the case of a failure to vote, that a quorum is established).

Voting by the Company’s Directors and Executive Officers

At the close of business on the record date, our directors and executive officers were entitled to vote approximately 424,467 shares of our common stock, or approximately 0.3 percent of the shares of our common stock issued and outstanding on that date. We currently expect that our directors and executive officers will vote their shares of our common stock “FOR” adoption of the merger agreement and the other proposals to be considered at the special meeting, although they have no obligation to do so.

Voting by Knauf and Berkshire

Pursuant to the merger agreement, Knauf has agreed to vote, or cause any of its applicable subsidiaries to vote, in person or by proxy, all shares of our common stock held of record by Knauf, directly or indirectly, “FOR” adoption of the merger agreement and approval of the transaction-related named executive officer compensation, and any other action in furtherance thereof. As provided in its Schedule 13D filed on June 11,

2018, Knauf owns 14,757,258 shares of our common stock, which represents approximately 10.6% of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

Concurrently with the execution of the merger agreement, Knauf and Merger Sub entered into the voting agreement with Berkshire with respect to the subject shares. Under the voting agreement, Berkshire agreed, among other things and subject to the terms thereof, to vote (or cause to be voted) the subject shares then beneficially owned by Berkshire, directly or indirectly, “FOR” adoption of the merger agreement, approval of the merger and the consummation of all of the transactions contemplated thereby and against any competing acquisition proposals relating to the Company. As provided in its Schedule 13D filed on June 11, 2018, Berkshire owns 43,387,980 shares of our common stock, which represents approximately 31.1% of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

As such, pursuant to the merger agreement and the voting agreement, respectively, Knauf and Berkshire will vote their shares of our common stock “FOR” adoption of the merger agreement and the other proposals to be considered at the special meeting. See the sections entitled “The Merger Agreement” and “The Voting Agreement.”

Attendance; Voting; Proxies; Revocation

Attendance

If you plan to attend the meeting, you must hold at least one share of common stock as of the record date. A form of photo identification will be required for admission to the special meeting as well as one of the following proofs of stock ownership:

•

If your shares of our common stock are registered in your name and you received your proxy materials by mail: Please mark the space on your proxy card if you plan to attend the special meeting. An admission ticket is attached to your proxy card.

•

If your shares of our common stock are registered in your name and you accessed your proxy materials electronically over the Internet: Click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the special meeting.

•

If you hold shares of our common stock through a broker, bank or other nominee (i.e., in street name): You will be required to present a statement from that nominee reflecting your ownership of shares of our common stock as of the record date or the non-voting portion of the voting instruction form you received.

Voting in Person

Stockholders of record will be able to vote in person at the special meeting. If you are a street name stockholder and you wish to vote your shares of our common stock in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee giving you the right to vote your shares of our common stock at the special meeting. Attending the special meeting in person does not itself constitute a vote on any proposal.

Providing Voting Instructions by Proxy

To ensure that your shares of our common stock are voted at the special meeting, we recommend that you provide voting instructions promptly by proxy, even if you plan to attend the special meeting in person.

Stockholders of Record and Street Name Stockholders

We have both stockholders of record, or registered stockholders, and street name stockholders. If your shares of our common stock are registered in your name with Computershare Trust Company N.A., our transfer agent, you are a stockholder of record or registered stockholder. You are a stockholder of record, for example, if you hold a certificate for your shares of our common stock. If your shares of our common stock are held in the name of a broker, bank or other nominee, you are a street name stockholder.

Whether you hold shares of our common stock directly as a stockholder of record or as a street name stockholder (subject to specific instructions from your nominee as detailed below), you may direct how your shares of our common stock are voted by proxy without attending the special meeting. There are three ways to vote by proxy:

•	By telephone – You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card or voting instruction form you received.

•	By Internet – You can vote over the Internet at www.proxyvote.com by following the instructions on the proxy card or voting instruction form you received.

•

By mail – If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card or voting instruction form. If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted “FOR” adoption of the merger agreement, “FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation, and “FOR” the adjournment proposal. If you fail to return your proxy card and you are a holder of record on the record date, unless you attend the special meeting and vote in person, the effect will be that your shares of our common stock will not be considered present at the special meeting for purposes of determining whether a quorum is established at the special meeting, will have the same effect as a vote “AGAINST” adoption of the merger agreement and, assuming a quorum is established, will not affect the proposal to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation, or the adjournment proposal.

Participants in the USG Corporation Investment Plan (401(k) Plan)

The Trustee of the Investment Plan held 265,481 shares of our common stock on the record date. Only the Trustee, as of the record date, can vote the shares of our common stock held by the Investment Plan. However, the Investment Plan provides that Investment Plan participants are entitled to instruct the Trustee how the shares of our common stock allocated to their accounts under the Investment Plan are to be voted.

The Investment Plan also provides that unallocated shares of our common stock and shares of our common stock for which no instructions are received by the Trustee will be voted by the Trustee in the same proportion as those shares of our common stock for which instructions are received, unless otherwise required by law. Thus, Investment Plan participants will be exercising power and control as a named fiduciary of the Investment Plan not only over the shares of our common stock allocated to their own accounts, but also over a portion of the undirected shares of our common stock. By submitting voting instructions over the Internet, by telephone or by signing and returning the proxy voting form accompanying this proxy statement, an Investment Plan participant will be directing the Trustee to vote the shares of our common stock allocated to his or her account under the Investment Plan, in person or by proxy, as instructed, at the special meeting. Investment Plan participants may revoke previously submitted voting instructions by phone, Internet or filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

If you hold shares of our common stock through the Investment Plan and you are also a stockholder of record, your proxy card will allow you to designate the manner in which you want both the shares of our common stock registered in your name and the shares of our common stock in the Investment Plan voted at the special meeting. If you hold shares of our common stock through the Investment Plan, but you do not own any shares of our common stock as a stockholder of record, you will be able to designate the manner in which you want those shares of our common stock voted at the special meeting by voting as described above.

Shares of Our Common Stock Held in Street Name

If your shares of our common stock are held by a broker, bank or other nominee on your behalf in street name, your broker, bank or other nominee will send you instructions as to how to provide voting instructions for your shares of our common stock. Many brokerage firms and banks have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing voting instructions by a voting instruction form.

In accordance with the rules of the NYSE, brokers, banks and other nominees that hold shares of our common stock in street name for their customers do not have discretionary authority to vote the shares of our common stock with respect to adoption of the merger agreement or the other proposals presented in this proxy statement. Accordingly, if brokers, banks, trust companies or other nominees do not receive specific voting instructions from the beneficial owner of such shares of our common stock, they may not vote such shares of our common stock with respect to these proposals. Therefore, unless you attend the special meeting in person with a properly executed legal proxy from your broker, bank or other nominee, your failure to provide instructions to your broker, bank or other nominee will result in your shares of our common stock not being present at the meeting and not being voted on any of the proposals.

Revocation of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke and change it at any time before it is voted. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by (i) giving written notice to our Corporate Secretary which must be received by us on or before September 25, 2018, (ii) voting in person at the special meeting, (iii) granting a subsequent proxy over the Internet or by telephone (you may not change your vote over the Internet or by telephone after 11:59 p.m., Eastern time, on September 25, 2018) or (iv) if you received your proxy materials by mail, submitting another signed proxy card with a date later than your previously delivered proxy. Simply attending the meeting will not, by itself, revoke your proxy; only your latest dated, valid proxy received not later than September 25, 2018 will be counted.

Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the special meeting.

If you hold your shares of our common stock in street name through a broker, bank or other nominee, you will need to follow the instructions provided to you by your broker, bank or other nominee in order to revoke your proxy or submit new voting instructions. If you hold your shares of our common stock in street name, you may also revoke a prior proxy by voting in person at the special meeting if you obtain a proxy executed in your favor from your broker, bank or other nominee in order to be able to vote in person at the special meeting. Investment Plan participants may revoke previously submitted voting instructions by phone, Internet or filing with Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, the Investment Plan proxy tabulator, either a written notice of revocation or a properly completed and signed proxy card bearing a later date.

Abstentions

An abstention occurs when a stockholder attends a meeting, either in person or represented by proxy, but abstains from voting. Abstentions will be included in the calculation of the number of shares of our common stock present or represented at the special meeting for purposes of determining whether a quorum has been established.

Abstaining from voting will have the same effect as a vote “AGAINST” adoption of the merger agreement. The requisite number of shares of our common stock to approve the other proposals presented in this proxy statement is based on the total number of votes actually cast with respect to those proposals. If you abstain from voting, it will have no effect on the proposal to approve, on a non-binding, advisory basis, the transaction-related named executive officer compensation or the adjournment proposal.

Solicitation of Proxies

The Board is soliciting your proxy, and the Company will bear the cost of this solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding the proxy solicitation materials to beneficial owners of the common stock.

The Company has retained D.F. King, a proxy solicitation firm, to assist the Board in the solicitation of proxies for the special meeting, and we expect to pay D.F. King approximately $250,000, plus reimbursement of out-of-pocket expenses. Proxies may be solicited by mail, personal interview, e-mail, telephone or via the Internet by D.F. King or, without additional compensation, by certain of the Company’s directors, officers and employees.

We have retained Alliance Advisors, LLC to provide consulting services related to the special meeting for a fee of approximately $50,000 plus out-of-pocket expenses.

Other Information

You should not return your stock certificates or send documents representing your shares of our common stock with the proxy card. If the merger is completed, the paying agent for the merger will send you a letter of transmittal and related materials and instructions for exchanging your shares of our common stock for the closing consideration.

PROPOSAL 1: THE MERGER

The description of the merger in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. You are encouraged to read the merger agreement carefully and in its entirety.

Certain Effects of the Merger

Pursuant to the terms of the merger agreement, if the merger agreement is adopted by the Company’s stockholders and the other conditions to the completion of the merger are satisfied or waived, Merger Sub will be merged with and into the Company, with the Company surviving the merger as an indirect, wholly-owned subsidiary of Knauf.

The total consideration to be received by our stockholders in connection with the merger, consists of both the closing consideration and the conditional special dividend. Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of our common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of our common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders) automatically will be converted into the right to receive the closing consideration. In addition to the closing consideration, as contemplated in the merger agreement, the Company declared the conditional special dividend payable to holders of our common stock as of the record date of the special meeting (subject to due bill trading as further described in this proxy statement). Payment of the conditional special dividend is conditioned on obtaining stockholder approval of the adoption of the merger agreement and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting. The payment of the conditional special dividend is not conditioned on completion of the merger and, if stockholder approval of the adoption of the merger agreement is obtained, will be paid regardless of whether the merger is completed.

With respect to Incentive Equity Awards, because, by their terms, they are not entitled to receive dividend equivalents in respect of the conditional special dividend, the Company will grant Dividend Make-Whole Amount payments in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Awards remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with, or providing services to, the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards. For discussion of the impact of the merger, including the closing consideration and the conditional special dividend, on each outstanding Company stock option, Company RSU Award, Company MSU Award, Company Performance Share Award and Company DSU Award in the merger, see the section entitled “The Merger Agreement—Treatment of Company Equity Awards.”

Our common stock is currently registered under the Exchange Act and is listed on the NYSE and the CHX under the symbol “USG.” As a result of the merger, the Company will cease to be a publicly-traded company and will be indirectly, wholly-owned by Knauf. Following the completion of the merger, all shares of our common stock will be delisted from the NYSE and the CHX and deregistered under the Exchange Act, and the Company will no longer be required to file periodic reports with the SEC with respect to its common stock in accordance with applicable law, rules and regulations.

Background of the Merger

The Company’s senior management and the Board regularly review the Company’s performance, strategy, competitive position, opportunities and prospects in light of the current business and economic environments, as well as developments in the housing and construction industry and the opportunities and challenges facing participants in that industry. These reviews have included consideration by the Company’s senior management and the Board, and discussions with industry participants from time to time, of potential strategic alternatives, including acquisitions, joint ventures and business combinations or other strategic transactions, as well as remaining an independent publicly-traded company.

Knauf initially invested in the Company in October 2000 and has been a stockholder of the Company since that time. As provided in its Schedule 13D filed on June 11, 2018, Knauf owns 14,757,258 shares of our common stock, which represents approximately 10.6% of our common stock issued and outstanding based on 139,462,508 shares of Company common stock outstanding as of June 7, 2018 as represented in the merger agreement.

From time to time, representatives of Knauf have met with the Company’s senior management to discuss Knauf’s investment in the Company and opportunities for various transactions between the two companies. In 2001, Knauf and the Company formed a joint venture (the “Knauf joint venture”) to manufacture and distribute Aquapanel® brand concrete panels throughout Europe (excluding Turkey) and the countries of the former Soviet Union. In 2008, at the time the Company was exploring an equity offering, Knauf approached the Company about acquiring an additional equity interest in the Company with a path to acquiring a controlling interest in the Company and possibly eventually acquiring full ownership of the Company. Knauf ultimately declined to participate in the equity offering. In 2012, Knauf acquired the Company’s ceilings and surfaces business in Europe for approximately $80 million in cash. Knauf acquired the Company’s 50% interest in the Knauf joint venture in December 2015 for a total purchase price of approximately EUR48 million in cash. Knauf also explored from time to time the possibility of closer commercial cooperation between Knauf and the Company, although these discussions did not lead to additional commercial transactions or agreements.

At a meeting on January 25, 2017 between Alexander Knauf and Manfred Grundke, the general partners of Knauf, acting as representatives of Knauf, and Jennifer F. Scanlon, the Company’s President and Chief Executive Officer, and Matthew F. Hilzinger, the Company’s Executive Vice President and Chief Financial Officer, acting as representatives of the Company, Mr. Knauf and Mr. Grundke indicated that Knauf was interested in looking for ways to partner with the Company, including with respect to Knauf’s North American fiberglass insulation business.

On February 8, 2017, the Board held a previously scheduled in-person meeting during which Ms. Scanlon updated the Board on the January 25, 2017 meeting with Mr. Knauf and Mr. Grundke and noted that Knauf may be considering entering the U.S. wallboard market following their acquisition of a wallboard plant in Mexico.

On February 9, 2017, the Company confirmed to Knauf that the Board had been informed of Knauf’s interest in continuing to look to ways to partner, but that the Company would not be in a position to respond until it had completed its pending strategic business review process that was expected to be completed mid-year 2017.

On September 19, 2017, Ms. Scanlon and Mr. Hilzinger met with Mr. Knauf and Mr. Grundke during a visit to the United States. At the meeting, the Company informed Knauf that, based on the results of its strategic business review, the Company did not see strategic value in combining with an insulation business in North America. Mr. Knauf expressed disappointment that the Company did not see any synergy value in partnering with an insulation business, but did not make any alternative proposals.

On November 29, 2017, at the request of Knauf, Mr. Knauf, Mr. Grundke and Jörg Schanow, Knauf’s general counsel, met in Chicago, Illinois with Ms. Scanlon, Mr. Hilzinger and Michelle M. Warner, Senior Vice President, General Counsel and Corporate Secretary of the Company. In requesting the meeting, Mr. Knauf stated that the purpose was to discuss an important stockholder issue. During the meeting, Knauf’s representatives stated Knauf’s intention to make a proposal to acquire the Company in an all-cash transaction. At the conclusion of this meeting, Knauf delivered an indicative and non-binding proposal, dated November 28, 2017, to the Company providing for the acquisition of all of the outstanding shares of the Company not currently owned by Knauf at a cash purchase price of $40.10 per share.

On December 15, 2017, the Board held an in-person meeting, with members of the Company’s senior management team and representatives of Jones Day, the Company’s legal counsel, and Goldman Sachs and J.P. Morgan, the Company’s financial advisors, to evaluate the unsolicited non-binding proposal from Knauf. The Board received a presentation from representatives of Jones Day regarding, among other things, the Board’s fiduciary duties in the context of considering an unsolicited proposal, the Company’s corporate governance profile and defenses available in the event of a hostile tender offer by Knauf or others, and types of processes that could be conducted if the Board determined to commence a process regarding a potential sale of the Company in order to seek to obtain a value-maximizing proposal. Representatives of Goldman Sachs and J.P. Morgan provided an overview of certain timing and strategy considerations and an overview of the financial aspects of the unsolicited proposal from Knauf. Representatives of Goldman Sachs also confirmed that Goldman Sachs’ Investment Banking Division had not provided Knauf financial advisory or underwriting services in the past 2 years and that Goldman Sachs had concluded that, in its opinion, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with the Knauf situation. Representatives of J.P. Morgan also confirmed that J.P. Morgan’s Investment Banking Division had not provided Knauf financial advisory or underwriting services in the past 2 years and that J.P. Morgan had concluded that, in its opinion, nothing would limit its ability to fulfill its responsibilities as financial advisor to the Company in connection with the Knauf situation. The Company’s senior management presented the Board with an overview of the Company’s history with Knauf, and a discussion followed regarding the relationship of the Company with Knauf and the history of Knauf’s investment in the Company. An overview of the Knauf business, its financial position and its pending acquisition of the ceilings business of Armstrong World Industries, Inc. in Europe and Asia was also discussed. Representatives of Goldman Sachs and J.P. Morgan then discussed preliminary financial analyses. The Company’s senior management noted that the Company was experiencing positive momentum in the fourth quarter and expressed confidence in the Company’s long-range plan. Representatives of Goldman Sachs and J.P. Morgan also reviewed other potential buyers and the possibility of their interest and ability to execute a transaction.

During the meeting, the Board also discussed with the Company’s senior management and the Company’s advisors what factors Knauf might have considered in setting its offered per share price. The participants in the meeting also discussed factors that would likely impact transaction certainty and certain risks relating to our UBBP joint venture and the joint venture partner’s call option rights under the UBBP shareholders agreement (as defined below). The participants in the meeting also discussed considerations relating to Berkshire Hathaway’s direct or indirect ownership of approximately 30% of our common stock and the fact that Berkshire Hathaway practically was unable to exit at the market price given its large position. Representatives from Jones Day also explained to the Board that its fiduciary duties ran to all stockholders. Following careful consideration of the information presented to the Board, the Board unanimously determined that Knauf’s unsolicited proposal was inadequate and insufficient to warrant further discussion. No decision was reached as to what per share price would result in a willingness to engage with Knauf. In addition, the Board requested that the Company’s senior management reach out to Berkshire Hathaway for the limited purpose of eliciting information about Berkshire Hathaway’s interactions with Knauf and that the Board be updated on the outcome of that conversation prior to any formal response to Knauf. The Board also directed the Company’s senior management to engage a public relations firm to prepare for any necessary public communications in connection with the unsolicited proposal.

On December 19, 2017, Ms. Scanlon and Ms. Warner had a call with Warren Buffett, the Chairman of the Board of Berkshire Hathaway, during which Mr. Buffett acknowledged that the conversation would be subject to confidentiality obligations and stated that Berkshire Hathaway had communicated with representatives from Knauf’s financial advisors, Morgan Stanley, as recently as that morning. Mr. Buffett also stated that while he was supportive of an all cash offer, he felt that Knauf would and should increase its price beyond $40.10 per share. Mr. Buffett also noted that he had communicated to Knauf that he would not support a transaction that treated Berkshire Hathaway differently from other stockholders. Ms. Scanlon informed Mr. Buffett that the Board had taken Knauf’s proposal seriously and had engaged financial advisors and legal counsel. She also informed Mr. Buffett that the Board had determined that the per share price proposed by Knauf did not adequately reflect the Company’s intrinsic value. Mr. Buffett encouraged the Company’s senior management to engage in good faith negotiations with Knauf to increase the per share price of Knauf’s proposal. Ms. Scanlon stated that the Board would consider any bona fide offer that reflected the Company’s intrinsic value. Subsequent to the discussion with Mr. Buffett, Ms. Scanlon provided an update to the Board on December 19, 2017 and confirmed the content of the response to be sent to Knauf the following morning.

On December 20, 2017, the Company provided a written response to Knauf indicating that the Board, in consultation with its financial and legal advisors, had considered Knauf’s proposal and had determined that the per share purchase price was wholly inadequate given the Company’s intrinsic value and therefore it was not in the best interest of the Company’s stockholders.

Following receipt of the Company’s response, on December 22, 2017, Mr. Knauf and Mr. Grundke spoke by phone with Ms. Scanlon and Mr. Hilzinger. During this call, the Company confirmed that the offered price of $40.10 per share was insufficient to warrant substantive discussions or granting Knauf access to the Company’s non-public information, particularly in light of the fact that Knauf competes with the Company. Ms. Scanlon explained certain factors the Board considered in determining the Company’s intrinsic value, as well as how the Board viewed U.S. tax reform. Ms. Scanlon noted that Knauf could learn more about the Company’s strategy by attending the Investor Day scheduled for March 8, 2018. She also noted that Knauf would need to offer a higher value before the Company’s senior management would be authorized to share non-public information and that the Board would consider all bona fide proposals that reflected the Company’s intrinsic value.

On February 1, 2018, the Company issued a press release disclosing its fourth quarter and full year 2017 results, provided its outlook on market conditions and other factors for 2018, described its new reporting segment structure and announced an increase in its share repurchase program.

On February 8, 2018, Mr. Knauf contacted Steven F. Leer, the Company’s non-executive Chairman of the Board, noting that, as a major stockholder of the Company, Knauf was interested in establishing a relationship with the Chairman of the Board and suggesting a meeting in late February. Due to scheduling conflicts, the parties were not able to meet until March 12, 2018.

As previously announced on November 16, 2017, the Company held an inaugural “Investor Day” presentation on March 8, 2018, during which the Company, among other matters, disclosed certain financial projections through the end of the Company’s 2020 fiscal year. Representatives from Knauf and Morgan Stanley attended the presentation.

On March 12, 2018, Mr. Leer and Ms. Scanlon met with Mr. Knauf and Mr. Grundke in New York. Mr. Knauf and Mr. Grundke reiterated Knauf’s determination to pursue a transaction and indicated that a revised proposal would be forthcoming, and that, although Knauf preferred to keep discussions regarding their proposal friendly, Knauf would consider approaching the Company’s stockholders directly through a public acquisition proposal. Mr. Leer and Ms. Scanlon assured Mr. Knauf and Mr. Grundke that the Board would consider a revised proposal in good faith and consistent with the Board’s fiduciary duties to all stockholders.

On March 15, 2018, Knauf delivered a revised indicative and non-binding proposal to the Company providing for the acquisition of all of the outstanding shares of the Company not currently owned by Knauf at a cash purchase price of $42.00 per share.

On March 23, 2018, the Board held a previously scheduled in-person meeting, with members of the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan, to discuss the revised proposal submitted by Knauf. Jones Day reviewed with the Board the fiduciary duties of directors in the context of the revised proposal. Representatives of Goldman Sachs reviewed with the Board the key terms in the revised proposal from Knauf. Goldman Sachs also reviewed changes to certain financial analyses since December 2017, noting that since then there had been an increase in the Company’s 52-week high stock price, as well as an increase in the median and highest analyst target stock prices. The discussion then turned to a review by Goldman Sachs and J.P. Morgan of their preliminary financial analyses and certain inputs that had changed since December 2017 based on market changes and other factors, including the passage of U.S. tax reform. The discussion then turned to a review of other potentially interested parties and the potential for alternative proposals if the Board determined to engage in discussions with Knauf regarding a potential transaction. The Board, members of the Company’s senior management and the advisors also discussed certain possible transaction complexities that could arise relating to the Company’s UBBP joint venture, the fact that Berkshire Hathaway was positioned differently than the Company’s other stockholders and would need to take a substantial discount to market to exit its position in the Company’s stock in the absence of a sale of the Company, the supermajority vote required by the Company’s stockholders to approve a merger with Knauf and possible actions by Knauf or other stockholders to attempt to acquire the Company for less than its intrinsic value.

The Board then discussed with the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan the possible responses to Knauf’s revised proposal and methods to give Knauf additional direction that could cause Knauf to meaningfully improve its proposal to better reflect the Company’s intrinsic value, including the strategy of rejecting Knauf’s offer so that Knauf would further increase its proposal. The discussion then turned to challenges facing the Company that were highlighted in the fourth quarter 2017 earnings call and again at its Investor Day held on March 8, 2018. Following discussion in executive session and careful evaluation of the matters discussed during the Board meeting, the Board unanimously determined that Knauf’s revised proposal of $42.00 per share was wholly inadequate. The Board authorized Ms. Scanlon to send a written response to Knauf rejecting the current $42.00 proposal, while also providing additional information regarding the elements of the Company’s business plan that the Board believed supported a higher intrinsic value for the Company. The Board also authorized Ms. Scanlon to speak with Knauf’s senior management team and authorized a meeting among the Company’s financial advisors with Knauf’s financial advisors if a meeting would be useful to assist Knauf in meaningfully improving its proposal. The Board discussed a potential range of values but did not make a determination regarding what share price would warrant substantive discussions or granting Knauf access to the Company’s non-public information.

Before a formal written response had been finalized, Mr. Knauf called Ms. Scanlon on the evening of March 25, 2018 to inform her that Berkshire Hathaway was planning to file an amendment to its Schedule 13D prior to the market open on March 26, 2018 to disclose that Berkshire Hathaway on March 23, 2018 had offered Knauf an option to purchase all of the shares of the Company held by Berkshire Hathaway and its affiliates. Mr. Knauf noted that Knauf would also be filing an amendment to its Schedule 13D prior to market open to disclose the option arrangement proposed by Berkshire Hathaway as well as Knauf’s proposals to purchase all of the outstanding shares of the Company. Later that evening Berkshire Hathaway’s outside counsel provided a draft of Berkshire Hathaway’s Schedule 13D amendment to Jones Day.

Early on the morning of March 26, 2018, Knauf and Berkshire Hathaway and its affiliates filed amended Schedule 13Ds disclosing that, on March 23, 2018, at the request of Berkshire Hathaway, Mr. Knauf and Mr. Grundke, together with representatives of Morgan Stanley, held a telephonic discussion with Mr. Buffett and Todd Combs, Investment Officer of Berkshire Hathaway. During the call, Berkshire Hathaway proposed to grant Knauf an option to purchase all of the shares of our common stock held by Berkshire Hathaway and its affiliates. The option would be exercisable only in connection with the consummation of the purchase by Knauf of all of the outstanding shares of our common stock at a price of not less than $42.00 per share within six months. The option exercise price payable to Berkshire Hathaway would be the same price paid to the Company’s other stockholders by Knauf, less an option purchase price of $2.00 per share to be paid by

Knauf to Berkshire Hathaway upon the grant of the option. Knauf’s amended Schedule 13D disclosed that no agreement, written or otherwise, was entered into between Knauf and Berkshire Hathaway relating to this proposal. Knauf’s amended Schedule 13D also disclosed the initial proposal that Knauf delivered to the Company on November 29, 2017 and the revised proposal that Knauf delivered to the Company on March 15, 2018.

Also on March 26, 2018, the Company delivered a letter to Knauf indicating that the Board had, together with the Company’s legal and financial advisors, thoroughly analyzed Knauf’s most recent proposal and unanimously determined that $42.00 per share was wholly inadequate, as it substantially undervalued the Company and was not in the best interests of all of the Company’s stockholders. That same day, the Company issued a press release disclosing that it had received an unsolicited, non-binding proposal from Knauf to acquire the Company and that the Board had unanimously rejected Knauf’s proposal. The press release further disclosed that the Board carefully evaluated the proposal and determined that it substantially undervalued the Company and was not in the best interests of all of the Company’s stockholders.

On March 29, 2018, Ms. Scanlon spoke telephonically with Mr. Knauf. Ms. Scanlon suggested that Knauf’s financial advisors meet with the Company’s financial advisors to discuss the Company’s views regarding valuation to assist Knauf in evaluating an increase to its current offer price. During the discussion, Mr. Knauf reiterated that Knauf might be willing to increase its offer price if the Company provided additional information and that Knauf would be willing to enter into a confidentiality agreement with the Company. Mr. Knauf proposed another in-person meeting with Mr. Leer and Ms. Scanlon and possibly one financial advisor from each party for the Company to present its strategic plan. Ms. Scanlon again reiterated that the Board would engage around any bona fide proposal that reflects the Company’s intrinsic value, and offered to have a meeting between the respective financial advisors to discuss the Company’s views on value. Mr. Knauf and Ms. Scanlon ultimately agreed to a meeting between the parties’ respective financial advisors. Later that same day Ms. Scanlon updated the Board on her conversation with Mr. Knauf. The Board requested that legal counsel attend any meeting of financial advisors given the competitive concerns and also confirmed that the purpose of the meeting was not to negotiate value, but to provide insights on how the parties were thinking about intrinsic value.

On that same day, the Company filed its annual report for fiscal year 2017 and its definitive proxy materials in connection with its 2018 annual meeting of stockholders.

Also on March 29, 2018, representatives of Company A contacted Ms. Scanlon to express interest in exploring a possible strategic transaction with the Company and suggested a meeting with representatives of the Company.

On April 4, 2018, Knauf delivered an information demand (dated April 3, 2018) to the Company pursuant to Section 220 of the DGCL requesting a list of the Company’s stockholders as of the record date for the 2018 annual meeting of stockholders and certain other information relating to stockholder voting at the 2018 annual meeting of stockholders for the purpose of communicating with the Company’s stockholders with respect to matters relating to their mutual interests as stockholders, including the solicitation of proxies for the election of directors in connection with the annual meeting.

On April 5, 2018, representatives of Goldman Sachs, J.P. Morgan and Jones Day met with representatives of Morgan Stanley and Baker McKenzie, Knauf’s legal advisor, in New York to discuss Knauf’s revised proposal and the Board’s response. During this meeting, the Company’s advisors described generally the valuation methodologies used by the Board to evaluate Knauf’s proposals. Knauf’s advisors indicated that in order to revisit value, Knauf would need to receive additional information that supports value beyond $42.00 per share. The Company’s advisors again reiterated that Knauf’s proposed price was not within a range to support the additional costs and distraction to the Company of engaging in a diligence process with Knauf or the risks to the Company of sharing material non-public information with a strategic competitor, and it did not appear that Knauf would be willing to propose a price per share that would be reflective of the Board’s view of the intrinsic value of the Company. At this same meeting, the Company’s advisors asked Knauf’s advisors what Knauf’s intention was in its delivery of the information demand letter. Knauf’s legal counsel indicated that the information demand was simply intended to preserve Knauf’s options. Knauf’s advisors suggested that the Board consider providing at least limited additional information relating to certain specific business and financial topics discussed during the meeting to potentially facilitate further discussions between the parties regarding valuation. Knauf’s advisors again confirmed Knauf’s willingness to enter into a confidentiality agreement with respect to the requested information.

Also on April 5, 2018, Ms. Scanlon spoke with Mr. Buffett to provide him with a confidential update on the engagement with Knauf to date. Ms. Scanlon stated that the Board’s view was that the interactions between the Company and Knauf constituted a negotiation, but that the Board simply had a different view as to the price at which the Company should share confidential information with Knauf. Mr. Buffett encouraged continued engagement and thought that the stockholders of the Company should decide whether the Company should be sold. He stated that he thought the stockholders would approve a transaction and indicated that he thought Knauf might have some room to improve its proposal if it wanted to get a transaction done. Mr. Buffett confirmed that his outside legal advisors were engaging with Knauf on the option offer that Berkshire Hathaway had previously made to Knauf, but that he was willing to extend the same option to another bidder if one emerged. Mr. Buffett reconfirmed that Berkshire Hathaway was not looking for a special deal for itself and also confirmed that the option did not extend to Berkshire Hathaway’s voting rights outside of a sale to Knauf.

On April 8, 2018, Ms. Scanlon met with the Chief Executive Officer of Company A to further explore Company A’s interest in a possible strategic transaction with the Company. During that meeting, Ms. Scanlon agreed to send representatives of the Company to meet with representatives of Company A during the week of April 23, 2018 to further explore possible benefits of a strategic transaction based on non-confidential information regarding the Company.

On April 9, 2018, Ms. Scanlon updated the Board on the meeting of the financial advisors on April 5, 2018, as well as on her conversations with Berkshire Hathaway and with Company A. The directors attending the call, which were a majority of the Board, confirmed their support for sharing non-confidential information with Company A to help it determine if there was a basis for further engagement.

On April 10, 2018, the Company delivered a letter to Knauf, which responded to Knauf’s information demand indicating that the information demand did not comply with the requirements of Delaware law.

Also on April 10, 2018, Knauf issued a press release announcing its intention to solicit proxies from the Company’s stockholders in connection with the 2018 annual meeting of stockholders and filed its preliminary proxy materials in connection with its campaign to solicit votes against the Company’s four director nominees (the “vote against campaign”). Knauf indicated in its materials that a vote “against” the Company’s directors would serve as a message to the Board to engage immediately in discussions with Knauf regarding its outstanding offer of $42.00 per share. Knauf did not propose alternative Board nominees.

On April 11, 2018, Knauf delivered a letter to the Board regarding its information demand along with supplemental information to satisfy the information requirements under Delaware law, and the Company responded on April 16, 2018, in accordance with Delaware law, that it would provide the requested information.

On April 12, 2018, Berkshire Hathaway filed an amended Schedule 13D, which disclosed that in response to an inquiry from a Bloomberg News reporter, a spokesperson for Berkshire Hathaway had indicated that Berkshire Hathaway intended to vote against the Company’s four director nominees.

On that same day, the Company provided a letter to its stockholders urging them to vote for the election of the Company’s four director nominees at the Company’s 2018 annual meeting of stockholders. The letter to stockholders indicated that although the Board had not made a decision to sell the Company, it remained open to evaluating any proposal to acquire the Company, as it had done with Knauf’s proposals, and that if Knauf, or any other viable bidder, made a proposal that reflected the Company’s intrinsic value, the Board would seek to negotiate an appropriate confidentiality arrangement to allow it to share information with the potential counterparty. The letter further explained that the Board had declined to share confidential information with Knauf because, in addition to being a competitor, Knauf’s acquisition proposal was not at a value that the Board believed at the time would adequately compensate all the Company’s stockholders.

Also on April 12, 2018, in response to a request from a stockholder of the Company, representatives of Goldman Sachs and J.P. Morgan had a call with representatives of Company B to discuss Company B’s potential interest in making a proposal for the Company. On the call, the Company B representatives expressed that they did not see a basis for making a competitive proposal.

On April 16, 2018, the Board and representatives of Jones Day, Goldman Sachs and J.P. Morgan held an update call to discuss the vote against campaign, the Company’s response and Berkshire Hathaway’s voting intent. Representatives of Jones Day reviewed the Board’s legal obligations and also provided an update on the possible outcome of a vote against the director nominees. Ms. Scanlon noted that the Company was likely to miss first quarter 2018 consensus earnings, but expected to be on plan for the year. She also provided a brief update on the upcoming conversations with Company A. The directors attending the call, which were a majority of the Board, discussed their views on the input from stockholders and possible next steps with respect to exploring strategic alternatives.

On April 20, 2018, Knauf filed its definitive proxy materials in connection with its vote against campaign. On the same day, the Company filed its amended proxy materials relating to the vote against campaign.

On April 23, 2018, members of the Company’s senior management met in-person with management from Company A to discuss Company A’s potential interest in making a proposal for the Company. Management from Company A indicated that they would assess over the next week whether there was a business case for a potential transaction.

On April 25, 2018, the Company issued a press release announcing its first quarter 2018 results. On the same day, the Company filed its quarterly report on Form 10-Q. The following day, Knauf issued a press release related to the Company’s first quarter 2018 earnings and reaffirming its proposal to acquire the Company for $42.00 per share. The Company also filed a letter to its stockholders, which among other things, outlined its disagreements with Knauf’s public statements and reiterated the Board’s view that Knauf’s proposal did not represent the intrinsic value of the Company.

Also on April 25, 2018, the Board convened a telephonic meeting, along with members of the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan, to discuss the vote against campaign and input the Company had received from several of the Company’s significant stockholders who had expressed the view that the Company should engage in further discussion with Knauf to explore a possible transaction. The discussion then turned to the possibility of receiving a competing offer from Company A. The parties then discussed possible actions by Knauf leading up to and following the 2018 annual meeting of stockholders, depending on the outcome of the vote against campaign. The Board, together with senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan, discussed the pros and cons of engaging with Knauf or waiting until the Company received further information regarding Company A’s interest. Following the discussion, the Board determined to discuss further actions at a later date.

During the month of April, Ms. Scanlon also had discussions with the respective Chief Executive Officers of Company C and Company D, each of whom indicated that they were potentially interested in a strategic transaction with the Company, but were not in a position to do so at that time. Accordingly, neither Company C nor Company D expressed interest in conducting due diligence to pursue a transaction.

On April 30, 2018, the Board convened a telephonic meeting with members of the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan present. At the meeting, Ms. Scanlon informed the Board that Company A had communicated that it was unable to pursue a transaction with the Company at that time and that no other third party had emerged with a proposal to acquire the Company following the March 26th public filing by Knauf of its proposal to acquire the Company for $42.00 per share in cash. Ms. Scanlon also noted that both Institutional Shareholder Services and Glass Lewis, leading proxy advisory firms, had publicly announced their support for the vote against campaign and thus the Company was facing the likelihood of a majority vote against its four director nominees. Ms. Scanlon also informed the Board that Knauf’s general counsel, Mr. Schanow, had contacted the Company’s general counsel, Ms. Warner, to request a meeting and that Ms. Warner and Mr. Schanow were scheduled to meet later that day.

During the April 30th Board meeting, Ms. Scanlon also explained that, in light of feedback from a significant number of the Company’s stockholders that had urged the Company to engage with Knauf to try to find more value, the Company’s senior management had continued to evaluate its options with the Company’s advisors and recommended that the Company agree to sign a confidentiality agreement and share confidential information with Knauf to determine whether Knauf would improve its proposal. Discussions then turned to the terms of a confidentiality agreement, including with respect to a standstill provision. The Board then discussed with the Company’s senior management and the Company’s advisors the ways in which allowing Knauf to conduct due diligence might highlight the Company’s value. After considering the information presented by the Company’s senior management team and representatives of Jones Day, Goldman Sachs and J.P. Morgan, the Board determined to pursue the Company’s senior management’s proposed strategy of engagement with Knauf on the basis of confidential information, subject to any new information resulting from the meeting scheduled between Mr. Schanow and Ms. Warner. The Board also authorized Ms. Scanlon to begin negotiations on value within a range of $48.00 and $51.00 per share and discussed the pros and cons of issuing a public statement regarding the Board’s view of intrinsic value, but decided not to issue such a statement.

Later that day, Ms. Warner and Mr. Schanow met in-person. Mr. Schanow stated Knauf’s desire to have assurances regarding the final price that the Board would accept before making a further offer and reiterated Knauf’s willingness to sign a confidentiality agreement with the Company and receive additional information to support an increased offer. Mr. Schanow also stated Knauf’s view that the Company would want resolution prior to the annual meeting of stockholders scheduled for May 9, 2018, to avoid a vote against the Company’s four director nominees. He indicated that Knauf was prepared to move quickly, would provide a shortened due diligence request list and that Mr. Knauf and Mr. Grundke could be in Chicago as early as May 2, 2018. Ms. Warner stated that she was not authorized to negotiate price, but that she would report on the conversation with Mr. Schanow.

On May 1, 2018, Ms. Scanlon spoke with Mr. Knauf to discuss next steps with respect to a possible transaction and due diligence process, and the Company’s financial advisors held a telephonic meeting with Knauf’s financial advisors to discuss the process for due diligence and related matters. On the same day, the Company issued a press release announcing the Board’s authorization for senior management to begin negotiations with Knauf regarding a potential transaction, and the Company and Knauf began negotiating the terms of the confidentiality agreement. Ms. Scanlon also called Mr. Buffett later that same day to discuss the public announcement of the commencement of negotiations with Knauf.

On May 2, 2018, Ms. Scanlon and Mr. Hilzinger held an in-person meeting with Mr. Knauf and Mr. Grundke to discuss next steps and the terms of the confidentiality agreement, and agreed to meet again in person the following day to discuss a schedule for Knauf’s due diligence review of the Company’s non-public information and a timeline for a possible transaction. During the meeting, Mr. Knauf indicated that Knauf intended to spend several weeks conducting due diligence on the Company’s business before providing a revised proposal. The parties also discussed deal certainty issues and transaction process matters.

On May 3, 2018, Ms. Scanlon, Mr. Hilzinger, Ms. Warner and other members of the Company’s senior management met in-person with Mr. Knauf, Mr. Grundke and Mr. Schanow to further discuss process and timing for negotiating terms of a transaction agreement and Knauf’s due diligence review. On the same day, Knauf and the Company continued to negotiate terms of the confidentiality agreement. Jones Day and Baker McKenzie also discussed the terms of the confidentiality agreement, in particular the length and scope of the proposed standstill.

Later in the day on May 3, 2018, the Board held a telephonic meeting with members of the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan to discuss the current status of negotiations with Knauf, including the discussions related to the terms of the confidentiality agreement. After considering the information presented by the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan, the Board authorized the Company’s senior management to continue to negotiate the terms of the confidentiality agreement and continue discussions with Knauf, including a written counterproposal.

On May 4, 2018, the Company and Knauf entered into the confidentiality agreement to facilitate further discussions regarding a possible transaction.

On May 8, 2018, members of the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan met with members of Knauf’s management and representatives from Baker McKenzie and Morgan Stanley to provide a management presentation and to continue discussions regarding due diligence matters and transaction terms. As authorized by the Board, following the due diligence meeting on May 8, 2018, Ms. Scanlon, Mr. Hilzinger and Ms. Warner met with Mr. Knauf, Mr. Grundke and Mr. Schanow to communicate a counterproposal of $50.00 per share. Ms. Scanlon stated that the Company would be willing to engage in further discussions and provide access to due diligence information to enable Knauf and the Company to reach a mutually agreeable transaction. This counterproposal was also provided in a written letter to Knauf.

On May 9, 2018, the Company held its annual meeting of stockholders. At the annual meeting, approximately 75% of shares voted were cast against each of the Company’s director nominees.

Between May 8, 2018 and May 11, 2018, representatives of the Company’s senior management and the Company’s financial advisors continued discussions regarding Knauf’s due diligence review, transaction terms and valuation. During this period, Mr. Leer participated in calls with the Company’s senior management and the Company’s legal and financial advisors to discuss the ongoing process and the best approach to maximizing value from Knauf.

On May 11, 2018, Baker McKenzie delivered a proposed draft merger agreement and draft voting agreement to Jones Day.

On May 18, 2018, Jones Day communicated by telephone with Baker McKenzie to discuss the draft merger agreement and key issues, including with respect to deal certainty, transaction structure and termination fees.

Also on May 18, 2018, members of the Company’s senior management, as well as representatives from Jones Day, Goldman Sachs and J.P. Morgan provided an update to the Board on the status of due diligence, negotiation of the merger agreement and next steps. Ms. Scanlon also provided an update on the second fiscal quarter of 2018.

On May 22, 2018, Ms. Warner, Mr. Schanow, and representatives from Jones Day and Baker McKenzie held in-person meetings in Chicago to negotiate terms of the merger agreement. The following day, Ms. Scanlon and Mr. Leer met in-person with Mr. Knauf and Mr. Grundke to discuss a revised price proposal from Knauf. During this meeting, Mr. Knauf rejected the Company’s $50.00 per share counterproposal and indicated that, although he continued to believe that $42.00 per share was full and fair value for the Company, Knauf was willing to increase its proposed price per share to $43.50. Mr. Knauf also delivered the revised proposal in writing. The revised proposal indicated Knauf’s view that the Company’s business plan did not adequately reflect the challenges presented by the highly cyclical and commoditized building products industry, execution risk with respect to the Company’s growth initiatives, customer consolidation, potential cost inflation, growth assumptions relating to the Company’s ceilings business, risks to the Company’s paper sourcing strategy and the need for significant future capital investment.

Ms. Scanlon and Mr. Leer indicated that, based on the synergies that the Company believed Knauf would realize in connection with the transaction and the Company’s projections, they believed Knauf should be willing to increase its proposal in the range of $47.00 per share and that a transaction at that level may be one that the Board would be willing to support, but that Ms. Scanlon and Mr. Leer would present Knauf’s offer of $43.50 to the Board. The parties did not make further progress on the price discussions, but agreed to talk again on the afternoon of May 24, 2018 and to continue work on the draft merger agreement.

On May 24, 2018, the Board held a telephonic meeting with members of the Company’s senior management team and representatives of Jones Day, Goldman Sachs and J.P. Morgan to discuss the revised price proposed by Knauf, key open issues in the merger agreement, and strategic options. Jones Day presented a review of the Board’s fiduciary duties to the Company’s stockholders in connection with the sale of control of the Company. Jones Day also reviewed the key issues that remained open in the merger agreement, including with respect to matters relating to deal certainty, treatment of equity awards and Knauf’s insistence on a termination fee in the event that stockholder approval of the adoption of the merger agreement is not obtained. The participants discussed market practice and precedent transactions in this context. Representatives of Goldman Sachs and J.P. Morgan discussed financial analyses of the Company as well as considerations for the Company continuing as a standalone company. Goldman Sachs and J.P. Morgan also presented information regarding potential alternative bidders if the Company were to solicit proposals to acquire the Company, recognizing that the discussions with Knauf were already in the public domain and no third party, other than Company A, expressed any interest in making a proposal or even conducting due diligence.

In executive session during the May 24, 2018 meeting, the Board discussed the current tone of negotiations and the potential for movement on price by Knauf, as well as concerns regarding certain operations of the Company’s UBBP joint venture and potential risks to the Company’s long range plan given some headwinds in certain markets. The Board asked members of the Company’s senior management to quantify the potential impact of these risks to value, as well as any potential upside to the long range plan. The Board further discussed possible strategies for bridging the gap on price, the risks of Knauf walking away from negotiations and engaging in a hostile acquisition of the Company at $42.00 per share or lower or pursuing an alternative transaction with another U.S. wallboard competitor. After careful consideration of the information presented, the Board authorized the Company’s senior management to continue negotiations with Knauf and granted Ms. Scanlon and Mr. Leer the authority to negotiate a transaction at a value equal to or greater than $44.00. The Board also authorized the Company’s senior management and the Company’s financial advisors to contact other possible buyers, including Company A, to determine whether there was interest by other parties in making a proposal for an alternative transaction.

On May 24, 2018 representatives of Goldman Sachs, J.P. Morgan and Morgan Stanley spoke to discuss the Company’s counterproposal, with Morgan Stanley stating that $43.50 per share was close to the maximum price Knauf was willing to pay and that Knauf was unwilling to split the difference between $43.50 and $47.00 per share.

On May 25, 2018, at the direction of the Board, Ms. Scanlon and Mr. Leer met in-person again with Mr. Knauf and Mr. Grundke. Mr. Knauf continued to reiterate a price of $43.50 per share and Mr. Leer offered a counterproposal of $45.25 per share. The parties also discussed a possible conditional special dividend to be paid by the Company to its stockholders if stockholder approval of the adoption of the merger agreement was obtained in an effort to bridge the value gap between the parties’ respective price proposals. Mr. Knauf informed Ms. Scanlon and Mr. Leer that he was only authorized to offer $43.50 per share. Mr. Knauf indicated that he would need to take the Company’s proposal back to the Knauf family shareholders for discussion. Following the discussions with Mr. Knauf and Mr. Grundke, Ms. Scanlon and Mr. Leer provided an update to the Board and the

Company’s financial and legal advisors, indicating that they were scheduled to speak again with Knauf on May 29, 2018 and that they were still expecting a markup of the merger agreement from Knauf that day. Representatives of J.P. Morgan and Goldman Sachs confirmed that they were reaching out to other potential bidders.

Between May 25, 2018 and May 29, 2018, representatives of Goldman Sachs and J.P. Morgan contacted Company A and four other potential bidders as directed by the Board. Mr. Leer also spoke with the President of one of the other potential bidders. Company A reaffirmed that it was not in a position at that time to engage in an acquisition of the Company, and each of the other potential bidders indicated that they were unable or unwilling to submit a competing bid for the Company.

On May 29, 2018, Mr. Leer and Ms. Scanlon spoke with Mr. Knauf and Mr. Grundke regarding the status of the open merger agreement terms and offer price. Mr. Knauf reaffirmed Knauf’s $43.50 per share proposal and that there were a number of open points in the merger agreement potentially impacting value that needed to be resolved in a manner satisfactory to Knauf. Mr. Knauf also noted the weakening of the Euro against the Dollar, increasing the cost of the transaction to Knauf. Mr. Knauf expressed significant concern about whether an agreement could be reached between the parties. Mr. Leer stated that the Board was still at $45.25, but he felt that they would consider $45.00. Mr. Knauf indicated that he did not see a bridge between $45.25 and $43.50, but that he would encourage the advisors to continue to work on the merger agreement and resolve the open issues that could impact value.

On May 31, 2018, Ms. Warner, Mr. Schanow, and representatives from Jones Day and Baker McKenzie held in-person meetings in Chicago to continue to negotiate terms of the merger agreement, including with respect to deal certainty matters. The parties spoke again, on June 4, 2018, to continue negotiations on remaining open issues in the merger agreement.

On June 5, 2018, Mr. Knauf delivered by email a revised written proposal, together with a markup of the merger agreement. In the email, Mr. Knauf communicated that this constituted Knauf’s “best and final offer.” The revised proposal indicated that the previous proposal of $43.50 per share had stretched the limit of Knauf’s authorization after several discussions with the Knauf family shareholders. The letter then indicated that, following further discussions with the family shareholders and in a final attempt to reach an agreement on the transaction, Knauf was willing to agree to a total consideration proposal of $44.00 per share, consisting of $43.50 per share in cash at closing of the merger plus $0.50 per share in a conditional special dividend that the Company would be permitted to pay upon obtaining stockholder approval of adoption of the merger agreement. The revised proposal also conceded many of the open merger agreement terms in favor of the Company’s position.

On June 6, the Board held a telephonic meeting with members of the Company’s senior management team and representatives of Jones Day, Goldman Sachs and J.P. Morgan. The Board discussed the material open items with respect to the transaction terms, including Knauf’s proposals with respect to the break-up fee amount, the payment to Knauf of a fee in the event of failure to obtain stockholder approval of the adoption of the merger agreement, and the parties’ obligations in respect of regulatory filings and approvals. At this meeting, senior management presented to the Board the risks and opportunities to the long range plan. As part of this discussion, senior management noted that the risks that could negatively impact value included housing starts stagnating and that Knauf could enter the U.S. market through the acquisition of a competitor with management noting that Knauf’s perseverance in the current instance lead them to believe this scenario had a high likelihood. Senior management further noted a potential reduction in the anticipated financial benefits derived from strategic initiatives, and reduced EBITDA from the UBBP joint venture. Senior management also noted that the opportunities that could positively impact the Company’s value included the benefits from pricing analytics, supply chain optimization and wallboard price increases. The Board discussed the likelihood of the identified risks and opportunities, and the resulting impact on the Company’s value. Based on the foregoing considerations, the Board determined that it was willing to accept Knauf’s total consideration proposal of $44.00 per share (consisting of $43.50 per share in cash at closing of the merger plus $0.50 per share in a conditional special dividend). After discussing with the Company’s senior management and its advisors, the Board also determined that it was willing to accept Knauf’s proposal on the break-up fee amount, but rejected Knauf’s proposals relating to the fee in the event of a failure to obtain stockholder approval of the adoption of the merger agreement and the treatment of regulatory filings and approvals. Between June 6, 2018 and June 10, 2018, representatives of the Company and Knauf and the parties’ respective legal counsel continued to negotiate final transaction terms, including with respect to deal certainty and regulatory process.

On June 7, 2018, Ms. Scanlon and Ms. Warner spoke with Mr. Buffett on a confidential basis to inform him that Knauf was proposing that Berkshire Hathaway sign a voting agreement supporting a transaction with the Company and that Knauf’s counsel would be in touch with Berkshire Hathaway’s counsel. Ms. Scanlon provided an update on the key terms. Mr. Buffett indicated that Berkshire Hathaway would be willing to sign a voting agreement once the Company indicated it was satisfied with the terms. Ms. Scanlon spoke further with Mr. Buffett and Mr. Combs on June 8 and June 9, 2018. Representatives from Baker McKenzie negotiated the terms of the voting agreement with Berkshire Hathaway’s counsel during this period.

On June 10, 2018, the Board held an in-person special board meeting, with members of the Company’s senior management and representatives of Jones Day, Goldman Sachs and J.P. Morgan present, to consider the approval of the merger agreement negotiated with Knauf. During the meeting, representatives of Jones Day provided an overview of the Board’s fiduciary duties to the Company’s stockholders, including the Board’s duties in connection with the sale of control of the Company. Representatives from Goldman Sachs and J.P. Morgan discussed their financial analyses of the total consideration proposal of $44.00 per share (including the closing consideration of $43.50 per share in cash and the conditional special dividend of $0.50 per share) and each of Goldman Sachs and J.P. Morgan rendered their respective oral opinions to the Board, subsequently confirmed in writing, that as of June 10, 2018 and subject to the various limitations, assumptions, factors and matters set forth in the written opinion, the total consideration to be paid to the Company’s stockholders was fair, from a financial point of view, to such stockholders. Representatives of Goldman Sachs and J.P. Morgan indicated that their discussions with representatives of Company A and other possible bidders had all resulted in the companies confirming their inability to pursue or their lack of interest in pursuing a transaction with the Company. Representatives of Jones Day then led the Board in a discussion of the current terms and conditions of the merger agreement. After due consideration and discussion, the Board unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the completion by the Company of the transactions contemplated thereby, including the execution, performance and delivery of the merger agreement, (iii) subject to the merger agreement, resolved to recommend the adoption of the merger agreement and the transactions contemplated thereby by the Company’s stockholders, and (iv) directed that the merger agreement be submitted to the Company’s stockholders for adoption.

Following the Board’s approval of the merger agreement and the merger, on the evening of June 10, 2018, the Company, Knauf and Merger Sub executed the merger agreement and Berkshire Hathaway, Knauf and Merger Sub signed the voting agreement. On the morning of June 11, 2018, the Company and Knauf issued a joint press release announcing entry into the merger agreement.

Recommendations of the Board and Reasons for the Merger

After due consideration and discussion, the Board unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the merger agreement and the completion by the Company of the transactions contemplated thereby, including the execution, performance and delivery of the merger agreement, (iii) subject to the terms of the merger agreement, resolved to recommend the adoption of the merger agreement and the transactions contemplated thereby by the Company’s stockholders, and (iv) directed that the merger agreement be submitted to the Company’s stockholders for adoption. The Board unanimously recommends you vote “FOR” adoption of the merger agreement.

In making its determination, the Board considered a variety of factors and consulted with the Company’s senior management and outside legal and financial advisors. The discussion in this section is not intended to be an exhaustive list of the information and factors considered by the Board, although it does include material factors considered by the Board. In view of the wide variety of factors considered in connection with the merger, the Board did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific material factors it considered in reaching its decision. In addition, individual members of the Board may have given different weight to different factors. The Board considered this information and these factors based on the totality of the information and factors presented in deciding to recommend the adoption of the merger agreement.

The Board considered the following positive factors relating to the merger agreement and the merger (in no particular order of weight or relative importance, but each of which the Board believes supported its decision):

•

Attractive Value. The Board believes that the total consideration provides stockholders with attractive value for their shares of our common stock. The Board considered the discounted cash flow valuation analysis conducted by the Company’s financial advisors, as well as the historical market prices of our common stock, including the market prices of our common stock unaffected by the disclosure of Knauf’s proposal, relative to the total consideration. The Board also considered the transaction value in the context of recent precedent transactions and trading multiples for the Company and the fact that the transaction value represents a multiple of approximately 11.6x of the Company’s Adjusted EBITDA for the trailing twelve months ending March 31, 2018, which is above the median of such precedent transactions and above the Company’s then-current trading multiple of 8.8x. In addition, the Board considered that the premium of 31% to the Company’s unaffected closing price of $33.51 and the 36% premium to the $32.36 average closing price for the preceding 12-month period (both as of March 23, 2018, which was the business day immediately prior to the public announcement of Knauf’s proposal to acquire the Company) were attractive compared to premia paid in recent precedent transactions. The Board also considered the possibility that, in the absence of a proposed strategic transaction with Knauf, when factoring in the cyclicality of the industry in which the Company operates, the trading price of our common stock, which historically has been volatile, as more fully described in the section entitled “Market Price of the Company’s Common Stock,” may decrease in relation to its trading price prior to the initial public announcement of Knauf’s proposal.

•

Best Alternative for Maximizing Stockholder Value. The Board considered that the transaction value was more favorable to our stockholders than the potential value that would reasonably be expected to result from other alternatives available to the Company, including the continued operation of the Company on a standalone basis and other potential actionable strategic transactions, in light of a number of factors, including:

•

the Board’s assessment of the Company’s business, assets and prospects (including the risks and opportunities associated with those prospects), its competitive position and historical and projected financial performance, and the nature of the industries in which the Company operates, including the inherently cyclical nature thereof;

•	the strategic and financial alternatives reasonably available that were deemed unlikely to result in value to our stockholders that would exceed, on a present-value basis, the total consideration;

•

the course and history of the negotiations between the Company and Knauf since November 2017, which resulted in Knauf increasing its initial proposal of $40.10 per share of common stock to its final proposal of $44.00 per share of common stock, and Knauf’s communication that the total consideration (consisting of the closing consideration of $43.50 per share and the conditional special dividend of $0.50 per share payable upon receipt of stockholder approval of the adoption of the merger agreement) was its best and final offer, and that any further delay in the negotiations could result in Knauf potentially terminating or lowering its offer or commencing a hostile tender offer to acquire the Company at a lower price;

•

risks identified by the Company’s senior management to the long range plan that could negatively impact the Company’s value, which include (a) a macroeconomic downturn causing housing starts to stagnate; (b) Knauf entering the U.S. market and competing against the Company; (c) a reduction in the anticipated financial benefits derived from the Company’s strategic initiatives; and (d) reduced EBITDA from the UBBP joint venture; and

•	the anticipated future trading prices of our common stock on a standalone basis.

•

Greater Certainty of Value. The Board also considered that the proposed total consideration is all cash, thereby providing our stockholders with certainty of value and liquidity for their shares of our common stock, especially when viewed against the risks and uncertainties inherent in the Company’s business, including risks related to the inherently cyclical industries in which the Company operates and the current challenges facing building materials manufacturers such as inflationary pressures, transportation shortages and the difficulty maintaining price improvements.

•

Receipt of Fairness Opinions from Goldman Sachs and J.P. Morgan. The Board considered the opinions of each of Goldman Sachs and J.P. Morgan, each dated June 10, 2018, to the Board as to the fairness, from a financial point of view, and as of the date of the opinion, to holders of our common stock of the total consideration to be paid to such holders pursuant to the merger agreement, which opinions were based upon and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, as more fully described in the section entitled “Proposal 1: The Merger—Opinions of the Company’s Financial Advisors.”

•

No Other Proposals. The Board considered that, despite the public nature of the process with Knauf and the Company’s financial advisors making outbound calls to solicit proposals from potential acquirors, the Company did not receive any proposals from third parties to acquire the Company (other than from Knauf).

•

Terms of the Merger Agreement. The Board also considered the terms of the merger agreement, as reviewed by the Board with the Company’s legal advisors, including (in no particular order of weight or relative importance):

•	the likelihood that the merger will be completed, including:

◾	the conditions required to be satisfied prior to completion of the merger are customary for transactions of this nature and can be expected to be fulfilled in the ordinary course;

◾	the limited circumstances under which Knauf would not be required to close the merger due to an occurrence of an event that would have a material adverse effect on the Company;

◾	the definition of “material adverse effect” has a number of customary carve-outs, and is generally a very high standard as applied by courts;

◾	the parties agreed to use their reasonable best efforts to complete the merger; and

◾	Knauf’s obligation to satisfy a “hell or high water” antitrust standard in order to obtain all antitrust approvals (as defined below) required to complete the merger;

•

the Company’s ability, subject to compliance with the terms and conditions of the merger agreement, under certain circumstances to furnish information to and conduct negotiations with third parties, as more fully described in the section entitled “The Merger Agreement—Acquisition Proposals”;

•

the Board’s ability, subject to compliance with the terms and conditions of the merger agreement, to change or publicly propose to change, in a manner adverse to Knauf, its recommendation regarding adoption of the merger agreement, if, in response to an intervening event that occurs after the date of the merger agreement that does not relate to a takeover proposal and that was not known or reasonably foreseeable by the Board as of the date of the merger agreement, but which becomes known by the Board prior to obtaining stockholder approval of the adoption of the merger agreement, the Board has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to change its recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders under applicable law, as more fully described in the section entitled “The Merger Agreement—Acquisition Proposals”;

•	sufficient operating flexibility for the Company to conduct its business in the ordinary course between June 10, 2018 and completion of the merger; and

•	the Company’s stockholders will have appraisal rights under the DGCL, as more fully described in the section entitled “Appraisal Rights”.

•

Special Dividend. The Board also considered the merger agreement provision permitting the Company to pay a conditional special dividend of $0.50 per share following stockholder approval of the adoption of the merger agreement and certification of the results of the stockholders meeting to all of the Company’s stockholders as of the close of business on the record date of the special meeting.

•

Stockholder Communications. The Board considered the fact that a significant number of the Company’s stockholders had urged the Company to engage with Knauf following the public disclosure of Knauf’s proposal to acquire the Company for $42.00 per share.

The Board considered the following potentially negative factors relating to the merger agreement and the merger (in no particular order of weight or relative importance):

•

the risk that, notwithstanding the likelihood of the merger being completed, the merger might not be completed, including the effect that the pendency of the merger and such failure to be completed may have on the trading price of shares of the Company’s common stock and the Company’s operating results and the fact that entering into the merger agreement will trigger a call option by the UBBP joint venture partner to acquire the Company’s shares in the UBBP joint venture even if the merger is not completed;

•

the Company will no longer exist as a publicly-traded company, and that stockholders will no longer participate (in terms of share price appreciation and dividends) in the future growth of the business, including opportunities identified by the Company’s senior management to the long range plan that could positively impact the Company’s value, which include the benefits from (a) pricing analytics, (b) supply chain optimization, and (c) wallboard price increases, and including any continuing growth of the general economy;

•

under the terms of the merger agreement, the Company cannot solicit other acquisition proposals, and the Company must pay Knauf a termination fee in connection with the merger if the merger agreement is terminated under certain circumstances (as more fully described in the section entitled “The Merger Agreement—Termination”), which may deter other parties from proposing an alternative transaction that may be more advantageous to the Company’s stockholders;

•	gains from an all-cash transaction would generally be taxable to the Company’s stockholders for U.S. federal income tax purposes;

•

if the merger does not close, the Company’s employees will have expended extensive time and effort to attempt to complete the merger, and will have experienced significant distractions from their work during the pendency of the merger, which could impact the Company’s operating results;

•

the conditions to Knauf’s obligation to complete the merger, and the right of Knauf to terminate the merger agreement under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination”;

•	the Company has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless of whether the merger is completed;

•

although the Board believed the operating restrictions contained in the merger agreement would not interfere with the Company’s ability to operate in the ordinary course of business, such restrictions may prevent the Company from taking advantage of some business opportunities, such as potential acquisitions, which would be advisable if the Company were to remain an independent company;

•	although there is no financing contingency in the merger agreement, there are structural risks associated with leveraged acquisitions; and

•	the likelihood of the transaction attracting litigation in the form of stockholder suits.

This summary is not meant to be an exhaustive description of the information and factors considered by the Board, but is intended to address the most material information and factors considered by the Board. In view of the variety of factors considered by the Board, it is not possible to quantify or to give relative weights to the various factors. After taking into consideration all of the factors set forth above, as well as other factors not specifically described above, the Board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, advisable and in the best interests of the Company and its stockholders, approved and declared advisable the merger agreement and the completion by the Company of the transactions contemplated thereby, including the execution, performance and delivery of the merger agreement, and directed that the merger agreement be submitted to the Company’s stockholders for adoption. The Board unanimously recommends that you vote “FOR” adoption of the merger agreement.

Certain USG Unaudited Prospective Financial Information

In September 2017, as part of its ordinary course strategy review with the Board, the Company’s management prepared a set of non-public, unaudited financial forecasts with respect to the Company’s business, as a standalone company, for fiscal years 2018 through 2022, to inform management’s formalization of the Company’s long range plan. In connection with the ordinary course strategy review with the Board, the Company’s management updated these forecasts in January 2018 to reflect items such as the completion of the Company’s acquisition of Ceilings Plus in November 2017 and a change to the Company’s Performance Materials division (the updated forecasts, the “Company Projections”). The Board and, as described under the section entitled “Proposal 1: The Merger—Opinions of the Company’s Financial Advisors,” the Company’s financial advisors reviewed the Company Projections in connection with their respective consideration and evaluation of the merger. The Company Projections were also provided to Knauf during the course of its due diligence review of the Company.

The Company does not as a matter of course make public projections as to future performance due to, among other reasons, the inherent difficulty of accurately predicting financial performance for future periods and the uncertainty of underlying assumptions and estimates. We are including in this proxy statement a summary of the Company Projections, without giving effect to the merger, to give Company stockholders access to certain non-public information provided to the Board, the Company’s financial advisors and Knauf for purposes of considering and evaluating the merger. This unaudited prospective financial information differs from the information presented at the Company’s Investor Day, which the Company believes was more conservative than the Company Projections. The inclusion of the summary of the Company Projections should not be regarded as an indication that the Company, Knauf, Merger Sub or any of their respective boards of directors or representatives or any other recipient of this information considered, or now considers, it to be an assurance of the achievement of future results or an accurate prediction of future results, and the summary of the Company Projections should not be relied on as such.

The Company Projections are based on a variety of estimates and assumptions of our senior management regarding our business, industry performance, cyclicality of the industry, general business, economic, market and financial conditions and other matters, all of which are difficult to predict and many of which are beyond our control. In particular, the Company Projections were prepared on the assumption that the Company remained a standalone company and were based on numerous other assumptions that may now be outdated. Multiple factors, including those described in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” could cause the Company Projections or the underlying assumptions to be inaccurate. As a result, there can be no assurance that the Company Projections will be realized or that actual results will not be significantly higher or lower than projected. Because the Company Projections cover multiple years, such information by its nature becomes less reliable with each successive year. The Company Projections do not take into account any circumstances or events occurring after the date on which they were prepared. Economic and business environments can and do change quickly, which adds an additional significant level of uncertainty as to whether the results portrayed in the Company Projections will be achieved. The inclusion of a summary of the Company Projections in this proxy statement does not constitute an admission or representation by the Company or any other person that the information is material. The summary of the Company Projections is not provided to influence Company stockholders’ decisions regarding whether to vote for adoption of the merger agreement or any other proposal.

The Company Projections were not prepared with a view toward public disclosure or toward compliance with U.S. generally accepted accounting principles (“U.S. GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Deloitte & Touche LLP (“Deloitte”), the Company’s independent registered public accounting firm, nor any other accounting firm, has examined, compiled or performed any procedures with respect to the Company Projections, and accordingly, Deloitte does not express an opinion or any other form of assurance with respect thereto. The Deloitte report incorporated by reference in this proxy statement relates to the Company’s historical financial information. It does not extend to the prospective financial information contained herein and should not be read to do so.

The Company Projections include “non-GAAP financial measures,” which should not be viewed as a substitute for, or superior to, U.S. GAAP financial measures and may be different from non-GAAP financial measures used by other companies. Furthermore, there are limitations inherent in non-GAAP financial measures because they exclude items, including charges and credits, that are required to be included in a U.S. GAAP presentation.

The following is a summary of the Company Projections:

Summary of the Company Projections

(dollars in millions)

	2018	2019	2020	2021	2022
Sales	$3,450	$3,704	$4,074	$4,451	$4,787
Adjusted Operating Profit(1)	$435	$616	$782	$940	$1,076
Adjusted EBITDA(2)	$657	$853	$1,035	$1,209	$1,358
Free Cash Flow (pre-Tax)(3)	$254	$436	$646	$846	$978

(1)

“Adjusted Operating Profit” is a non-GAAP financial measure defined for purposes of the Company Projections as operating profit plus pension settlement charges, restructuring and asset impairment charges and adjusted equity income from the UBBP joint venture.

(2)

“Adjusted EBITDA” is a non-GAAP financial measure defined for purposes of the Company Projections as net income less loss from discontinued operations, net of tax; plus interest expense, net; plus income tax expense; plus depreciation, depletion and amortization; plus share-based compensation expense; plus asset retirement obligation accretion expense; plus pension settlement charges; plus loss on extinguishment of debt; less the Company’s equity income from the UBBP joint venture; and plus the Company’s share of UBBP joint venture Adjusted EBITDA.

(3)	“Free Cash Flow (pre-Tax)” is a non-GAAP financial measure defined for purposes of the Company Projections as cash flow from operations, minus capital expenditures plus cash taxes.

The Company Projections do not take into account the possible financial and other effects on the Company of the merger and do not attempt to predict or suggest future results of the combined company. The Company Projections do not give effect to the merger, including the impact of negotiating or executing the merger agreement, the expenses that may be incurred in connection with completing the merger, whether any synergies are achieved by the combined company as a result of the merger, the effect on the Company of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions that would likely have been taken if the merger agreement had not been executed, but that were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the Company Projections do not take into account the effect on the Company of any possible failure of the merger to occur.

For the foregoing reasons as well as the uncertainties inherent in any forecasting information, readers of this proxy statement are cautioned not to place unwarranted reliance on the Company Projections set forth above. No one has made or makes any representation to any stockholder regarding the information included in the Company Projections. The Company urges all Company stockholders to review its most recent SEC filings for a description of its reported financial results. See the section entitled “Where You Can Find Additional Information.”

In addition, the Company Projections have not been updated or revised to reflect information or results after the date the Company Projections were prepared or as of the date of this proxy statement, or to reflect financial results or targets issued by the Company after the date the Company Projections were prepared, and except as required by applicable securities laws, the Company does not intend to update or otherwise revise the Company Projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The Company Projections have also not been updated or revised to reflect illustrative risks and opportunities that have been considered, including risks such as a reduced macroeconomic environment in the United States, Asia, and Australia, new market entrants, or reduced benefits from strategic initiatives and opportunities such as pricing analytics, wallboard price improvements and reduced supply chain costs.

Opinions of the Company’s Financial Advisors

We retained Goldman Sachs and J.P. Morgan as financial advisors to the Board in connection with the merger. In connection with this engagement, the Board requested that Goldman Sachs and J.P. Morgan deliver the respective opinions described below.

Opinion of Goldman Sachs & Co. LLC

Pursuant to an engagement letter dated March 16, 2018, the Company retained Goldman Sachs as its financial advisor in connection with the transaction.

Goldman Sachs rendered its opinion to the Board that, as of June 10, 2018 and based upon and subject to the factors and assumptions set forth therein, the total consideration to be paid to the holders (other than Knauf and its affiliates) of shares of common stock pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated June 10, 2018, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Board in connection with its consideration of the transaction. The Goldman Sachs opinion is not a recommendation as to how any holder of common stock should vote with respect to the transaction, or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2017;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain publicly available research analyst reports for the Company;

•	certain other communications from the Company to its stockholders; and

•

certain internal financial analyses and forecasts for the Company, including certain internal financial analyses and forecasts for the UBBP joint venture and certain internal analyses and forecasts for net operating losses and other tax attributes of the Company, in each case, as prepared by the management of the Company and approved for Goldman Sachs’ use by the Company (referred to in this section of the proxy statement as the “Forecasts”).

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the building products industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering this opinion, Goldman Sachs, with the Company’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Company’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the expected benefits of the transaction in any way meaningful to its analysis. Goldman Sachs has also assumed that following the receipt of the stockholder approval and prior to the effective time of the transaction, the Company will declare and pay the conditional special dividend to all the holders of shares of common stock as contemplated by the merger agreement and that the transaction will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of the Company to engage in the transaction or the relative merits of the transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the total consideration to be paid to the holders (other than Knauf and its affiliates) of shares of common stock pursuant to the merger agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the merger agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the transaction, including, any allocation of the total consideration, the fairness of the transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons in connection with the transaction, whether relative to the total consideration to be paid to the holders (other than Knauf and its affiliates) of shares of common stock pursuant to the merger agreement or otherwise. Goldman Sachs does not express any opinion as to the impact of the transaction on the solvency or viability of the Company or Knauf or the ability of the Company or Knauf to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary market and other conditions, as in effect on, and the information made available to it as of the date of the opinion and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the Board in connection with its consideration of the transaction and its opinion does not constitute a recommendation as to how any holder of shares of common stock should vote with respect to such transaction or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board in connection with rendering the opinion of Goldman Sachs described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before June 8, 2018, the last trading day before the public announcement of the transaction, and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis. Goldman Sachs reviewed the historical trading prices and volumes for the shares of common stock for the 52-week period ended March 23, 2018, the last trading day prior to Knauf’s and Berkshire Hathaway’s Schedule 13Ds related to Berkshire Hathaway’s proposal to grant Knauf an option to purchase all of the shares of the Company’s common stock (the “last undisturbed trading day”). In addition, Goldman Sachs analyzed the total consideration to be paid to holders of common stock pursuant to the merger agreement in relation to (i) the closing prices of common stock on June 8, 2018, the last trading day prior to public announcement of the transaction, and March 23, 2018, the last undisturbed trading day, (ii) the high closing price of common stock for the 52-week period ended on the last undisturbed trading day, (iii) the volume weighted average prices (the “VWAP”) of common stock during the one-month and three-month periods ended on the last undisturbed trading day and (iv) the median analyst price target as of the last undisturbed trading day.

This analysis indicated that the total consideration to be paid to the Company stockholders pursuant to the merger agreement represented:

•	a premium of 6.2% to the closing price of $41.44 per share of common stock on June 8, 2018;

•	a premium of 31.2% to the closing price of $33.51 per share of common stock on the last undisturbed trading day;

•	a premium of 7.8% to the high closing price of $40.82 per share of common stock for 52-week period ended on the last undisturbed trading day;

•	a premium of 28.3% to the VWAP of the common stock for the one-month period ended on the last undisturbed trading day of $34.30 per share of common stock;

•	a premium of 20.5% to the VWAP of the common stock for the three-month period ended on the last undisturbed trading day of $36.51 per share of common stock; and

•	a premium of 17.3% to the median analyst price target for the common stock of $37.50 per share of common stock as of the last undisturbed trading day.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly-traded corporations in the building products industry (collectively referred to in this analysis as the “selected companies”):

•	Armstrong World Industries, Inc.

•	Continental Buildings Products, Inc.

•	Eagle Materials Inc.

•	Owens Corning

•	Compagnie de Saint-Gobain S.A.

Although none of the selected companies is directly comparable to the Company, the companies included were chosen because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated enterprise value as a multiple of estimated EBITDA (defined as earnings before interest, taxes, depreciation and amortization) calendarized to year end 2018 and 2019 for the selected companies based on information contained in the selected companies’ public filings and obtained from Bloomberg and Institutional Brokers’ Estimate System (“IBES”) estimates. The multiples of the selected companies were calculated using closing prices on June 8, 2018 and were calculated using IBES estimates. The following table presents the results of this analysis:

Company	2018E EV/EBITDA	2019E EV/EBITDA
Armstrong World Industries, Inc.	11.5x	10.5x
Continental Building Products, Inc.	9.6x	8.9x
Eagle Materials Inc.	11.7x	10.4x
Owens Corning	7.7x	7.0x
Compagnie de Saint-Gobain S.A.	7.1x	6.6x

Illustrative Discounted Cash Flow Analysis. Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis to derive a range of illustrative present values per share of common stock. In connection with this analysis, Goldman Sachs performed separate illustrative discounted cash flow analyses of: (i) the Company, excluding the Company’s ownership stake in the UBBP joint venture and excluding the value of USG’s net operating losses (“NOLs”) and other tax attributes (“USG NA”), (ii) the Company’s ownership interest in the UBBP joint venture and (iii) the estimated benefits of the Company’s NOLs and other tax attributes discounted to present value.

Using discount rates ranging from 9.5% to 10.5%, reflecting estimates of the weighted average cost of capital for the Company, Goldman Sachs discounted to present value as of March 31, 2018 (i) estimates of unlevered free cash flow for USG NA for April 1, 2018 through December 31, 2022 as reflected in the Forecasts and (ii) a range of illustrative terminal values for USG NA, which were calculated by applying perpetuity growth rates ranging from 2.0% to 3.0%, to a terminal year estimate of the unlevered free cash flow to be generated by USG NA as provided by the Company management. Goldman Sachs derived such discount rates by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including the Company’s target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for the Company, as well as certain financial metrics for the United States financial markets generally. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for USG NA by adding the range of present values derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for USG NA the amount of the Company’s net debt and after-tax underfunded pension and postretirement liabilities as of March 31, 2018 as provided by the Company management to derive a range of illustrative equity values for USG NA.

Using discount rates ranging from 10.0% to 11.0%, reflecting estimates of the weighted average cost of capital for the UBBP joint venture, Goldman Sachs discounted to present value as of March 31, 2018 (i) estimates of unlevered free cash flow for the UBBP joint venture for April 1, 2018 through December 31, 2022 as provided by the Company management and (ii) a range of illustrative terminal values for the UBBP joint venture, which were calculated by applying perpetuity growth rates ranging from 3.0% to 4.0%, to a terminal year estimate of the unlevered free cash flow to be generated by the UBBP joint venture, as provided by the Company management. Goldman Sachs derived such discount rates by application of the methodologies described above and applying a country risk premium. The range of perpetuity growth rates was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account the Forecasts and market expectations regarding long-term real growth of gross domestic product and inflation. Goldman Sachs derived a range of illustrative enterprise values for the UBBP joint venture by adding the range of present values derived above. Goldman Sachs then subtracted from the range of illustrative enterprise values it derived for the UBBP joint venture the amount of the UBBP joint venture’s net debt as of March 31, 2018 as provided by the Company management to derive a range of illustrative equity values for the UBBP joint venture. Goldman Sachs then multiplied the range of illustrative equity values for the UBBP joint venture by 0.50 to derive a range of illustrative equity values for the Company’s ownership stake in the UBBP joint venture.

In addition, using discount rates ranging from 9.5% to 10.5%, reflecting estimates of the weighted average cost of capital for the Company, Goldman Sachs discounted to present value as of March 31, 2018 the estimated benefits of the Company’s NOLs and other tax attributes for April 1, 2018 through December 31, 2032 as provided by the Company management. Goldman Sachs noted that the range of illustrative aggregate enterprise values for USG NA, the Company’s ownership stake in the UBBP joint venture and the Company’s NOLs and other tax attributes implied a range of terminal enterprise value/EBITDA multiples of 7.5x to 9.9x. Goldman Sachs added the range of illustrative equity values for USG NA, for the Company’s ownership stake in the UBBP joint venture and for the Company’s NOLs and other tax attributes to derive a range of illustrative aggregate equity values for the Company. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of the Company, as provided by the Company management, to derive a range of illustrative present values per share ranging from $41 to $53, in each case rounded to the nearest dollar.

Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected all-cash transactions in the building products industry. For each of the selected transactions, Goldman Sachs calculated and compared the estimated transaction enterprise value as a multiple of the target company’s EBITDA as reported or calculated using publicly available financial information for the relevant twelve-month period (“EV/LTM EBITDA multiples”) of the applicable transaction.

While none of the companies that participated in the selected transactions are directly comparable to the Company, the companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of the Company’s results, market size and product profile. The following table presents the results of this analysis:

Date	Target	Acquiror	Implied EV/LTM EBITDA Multiple
July 2011	Lafarge S.A. (Australia)	Knauf Gips KG	9.2x
August 2011	Lafarge S.A. (Asia joint venture stake)	Boral Limited	13.8x
June 2013	Lafarge S.A (Continental Building Products)	Lone Star Funds	9.3x
October 2013	Boral Limited (stake in joint venture)	USG Corporation	10.6x
August 2015	CR Laurence Co. Inc.	CRH PLC	11.3x
May 2017	Pittsburgh Corning Corp.	Owens Corning	9.0x
October 2017	Paroc Group	Owens Corning	11.0x
November 2017	Armstrong World Industries, Inc. (EMEA & Pacific Rim)	Knauf International GmbH	12.7x
January 2018	Ply Gem Holdings, Inc.	Clayton Dubilier & Rice	10.0x

Goldman Sachs applied an illustrative range of EV/LTM EBITDA multiples of 9.0x to 11.5x to estimated EBITDA of the Company for the twelve-month period ended March 31, 2018 as provided by the Company management to derive a range of illustrative implied values of $33 to $44 per share of common stock, in each case rounded to the nearest dollar.

Premia Analysis. Goldman Sachs reviewed and analyzed, using publicly available information, the acquisition premia for all-cash acquisition transactions announced from January 2013 through June 8, 2018 involving a U.S. public company target where the disclosed enterprise value for the transaction was between $4 billion and $10 billion. This analysis excluded transactions in the financial institutions and real estate sectors, transactions where the target was a master limited partnership and withdrawn transactions. For the entire period, using publicly available information, Goldman Sachs calculated the premium of the per share price paid in each of the transactions relative to the target’s undisturbed closing stock price. This analysis indicated a range of illustrative premia of 25% to 44%. Goldman Sachs then applied the reference range of illustrative premia to the closing price per share of common stock of $33.51 on the last undisturbed trading day and calculated a range of implied equity values per share of common stock of $42 to $48, in each case rounded to the nearest dollar.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the Board as to the fairness from a financial point of view of the total consideration to be paid to the holders (other than Knauf and its affiliates) of shares of common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Knauf, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The total consideration was determined through arm’s-length negotiations between the Company and Knauf and was approved by the Board. Goldman Sachs provided advice to the Company during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company or the Board or that any specific amount of consideration constituted the only appropriate consideration for the transaction.

As described above, Goldman Sachs’ opinion to the Board was one of many factors taken into consideration by the Board in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities in which they invest or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Knauf, any of their respective affiliates and third parties, including Berkshire Hathaway, a significant shareholder of the Company, or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for the accounts of Goldman Sachs and its affiliates and employees and their customers. Goldman Sachs acted as financial advisor to the Company in connection with, and participated in certain of the negotiations leading to, the transaction contemplated by the merger agreement. Goldman Sachs has provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with the sale of L&W Supply Corporation, a former subsidiary of the Company, in October 2016 and joint bookrunner with respect to 4.875% senior notes due 2027 (aggregate principal amount of $500,000,000) for the Company in May 2017. During the two year period ended June 10, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to the Company and/or its affiliates of approximately $2.7 million. During the two year period ended June 10, 2018, the Investment Banking Division of Goldman Sachs has not been engaged by Knauf or its affiliates to provide financial advisory or underwriting services for which Goldman Sachs has received compensation. Goldman Sachs has provided certain financial advisory and/or underwriting services to Berkshire Hathaway and/or its affiliates and portfolio companies from time to time for which the Investment Banking Division of Goldman Sachs has received, and may receive, compensation, including having acted as joint bookrunner with respect to 1.150% senior notes due 2018 (aggregate principal amount $500,000,000), floating rate senior notes due 2018 (aggregate principal amount $250,000,000), 1.300% guaranteed senior notes due 2019 (aggregate principal amount $1,000,000,000) and floating rate guaranteed senior notes due 2019 (aggregate principal amount $250,000,000) for Berkshire Hathaway in August 2016; joint bookrunner with respect to floating rate guaranteed senior notes due 2019 and 2020 (aggregate principal amount $1,300,000,000), 0.250% senior notes due 2021 and 0.625% senior notes due 2023 (aggregate principal amount EUR1,100,000,000) for Berkshire Hathaway in January 2017; joint bookrunner with respect to 3.250% senior unsecured debentures due 2027 and 4.125% senior unsecured debentures due 2047 (aggregate principal amount $1,250,000,000) for Burlington Northern Santa Fe Corporation, a portfolio company of Berkshire Hathaway, in March 2017; joint bookrunner with respect to floating rate guaranteed senior notes due 2022, 2021 and 2019 (aggregate principal amount $1,500,000,000) for the Kraft Heinz Food Company, a portfolio company of Berkshire Hathaway, in August 2017; joint bookrunner with respect to 4.050% senior unsecured debentures due 2048 (aggregate principal amount $750,000,000) for Burlington Northern Santa Fe Corporation in February 2018; dealer with respect to a guaranteed commercial paper program for NetJets Inc., a portfolio company of Berkshire Hathaway, until March 2018; and joint bookrunner with respect to 3.375% senior notes due 2021, 4.000% senior notes due 2023, and 4.625% senior notes due 2029 (aggregate principal amount $3,000,000,000) for the Kraft Heinz Food Company in June 2018. During the two year period ended June 10, 2018, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by its Investment Banking Division to Berkshire Hathaway and/or its affiliates and portfolio companies of approximately $5.8 million. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to the Company, Knauf, Berkshire Hathaway and their respective affiliates and/or portfolio companies for which Goldman Sachs’ Investment Banking Division may receive compensation. Goldman Sachs and its affiliates also may have co-invested with Berkshire Hathaway and its affiliates from time to time and may do so in the future.

The Board selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Pursuant to a letter agreement dated March 16, 2018, the Company engaged Goldman Sachs to act as its financial advisor in connection with the transaction. The engagement letter between the Company and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, of which $125,000 has been paid as of August 23, 2018, and the principal portion of which is contingent upon consummation of the transaction. In addition, the Company has agreed to reimburse Goldman Sachs for certain of its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated February 14, 2018, the Company retained J.P. Morgan as its financial advisor in connection with the transaction.

At the meeting of the Board on June 10, 2018, J.P. Morgan rendered its oral opinion to the Board that, as of such date and based upon and subject to the factors and assumptions set forth in its opinion, the total consideration to be paid to the holders of shares of common stock in the transaction was fair, from a financial point of view, to such holders. J.P. Morgan has confirmed its June 10, 2018 oral opinion by delivering its written opinion to the Board, dated the date of such opinion, that, as of such date, the total consideration to be paid to the holders of shares of common stock in the transaction was fair, from a financial point of view, to such holders.

The full text of the written opinion of J.P. Morgan dated June 10, 2018, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this proxy statement and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion. The Company’s stockholders are urged to read the opinion in its entirety. J.P. Morgan’s written opinion was addressed to the Board (in its capacity as such) in connection with and for the purposes of its evaluation of the transaction, was directed only to the total consideration to be paid in the transaction and did not address any other aspect of the transaction. J.P. Morgan expressed no opinion as to the fairness of the consideration to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the transaction. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the transaction or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft dated June 10, 2018 of the merger agreement;

•	reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates;

•

compared the proposed financial terms of the transaction with the publicly available financial terms of certain transactions involving companies J.P. Morgan deemed relevant and the consideration paid for such companies;

•	compared the financial and operating performance of the Company with publicly available information concerning certain other companies J.P. Morgan deemed relevant and reviewed the current and historical market prices of the common stock and certain publicly-traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the Company; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of the Company with respect to certain aspects of the transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by the Company or otherwise reviewed by or for J.P. Morgan. J.P. Morgan did not independently verify any such information or its accuracy or completeness and, pursuant to J.P. Morgan’s engagement letter with the Company, J.P. Morgan did not assume any obligation to undertake any such independent verification. J.P. Morgan did not conduct or was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of the Company or Knauf under any applicable laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to J.P. Morgan or derived therefrom, J.P. Morgan assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. J.P. Morgan also assumed that immediately following the receipt of the stockholder approval and prior to the effective time of the transaction, the Company will declare and pay the conditional special dividend to all the holders of shares of common stock as contemplated by the merger agreement and that the transaction and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement would not differ in any material respect from the draft thereof provided to J.P. Morgan. J.P. Morgan also assumed that the representations and warranties made by the Company, Knauf and Merger Sub in the merger agreement and the related agreements were and will be true and correct in all respects material to its analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to the Company with respect to such issues. J.P. Morgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the transaction.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of such opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and that J.P. Morgan does not have any obligation to update, revise, or reaffirm such opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, of the total consideration to be paid to the holders of shares of common stock in the transaction, and J.P. Morgan has expressed no opinion as to the fairness of any consideration to the holders of any other class of securities, creditors or other constituencies of the Company or the underlying decision by the Company to engage in the transaction. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the transaction, or any class of such persons relative to consideration to be paid to the holders of shares of common stock in the transaction or with respect to the fairness of any such compensation.

The terms of the merger agreement were determined through arm’s length negotiations between the Company and Knauf, and the decision to enter into the merger agreement was solely that of the Board. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Board in its evaluation of the transaction and should not be viewed as determinative of the views of the Board or management of the Company with respect to the transaction or the consideration to be paid in the transaction.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methodology in rendering its opinion to the Board on June 10, 2018 and contained in the presentation delivered to the Board on such date in connection with the rendering of such opinion and this summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Public Trading Multiples.

Using publicly available information, J.P. Morgan compared selected financial data of the Company with similar data for selected publicly-traded companies engaged in businesses which J.P. Morgan judged to be analogous to the Company. The companies selected by J.P. Morgan were:

•	Armstrong World Industries, Inc.

•	Continental Buildings Products, Inc.

•	Eagle Materials Inc.

•	Owens Corning

•	Compagnie de Saint-Gobain S.A.

None of the selected companies reviewed is identical to the Company. Certain of these companies may have characteristics that are materially different from those of the Company. However, the companies were selected, among other reasons, because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies differently than they would affect the Company.

Using publicly available information from Bloomberg and IBES, J.P. Morgan calculated for each selected company, the ratio of such company’s firm value (calculated as the market value of the Company’s common stock on a fully diluted basis, plus any debt and minority interest, less cash and cash equivalents) to the equity research analyst estimate for such company’s EBITDA (defined as earnings before interest, taxes, depreciation and amortization) calendarized to year end 2018 (the “2018E EV/EBITDA”) and the ratio of such company’s firm value to the equity research analyst estimate for the company’s estimated EBITDA calendarized to year end 2019 (the “2019E EV/EBITDA”). The following table represents the results of this analysis:

Company	2018E EV/EBITDA	2019E EV/EBITDA
Armstrong World Industries, Inc.	11.5x	10.5x
Continental Building Products, Inc.	9.6x	8.9x
Eagle Materials Inc.	11.7x	10.4x
Owens Corning	7.7x	7.0x
Compagnie de Saint-Gobain S.A.	7.1x	6.6x

Based on the results of this analysis and other factors which J.P. Morgan considered appropriate based on its experience and judgment, J.P. Morgan selected multiple reference ranges for the Company of 9.0x to 10.5x and 8.0x to 9.5x for 2018E EV/EBITDA and 2019E EV/EBITDA, respectively.

After applying this range to the Company’s estimated EBITDA for the fiscal years ended December 31, 2018 and December 31, 2019 based on the Company Projections (as defined in the section entitled “—Certain USG Unaudited Prospective Financial Information”), the analysis indicated the following implied per share equity value ranges for the common stock:

	Implied Per Share Equity Value (rounded to the nearest $0.25)
	Low	High
2018E EV/EBITDA	$36.25	$43.00
2019E EV/EBITDA	$42.50	$51.50

The ranges of implied per share equity value were compared to (i) the closing price of the common stock on the last undisturbed trading day and (ii) the total consideration.

Discounted Cash Flow Analysis.

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied equity value per share of the common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future cash flows generated by the asset and taking into consideration the time value of money with respect to those cash flows by calculating their “present value.” “Present value” refers to the current value of the cash flows generated by the asset, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital and other appropriate factors. “Terminal value” refers to the present value of all future cash flows generated by the asset for periods beyond the projections period.

J.P. Morgan calculated the unlevered free cash flows that USG NA is expected to generate for April 1, 2018 through December 31, 2022, using the Company Projections. J.P. Morgan also calculated a range of terminal values of the Company at the end of the five-year period ending 2022 by applying a terminal value growth rate ranging from 2.0% to 3.0% to the unlevered free cash flow of USG NA during the terminal period of the projections and then the unlevered free cash flows and the range of terminal values were then discounted to present values as of March 31, 2018 using a range of discount rates from 9.25% to 10.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the Company. J.P. Morgan derived a range of illustrative enterprise values for USG NA by adding the range of present values derived above. J.P. Morgan then subtracted from the range of illustrative enterprise values it derived for USG NA the amount of the Company’s net debt as of March 31, 2018 as provided by the Company management to derive a range of illustrative equity values for USG NA.

Using the Company Projections, J.P. Morgan separately calculated the unlevered free cash flows that the UBBP joint venture is expected to generate for April 1, 2018 through December 31, 2022. J.P. Morgan also calculated a range of terminal values of the UBBP joint venture at the end of the five-year period ending 2022 by applying a terminal value growth rate ranging from 3.0% to 4.0% to the unlevered free cash flow of the UBBP joint venture during the terminal period of the projections, and the unlevered free cash flows and the range of terminal values were then discounted to present values as of March 31, 2018 using a range of discount rates from 9.75% to 10.75%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the UBBP joint venture. J.P. Morgan derived range of illustrative enterprise values for the UBBP joint venture by adding the range of present values derived above. J.P. Morgan then subtracted from the range of illustrative enterprise values it derived for the UBBP joint venture the amount of the UBBP joint venture’s net debt as of March 31, 2018 as provided by the Company management to derive a range of illustrative equity values for the UBBP joint venture. J.P. Morgan then multiplied the range of illustrative equity values for the UBBP joint venture by 0.50 to derive a range of illustrative equity values for the Company’s ownership stake in the UBBP joint venture.

Finally, using the Company Projections, J.P. Morgan discounted to present value as of March 31, 2018 the estimated benefits of the Company’s NOLs and other tax attributes, for April 1, 2018 through December 31, 2032, using a range of discount rates from 9.25% to 10.25%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital for the Company. J.P. Morgan then added the range of illustrative equity values for USG NA, the Company’s ownership stake in the UBBP joint venture and the Company’s NOLs and other tax credits to derive a range of illustrative aggregate equity values for the Company.

Based on the foregoing, this analysis indicated an implied per share equity value range for shares of common stock of $42.09 to $55.25 each of which was compared to (i) the closing price of the common stock on the last undisturbed trading day and (ii) the total consideration.

Selected Transactions Analysis.

Using publicly available information, J.P. Morgan reviewed selected transactions involving acquired business in the building products industry that, for purposes of J.P. Morgan’s analysis and based on its experience and judgment, were considered similar to the Company’s business and calculated, for each selected transaction, the ratio of the target company’s transaction value to the target company’s EBITDA as reported or calculated using publicly available financial information for the relevant twelve-month period of the applicable transaction (“TV/LTM EBITDA”).

Date	Target	Acquiror	TV/LTM EBITDA
July 2011	Lafarge S.A. (Australia)	Knauf Gips KG	9.2x
August 2011	Lafarge S.A. (Asia joint venture stake)	Boral Limited	13.8x
June 2013	Lafarge S.A (Continental Building Products)	Lone Star Funds	9.3x
October 2013	Boral Limited (stake in joint venture)	USG Corporation	10.6x
August 2015	CR Laurence Co. Inc.	CRH PLC	11.3x
May 2017	Pittsburgh Corning Corp.	Owens Corning	9.0x
October 2017	Paroc Group	Owens Corning	11.0x
November 2017	Armstrong World Industries, Inc. (EMEA & Pacific Rim)	Knauf International GmbH	12.7x
January 2018	Ply Gem Holdings, Inc.	Clayton Dubilier & Rice	10.0x

None of the selected transactions reviewed was identical to the transaction. Certain of these transactions may have characteristics that are materially different from those of the transaction. However, the transactions selected were chosen because the participants in, and certain other aspects of, the transactions, for purposes of J.P. Morgan’s analysis, may be considered similar to the participants in and aspects of the transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the transactions differently than they would affect the transaction.

Based on the results of this analysis, J.P. Morgan selected a multiple reference range of 9.0x to 11.5x for TV/LTM EBITDA and applied it to the Company’s EBITDA for the twelve-month period ended March 31, 2018 as provided by the Company management. The analysis indicated an implied per share equity value range for shares of common stock of $33.00 to $43.75, in each case rounded to the nearest $0.25, which was compared to (i) the closing price of the common stock on the last undisturbed trading day and (ii) the total consideration.

Other Information.

Historical Trading Range. J.P. Morgan reviewed the 52-week trading range of the common stock for the period ending on the last undisturbed trading day, which was $25.78 to $40.82 per share, and compared that to (i) the closing price of the common stock on the last undisturbed trading day and (ii) the total consideration.

Analysts Price Targets. J.P. Morgan reviewed the price targets of public equity research analysts for the Company, which provided a reference of $29.00 to $44.00 per share, with a median price target of $37.50 per share, as of March 23, 2018, and compared that to (i) the closing price of the common stock on the last undisturbed trading day and (ii) the total consideration.

J.P. Morgan noted that the historical stock trading range analyses and analyst price targets noted above were presented merely for reference purposes only and were not relied upon for valuation purposes.

Miscellaneous

The foregoing summary of certain material financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole, could create an incomplete view of the processes underlying the analyses and its opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of the Company. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or made by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to the Company, and none of the selected transactions reviewed was identical to the transaction. However, the companies selected were chosen because they are publicly-traded companies with operations and businesses that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the Company. The transactions selected were similarly chosen because their participants, size and other factors, for purposes of J.P. Morgan’s analysis, may be considered similar to the transaction. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to the Company and the transactions compared to the transaction.

As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. J.P. Morgan was selected to advise the Company with respect to the transaction on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with the Company and the industries in which it operates.

J.P. Morgan received a fee from the Company of $3 million in connection with the delivery of its opinion. The Company has agreed to pay J.P. Morgan a transaction fee that is estimated, based on the information available as of the date of announcement, to be approximately $31 million, against which the opinion fee will be credited, upon the consummation of the transaction. In addition, the Company has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities arising out of J.P. Morgan’s engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with the Company and Berkshire Hathaway, for which J.P. Morgan and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s credit facility which closed in May 2017, joint lead bookrunner on the Company’s offering of debt securities which closed in May 2017 and financial advisor to the Company in connection with a sale transaction which closed in October 2016 and as joint lead bookrunner on Berkshire Hathaway’s offerings of debt securities which closed in January 2017 and August 2016. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. During the two year period preceding delivery of its opinion ending on June 10, 2018, the aggregate fees received by J.P. Morgan from the Company were approximately $10 million and from Berkshire Hathaway were approximately $30 million. Stephen Burke, a member of the Board of Directors of JP Morgan Chase & Co., is also a member of the Board of Directors of Berkshire Hathaway, and Todd Combs, Investment Officer of Berkshire Hathaway, is also a member of the Board of Directors of JP Morgan Chase & Co. In addition, J.P. Morgan and its affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and Berkshire Hathaway. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company or Berkshire Hathaway for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities or financial instruments.

Financing

The merger is not conditioned upon the receipt of financing by Knauf.

In connection with the execution of the merger agreement, on June 8, 2018, Knauf and Merger Sub entered into the debt commitment letter, pursuant to which Knauf will obtain debt financing for the merger that will be used, together with other available capital resources of Knauf and its subsidiaries, to fund (i) the payment of the closing consideration, (ii) the payment of all unpaid transaction fees to be paid in connection with completion of the merger and any amounts required to be paid by Knauf pursuant to the terms of the merger agreement, (iii) the repayment of certain existing indebtedness of the Company and its affiliates and (iv) the payment of any fees associated with the foregoing. The debt commitment letter provides, among other things, that UniCredit Bank AG and Commerzbank Aktiengesellschaft will arrange, manage the syndication of and underwrite a EUR 2,250,000,000 term credit facility, a EUR 500,000,000 (or the equivalent in U.S. dollars) revolving credit facility, a $800,000,000 term credit facility and a $858,500,000 backstop credit facility. The merger agreement requires that Knauf deliver to the Company a copy of the executed debt commitment letter, including all exhibits, schedules or amendments (if any) thereto.

Knauf has represented in the merger agreement that it will have sufficient funds available to it, through the aggregate proceeds from the foregoing credit facilities, together with the other available capital resources of Knauf and its subsidiaries, necessary to complete the merger and the other transactions contemplated by the merger agreement. The Company has agreed to use its reasonable best efforts to provide cooperation as may be reasonably requested by Knauf to assist Knauf in arranging, obtaining and syndicating debt financing at or prior to the effective time of the merger.

See the section entitled “The Merger Agreement—Financing and Financing Assistance.”

Interests of Our Directors and Executive Officers in the Merger

In considering the recommendation of the Board that you vote “FOR” adoption of the merger agreement, you should be aware that our directors and executive officers have potential interests in the proposed merger that may be different from or in addition to your interests generally. The Board was aware of these interests and considered them, among other matters, in approving the merger agreement, and in making its recommendation that you vote “FOR” adoption of the merger agreement. See the section entitled “Proposal 1: The Merger—Background of the Merger” and the section entitled “Proposal 1: The Merger—Recommendations of the Board

and Reasons for the Merger.” These interests are described in more detail below, and certain of them are quantified in the narrative and the table below.

Directors and Executive Officers

Our directors and executive officers (serving in such roles in 2017 and/or 2018) are:

Name	Age	Positions
Jose Armario	59	Director
Thomas A. Burke	61	Director
Matthew Carter, Jr.	57	Director
Gretchen R. Haggerty	63	Director
William H. Hernandez	70	Director
Brian A. Kenney	58	Director
Richard P. Lavin	66	Director
Steven F. Leer	66	Director and Non-Executive Chairman
Jennifer F. Scanlon	51	Director, President and Chief Executive Officer
Matthew F. Hilzinger	55	Executive Vice President and Chief Financial Officer
Brian J. Cook	60	Executive Vice President and Chief Administrative Officer
Gregory D. Salah	56	Senior Vice President and President, Gypsum
Michelle M. Warner	51	Senior Vice President, General Counsel and Corporate Secretary
Dominic A. Dannessa	62	Executive Vice President and Chief Customer and Innovation Officer
Joseph W. Holmes	57	Senior Vice President, Manufacturing, Technology and Global Operations
Christopher D. Macey	47	Senior Vice President and President, Ceilings
John M. Reale	56	Senior Vice President and President, Performance Materials
Kenneth R. Banas(1)	44	Vice President, Advanced Manufacturing and Corporate Excellence
Mary A. Martin(1)	63	Vice President and Associate General Counsel
Jeanette A. Press(1)	42	Vice President and Controller
Chris A. Rosenthal(2)	55	Former Senior Vice President, Human Resources
Srinivas Veeramasuneni(1)	54	Vice President and Chief Innovation Officer

(1)	This individual is an elected officer of the Company, but is no longer an executive officer of the Company as defined in Rule 3b-7 of the Exchange Act.
(2)	Mr. Rosenthal is no longer an executive officer of the Company.

Like all other holders of shares of our common stock, our directors and executive officers will be entitled to receive closing consideration for each of their shares of our common stock, if any, and each of their outstanding Company equity awards will receive the treatment described below upon the completion of the merger.

Treatment of Company Equity Awards

Stock Options. At the effective time of the merger, each award of Company stock options in respect of our common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, equal to the product of (i) the number of shares of our common stock subject to such Company stock option as of the effective time of the merger, multiplied by (ii) the excess, if any, of the closing consideration over the exercise price for such option.

Restricted Stock Unit Awards. At the effective time of the merger, each Company RSU Award in respect of our common stock that is outstanding immediately prior to the effective time of the merger, will become fully vested and will be converted into the right to receive as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, a cash payment equal to the product of (i) the number of shares of our common stock subject to such Company RSU Award as of the effective time of the merger, multiplied by (ii) the closing consideration; provided that to the extent any such Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company RSU Awards, outstanding as of the record date of the special meeting, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such Company RSU Award in accordance with the terms of such award. The dividend equivalent will be converted into additional Company RSU Awards that will vest and be paid out along with the other outstanding Company RSU Awards as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger.

Market Share Unit Awards and Performance Share Awards. At the effective time of the merger, each Company MSU Award and each Company Performance Share Award in respect of our common stock that is outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, a cash payment equal to the product of (i) (a) in the case of a Company MSU Award, the number of shares of our common stock earned under such Company MSU Award, determined as of the effective time of the merger by substituting the closing consideration for the market value per share, or (b) in the case of a Company Performance Share Award, the number of shares of our common stock earned under such Company Performance Share Award, determined by substituting the closing consideration for the ending stock price in determining the achievement of the performance goal measured as of the effective time of the merger, multiplied by (ii) the closing consideration; provided that to the extent any such Company MSU Award or Company Performance Share Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. Any shares of our common stock subject to a Company MSU Award or a Company Performance Share Award not earned on the effective date of the merger will be forfeited.

Deferred Stock Unit Awards. Pursuant to the merger agreement, it is expected that all of the Company’s non-employee directors will be replaced as of the effective time of the merger. Accordingly, at the effective time of the merger, each Company DSU Award held in notional accounts by non-employee directors who will experience a “separation from service” under Section 409A of the Code in connection with the completion of the merger, will be converted into a right to receive a cash payment equal to the product of (i) the number of shares of our common stock deemed to be held in the notional account immediately before the effective time of the merger, multiplied by (ii) the closing consideration; provided that (a) to the extent that any such non-employee director is a “specified employee” under Section 409A of the Code or (b) such non-employee director does not have a “separation from service” in connection with the completion of the merger, such cash payment will be paid in accordance with the applicable Company DSU Award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company DSU Awards, outstanding as of the record date of the special meeting, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares underlying such Company DSU Award in accordance with the terms of such award.

Dividend Make-Whole Amounts. The Company will grant a Dividend Make-Whole Amount to each holder of Incentive Equity Awards that were outstanding as of June 10, 2018, which are not entitled to dividend equivalent payments, in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Award remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards.

For an estimate of the amounts that would become payable to each of USG’s named executive officers in settlement of his or her outstanding equity awards, see the section entitled “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.” If the effective time of the merger were August 1, 2018, based on the number of equity awards outstanding as of such date, the closing consideration of $43.50 per share of our common stock, and the conditional special dividend of $0.50, we estimate the amount that would become payable to each of the nine individuals who were executive officers of the Company in either 2017 or 2018 other than its named executive officers in payment for their outstanding shares of our common stock held directly and indirectly and in settlement of their outstanding equity awards (including any related dividend equivalents, such as the conditional special dividend, with respect to Company RSU Awards, the Dividend Make-Whole Amounts with respect to Company stock options, Company MSU Awards and Company Performance Share Awards, and less, for Company stock options, the exercise price) as follows:

Name	Shares of Common Stock (#)	Shares of Common Stock Subject to Stock Options (#)	RSUs (#)	MSUs (#)	Performance Shares (#)	Total Value ($)
Kenneth R. Banas	5,392	—	6,575	28,961	15,756	$2,490,809
Dominic A. Dannessa	57,996	—	5,058	86,882	47,268	$8,674,447
Joseph W. Holmes	8,431	7,831	15,173	21,097	12,184	$2,720,626
Christopher D. Macey	4,757	—	5,058	21,540	12,478	$1,926,123
Mary A. Martin	18,073	19,727	5,058	17,376	9,452	$2,789,233
Jeanette A. Press	12,922	—	4,046	28,961	15,756	$2,712,117
John M. Reale	14,648	—	5,058	15,993	9,376	$1,980,771
Chris A. Rosenthal	18,688	6,460	14,162	33,971	18,098	$3,910,728
Srinivas Veeramasuneni	9,740	7,763	4,046	40,170	22,192	$3,575,822

If the effective time of the merger were August 1, 2018, based on the number of equity awards outstanding as of such date, the closing consideration of $43.50 per share of our common stock, and the conditional special dividend of $0.50, we estimate the amount that would become payable to each of the Company’s eight non-employee directors in payment for their outstanding shares of our common stock held directly and indirectly and in settlement of their outstanding equity awards (including any related dividend equivalents, such as the conditional special dividend, with respect to Company DSU Awards) as follows:

Name	Shares of Common Stock (#)	DSUs (#)	Total Value ($)
Jose Armario	6,534	79,191	$3,732,305
Thomas A. Burke	710	16,614	$753,949
Matthew Carter, Jr.	—	20,219	$879,527
Gretchen R. Haggerty	41,713	—	$1,835,372
William H. Hernandez	17,905	27,360	$1,977,980
Brian A. Kenney	36,659	—	$1,612,996
Richard P. Lavin	36,657	1,146	$1,662,759
Steven F. Leer	5,818	94,533	$4,368,178

The amount payable in respect of the Company’s executive officers does not reflect certain compensation actions that may occur before the effective time of the merger, including the grant of any additional equity awards as permitted by the merger agreement.

Change in Control Severance Agreements

The Company is party to change in control severance agreements with each of Brian Cook, Dominic Dannessa, Matthew Hilzinger, Joseph Holmes, Christopher Macey, Mary Martin, John Reale, Gregory Salah, Jennifer Scanlon and Michelle Warner, which provide severance benefits upon a qualifying termination of employment. If the employment of such person is terminated by the Company without cause or by the executive officer for good reason within two years following, or terminated by the Company without cause within 120 days (or 90 days, in the case of Mary Martin) prior to, a change in control of the Company (such as the merger) in accordance with the terms of their change in control severance agreements, each such person would be entitled to the following payments and benefits:

•

any accrued but unpaid base salary, unpaid reimbursable expenses, accrued but unused vacation time, plan benefits whose terms extend beyond termination of employment, and any payments or benefits payable under any Company incentive plan;

•

the greater of the executive officer’s target annual bonus in the year of termination or the year in which the change in control occurs, pro-rated for the portion of the year that the executive officer was employed;

•

two times (three times, in the case of Brian Cook) the sum of (a) the executive officer’s highest base salary within the past three years, and (b) the greater of the executive officer’s target annual bonus in the year of termination or the year in which the change in control occurs;

•

continued participation in our health and welfare benefit plans for eighteen months on a tax free basis (unless, in the case of Mary Martin, such coverage would result in negative tax consequences, in which case, the Company will use its reasonable best efforts to substitute a substantially similar benefit without such negative tax consequences (including a lump sum cash payment));

•	an amount in cash equal to the present value of six (or eighteen, in the case of Brian Cook) additional months of coverage under our health and welfare benefit plans, grossed up for any tax liability;

•

in the case of Brian Cook, Dominic Dannessa, Mary Martin and Jennifer Scanlon, the present value of the difference between the executive officer’s potential retirement benefit under the Company’s defined benefit retirement plans if the executive officer were to receive two (three, in the case of Brian Cook) additional years of age and service, and the executive officer’s current retirement benefit; and

•	at least six months of outplacement services.

In addition, in the event of a termination without cause within 120 days (or 90 days, in the case of Mary Martin) prior to a change in control, any equity awards forfeited as a result of the executive officer’s termination will be cashed out following such change in control.

The agreements with Brian Cook, Dominic Dannessa, Mary Martin and Jennifer Scanlon also provide that if the applicable executive officer’s severance benefits constitute in aggregate a parachute payment, the aggregate amount will be cutback by the smallest amount necessary to eliminate the parachute amount, unless the cutback would reduce the value of the aggregate severance benefits by 10% or more, in which case, it will be grossed up (in the case of Mary Martin such gross up payment will not include any amount in respect of taxes imposed on health insurance benefits). The change in control severance agreements with each of Matthew Hilzinger, Joseph Holmes, Christopher Macey, John Reale, Gregory Salah, and Michelle Warner provide that if any payments thereunder are subject to an excise tax under Section 4999 of the Code, such payments will be reduced to the extent that the reduction would result in a greater after-tax benefit to the executive officer.

As a condition to receiving the severance benefits under the change in control severance agreements, the applicable executive officer must execute a release of claims. The change in control severance agreements also include one-year post-employment non-competition restrictive covenants and two-year (three years in the case of Brian Cook) post-employment non-solicitation restrictive covenants.

For an estimate of the amounts that would become payable to each of the Company’s named executive officers under his or her change in control severance agreement if a severance-qualifying termination of employment were to occur immediately following consummation of the merger, see the section entitled “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.” If the effective time of the merger were August 1, 2018, we estimate that the aggregate value of the pro-rated annual bonus payment, severance payment, cash payment for an additional six months of health and welfare benefits coverage, pension-related payment, tax reimbursements and ancillary outplacement benefits that would become payable to each of Dominic Dannessa, Joseph Holmes, Christopher Macey, Mary Martin and John Reale under their change in control severance agreements, if each incurred a severance-qualifying termination of employment on that date, would be as follows:

Name	Pro-Rated Annual Bonus ($)	Severance ($)	Cash Payment for Health Coverage ($)	Pension Related Payment ($)	Tax Reimbursements ($)	Ancillary Benefits ($)	Total ($)
Dominic A. Dannessa	$180,863	$1,574,100	$36,710	$348,967	$3,636,950	$100,000	$5,877,590
Joseph W. Holmes	$145,979	$1,270,500	$36,710	$—	$—	$100,000	$1,553,189
Christopher D. Macey(1)	$122,926	$1,123,897	$24,046	$—	$—	$100,000	$1,370,869
Mary A. Martin	$82,425	$910,600	$12,096	$361,889	$1,089,970	$25,000	$2,481,980
John M. Reale	$120,750	$1,104,000	$36,710	$—	$—	$100,000	$1,361,460

(1)	The value of Christopher D. Macey’s benefits under his change in control severance agreement is provided in U.S. dollars.

Pro-rated Annual Bonus for USG’s 2018 Fiscal Year

Pursuant to the merger agreement, if the merger is completed prior to the end of the Company’s 2018 fiscal year, the Company may pay annual bonus awards to eligible employees (including the executive officers), who continue to be employed on the closing date of the merger, in an amount determined based on actual performance as determined in good faith by the Compensation and Organization Committee of the Board and pro-rated based on the portion of the year elapsed as of the closing date. If the effective time of the merger occurs on or after the last day of the Company’s fiscal year 2018, the Company may pay full annual bonus awards for fiscal year 2018 to eligible employees (including the executive officers), who continue to be employed on the last day of the Company’s 2018 fiscal year, the amount of which will be determined based on the actual level of achievement of the applicable performance goals as determined in good faith by the Compensation and Organization Committee of the Board.

Dividend Make-Whole Amounts

The Company will grant a Dividend Make-Whole Amount to each holder of Incentive Equity Awards that were outstanding as of June 10, 2018, which are not entitled to dividend equivalent payments, in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of our common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Award remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards.

For an estimate of the amounts that are expected to become payable to each of the Company’s named executive officers under his or her Dividend Make-Whole Amount upon the completion of the merger, see the section entitled “—Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger.” If the effective time of the merger were August 1, 2018, we estimate that the amount that would become payable to each of Kenneth Banas, Dominic Dannessa, Joseph Holmes, Christopher Macey, Mary Martin, Jeanette Press, John Reale, Chris Rosenthal and Srinivas Veeramasuneni under their Dividend Make-Whole Amounts, which are included in the tabular disclosure of the amounts that would become payable to such executive officers in settlement of their shares and outstanding equity awards, would be as follows:

Name	Dividend Make-Whole Amount ($)
Kenneth R. Banas	$22,359
Dominic A. Dannessa	$67,075
Joseph W. Holmes	$20,556
Christopher D. Macey	$17,009
Mary A. Martin	$23,278
Jeanette A. Press	$22,359
John M. Reale	$12,685
Chris A. Rosenthal	$29,265
Srinivas Veeramasuneni	$35,063

New Management Arrangements

As of the date of this proxy statement, there are no employment, equity contribution or other agreements between any of the Company’s executive officers or directors, on the one hand, and the Company or Knauf, on the other hand, in each case that have been requested or initiated by Knauf. The merger is not conditioned upon any executive officer or director of the Company entering into any such agreement.

Indemnification; Directors’ and Officers’ Insurance

Pursuant to the merger agreement, from and after the effective time of the merger, Knauf will indemnify certain persons, including the Company’s directors and officers. In addition, for a period of six years from the effective time of the merger, Knauf will maintain an insurance and indemnification policy for the benefit of certain persons, including the Company’s directors and officers. For additional information, see the section entitled “The Merger Agreement—Indemnification and Insurance.”

Quantification of Potential Payments to Our Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about certain compensation for each of the Company’s named executive officers that is based on or otherwise relates to the merger. For additional details regarding the terms of the payments described below, see the discussion under the caption “—Interests of Our Directors and Executive Officers in the Merger.” For information regarding shares of our common stock held by the named executive officers that would be entitled to receive the total consideration payable in connection with the merger, see the tabular disclosure under the caption “Security Ownership of Certain Beneficial Owners and Management.”

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described below, and do not reflect certain compensation actions that may occur before the effective time of the merger, including the grant of any additional equity awards as permitted by the merger agreement. For purposes of calculating such amounts, we have assumed:

•	August 1, 2018 as the effective time of the merger; and

•	a severance-qualifying termination of each named executive officer’s employment immediately following the effective time of the merger.

Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Pension/ NQDC ($)(3)	Perquisites/ Benefits ($)(4)	Tax Reimbursement ($)(5)	Other ($)(6)	Total ($)
Jennifer F. Scanlon	$4,900,670	$21,155,529	$383,608	$100,000	$9,575,075	$220,408	$36,335,290
Matthew F. Hilzinger	$2,556,063	$10,871,651	$—	$100,000	$18,454	$124,962	$13,671,130
Brian J. Cook	$2,580,371	$6,249,327	$785,788	$100,000	$3,347,022	$72,651	$13,135,159
Gregory D. Salah	$1,712,377	$5,488,482	$—	$100,000	$27,937	$56,511	$7,385,307
Michelle M. Warner	$1,867,483	$6,326,118	$—	$100,000	$18,454	$61,334	$8,373,389

(1)	The cash amounts payable to the named executive officers include the following components:

(a)	cash benefits payable under the named executive officer’s change in control severance agreement, which provide for payment of:

•

the greater of the named executive officer’s target annual bonus in the year of termination or the year in which the change in control occurs, pro-rated for the portion of the year that the named executive officer was employed;

•

two times (three times, in the case of Brian Cook) the sum of (a) the named executive officer’s highest base salary within the past three years, and (b) the greater of the named executive officer’s target annual bonus in the year of termination or the year in which the change in control occurs; and

•	an amount in cash equal to the present value of six (or eighteen, in the case of Brian Cook) additional months of coverage under our health and welfare benefit plans, grossed up for any tax liability;

in each case, payable in a lump sum on the 61st day following the termination of employment of such named executive officer by the Company without cause or by the named executive officer for good reason within two years following, or by the Company without cause within 120 days prior to, a change in control of the Company (such as the merger); and

(b)

2018 annual bonus award determined based on actual performance and pro-rated based on the portion of the year elapsed as of the closing date (although, the pro-rated 2018 annual bonus award amounts reflected in the table below are calculated at target because actual performance has not yet been determined as of the date of this proxy statement).

The components of such cash amount payable pursuant to the change in control severance agreements are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment), and the 2018 annual bonus award component of such cash amount is single-trigger and will become payable upon the completion of the merger. As a condition to receiving the severance benefits under the change in control severance agreements, the named executive officers must execute a release of claims. The change in control severance agreements also include one-year post-employment non-competition restrictive covenants and two-year (three years in the case of Brian Cook) post-employment non-solicitation restrictive covenants. The estimated amount of each component of the cash payment is set forth in the table below.

Named Executive Officer	CIC Severance ($)	Pro-Rated 2018 MIP ($)	Cash Payment for Health Coverage ($)	Total ($)
Jennifer F. Scanlon	$4,207,550	$656,410	$36,710	$4,900,670
Matthew F. Hilzinger	$2,250,500	$281,313	$24,250	$2,556,063
Brian J. Cook	$2,351,250	$180,104	$49,017	$2,580,371
Gregory D. Salah	$1,496,000	$179,667	$36,710	$1,712,377
Michelle M. Warner	$1,645,600	$197,633	$24,250	$1,867,483

(2)

As described in more detail in “The Merger Agreement—Treatment of Company Equity Awards,” any Company stock options, Company RSU Awards, Company MSU Awards and Company Performance Share Awards (including those held by the named executive officers) that were outstanding at the time the merger agreement was entered into and that remain outstanding as of the effective time of the merger will vest “single-trigger” upon the effective time of the merger and ultimately be settled for the closing consideration (less, in the case of stock options, the applicable exercise price).

The amounts above and in the table below assume the closing consideration as the price per share of our common stock. Set forth below are the values of each type of outstanding Equity Award (including any related dividend equivalents) held by the named executive officers that would become vested and paid out upon the completion of the merger. These amounts do not include any Dividend Make-Whole Amount payments, which are reflected in the “Other” column in the table above.

Named Executive Officer	Stock Options ($)	RSUs ($)	MSUs ($)	Performance Shares ($)	Total ($)
Jennifer F. Scanlon	$—	$1,980,033	$12,090,303	$7,085,193	$21,155,529
Matthew F. Hilzinger	$—	$—	$7,022,075	$3,849,576	$10,871,651
Brian J. Cook	$990,916	$550,058	$3,033,777	$1,674,576	$6,249,327
Gregory D. Salah	$—	$572,025	$3,156,708	$1,759,749	$5,488,482
Michelle M. Warner	$—	$990,060	$3,443,982	$1,892,076	$6,326,118

(3)

This amount represents the cash payment payable in a lump sum after termination based on the present value of the difference between the named executive officer’s potential retirement benefit under the Company’s defined benefit retirement plans if the named executive officer were to receive two (three, in the case of Brian Cook) additional years of age and service, and the named executive officer’s current retirement benefit. The pension based payment payable pursuant to the change in control severance agreements is “double-trigger” (i.e., it is contingent upon a qualifying termination of employment).

(4)

This amount represents the estimated value of at least six months of outplacement services in accordance with the Company’s practices for its other senior executives. The outplacement benefits payable pursuant to the change in control severance agreements are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment). These are estimates of the cost of the services and do not represent a cash payment.

(5)

The change in control severance agreements with the named executive officers provide for continued participation in the Company’s health and welfare benefit plans on a tax free basis for a period of eighteen months, and a grossed up cash payment in the amount of the present value of six (or eighteen in the case of Brian Cook) additional months of coverage under USG’s health and welfare benefit plans. Additionally, the change in control severance agreements with Brian Cook and Jennifer Scanlon provide that in the event the severance benefits provided thereunder constitute in aggregate an excess parachute payment, the aggregate amount will be subject to a cutback by the smallest amount necessary to eliminate the parachute amount, unless the cutback would reduce the aggregate severance benefits by 10% or more, in which case, it will be grossed up. The estimated amount of each such benefit is set forth in the table below. The gross up amounts payable pursuant to the change in control severance agreements are “double-trigger” (i.e., they are contingent upon a qualifying termination of employment).

Named Executive Officer	Insurance Benefits Gross Up ($)	Excise Tax Gross Up ($)
Jennifer F. Scanlon	$27,937	$9,547,138
Matthew F. Hilzinger	$18,454	$—
Brian J. Cook	$36,787	$3,310,235
Gregory D. Salah	$27,937	$—
Michelle M. Warner	$18,454	$—

(6)

This amount represents the Dividend Make-Whole Amount payments on account of each outstanding Company stock option, Company MSU Award and Company Performance Share Award held by each named executive officer, which were approved at the Compensation and Organization Committee meeting on July 17, 2018 and the Board meeting on July 18, 2018. The Dividend Make-Whole Amount payment is single-trigger (i.e., the payment is contingent upon the consummation of the merger) and will become payable upon the consummation of the merger.

Material U.S. Federal Income Tax Consequences of the Merger and the Conditional Special Dividend

The following is a discussion of the material U.S. federal income tax consequences of the merger and the conditional special dividend to holders of our common stock who receive the conditional special dividend and whose shares of our common stock are exchanged for the closing consideration pursuant to the merger. This discussion is based on the provisions of the Code, applicable U.S. Treasury Regulations, judicial opinions and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change or interpretation could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, nor does it address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax. This discussion is not binding on the IRS or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling will be sought from the IRS with respect to the merger or the conditional special dividend.

This discussion applies only to beneficial owners of shares of our common stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that may be relevant to a holder in light of its particular circumstances, or that may apply to holders subject to special treatment under U.S. federal income tax laws (including, for example, insurance companies, dealers or brokers in securities or foreign currencies, traders in securities who elect to apply the mark-to-market method of accounting, holders subject to the alternative minimum tax, U.S. holders (as defined below) that have a functional currency other than the U.S. dollar, tax-exempt organizations, tax-qualified retirement plans, banks and other financial institutions, mutual funds, certain former citizens or former long-term residents of the United States, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein), S corporations, real estate investment trusts, regulated investment companies, controlled foreign corporations, passive foreign investment companies, U.S. holders who hold shares of our common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction, and U.S. holders who acquired their shares of our common stock through the exercise of employee stock options or other compensation arrangements). This discussion also does not address the U.S. federal income tax consequences to holders of shares of our common stock who exercise appraisal rights in connection with the merger under the DGCL.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in such partnership will generally depend on the status of the partners and the activities of the partnership. If you are, for U.S. federal income tax purposes, a partner in a partnership holding shares of our common stock, you should consult your tax advisor.

Stockholders are urged to consult their own tax advisors to determine the particular tax consequences to them of the merger and the conditional special dividend, including the applicability and effect of the alternative minimum tax, the unearned income Medicare contribution tax and any other U.S. federal, or state, local, foreign or other tax laws.

Certain U.S. Federal Income Tax Consequences to U.S. Holders

This section applies to you if you are a U.S. holder. For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

•

a trust if (i) a court within the United States is able to exercise primary supervision over the trust’s administration, and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

The conditional special dividend will be characterized as a dividend for U.S. federal income tax purposes to the extent paid out of the Company’s current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Such dividends are taxed at ordinary income tax rates; provided, however, that for a non-corporate U.S. holder, the amount of the conditional special dividend that is treated as a dividend for U.S. federal income tax purposes generally will be eligible under current law for a reduced rate of taxation if certain holding period and other requirements are satisfied. To the extent that the conditional special dividend qualifies for such reduced rate of taxation and constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of a holder’s tax basis in its stock, the conditional special dividend will likely be an “extraordinary dividend”), any loss on the sale or exchange of such stock by a non-corporate U.S. holder, to the extent of such extraordinary dividend, will be treated as long-term capital loss. For a corporate U.S. holder, the amount of the conditional special dividend that is treated as a dividend for U.S. federal income tax purposes will be eligible for the dividends-received deduction if such holder meets certain holding period and other applicable requirements. In addition, if (i) a corporate U.S. holder is allowed a dividends-received deduction with respect to the conditional special dividend, (ii) such corporate U.S. holder held its common stock for two years or less, and (iii) such conditional special dividend constitutes an extraordinary dividend, then such corporate U.S. holder’s tax basis in its common stock will be reduced (but not below zero) by the nontaxed portion of the conditional special dividend and, if the nontaxed portion of such dividend exceeds such tax basis, such excess will be treated as gain from the sale or exchange of such holder’s common stock.

Based on the Company’s estimate of its current and accumulated earnings and profits, it currently expects that only a portion of the amount of the conditional special dividend will be paid out of earnings and profits and thus treated as a dividend for U.S. federal income tax purposes; however, the Company will not make a final determination of the portion of the conditional special dividend that is treated as paid out of current and accumulated earnings and profits until after the close of the taxable year in which the conditional special dividend is paid. To the extent that the conditional special dividend exceeds the Company’s current and accumulated earnings and profits, the excess will first reduce the U.S. holder’s basis in our common stock, but not below zero, and then will be treated as gain from the sale of the U.S. holder’s common stock.

Assuming that the conditional special dividend is paid in 2018, the process of determining current and accumulated earnings and profits requires a final determination of the 2018 fiscal year results and a review of certain other factors. The determination will be based in part on factors that are outside of the control of the Company and which cannot be ascertained at this time. The Company will be required to complete IRS Form 8937 for certain distributions that affect stockholder basis, including the payment of the conditional special dividend, and post it on its website within 45 days of the dividend payment date. The Company expects that this form will provide certain preliminary information on the expected changes in the tax basis of the shares and the portion of the conditional special dividend anticipated to be paid out of earnings and profits. The final determination of the tax treatment of annual distributions (dividends versus return of capital) is reported to U.S. stockholders on IRS Form 1099-DIV. This form will be mailed to U.S. stockholders in early 2019, assuming the conditional special dividend is paid in 2018. The Company’s determination of current and accumulated earnings and profits is not binding on the IRS, and it is possible that the IRS will take a different view.

The receipt of the closing consideration by U.S. holders in exchange for shares of common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder who receives the closing consideration in exchange for shares of common stock pursuant to the merger will recognize capital gain or loss in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis in the shares of common stock generally will equal the holder’s purchase price for such shares, as adjusted to take into account stock dividends, stock splits, distributions not treated as a dividend or similar transactions.

Any such gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the shares of common stock surrendered in the merger is greater than one year as of the date of the merger. Long-term capital gains of certain non-corporate U.S. holders, including individuals, are generally subject to U.S. federal income tax at preferential rates. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of common stock at different times and different prices, such U.S. holder must determine its adjusted tax basis, gain or loss and holding period separately with respect to each block of common stock.

Certain U.S. Federal Income Tax Consequences to Non-U.S. Holders

This section applies to you if you are a non-U.S. holder. You are a “non-U.S. holder” if you are neither a U.S. holder nor a partnership. Also, you are not a non-U.S. holder if you are a nonresident alien individual present in the United States for 183 days or more in the taxable year of the special dividend or merger, in which case you should consult your tax advisor regarding the U.S. federal income tax consequences of the conditional special dividend or merger.

The amount of the conditional special dividend that is treated as a dividend for U.S. federal income tax purposes generally will be subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty (except as described in the immediately succeeding paragraph). While the Company expects that only a portion of the conditional special dividend will be treated as a dividend for U.S. federal income tax purposes, the Company will not make a final determination of the amount treated as a dividend until after the close of the taxable year in which the conditional special dividend is paid. Accordingly, the Company expects that, if withholding is required, it or another applicable withholding agent will withhold based on the entire amount of the conditional special dividend. In such event, a non-U.S. holder may seek a refund from the IRS with respect to withholdings on amounts in excess of the portion treated as a dividend for U.S. federal income tax purposes. Non-U.S. holders should consult their tax advisors on how to obtain a refund of any excess withholding. To obtain a reduced rate of withholding, a non-U.S. holder will be required to provide a properly executed applicable IRS Form W-8 certifying such non-U.S. holder’s entitlement to benefits under a treaty. A non-U.S. holder will generally not be subject to tax on any gain recognized with respect to its common stock either on account of the conditional special dividend or pursuant to the merger (except as described in the immediately succeeding paragraph).

If the conditional special dividend or any gain realized by a non-U.S. holder pursuant to the merger is effectively connected with such non-U.S. holder’s conduct of a U.S. trade or business, and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such non-U.S. holder in the United States, the conditional special dividend and any gain realized by a non-U.S. holder pursuant to the merger generally will be subject to U.S. federal income tax on a net income basis in the same manner as if such holder were a U.S. holder. In this case, with respect to the conditional special dividend, a non-U.S. holder will be exempt from the withholding tax discussed above, although such holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. A non-U.S. holder should consult its tax advisor with respect to other U.S. federal income tax consequences of the conditional special dividend and the merger, including the possible imposition of a branch profits tax at a rate of 30% (or lower treaty rate) if such U.S. holder is a corporation.

FATCA

Provisions of the Code commonly referred to as “FATCA” require withholding of 30% on payments of dividends on our common stock (including the conditional special dividend), as well as payments of gross proceeds of dispositions of our common stock (including the closing consideration) occurring after December 31, 2018, to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally may obtain a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your receipt of the conditional special dividend and the closing consideration.

Information Reporting and Backup Withholding

Payments of the conditional special dividend and payments made in exchange for shares of common stock pursuant to the merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding. Non-U.S. holders are generally exempt from backup withholding and should establish their exemption by certifying as to their non-U.S. status on an appropriate IRS Form W-8.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, if any, provided that such holder furnishes the required information to the IRS in a timely manner.

Regulatory Approvals

Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been submitted to the Antitrust Division and the FTC and the applicable statutory waiting period has expired or been terminated. The Company and Knauf received notice that their request for early termination of the HSR waiting period was granted on July 11, 2018. HSR clearance for the merger is effective as of receipt of that notice. Completion of the merger is further subject to notification or receipt of certain other regulatory approvals, including notification, clearance and/or approval in certain foreign jurisdictions, including Australia, China, Mexico, New Zealand, Singapore and Vietnam. The parties have filed or are in the process of preparing required notifications in each of the other applicable filing jurisdictions.

At any time, non-U.S. regulatory bodies and U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Pursuant to the merger agreement, Knauf is required to take all actions necessary to obtain antitrust approvals, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Knauf and its respective subsidiaries and affiliates and (ii) otherwise taking or committing to take actions that, after the effective time of the merger, would limit Knauf’s or its subsidiaries’ or affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Knauf and its respective subsidiaries or affiliates.

Regulatory authorities may impose conditions on the completion of the merger. While Knauf is required in accordance with the merger agreement to take all actions necessary to procure approvals from regulatory authorities, there can be no assurance that the merger will be completed in the expected timeframe if regulatory authorities impose such conditions.

Litigation Relating to the Merger

On August 13, 2018, a purported stockholder of the Company filed a putative class action against the Company, its directors, Knauf, C&G Verwaltungs GmbH (an indirect subsidiary of Knauf), Merger Sub, and Berkshire captioned Anderson v. USG Corporation, et. al., Case No. 2018-0602, in the Court of Chancery of the State of Delaware. Also on August 13, 2018, a second purported stockholder of the Company filed a putative class action against the Company, its directors, Knauf, C&G Verwaltungs GmbH, Merger Sub, and Berkshire captioned Fitzgerald v. USG Corporation, et. al., Case No. 2018-0603, in the Court of Chancery of the State of Delaware. In each action, the complaint alleges violations of Section 203 of the DGCL in connection with the merger, breach of fiduciary duty, and aiding and abetting breach of fiduciary duty. The complaints seek class action certification and a variety of relief including, among other things, an injunction preventing the stockholder vote regarding adoption of the merger agreement or completion of the merger, or, in the event the merger is completed, rescission of the merger or an award of rescissory damages, plus attorneys’ fees and costs.

The complaints allege, among other things, that the merger triggers the voting requirements of Section 203 of the DGCL which, if applicable, would require the affirmative vote of 66 2⁄3% of the outstanding shares of our common stock not owned by Knauf, Berkshire, and their affiliates to complete the merger. The complaints allege that Section 203 is triggered because, prior to the Board’s approval of the merger, Knauf and Berkshire purportedly had an “agreement, arrangement and/or understanding” with respect to the merger. In addition, the complaint alleges that the merger constitutes “a hostile takeover attempt governed by Section 203” of the DGCL. The Company believes the allegations in the complaints are without merit. The Company further notes that if the voting requirements of Section 203 of the DGCL applied to the merger, the voting requirements of Section 203 of the DGCL would mean that an affirmative vote of the holders of 80.56% of our outstanding shares of our common stock would be required, rather than the affirmative vote of the holders of 80% of our outstanding shares of our common stock required under our certificate of incorporation of the Company.

The Company believes the claims in each complaint are without merit. At this time, however, it is not possible to predict the outcome of these matters or their effects on the Company or the merger.

Additional lawsuits arising out of or relating to the merger may be filed in the future.

Delisting and Deregistration of Company Common Stock

If the merger is completed, all shares of our common stock will be delisted from the NYSE and the CHX and deregistered under the Exchange Act.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read carefully the merger agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Merger Agreement

The following summary of the merger agreement, and the copy of the merger agreement attached as Annex A to this proxy statement, are intended to provide information regarding the terms of the merger agreement and are not intended to provide any factual information about the Company or to modify or supplement any factual disclosures about the Company in its public reports filed with the SEC. In particular, the merger agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company. The merger agreement contains representations and warranties by and covenants of the Company, Knauf and Merger Sub, and they were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the merger agreement were made solely for the benefit of the parties to the merger agreement, may be subject to limitations, qualifications and other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts or being made for other purposes, and may be subject to contractual standards of materiality or material adverse effect (as defined below) applicable to the contracting parties that generally differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The representations, warranties and covenants in the merger agreement and any descriptions thereof should be read in conjunction with the disclosures elsewhere in this proxy statement and in the Company’s periodic and current reports, proxy statements and other documents filed with the SEC. See the section entitled “Where You Can Find Additional Information.”

Structure of the Merger; Certificate of Incorporation; Bylaws; Directors and Officers

At the effective time of the merger, Merger Sub will merge with and into the Company, and the separate corporate existence of Merger Sub will cease. The Company will be the surviving corporation in the merger and will continue its corporate existence as a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf. The certificate of incorporation of the Company that is in effect immediately before the effective time of the merger will be amended and restated to read in its entirety as set forth in Exhibit B to the merger agreement, and as so amended will become the certificate of incorporation of the surviving corporation. The bylaws of the Company that are in effect immediately before the effective time of the merger will be amended and restated to read in their entirety as set forth in Exhibit C to the merger agreement, and as so amended will become the bylaws of the surviving corporation.

The individuals holding positions as directors of Merger Sub at the effective time of the merger will become the initial directors of the surviving corporation. The individuals holding positions as officers of the Company at the effective time of the merger will become the initial officers of the surviving corporation.

When the Merger Becomes Effective

The closing of the merger (the “closing”) will take place at the offices of Baker & McKenzie, LLP, 300 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m., Chicago time, on the second business day following the day on which the last of the conditions set forth in the merger agreement to be satisfied or waived (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) are satisfied or waived in accordance with the merger agreement, unless otherwise mutually agreed in writing between the Company and Knauf (the date on which the closing actually occurs is referred to herein as the “closing date”). For purposes of the merger agreement, “business day” refers to any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in Frankfurt, Germany, Chicago, Illinois, Dover, Delaware or New York, New York.

On the closing date, the Company and Knauf will file a certificate of merger with the Secretary of State of the State of Delaware. The merger will become effective at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as may be agreed by the parties in writing and specified in the certificate of merger.

As of the date of this proxy statement, we expect to complete the merger in early 2019. However, completion of the merger is subject to the satisfaction or waiver of the conditions to the completion of the merger, which are described below and include stockholder approval of the adoption of the merger agreement and various regulatory clearances and approvals, and it is possible that the merger will not be completed until a later time, or at all. There may be a substantial amount of time between the special meeting and the completion of the merger. After obtaining stockholder approval of the adoption of the merger agreement, the Board will not have the right to terminate the merger agreement in order to accept any alternative acquisition proposal. We expect to complete the merger promptly following the receipt of all required approvals.

Effect of the Merger on the Common Stock

At the effective time of the merger, each share of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders) will be converted into and represent the right to receive the closing consideration. The closing consideration will be $43.50 per share in cash, without interest and subject to tax withholding as applicable.

At the effective time of the merger, each share of the Company’s common stock owned by the Company or its subsidiaries will be cancelled and will cease to exist and no consideration will be paid or delivered in exchange therefor.

At the effective time of the merger, each share of the Company’s common stock owned by Knauf or any of its subsidiaries and each share of Merger Sub owned by Knauf or any of its subsidiaries immediately prior to the effective time of the merger will continue as one fully paid and non-assessable share of common stock, par value $0.10 per share, of the surviving corporation.

Treatment of Company Equity Awards

Stock Options. At the effective time of the merger, each award of Company stock options in respect of the Company’s common stock that is outstanding immediately prior to the effective time of the merger will be converted into the right to receive a cash payment as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, equal to the product of (i) the number of shares of the Company’s common stock subject to such Company stock option as of the effective time of the merger, multiplied by (ii) the excess, if any, of the closing consideration over the exercise price for such Company stock option.

Restricted Stock Unit Awards. At the effective time of the merger, each Company RSU Award in respect of the Company’s common stock that is outstanding immediately prior to the effective time of the merger, will become fully vested and will be converted into the right to receive as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, a cash payment equal to the product of (i) the number of shares of the Company’s common stock subject to such Company RSU Award as of the effective time of the merger, multiplied by (ii) the closing consideration; provided that to the extent any such Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company RSU Awards, outstanding as of the record date of the special meeting, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such Company RSU Award in accordance with the terms of such award.

Market Share Unit Awards and Performance Share Awards. At the effective time of the merger, each Company MSU Award and each Company Performance Share Award in respect of the Company’s common stock that is outstanding immediately prior to the effective time of the merger will become fully vested and will be converted into the right to receive as promptly as practicable, but in no event later than 15 calendar days after the effective time of the merger, a cash payment equal to the product of (i) (a) in the case of a Company MSU Award, the number of shares of the Company’s common stock earned under such Company MSU Award, determined as of the effective time of the merger by substituting the closing consideration for the market value per share, or (b) in the case of a Company Performance Share Award, the number of shares of the Company’s common stock earned under such Company Performance Share Award, determined by substituting the closing consideration for the ending stock price in determining the achievement of the performance goal measured as of the effective time of the merger, multiplied by (ii) the closing consideration; provided that to the extent any such Company MSU Award or Company Performance Share Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. Any shares of the Company’s common stock subject to a Company MSU Award or a Company Performance Share Award not earned on the effective date of the merger will be forfeited.

Deferred Stock Unit Awards. Pursuant to the merger agreement, it is expected that all of the Company’s non-employee directors will be replaced as of the effective time of the merger. Accordingly, at the effective time of the merger, each Company DSU Award held in notional accounts by non-employee directors who will experience a “separation from service” under Section 409A of the Code in connection with the completion of the merger, will be converted into a right to receive a cash payment equal to the product of (i) the number of shares of the Company’s common stock deemed to be held in the notional account immediately before the effective time of the merger, multiplied by (ii) the closing consideration; provided that (a) to the extent that any such non-employee director is a “specified employee” under Section 409A of the Code or (b) such non-employee director does not have a “separation from service” in connection with the completion of the merger, such cash payment will be paid in accordance with the applicable Company DSU Award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company DSU Awards, outstanding as of the record date of the special meeting, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such Company DSU Award in accordance with the terms of such award.

Dividend Make-Whole Amounts. The Company will grant a Dividend Make-Whole Amount to each holder of Incentive Equity Awards that were outstanding as of June 10, 2018, which are not entitled to dividend equivalents, in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Award remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards.

Payment for Common Stock in the Merger

At the effective time of the merger, Knauf will deposit, or cause to be deposited, in trust with a paying agent in a separate account for the benefit of the holders of the Company’s common stock, cash in U.S. dollars sufficient to pay the closing consideration in exchange for all of the shares of the Company’s common stock issued and outstanding immediately prior to the effective time of the merger (other than shares of common stock owned by Knauf and its subsidiaries, the Company and its subsidiaries or excluded holders). As soon as reasonably practicable after the effective time of the merger and in any event no later than the second business day following the closing date, the surviving corporation will cause the paying agent to mail to each holder of record of shares of the Company’s common stock converted into the right to receive a portion of the closing consideration (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of the certificates or book-entry shares in exchange for payment of the closing consideration. Upon surrender of certificates or book-entry shares to the paying agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions, and such other documents as may be customarily required by the paying agent, the holder of such certificates or book-entry shares will be entitled to receive an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered certificates or book-entry shares multiplied by (ii) the closing consideration.

Conditional Special Dividend

In addition to the closing consideration, as contemplated in the merger agreement, the Company declared the conditional special dividend of $0.50 per share payable to holders of the Company’s common stock as of the record date of the special meeting. Payment of the conditional special dividend is conditioned on obtaining stockholder approval of the adoption of the merger agreement and would be payable following certification of the results of the special meeting. The payment of the conditional special dividend is not conditioned on completion of the merger and, if stockholder approval of the adoption of the merger agreement is obtained, will be paid regardless of whether the merger is completed. If stockholder approval of the adoption of the merger agreement is obtained, each holder of any Company RSU Awards or Company DSU Awards outstanding as of the record date of the special meeting, that provide for dividend equivalents, will receive a dividend equivalent in an amount equal to the product of (i) the conditional special dividend, and (ii) the number of shares underlying such Company RSU Award or Company DSU Award in accordance with the terms of such award.

Due to the contingent nature of the conditional special dividend, the NYSE rules require the Company’s common stock to trade with “due bills,” representing an assignment of the right to receive the conditional special dividend, beginning on August 20, 2018 (one business day prior to the record date) through the due bill period. The Company’s common stock will not trade ex-dividend until the first business day after the conditional special dividend payment date (the “ex-dividend date”). This means that purchasers of the Company’s common stock during the due bill period that hold the Company’s common stock on the conditional special dividend payment date are entitled to receive the conditional special dividend in the event stockholder approval of the adoption of the merger agreement is obtained. Stockholders that sell the Company’s common stock during the due bill period are not entitled to receive the conditional special dividend in the event stockholder approval of the adoption of the merger agreement is obtained. Investors who enter into trades to purchase the Company’s common stock on or after the ex-dividend date will not receive the conditional special dividend. The conditional special dividend is conditioned on the merger agreement being adopted by our stockholders at the special meeting and, if the merger agreement is so adopted, will be paid following certification of the results of the special meeting.

Due bills obligate sellers who were stockholders of record on the record date to deliver the conditional special dividend, if paid, to the subsequent buyer. Accordingly, holders of the Company’s common stock on the record date must hold the Company’s common stock through the conditional special dividend payment date to be entitled to receive the conditional special dividend. The due bill obligations are settled customarily between the brokers representing the buyers and sellers of the Company’s common stock. The Company has no obligations for either the amount of the due bill or the processing of the due bill. Buyers and sellers of the Company’s common stock during the due bill period should consult their broker before trading in the Company’s common stock to be sure they understand the effect of the NYSE’s due-bill procedures.

The Company will grant a Dividend Make-Whole Amount to each holder of Incentive Equity Awards that were outstanding as of June 10, 2018 in the form of a cash payment in an amount equal to the product of (i) the conditional special dividend, multiplied by (ii) the number of shares of common stock that either (a) are or become vested and paid out on such Incentive Equity Awards in connection with the completion of the merger and did not otherwise participate in the conditional special dividend, or (b) subject to the applicability of due bill trading, are or become vested and become payable following the record date, but prior to the closing date of the merger, in each case as determined by the Company. The Dividend Make-Whole Amount will be earned upon the effective time of the merger subject to the holder of the underlying Incentive Equity Award remaining continuously employed by the Company and its subsidiaries until immediately prior to the effective time of the merger, and will be paid promptly thereafter, but in no event later than 15 days following the effective time of the merger. However, if any holder of outstanding Incentive Equity Awards terminates employment with the Company or any of its subsidiaries prior to the effective time of the merger, and any such Incentive Equity Awards remain outstanding following such termination in accordance with their terms, then such holder will still be eligible to receive a Dividend Make-Whole Amount with respect to such outstanding Incentive Equity Awards.

Representations and Warranties

The merger agreement contains representations and warranties of the Company, subject to certain exceptions in the merger agreement, in the Company disclosure letter delivered in connection with the merger agreement and in the Company’s public filings, as to, among other things:

•	organization;

•	subsidiaries;

•	capitalization;

•	authorization, board approval, and voting requirements;

•	consents and approvals and no violations;

•	takeover provisions, rights plan, and company confidentiality agreement;

•	SEC reports and financial statements;

•	SEC compliance matters;

•	absence of undisclosed liabilities;

•	absence of certain changes;

•	litigation and investigations;

•	compliance with laws and permits;

•	taxes;

•	employee benefit plans and related matters and ERISA;

•	employees and labor matters;

•	intellectual property;

•	environmental laws and regulations;

•	contracts;

•	real property;

•	products and products liability;

•	insurance coverage;

•	UBBP business;

•	disclosure documents and proxy statement;

•	opinion of financial advisor; and

•	brokers.

The merger agreement also contains representations and warranties of Knauf and Merger Sub, subject to certain exceptions in the merger agreement and Knauf’s disclosure letter delivered in connection with the merger agreement, as to, among other things:

•	organization;

•	authorization and board approval;

•	consents and approvals and no violations;

•	financing;

•	Knauf’s financial statements;

•	proxy statement;

•	ownership of common stock and agreements with stockholders; and

•	litigation.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “material adverse effect” qualification, as discussed below.

For purposes of the merger agreement, a “material adverse effect” means, with respect to the Company, a change, circumstance, condition, event, effect, development or state of facts (each, a “change”) that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, financial condition, operations or results of operations of the Company, and its subsidiaries, taken as a whole. However, none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a material adverse effect:

•	any change in general U.S. or global economic conditions;

•	any change in regulatory, legislative or political conditions or the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction;

•	any change that is the result of conditions generally affecting the industries in which the Company and its subsidiaries operate;

•	any change that is the result of any decline in the market price, or change in trading volume, of the Company’s common stock (it being understood that the facts or occurrences giving rise to or contributing to such decline or change may, if not otherwise excluded by this definition, be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect);

•

any change that is the result of any failure, in and of itself, by the Company or its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded, be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect);

•

any change resulting from the execution and delivery of the merger agreement or the public announcement, completion or pendency of the merger or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of its subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this exception will not apply to any representation or warranty of the Company in the merger agreement if the primary purposes of such representation or warranty is to address the consequences of entering into the merger agreement or completing the merger);

•

any change resulting from any proceeding brought by any one or more stockholders of the Company (on their own behalf or on behalf of the Company, including any class action) against the Company or its directors arising out of the merger or otherwise in connection with the transactions contemplated by the merger agreement;

•	any change resulting from any action taken by the Company or any subsidiary that is required by the merger agreement or any action taken at the written request of Knauf;

•	any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster occurring after the date of the merger agreement;

•

geopolitical conditions, the outbreak of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such conditions, hostilities, acts of war, sabotage or terrorism occurring after the date of the merger agreement;

•	any change occurring after the date of the merger agreement in applicable law, including any tax or trade policy, or U.S. GAAP (or authoritative interpretations thereof);

•

any adverse change to the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such adverse change may, if not otherwise excluded by this definition, be deemed to constitute, or be taken into account in determining whether there has been or will be a material adverse effect); or

•

the occurrence of an “Event of Default” under the UBBP shareholders agreement (as defined below) triggered upon the signing of the merger agreement or the completion of the merger and other transactions contemplated by the merger agreement, any related exercise of rights by the other shareholders under the UBBP shareholders agreement, including exercise of the Call Option (as defined in the UBBP shareholders agreement).

However, in the case of the first, second, third, ninth, tenth and eleventh bullet points above, any such change may be taken into account to the extent that it has a disproportionate adverse effect on the Company and its subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and its subsidiaries operate (but, in which case, only the incremental disproportionate impact may be taken into account), and, in the case of the ninth bullet point above, any such change may be taken into account to the extent that it relates primarily only to, or has an effect primarily relating to, the Company and its subsidiaries.

Conduct of Business Pending the Merger

The merger agreement provides that, from and after the date of the merger agreement until the effective time of the merger, except as required by applicable law, as set forth in the Company’s disclosure letter to the merger agreement, as otherwise expressly provided for in the merger agreement or as Knauf may otherwise consent in writing, the Company will, and will cause its subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practices, and will use its reasonable best efforts to preserve intact its business organization and goodwill and preserve its relationships with governmental authorities, customers, suppliers, business associates, distributors, strategic and joint venture partners and others having business dealings with it, and keep available the services of its employees, and will not and will cause its subsidiaries not to:

•	amend, modify or adopt any of the constituent documents, or the terms of any security, of the Company or any of its subsidiaries or any constituent documents to which any such entities are a party;

•

except for the conditional special dividend, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its securities, other than dividends or distributions by wholly-owned subsidiaries of the Company to the Company or other wholly-owned subsidiaries;

•

split, combine, subdivide or reclassify any of its securities or issue or propose or authorize the issuance of any other securities or equity rights in respect of, in lieu of, or in substitution for, its securities, other than issuances of shares of the Company’s common stock in connection with the exercise of equity rights that are outstanding on June 10, 2018 or granted thereafter in accordance with clause (i) of the fifth bullet point below;

•

repurchase, redeem or otherwise acquire any securities or equity rights of the Company or any of its subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such securities, other than (i) the acquisition by the Company of shares of the Company’s common stock in connection with the surrender of shares of common stock by holders of equity rights in order to pay the exercise price thereof, (ii) the withholding of shares of common stock to satisfy tax obligations with respect to awards granted pursuant to the stock plans or pursuant to individual equity compensation award agreements, (iii) the acquisition by the Company of equity rights of the Company in connection with the forfeiture of such equity rights, or (iv) as required by any benefit plan as in effect on June 10, 2018;

•

issue, sell, transfer, dispose of, grant, pledge or otherwise encumber any securities or equity rights of the Company or any subsidiary of the Company other than (i) issuances of equity rights in the ordinary course of business consistent with past practices in accordance with the terms of the stock plans or pursuant to individual award agreements with directors, officers, employees or agents of the Company or its subsidiaries, in all cases subject to the limitations set forth in the Company’s disclosure letter to the merger agreement, (ii) issuances of the Company’s common stock in connection with the exercise of or settlement of equity rights that are outstanding on June 10, 2018 or any equity rights granted after June 10, 2018 in accordance with the foregoing clause (i), and (iii) issuances of securities between or among the Company and any of its wholly-owned subsidiaries;

•	enter into any contract with respect to the voting of securities;

•

make any acquisition (including by merger, consolidation, acquisition of assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets (other than raw materials, inventories and supplies in the ordinary course of business consistent with past practice) for consideration in an amount in excess of $15,000,000;

•

transfer, sell, assign, lease, license, surrender, cancel, abandon, divest, allow to lapse or otherwise dispose of any material asset, material product line, material line of business, material right or material property (including any interest in a partnership, joint venture or similar entity), other than the sale of finished products or the disposal of unused, excess or obsolete tangible assets or properties in the ordinary course of business consistent with past practice;

•

make any loans, advances or capital contributions to, or investments in, any other person other than (i) by the Company or any of its wholly-owned subsidiaries to or in the Company or any of its wholly-owned subsidiaries or (ii) pursuant to any contract or other legal obligation existing on June 10, 2018 set forth in the Company’s disclosure letter to the merger agreement;

•

incur, guarantee or assume any indebtedness, or issue or sell any debt securities, guarantees, loans or advances not in existence as of June 10, 2018 other than (i) indebtedness incurred in the ordinary course of business consistent with past practices not to exceed $15,000,000 in the aggregate, (ii) indebtedness incurred in the ordinary course of business under the Company’s credit facility with JP Morgan Chase Bank, N.A. and other facilities or lines of credit which are in existence on June 10, 2018 (without amendment or waiver increasing the maximum credit limit under the Company’s credit facility with JP Morgan Chase Bank, N.A and any such other facilities or lines of credit), (iii) indebtedness in replacement of existing indebtedness on customary commercial terms, but in all cases consistent in all material respects with the indebtedness being replaced, and (iv) guarantees by the Company of indebtedness of any of its wholly-owned subsidiaries or guarantees by any of its subsidiaries of indebtedness of the Company;

•

make or commit to make any capital expenditure, except for (i) aggregate expenditures in an amount not in excess of (and for projects materially consistent with) the capital expenditure budget made available to Knauf prior to June 10, 2018 and (ii) additional expenditures in an amount not to exceed $15,000,000 in the aggregate during any 12-month period;

•

adversely amend, modify, terminate or waive any material right under any contract listed or required to be listed in section 4.18(a) of the Company’s disclosure letter to the merger agreement or filed as an exhibit to any SEC filing of the Company (other than any contract between the Company or any of its subsidiaries on the one hand and any UBBP Company (as defined below) or any subsidiary of a UBBP Company, on the other hand, relating to the business conducted by the UBBP joint venture) (a “Company contract”) or material permit, in each case, other than in the ordinary course of business consistent with past practice;

•

except as required by any benefit plan as currently in effect on June 10, 2018 or by the terms of the merger agreement, grant any material increase (determined with reference to the compensation paid to the individuals involved) in, or accelerate the vesting or payment of, the compensation or benefits of any director, officer, employee or consultant of the Company or any of its subsidiaries; provided that the Company or any of its subsidiaries may grant material increases in base salaries and target bonuses to non-executive employees, non-executive officers and agents in the ordinary course of business consistent with past practices;

•

establish, adopt, or enter into any agreement or arrangement that would be a benefit plan if in effect on June 10, 2018, or materially amend any benefit plan, other than (i) as required by applicable law or the terms of any benefit plan as in effect as of June 10, 2018 or (ii) with respect to new hires or employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice; provided that (x) in the case of new hires, such agreements, plans, programs or contracts, or any amendments or modifications thereto, are consistent with the past practices of entering into such agreements, plans, programs or contracts for newly hired employees in similar positions and (y) in the case of promotions, such amendments or modifications are consistent with the past practices of making such amendment or modifications for promoted employees in similar positions;

•	effect any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable state or non-U.S. law;

•

settle or compromise any material proceeding (excluding settlements and compromises relating to taxes, which are the subject of eighteenth bullet point in this section), other than in the ordinary course of business consistent with past practice or as otherwise permitted by the terms of the merger agreement;

•

adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of the Company or any significant subsidiary of the Company;

•

(i) make, revoke or amend any material election relating to taxes, including an election under Section 965(h) of the Code, (ii) settle or compromise any material proceeding relating to material taxes, (iii) make a written request for a ruling or determination of a taxing authority relating to material taxes, (iv) amend any material tax return, (v) surrender or waive any claim to a material tax refund of the Company or any of its subsidiaries, (vi) enter into any closing agreement or similar contract with respect to material taxes with a taxing authority, or (vii) change any material tax accounting methods in a materially adverse manner;

•

make any material change with respect to accounting policies or procedures, except as may be required by changes in U.S. GAAP or law after June 10, 2018 (or as may be required to be implemented after June 10, 2018 pursuant to changes in U.S. GAAP prior to June 10, 2018), change its fiscal year or make any material change in internal accounting or disclosure controls and procedures that could reasonably be expected to materially adversely impact the Company or any of its subsidiaries;

•

in the Company’s capacity as a shareholder of the UBBP joint venture, (i) agree to amend, modify or waive any material provision of the UBBP shareholders agreement (as defined below) or any of the constituent documents of the UBBP joint venture, or (ii) authorize, approve or consent to certain matters set forth in the schedules of the UBBP shareholders agreement; or

•	propose, authorize, agree or commit to do any of the foregoing.

Access

Upon reasonable notice, the Company will, and will cause each of its subsidiaries to, afford Knauf and its representatives reasonable access during normal business hours to the respective properties, books, records (including tax records), contracts, commitments and personnel for the purposes of completing the merger; provided, however, that, prior to the effective time of the merger, Knauf and its affiliates and representatives will not conduct any environmental site assessment or conduct any testing or any sampling of soil, sediment, surface water, ground water or building material at, on or within any property of the Company and its subsidiaries. Further, the Company will not be required to permit any inspection, or to disclose any information, that in the Company’s reasonable judgment would (i) violate applicable law, (ii) waive any protection of an attorney-client privilege or other legal privilege (subject to reasonable cooperation between the parties with respect to entering into appropriate joint defense, community of interest or similar agreement or arrangement with respect to the preservation of such privileges), or (iii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality.

Acquisition Proposals

Pursuant to the merger agreement, the Company will, and will cause its subsidiaries and the representatives of the Company and its subsidiaries to, immediately cease and terminate any existing activities, discussions or negotiations with any person or its representatives with respect to any acquisition proposal (as defined below), or any inquiry, proposal or offer that would reasonably be expected to lead to any acquisition proposal, and will discontinue access of such persons and their representatives to any electronic data room or similar information-sharing platform and will request the prompt return or destruction of any confidential information previously furnished or made available to such persons in connection therewith.

Except as expressly permitted by the merger agreement, from and after June 10, 2018, the Company will not, and will cause each of its subsidiaries to not and will not authorize or knowingly permit any of its representatives to, directly or indirectly:

•	initiate, solicit, facilitate or knowingly encourage the making of an acquisition proposal;

•

enter into, participate or engage in or continue any discussions or negotiations regarding, furnish to any person or its affiliates or representatives any information or data with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any inquiry, proposal or offer that constitutes or that would reasonably be expected to lead to an acquisition proposal;

•

enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other contract relating to, providing for or that would reasonably be expected to lead to an acquisition proposal;

•

take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (including the approval of any person becoming an “interested stockholder” pursuant to Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s constituent documents, inapplicable to any transactions contemplated by an acquisition proposal;

•

amend, modify or waive any provision of the rights plan dated December 21, 2006 between the Company and Computershare Trust Company, N.A. (the “rights plan”) or the provisions of Article Thirteenth of the Restated Certificate of Incorporation of the Company or cause or permit any of the rights issued pursuant to the rights plan to be redeemed, cancelled or terminated;

•

amend, modify, waive or release any of the “standstill” restrictions in any confidentiality agreement or other contract with any other person (except that if the Board determines in good faith that the failure to so amend, modify, waive or release any such “standstill” restrictions would be inconsistent with its fiduciary duties, the Company may waive any such standstill provision in order to permit a third party to make and pursue an acquisition proposal); or

•	resolve, propose or agree to do any of the foregoing.

Pursuant to the merger agreement, an “acquisition proposal” means an inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any person, whether or not subject to conditions, relating to any transaction or series of transactions involving any direct or indirect:

•	merger, share exchange, joint venture, partnership, business combination or consolidation, or any similar transaction involving the Company;

•

sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or transaction, assumption or disposition of 15 percent or more (based on the fair market value thereof) of the consolidated net revenues, net income or assets, including any securities of any subsidiaries of the Company, of the Company and its subsidiaries, taken as a whole;

•

purchase, share issuance, tender offer, exchange offer or other acquisition or transaction (including by way of merger, share exchange, joint venture, partnership, business combination, consolidation or otherwise) that if completed would result in the beneficial ownership by any person or “group” (as defined under the Exchange Act) of securities representing 15 percent or more of the outstanding common stock or any other class of voting securities of the Company; or

•	recapitalization, reorganization, liquidation, dissolution or any other similar transaction involving the Company or any of its significant subsidiaries.

Notwithstanding certain provisions of the merger agreement described above, at any time prior to, but not after, obtaining stockholder approval of the adoption of the merger agreement, the Company may, in response to an unsolicited bona fide written acquisition proposal made after the date of the merger agreement that did not result from a breach of the above conditions, furnish information and data to the person making such acquisition proposal and its representatives pursuant to and in accordance with an acceptable confidentiality agreement and participate and engage in discussions or negotiations with the person regarding such acquisition proposal if and only if, in each case, the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that such acquisition proposal constitutes or could reasonably be expected to lead to a superior proposal (as defined below). All information provided by the Company or its subsidiaries to any person entering into an acceptable confidentiality agreement that has not been previously provided to Knauf must be provided by the Company to Knauf prior to or substantially concurrently with the time it is provided to such person.

Pursuant to the merger agreement, a “superior proposal” means a bona fide written acquisition proposal that has not been withdrawn and that did not result from a breach of the provisions of merger agreement that (i) if completed, would result in any third person (or in the case of a direct merger between such third person and the Company, the stockholders of such third person) acquiring, directly or indirectly, more than 80 percent of the voting power of the outstanding shares of our common stock or all or substantially all of the assets of the Company, (ii) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such acquisition proposal, including all conditions contained therein, the nature of the consideration offered, and the identity of the person making such acquisition proposal, and (iii) the Board determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation (taking into account the items identified in the foregoing clause (ii) and any changes to the merger agreement proposed by Knauf in response to an acquisition proposal), is more favorable from a financial point of view to the Company’s stockholders than the merger.

Except as described below, the Board will not (i) fail to include its recommendation in the proxy statement, (ii) change, withhold, withdraw or qualify or modify in a manner adverse to Knauf, or propose publicly change, withhold, withdraw or qualify or modify in a manner adverse to Knauf, its recommendation, (iii) approve, adopt, declare advisable, endorse or recommend, or publicly propose to approve, adopt, declare advisable, endorse or recommend, any acquisition proposal, (iv) with respect to any publicly announced bona fide acquisition proposal, fail to confirm publicly through a press release or similar means its recommendation on the earlier of (A) the fifth business day after the date when requested to do so in writing by Knauf and (B) the second business day prior to the special meeting, (v) if a tender or exchange offer for shares of the Company’s common stock is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders or the Company on the earlier of (x) the tenth business day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (y) the second business day prior to the special meeting, or (vi) resolve or propose to take any action described in clause (i) through (v) above (we refer to any of the foregoing actions, as a “change in recommendation”).

Notwithstanding other provisions in the merger agreement, at any time prior to, but not after, obtaining stockholder approval of the adoption of the merger agreement, if a material positive change with respect to the Company and its subsidiaries (an “intervening event”) has occurred and is continuing or the Company has received an acquisition proposal after the date of the merger agreement that has not been withdrawn or otherwise modified and that did not result from a breach of the provisions of the merger agreement that the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, constitutes a superior proposal, then (i) the Board may effect a change in recommendation and (ii) the Board may authorize the Company to take any action pursuant to the termination provisions, if and only if the Board has determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s stockholders under Delaware Law.

The Board may not effect a change in recommendation unless (i) the Board has provided at least five business days advance written notice to Knauf that it is prepared to effect a change in recommendation which will include a description of the intervening event or the most current version of the superior proposal, including the identity of the person making the superior proposal, as applicable, (ii) during the applicable five business day period, if requested by Knauf, the Company and its representatives have engaged in good faith negotiations with Knauf and considered any binding proposal by Knauf, and (iii) Knauf does not make, within five business days after receipt of such notice, a binding proposal that the Board determines in good faith obviates the need for a change in recommendation or termination of the merger agreement, as applicable.

Notwithstanding any change in recommendation, the Board will continue with its obligations under the merger agreement and will submit the merger agreement to the stockholders of the Company for the purpose of obtaining stockholder approval of the adoption of the merger agreement unless the merger agreement has been terminated prior to the date of the special meeting.

The Special Meeting

As promptly as practicable after the SEC confirms that it has no further comments on this proxy statement (or lapse of the applicable waiting period during which the SEC is permitted to comment on this proxy statement), the Company will (i) set a record date for the special meeting and (ii) call, give notice of, convene and hold the special meeting. The Company will use reasonable best efforts (consistent with the efforts customarily used in transactions of the type contemplated by the merger agreement) to solicit and obtain stockholder approval of the adoption of the merger agreement.

The special meeting will be held regardless of any change in recommendation by the Board, unless the merger agreement is terminated in accordance with provisions of the merger agreement. Unless the merger agreement is terminated in accordance with such provisions, the Company will not postpone or adjourn the special meeting except to the extent (i) Knauf has consented to such postponement or adjournment in writing or (ii) the Company, acting in good faith after consulting with outside legal counsel, determines that (A) such postponement or adjournment is necessary to ensure that any required supplement or amendment to the proxy statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the special meeting, (B) it will not receive proxies sufficient to obtain stockholder approval of the adoption of the merger agreement, whether or not a quorum is present, or it will not have a sufficient number of shares of common stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the special meeting, or (C) such postponement or adjournment is required to comply with applicable law; provided that in the case of a postponement or adjournment in accordance with clause (ii) above, the date of the special meeting will not be postponed or adjourned by more than an aggregate of 15 calendar days without Knauf’s prior written approval.

Financing and Financing Assistance

The merger is not conditioned upon the receipt of financing by Knauf. However, Knauf has agreed that it will use its reasonable best efforts to take all actions and to do all things reasonably necessary to arrange and complete the debt financing (the “debt financing”) on the terms in the debt commitment letter, including using its reasonable best efforts to (i) maintain in effect the debt commitment letter, (ii) satisfy or cause to be satisfied on a timely basis (or, if determined advisable by Knauf, obtain the waiver of) all terms and conditions applicable to Knauf set forth in the debt commitment letter that are within its control, and (iii) negotiate and enter into definitive agreements with respect to the debt financing on the terms and conditions substantially comparable to those contemplated by the debt commitment letter.

The Company will, and will cause its subsidiaries and representatives to, at the expense of Knauf, use its and their reasonable best efforts to provide such cooperation as reasonably requested by Knauf, to assist Knauf in arranging, obtaining or syndicating the debt financing, any alternative financing (which will be on terms that will enable Knauf to complete the merger and that are not less favorable in the aggregate to the Company and its subsidiaries than those contained in the debt commitment letter) or any debt or equity financing undertaken in any form in replacement of all or any portion of such debt financing or alternative financing or otherwise for the purposes of financing the closing consideration and the other required payments under the merger agreement.

Employee Matters

The merger agreement provides that Knauf will provide or cause to be provided to each Continuing USG Employee compensation and benefits during the period from the effective time of the merger until December 31 of the calendar year following the calendar year in which the effective time of the merger occurs, on the following terms:

•	Base Compensation. An annual base salary or wage rate that is no less than those provided to such Continuing USG Employees immediately prior to the effective time of the merger;

•

Annual Incentives. Target and maximum short-term annual incentive compensation opportunities that are no less than those provided to such Continuing USG Employees immediately prior to the effective time of the merger;

•

Long-Term Incentives. Target and maximum long-term cash incentive compensation opportunities that are no less than the target and maximum cash value assumptions that were used when granting target equity-based incentive compensation opportunities to such Continuing USG Employees prior to the effective time of the merger;

•	Retirement Benefits. To the extent not duplicative, retirement benefits and accruals under the applicable Company benefit plans in accordance with the Company’s past practices;

•

Severance Benefits. Severance benefits upon a qualifying termination at least equal to the severance benefits that would have been provided to each such Continuing USG Employee in the event of such a qualifying termination under the applicable Company benefit plans, without amendment, as currently in effect on June 10, 2018 or as required by applicable law; and

•

Employee Benefits. To the extent not otherwise duplicative with employee benefits otherwise described above, employee benefits that are at least as favorable in the aggregate as the employee benefits provided to such Continuing USG Employee immediately prior to the effective time of the merger under the applicable Company benefit plans.

Following the effective time of the merger, Knauf or the surviving corporation will honor all of our employee benefit plans and compensation arrangements and agreements, in accordance with their terms. In addition, Knauf, for purposes of any of its employee benefit plans in which Continuing USG Employees are eligible to participate following the completion of the merger, will recognize for purposes of eligibility, vesting and level of benefits each Continuing USG Employee’s years of service with the Company and its subsidiaries before the effective time of the merger, to the same extent as such employee was entitled, before the effective time of the merger, to credit for such service under any comparable Company benefit plan, unless (i) its application would result in a duplication of benefits, (ii) similarly situated employees of Knauf do not receive credit for such service, (iii) such Company benefit plans did not recognize such period of service or did not provide credit for prior service, or (iv) such Knauf benefit plan is frozen or a grandfathered plan. With respect to medical, dental or vision insurance benefits, for the plan year in which such Continuing USG Employee is first eligible to participate (i) any preexisting conditions or limitations and eligibility waiting periods will be waived with respect to the Continuing USG Employees and their eligible dependents to the extent such limitation would have been waived or satisfied under the Company benefit plan in which such Continuing USG Employee participated immediately prior to the merger, and (ii) the amount of eligible expenses incurred by each Continuing USG Employee and his or her eligible dependents that were credited to deductible and maximum out-of-pocket co-insurance requirements under the Company benefit plans immediately prior to the merger will be credited for purposes of satisfying the deductible and maximum out-of-pocket co-insurance requirements under the corresponding Knauf benefit plans.

Knauf’s obligations to provide such compensation and benefits to Continuing USG Employees who are covered by a collective bargaining agreement or based outside of the United States will be modified or adjusted as necessary to comply with the terms of such collective bargaining agreement or the laws of such countries in which such Continuing USG Employees are based.

Efforts to Complete the Merger

The Company and Knauf have agreed to cooperate with each other and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable law to complete and make effective in the most expeditious manner possible the merger, including (i) determining all necessary filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents to complete the merger, (ii) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) the satisfaction of the conditions to completing the merger, (iv) taking actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority (which actions will include furnishing all information required under the HSR Act, and other applicable competition laws and foreign investment laws and in connection with (x) obtaining such approvals, authorizations, clearances, consents or exemptions under the HSR Act and such other applicable competition laws and foreign investment laws for the jurisdictions set forth in the merger agreement or (y) filings with any governmental authority) required to be obtained or made by Knauf, Merger Sub, the Company or any of their respective subsidiaries or affiliates in connection with the transactions contemplated by the merger agreement, and (v) the execution and delivery of any additional instruments necessary to completing the transactions contemplated by the merger agreement and to fully carry out the purposes of the merger. Prior to the closing, the Company will use, and will cause its subsidiaries to use, reasonable best efforts to cooperate with Knauf to obtain consents and waivers required from parties to the Company contracts that have not been obtained, except that (A) none of the Company or its subsidiaries will be required to make any payments, incur any liability or obligation, or offer or grant any accommodation (financial or otherwise) to any such third party in connection with obtaining any such consent or waiver and (B) in no event will the failure to obtain any such consent or waiver in and of itself be a condition to any of the obligations of Knauf or the Merger Sub to effect the closing.

Knauf will, and will cause its subsidiaries and affiliates to, take all actions necessary to procure, as promptly as reasonably possible, and in any event no later than January 1, 2019 (the “end date”), any and all approvals, authorizations, clearances, consents or exemptions under the HSR Act and such other applicable competition laws and foreign investment laws (collectively, “antitrust approvals”) that would, if not procured, otherwise have the effect of materially delaying or preventing the completion of the merger, including (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Knauf and its subsidiaries and affiliates and (ii) otherwise taking or committing to take actions that, after the closing date, would limit Knauf’s or its subsidiaries’ or affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Knauf and its subsidiaries or affiliates, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any proceeding under the HSR Act or any other applicable competition law or foreign investment law, which would otherwise have the effect of preventing the closing, and in that regard, Knauf will agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Knauf’s or its subsidiaries’ or affiliates’ ability to retain, any of the businesses, product lines or assets of Knauf or any of its subsidiaries or affiliates.

Indemnification and Insurance

From and after the effective time of the merger, Knauf will and Knauf will cause the surviving corporation to (i) indemnify and hold harmless, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any proceeding, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and its subsidiaries (in all of their capacities) (the “indemnified persons”) (A) to the same extent such indemnified persons are indemnified or exculpated or have the right to advancement of expenses as of the date of the merger agreement by the Company pursuant to the Company’s constituent documents and indemnification contracts, if any, in existence on the date of the merger agreement with the indemnified persons and (B) without limitation to clause (A), to the fullest extent permitted by law, (ii) honor and will not amend the provisions regarding elimination of liability of directors, indemnification of directors and officers and advancement of expenses contained in the Company’s constituent documents immediately prior to the effective time of the merger, and (iii) maintain for a period of six years after the effective time of the merger policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O insurance”) covering each person covered by the Company’s current D&O insurance as of the effective time of the merger, providing for at least the same coverage and amounts as, and containing terms and conditions which are no less favorable to the insured than, such current D&O insurance, with respect to claims arising from facts or events that occurred on or before the effective time of the merger, including for acts or omissions occurring in connection with stockholder approval of the adoption of the merger agreement and the completion of the merger.

Coordination on Stockholder Litigation

The Company has agreed that it will promptly advise Knauf of any proceeding brought by any stockholder of the Company against the Company or its directors or officers relating to the merger agreement or the merger and will keep Knauf reasonably informed regarding any such litigation. Each of the Company and Knauf will cooperate and consult with one another in connection with any stockholder litigation relating to the merger agreement or the merger. The Company will give Knauf the opportunity to participate in, subject to a customary joint defense agreement, and will give due consideration to Knauf’s advice with respect to such litigation, but the Company will control the defense or settlement, if any, of any such litigation, except that in the event that a proposed settlement (i) would prevent, materially impair or materially delay the completion of the merger or (ii) involve stockholder litigation settlements that requires monetary payments by the Company in excess of $5 million in the aggregate, then the Company will not enter into such settlement without the prior written consent of Knauf.

Liability Management

The Company will provide Knauf reasonable assistance in connection with (i) the repayment, redemption or satisfaction and discharge of any indebtedness of the Company or its subsidiaries and (ii) any tender offers, exchange offers or consent solicitations to holders of the Company’s $350 million aggregate principal amount of 5.50% senior notes due 2025 and $500 million aggregate principal amount of 4.875% senior notes due 2027.

Cooperation Relating to UBBP Joint Venture

The Company will reasonably cooperate with Knauf in connection with (i) delivering any notices and other information relating to the merger agreement that may be required to be provided pursuant to the Shareholders Agreement, dated February 28, 2014, by and among the Company, USG Netherlands Global Holdings B.V., Boral International Pty Limited, Boral Building Materials Pty Limited, Boral Limited, USG Boral Building Products Pte Limited and USG Boral Building Products Pty Limited (the “UBBP shareholders agreement”), or as may be otherwise reasonably requested by Knauf and (ii) facilitating discussions with the other shareholders of USG Boral Building Products Pte Limited and USG Boral Building Products Pty Limited (collectively, the “UBBP joint venture”) regarding the business relationship between Knauf, the Company and the UBBP joint venture.

Other Covenants and Agreements

The merger agreement also contains additional covenants, including covenants relating to (i) the filing of this proxy statement, (ii) the delisting and deregistration of the Company’s common stock, (iii) public announcements with respect to the transactions contemplated by the merger agreement, (iv) other actions related to takeover defenses and statutes and reporting requirements under Section 16 of the Exchange Act and (v) ownership by Knauf of shares of the Company’s common stock.

Conditions to Completion of the Merger

Each party’s respective obligation to complete the merger is subject to the satisfaction or waiver at or prior to the effective time of the merger of the following conditions:

•	the Company must have obtained stockholder approval of the adoption of the merger agreement;

•

the expiration or earlier termination of the waiting period applicable to the completion of the merger under the HSR Act and all consents, approvals or authorizations of, declarations or filings with or notices to any governmental authority pursuant to any other applicable competition law or foreign investment law in connection with the completion of the merger must have been obtained; and

•

no law, order or injunction having been enacted, issued, promulgated, enforced or entered by a court or other governmental entity of competent jurisdiction is in effect that enjoins or otherwise prohibits the completion of the merger.

The respective obligations of Knauf and Merger Sub to complete the merger are subject to the satisfaction or waiver by Knauf at or prior to the closing of the following additional conditions:

•

the accuracy of the representations and warranties of the Company as of the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period), generally subject to a material adverse effect or other qualification provided in the merger agreement; and

•	the performance by the Company in all material respects with all covenants and agreements required to be performed by it under the merger agreement on or prior to the effective time of the merger.

The obligations of the Company to complete the merger is subject to the satisfaction or waiver by the Company on or prior to the effective time of the merger of the following additional conditions:

•

the accuracy of the representations and warranties of Knauf as of the closing date (except for any representations and warranties made as of a particular date or period, which representations and warranties must be true and correct only as of that date or period) in all material respects; and

•	the performance by each of Knauf and Merger Sub in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Termination

The merger agreement may be terminated and the merger may be abandoned at any time prior to the effective time of the merger, whether before or after obtaining stockholder approval of the adoption of the merger agreement, in the following circumstances:

•	by the mutual written consent of Knauf and the Company;

•	by either Knauf or the Company, if:

○

the merger has not been completed by the end date, except that if, as of 10 business days prior to the end date, all of the mutual closing conditions and closing conditions of the Company have been satisfied or waived, other than the closing condition related to competition law or foreign investment law (as described above) and those conditions that by their nature are to be satisfied at the closing then the end date will be automatically extended to September 1, 2019;

○

any restraint (as defined in the merger agreement) permitting restraining, enjoining or prohibiting the completion of the merger or making of the merger illegal is in effect and has become final and non-appealable;

○	stockholder approval of the adoption of the merger agreement is not obtained at the special meeting at which a vote on the adoption of the merger agreement was taken; or

•	by Knauf, if:

○

the Company has breached or failed to perform any of, or there is any inaccuracy in, its representations, warranties, covenants or agreements contained in the merger agreement and such breach or failure to perform (i) is incapable of being cured by the Company or, if capable of being cured, is not cured prior to the earlier of the end date and 30 days after the date written notice thereof is given by Knauf to the Company and (ii) would result in a failure of any condition to obligations of Knauf to complete the merger related to the Company’s representations and warranties; or

○	any change in recommendation by the Board has occurred; or

•	by the Company;

○

if Knauf or Merger Sub has breached or failed to perform any of, or there is any inaccuracy in, its representations, warranties, covenants or agreements contained in the merger agreement and such breach or failure to perform (i) is incapable of being cured by Knauf or Merger Sub or, if capable of being cured, is not cured prior to the earlier of the end date and 30 days after the date written notice thereof is given by the Company and (ii) would result in a failure of any condition to obligations of the Company to complete the merger related to Knauf’s representations and warranties; or

○

prior to obtaining stockholder approval of the adoption of the merger agreement, in order to concurrently enter into a definitive written agreement with respect to a superior proposal, provided that the Company has complied with the terms of the merger agreement.

Company Termination Fee

The Company will pay to Knauf the termination fee if the merger agreement is terminated under the following conditions:

•

if (i) the merger agreement is terminated by either Knauf or the Company because the merger has not been completed prior to the end date, is terminated by either Knauf or the Company because stockholder approval of the adoption of the merger agreement is not obtained at the special meeting or is terminated by Knauf because the Company has breached or failed to perform any of, or there is any inaccuracy in, its representations, warranties, covenants or agreements contained in the merger agreement and such breach or failure to perform (A) is incapable of being cured by the Company or, if capable of being cured, is not cured prior to the earlier of the end date and 30 days after the date written notice thereof is given by Knauf to the Company and (B) would result in a failure of any condition to obligations of Knauf to complete the merger related to the Company’s representations and warranties, and in any such case an acquisition proposal has become known to the Board or has been publicly announced or has otherwise become publicly known, at any time after the date of the merger agreement and prior to the date of the termination of the merger agreement or, with respect to termination because stockholder approval of the adoption of the merger agreement is not obtained at the special meeting, prior to the time of the taking of the vote of the stockholders of the Company at the special meeting, and such acquisition proposal has not been withdrawn, and (ii) within 12 months after the date of such termination, the Board recommends that stockholders vote in favor of, or tender their shares into, any acquisition proposal (including any acquisition proposal made after the date of the termination of the merger agreement), or the Company enters into a contract with respect to an acquisition proposal, or completes the transaction contemplated by any acquisition proposal (including any acquisition proposal made after the date of the termination of the merger agreement), then the Company will pay the termination fee concurrently with the date the Company completes such transaction; provided that, in all of the aforementioned instances, all references to 15 percent included in the definition of the term “acquisition proposal” will be deemed to refer to 50 percent;

•	if the merger agreement is terminated by Knauf because a change in recommendation has occurred;

•

if the merger agreement is terminated by the Company because the merger has not been completed prior to the end date or because stockholder approval of the adoption of the merger agreement is not obtained at the special meeting at which a vote on the adoption of the merger agreement was taken and, at the time of such termination, Knauf is entitled to terminate the merger agreement because a change in recommendation has occurred; or

•

if the merger agreement is terminated by the Company prior to obtaining stockholder approval of the adoption of the merger agreement in order to concurrently enter into a definitive written agreement with respect to a superior proposal.

Expenses

Except as otherwise provided in the merger agreement, whether or not the merger is completed, all fees and expenses incurred in connection with the merger will be paid by the party incurring such fees and expenses.

Amendment; Extension

The merger agreement may be amended by the parties at any time before or after obtaining stockholder approval of the adoption of the merger agreement or approval by the sole stockholder of Merger Sub, but after obtaining stockholder approval of the adoption of the merger agreement, no amendment will be made which by law or in accordance with the rules of the NYSE requires further adoption or approval by any Company stockholders without such further adoption and approval, as applicable.

At any time prior to the effective time of the merger, the parties may to the extent legally permitted (i) extend the time for the performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement, and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. No extension or waiver will be made which by law or in accordance with the rules of the NYSE requires further approval by the stockholders of the Company without such further approval.

Governing Law; Enforcement

Under the merger agreement, each of the parties has agreed that it will bring any action or proceeding in respect of any claim arising under or relating to the merger agreement or the transactions contemplated by the merger agreement exclusively in the Court of Chancery of the State of Delaware or, if that court does not have jurisdiction, another federal or state court located in the State of Delaware. However, each of the parties has agreed that it will not bring or support any action or claim against or involving any financing party or certain related parties to the financing parties relating to the merger agreement or any of the transactions contemplated by the merger agreement in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and the appellate courts thereof).

The provisions of the merger agreement relating to the submission to jurisdiction in the U.S. courts by Knauf are not intended and will not be deemed to constitute a submission by Knauf to such jurisdiction other than solely for purposes of any proceeding arising out of or relating to the merger agreement and the transactions contemplated thereby, including any proceedings initiated by the persons entitled to indemnification pursuant to the merger agreement or holders of shares or equity rights to enforce their rights under the merger agreement.

Each of the parties acknowledges and agrees in the merger agreement that irreparable damage would occur in the event that any provision of the merger agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages may be available for such breach, but that damages would not be an adequate remedy. Accordingly, the parties have agreed they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of the terms and provisions with or without proof of actual damages. The parties have further agreed not to assert that equitable or injunctive relief or any order of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason.

THE VOTING AGREEMENT

The following is a summary of the material provisions of the voting agreement, the form of which is attached as Exhibit A to the merger agreement which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. We encourage you to read carefully the voting agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the voting agreement and not by this summary or any other information contained in this proxy statement.

Explanatory Note Regarding the Voting Agreement

The voting agreement and this summary of its terms are included to provide you with information regarding its terms. The representations, warranties and covenants made in the voting agreement by Berkshire, Knauf and Merger Sub were made solely to the parties to, and solely for the purposes of, the voting agreement and as of specific dates and were qualified and subject to important limitations agreed to by the parties thereto in connection with negotiating the terms of the voting agreement. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts relating to Berkshire, Knauf and Merger Sub or any of their respective subsidiaries or affiliates.

Summary

Concurrently with the execution of the merger agreement, Berkshire entered into the voting agreement with Knauf and Merger Sub with respect to the subject shares. Under the voting agreement, Berkshire agreed, among other things and subject to the terms therein, to vote the subject shares then beneficially owned by Berkshire, directly or indirectly, “FOR” adoption of the merger agreement, approval of the merger and the consummation of all of the transactions contemplated thereby and against any competing acquisition proposals relating to the Company.

Under the voting agreement, Berkshire agreed to take the following actions, among others, during the term of the voting agreement, at the special meeting, including any adjournment or postponement thereof, and in any other circumstance in which Berkshire is entitled to vote, consent or give any other approval (including by written consent): (i) with respect to the merger or the merger agreement, to vote (or cause to be voted) all of the subject shares then beneficially owned in favor of adoption of the merger agreement and the approval of the merger and the completion of all of the transactions contemplated thereby; and (ii) to vote (or cause to be voted) all of the subject shares then owned against (A) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Berkshire under the voting agreement, or (B) any acquisition proposal, whether or not a superior proposal. As provided in its Schedule 13D filed on June 11, 2018, Berkshire has voting power of approximately 31.1% of the shares of our common stock issued and outstanding based on 139,462,508 shares of our common stock outstanding as of June 7, 2018 as represented in the merger agreement.

The voting agreement will terminate upon the earlier to occur of (i) the effective time of the merger, (ii) the date on which the merger agreement is terminated in accordance with its terms, (iii) five business days after delivery of written notice of termination by Berkshire to Knauf if after the date of the voting agreement any acquisition proposal relating to the Company has been publicly announced or otherwise becomes publicly known, (iv) the date of any material modification, amendment or waiver of or to the merger agreement as in effect as of the date of the voting agreement, which Berkshire believes has an adverse effect on the consideration payable to stockholders of the Company upon completion of the merger, (v) September 1, 2019 and (vi) the mutual written agreement of Knauf and Berkshire to terminate the voting agreement.

The Company is not a party to the voting agreement. Knauf has agreed in the merger agreement, however, that it will not amend, modify or waive any provision of the voting agreement without the prior written consent of the Company.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON TRANSACTION-RELATED NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, we are providing our stockholders with a separate non-binding, advisory vote to approve the transaction-related named executive officer compensation, as described in the table entitled “Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger” under “Proposal 1: The Merger—Interests of Our Directors and Executive Officers in the Merger,” including the footnotes to the table and related narrative discussion.

The Board encourages you to review carefully the transaction-related named executive officer compensation information disclosed in this proxy statement.

The Board unanimously recommends you approve the following resolution:

“RESOLVED, that the compensation that may be paid or become payable to USG’s named executive officers in connection with the merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section of USG’s proxy statement entitled “Proposal 1: The Merger—Interests of Our Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to Our Named Executive Officers in Connection with the Merger,” including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on this proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, a stockholder may vote to approve the transaction-related named executive officer compensation and vote not to adopt the merger agreement and vice versa. Because the vote on this proposal is advisory in nature only, it will not be binding on either the Company or Knauf. Accordingly, if stockholder approval of the adoption of the merger agreement is obtained and the merger is completed, the transaction-related named executive officer compensation will or may be paid or become payable to our named executive officers in accordance with the terms of their compensation agreements and arrangements even if stockholders fail to approve this proposal.

If you sign and return a proxy card and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy card and indicate that you wish to vote “FOR” adoption of the merger agreement but do not indicate a choice on the non-binding, advisory vote on the transaction-related named executive officer compensation, your shares of our common stock will be voted “FOR” approval of the non-binding, advisory vote on the transaction-related named executive officer compensation.

The above resolution approving, on a non-binding, advisory basis, the transaction-related named executive officer compensation requires the affirmative vote of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote and which is actually so voted with respect to this proposal.

The Board unanimously recommends you vote “FOR” approval, on a non-binding, advisory basis, of the transaction-related named executive officer compensation.

PROPOSAL 3: VOTE ON ADJOURNMENT

You are being asked to consider and vote on a proposal that will give the Board authority to adjourn the special meeting, if necessary or appropriate, including to solicit additional proxies to adopt the merger agreement, if there are insufficient votes at the time of the special meeting to adopt the merger agreement or in the absence of a quorum. If this adjournment proposal is approved, the special meeting could be adjourned by the Board to any date. In addition, the Board could postpone the special meeting before it commences. Pursuant to the merger agreement, the Company is not permitted to postpone or adjourn the special meeting, except to the extent (i) Knauf consents to such adjournment or postponement in writing or (ii) the Company, acting in good faith after consulting with outside legal counsel, determines that (a) such postponement or adjournment is necessary to ensure that any required supplement or amendment to this proxy statement is provided to stockholders within a reasonable amount of time in advance of the special meeting, (b) it will not receive proxies sufficient to obtain stockholder approval of the adoption of the merger agreement, whether or not a quorum is established, or it will not have a sufficient number of shares of our common stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the special meeting, or (c) such postponement or adjournment is required to comply with applicable law. In the case of a postponement or adjournment in accordance with clause (ii) above, the date of the special meeting will not be postponed or adjourned by more than an aggregate of 15 calendar days without Knauf’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time before their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you sign and return a proxy and you indicate that you wish to vote “FOR” adoption of the merger agreement but do not indicate a choice on the adjournment proposal, your shares of our common stock will be voted “FOR” the adjournment proposal.

The Company does not anticipate calling a vote on this proposal if the merger agreement is first adopted by the requisite number of shares of our common stock at the special meeting.

The vote on the adjournment proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the adjournment proposal and vice versa.

Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote and which is actually so voted at the special meeting.

The Board unanimously recommends you vote “FOR” the adjournment proposal, if a vote on the adjournment proposal is called.

MARKET PRICE OF THE COMPANY’S COMMON STOCK

Our common stock is traded on the NYSE and the CHX under the symbol “USG.”

The following table sets forth during the periods indicated the intra-day high and low sales prices of our common stock, as reported on the NYSE, for the periods indicated:

	Market Price
	High	Low
Fiscal 2018
Third Quarter (through August 21, 2018)	$43.47	$42.95
Second Quarter	$43.40	$38.94
First Quarter	$41.18	$32.09

Fiscal 2017
Fourth Quarter	$38.91	$31.70
Third Quarter	$32.96	$25.60
Second Quarter	$32.97	$27.89
First Quarter	$34.67	$28.14

Fiscal 2016
Fourth Quarter	$32.26	$23.71
Third Quarter	$30.84	$25.31
Second Quarter	$29.98	$24.30
First Quarter	$24.99	$15.85

The Company did not pay dividends on its common stock during the periods indicated above. The closing sale price of our common stock on March 23, 2018, which was the business day immediately prior to the public announcement of Knauf’s proposal to acquire the Company, was $33.51 per share. On August 21, 2018, the most recent practicable date before the filing of this proxy statement, the closing price for our common stock was $43.10 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Information is listed below regarding beneficial ownership of our common stock, to the extent known to us, by:

•	each person who is a director;

•	each named executive officer;

•	all current directors and executive officers as a group; and

•	each person known to us to be the beneficial owner of 5% or more of our common stock.

Except as otherwise noted, each person has sole voting and investment power as to his or her shares of our common stock. All information is provided as of August 21, 2018, based on the outstanding share count of 139,748,196 on such date.

Directors and Named Executive Officers

Name	Common Shares Beneficially Owned, Excluding Shares Subject to Options and Restricted Stock Units(a)	Shares Subject to Vested Options and Restricted Stock Units that Vest Within 60 Days	Deferred Stock Units(b)	Total Beneficial Stock and Stock Unit Holdings(c)
Jose Armario(d)	6,534	—	78,291	84,825
Thomas A. Burke	710	—	16,425	17,135
Matthew Carter, Jr.	—	—	19,990	19,990
Brian J. Cook	51,425	37,063	—	88,488
Gretchen R. Haggerty	41,713	—	—	41,713
William H. Hernandez	17,905	—	27,049	44,954
Matthew F. Hilzinger(e)	61,175	—	—	61,175
Brian A. Kenney	36,659	—	—	36,659
Richard P. Lavin	36,657	—	1,133	37,790
Steven F. Leer	5,818	—	93,459	99,277
Gregory D. Salah(f)	28,572	—	—	28,572
Jennifer F. Scanlon	51,467	—	—	51,467
Michelle M. Warner	—	—	—	—
All current directors and executive officers as a group (17 persons)	424,467	37,063	236,347	697,877

(a)	Unless otherwise noted, each individual or member of the group has sole voting power and investment power with respect to the shares of our common stock shown in this column.
(b)

Indicates the non-voting deferred stock units credited to the account of the individual director or members of the group under current and past director compensation programs. The units increase or decrease in value in direct proportion to the market value of our common stock and are paid in shares of our common stock following termination of Board service. However, as described in the 2017 Director Compensation table on page 23 of the Company’s proxy statement on Schedule 14A for its 2018 annual meeting of stockholders, one director elected to continue the option to receive cash or shares of our common stock for deferred stock units earned between January 1, 2008 and August 30, 2017. Deferred stock units earned under a previous deferred compensation program prior to January 1, 2008 will only be paid in cash in accordance with the terms of that program.

(c)

As of August 21, 2018, neither any director nor executive officer, nor the current directors and executive officers of our Company as a group, beneficially owned more than 1% of our Company’s outstanding common stock.

(d)	Includes 2,619 shares of our common stock held by trusts for the benefit of Mr. Armario’s children.

(e)	Includes 61,175 shares of our common stock held by the M&S Hilzinger Family, LP, over which Mr. Hilzinger and his wife share voting and investment power.
(f)	Includes 3,000 shares of our common stock held by the Sloan D. Salah Trust, over which Mr. Salah and his wife share voting and investment power.

Principal Stockholders

The following table provides information regarding the beneficial ownership of our common stock by all persons known by us to be the beneficial owner of more than 5% of our common stock as of August 21, 2018. This information is based upon statements on Schedule 13D or 13G or Form 3 or 4 filed by those persons with the SEC and Knauf’s public filings with the SEC. Calculations of beneficial ownership are based on the outstanding share count of 139,748,196 on August 21, 2018.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
Berkshire Hathaway Inc.(a) 1440 Kiewit Plaza Omaha, Nebraska 68131	43,387,980	31.0%

Gebr. Knauf KG(b) Am Bahnhof 7 97346 Iphofen Federal Republic of Germany	14,757,258	10.6%

(a)

The number of shares of our common stock shown as beneficially owned includes (a) 39,002,016 shares of our common stock held by National Indemnity Company, a Nebraska insurance corporation (“NICO”), which is an indirect subsidiary of Berkshire Hathaway, (b) 14,035,088 shares of our common stock (the “BH Nebraska Shares”) held by Berkshire Hathaway Life Insurance Company of Nebraska, a Nebraska corporation (“BH Nebraska”), (c) 7,894,736 shares of our common stock (the “BH Assurance Shares,” and together with the BH Nebraska Shares, the “Nebraska/Assurance Shares”) held by Berkshire Hathaway Assurance Corporation, a New York corporation (“BH Assurance”), and (d) 4,385,964 shares of our common stock (the “General Re Life Shares”) held by General Re Life Corporation, a Connecticut corporation (“General Re Life”). Mr. Buffett may be deemed to control Berkshire Hathaway, which controls BH Nebraska, BH Assurance and General Re Life. Thus, both Mr. Buffett and Berkshire Hathaway may be considered to have beneficial ownership of the Nebraska/Assurance Shares and the General Re Life Shares. NICO, a direct subsidiary of Berkshire Hathaway and the direct parent company of BH Nebraska and BH Assurance, also may be considered to have beneficial ownership of the Nebraska/Assurance Shares. General Reinsurance Corporation, a Delaware corporation (“General Reinsurance”), an indirect subsidiary of Berkshire Hathaway and the direct parent company of General Re Life, also may be considered to have beneficial ownership of the General Re Life Shares. General Re Corporation, a Delaware corporation (“General Re”), a direct subsidiary of Berkshire Hathaway and the direct parent company of General Reinsurance, also may be considered to have beneficial ownership of the General Re Life Shares. BH Nebraska has voting and investment power with respect to the BH Nebraska Shares. BH Assurance has voting and investment power with respect to the BH Assurance Shares. However, Mr. Buffett, Chairman of the Board of Directors of Berkshire Hathaway, who may be deemed to control BH Nebraska and BH Assurance, directs the investment of BH Nebraska and BH Assurance. Thus, Mr. Buffett, Berkshire Hathaway, and NICO share voting and investment power with respect to the Nebraska/Assurance Shares. General Re Life has voting and investment power with respect to General Re Life Shares. However, Mr. Buffett, Chairman of the Board of Directors of Berkshire Hathaway, who may be deemed to control General Re Life, directs the investment of General Re Life. Thus, Mr. Buffett, Berkshire Hathaway, General Reinsurance and General Re share voting and investment power with respect to the General Re Life Shares.

(b)

C & G Verwaltungs GmbH, a limited liability company organized under the laws of the Federal Republic of Germany (“C&G”), is an indirect subsidiary of Knauf controlled by members of the Knauf family. Martin

Stürmer and Jörg Schanow are the general managers of C&G, and Alexander Knauf and Manfred Grundke are the general partners of Knauf. C&G and Knauf both report that they have sole voting and dispositive power with respect to 14,757,258 shares of our common stock. On June 11, 2018, Knauf filed a Schedule 13D to report entry into the voting agreement with Berkshire, which could impact the number of shares that Knauf could be deemed to beneficially own. In Knauf’s June 11, 2018 Schedule 13D, Knauf disclaims that it constitutes a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with Berkshire Hathaway and, pursuant to Rule 13d-4 under the Exchange Act, disclaims beneficial ownership of any shares of our common stock beneficially owned by Berkshire Hathaway or any of its affiliates.

APPRAISAL RIGHTS

Under the DGCL, you have the right to dissent from the merger and to receive payment in cash for the fair value of your shares of our common stock as determined by the Delaware Court of Chancery, together with interest, if any, as determined by the Delaware Court of Chancery, in lieu of the consideration you would otherwise be entitled to pursuant to the merger agreement. These rights are known as appraisal rights. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect and preserve their rights. Strict compliance with the statutory procedures is required to perfect appraisal rights under Delaware law.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the merger and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to strictly follow any of the statutory procedures set forth in Section 262 of the DGCL will result in the loss or waiver of your appraisal rights. All references in this summary to a “stockholder” are to the record holder of shares of our common stock of the Company unless otherwise indicated.

Beneficial owners of shares of our common stock who do not also hold such shares of our common stock of record may not directly make appraisal demands to the Company and may have the registered owner, such as a broker, bank or other nominee, submit the required demand in respect of those shares of our common stock. If shares of our common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal on behalf of a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. In the event a record owner, such as a broker, bank or other nominee, who holds shares of our common stock as a nominee for others, exercises his, her or its right of appraisal with respect to the shares of our common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners, we recommend that the written demand state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, we will presume that the demand covers all shares of our common stock held in the name of the record owner. If you hold your shares of our common stock in a brokerage account, bank or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Section 262 of the DGCL requires that stockholders for whom appraisal rights are available be notified not less than 20 days before the stockholders’ meeting to vote on the merger in connection with which appraisal rights will be available. A copy of Section 262 of the DGCL must be included with such notice. This proxy statement constitutes our notice to the Company’s stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262 of the DGCL and a copy of the full text of Section 262 of the DGCL is attached hereto as Annex D. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 of the DGCL contained in Annex D to this proxy statement since failure to timely and properly comply with the requirements of Section 262 of the DGCL will result in the loss or waiver of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of our common stock, you must satisfy each of the following conditions:

•

You must deliver to us a written demand for appraisal of your shares of our common stock before the vote with respect to the adoption of the merger agreement is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against adoption of the merger agreement. Voting against or failing to vote for adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262 of the DGCL. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of our common stock. A stockholder’s failure to make a written demand before the vote with respect to the merger is taken will constitute a waiver of appraisal rights.

•

You must not vote “FOR,” or consent in writing to, adoption of the merger agreement. A vote “FOR” adoption of the merger agreement, by proxy submitted by mail, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares of our common stock so voted and will nullify any previously filed written demands for appraisal. A proxy which does not contain voting instructions will, unless revoked, be voted “FOR” adoption of the merger agreement. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement.

•

You must continue to hold your shares of our common stock from the date of making the demand through the effective date of the merger. Therefore, a stockholder who is the record holder of shares of our common stock on the date the written demand for appraisal is made but who thereafter transfers the shares of our common stock before the effective date of the merger will lose any right to appraisal with respect to such shares of our common stock.

If you fail to comply with any of these conditions and the merger is completed, you will be entitled to receive the closing consideration, but you will have no appraisal rights with respect to your shares of our common stock.

All demands for appraisal pursuant to Section 262 of the DGCL must be addressed to the Company in care of the Corporate Secretary at USG Corporation, 550 West Adams Street, Chicago, Illinois 60661-3676, and must be delivered before the vote on the adoption of the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares of our common stock. To be effective, the demand must reasonably inform the Company of the identity of the stockholder and that the stockholder intends thereby to demand appraisal of his, her or its shares in connection with the merger.

Within 10 days after the effective date of the merger, the surviving corporation (i.e., USG Corporation) must give written notice that the merger has become effective to each stockholder who has properly filed a written demand for appraisal and who did not vote “FOR” adoption of the merger agreement. At any time within 60 days after the effective date of the merger, any stockholder who has demanded an appraisal, and who has not commenced an appraisal proceeding or joined that proceeding as a named party, has the right to withdraw such stockholder’s demand for appraisal and to accept the closing consideration specified by the merger agreement for his or her shares of our common stock; after this period, the stockholder may withdraw such demand for appraisal only with the consent of the surviving corporation.

Within 120 days after the effective date of the merger, any stockholder who has complied with Section 262 of the DGCL will, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares of our common stock not voted “FOR” adoption of the merger agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, request from the Company the statement described in the previous sentence. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the Company or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later.

Within 120 days after the effective date of the merger, but not thereafter, either the Company or any stockholder who has complied with the requirements of Section 262 of the DGCL and who is otherwise entitled to appraisal rights may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. A person who is the beneficial owner of shares of our common stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file the petition described in the previous sentence. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the Company, as the surviving corporation. The Company has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the time period and the manner prescribed in Section 262 of the DGCL could nullify the stockholder’s previously written demand for appraisal. There is no present intent on the part of the Company to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Company will file such a petition or that the Company will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares of our common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Company, the Company will then be obligated, within 20 days after receiving service of a copy of the petition, to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached by the Company. The Register in Chancery, if so ordered by the Delaware Court of Chancery, must give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving corporation and to the stockholders shown on the list at the addresses therein stated. Such notice must also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication must be approved by the Delaware Court of Chancery, and the costs thereof will be borne by the surviving corporation. At the hearing on such petition, the Delaware Court of Chancery will determine the stockholders who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights. The Delaware Court of Chancery may require the stockholders who have demanded appraisal for their shares of our common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. If immediately before the merger the shares of our common stock of the class or series of stock as to which appraisal rights are available were listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock of the class or series eligible for appraisal, (ii) the value of the consideration provided in the merger for such total number of shares of our common stock exceeds $1 million or (iii) the merger was approved pursuant to Sections 253 or 267 of the DGCL.

After the Delaware Court of Chancery’s determination of the stockholders entitled to appraisal of their shares of our common stock, the Delaware Court of Chancery will appraise the shares of our common stock, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, and except as otherwise provided in Section 262 of the DGCL, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter only upon the sum of (i) the difference, if any, between the amount paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time. Upon application by the Company or by any stockholder entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal before the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the Company and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under Section 262 of the DGCL. When the fair value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, by the surviving corporation to the stockholders entitled to receive the same, in the case of holders of uncertificated stock forthwith, and in the case of holders of shares of our common stock represented by certificates upon the surrender to the Company of the certificates representing such stock.

In determining the fair value of the shares of our common stock and, if applicable, interest, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.”

The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

You should be aware that the fair value of your shares of our common stock as determined under Section 262 of the DGCL could be more than, the same as, or less than the value that you are entitled to receive under the terms of the merger agreement and that an opinion of an investment banking firm as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262 of the DGCL.

Moreover, we do not anticipate offering more than the per share closing consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of common stock is less than the per share closing consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery as the Delaware Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of our common stock entitled to appraisal. Any stockholder who has demanded appraisal under Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote shares of our common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date before the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective date of the merger, or if the stockholder delivers a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms of the merger either within 60 days after the effective date of the merger or thereafter with the written approval of the Company, then the right of that stockholder to appraisal will cease. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the prior approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will maintain the right to withdraw its demand for appraisal and to accept the closing consideration that such holder would have received pursuant to the merger agreement within 60 days after the effective date of the merger.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors. To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL shall govern.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

Unless you are advised otherwise, if you hold your shares of our common stock in street name and other residents at your mailing address share the same last name and also hold shares of our common stock in an account at the same broker, bank or other nominee, your nominee delivered a single set of proxy materials to your address. This method of delivery is known as householding. Householding reduces the number of mailings you receive, saves on printing and postage costs and helps the environment. Stockholders who participate in householding continue to receive separate voting instruction cards and control numbers for voting electronically.

If you would like to change your householding election, request that a single copy of this or future proxy materials be sent to your address, or request a separate copy of this or future proxy materials, you should submit this request by writing Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York, 11717, or calling 1-866-540-7095. We will promptly deliver the proxy materials to you upon receipt of your request. Beneficial owners sharing an address who are receiving multiple copies of the proxy materials and wish to receive a single copy of these materials in the future should contact their broker, bank or other nominee to make this request.

If you are a registered stockholder or hold shares of our common stock in the Investment Plan, we sent you and each registered Investment Plan holder at your address separate notices or sets of proxy materials.

SUBMISSION OF STOCKHOLDER PROPOSALS

We do not expect to hold our 2019 annual meeting of stockholders if the merger is completed on the timeline currently contemplated.

If we do hold our 2019 annual meeting of stockholders, stockholder proposals intended for inclusion in the proxy statement for such meeting must be received by us no later than November 29, 2018. Any such stockholder proposal must comply with Rule 14a-8 of Regulation 14A of the SEC. Under our By-laws, stockholder proposals not intended for inclusion in the proxy statement for the 2019 annual meeting of stockholders, but intended to be raised at our 2019 annual meeting of stockholders, including nominations for election of director(s) other than the Board’s nominees, must be received no earlier than December 29, 2018 nor later than January 28, 2019 and must comply with the procedures outlined in our By-laws; provided, however, that if the date of the 2019 annual meeting is advanced more than 30 calendar days prior to or delayed by more than 30 calendar days after the anniversary of the 2018 annual meeting, notice by the stockholder to be timely must be received not later than the close of business on the later of the ninetieth (90th) calendar day prior to the 2019 annual meeting and the tenth (10th) calendar day following the day on which public disclosure of the date of such meeting is first made. The By-laws are accessible on our investor relations website at investor.usg.com. A copy of the By-laws also is available upon written request to USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676. Our website address has been included as an inactive textual reference only. Our website and the information contained therein or connected thereto are not incorporated into this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at its address above, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

We will make available a copy of our public reports, without charge, on our website at www.usg.com, under the “Investor Relations” page, as soon as reasonably practicable after we file the reports electronically with the SEC. Our website and the information contained therein or connected thereto are not incorporated into this proxy statement. In addition, you may obtain a copy of the reports, without charge, by contacting us at USG Corporation, c/o Corporate Secretary, 550 West Adams Street, Chicago, Illinois 60661-3676, or by calling (312) 436-4000. Each request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of the documents before the special meeting, any request should be made promptly.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed will not be deemed to be incorporated by reference into this proxy statement unless specifically stated otherwise. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and before the date of the special meeting:

•	our annual report on Form 10-K for the fiscal year ended December 31, 2017;

•	our quarterly reports on Form 10-Q for the three months ended March 31, 2018 and the three months ended June 30, 2018;

•	our definitive proxy statement for the 2018 Annual Meeting; and

•

our current reports on Form 8-K filed on February 1, 2018 (as to Item 8.01 only), May 11, 2018, June 11, 2018, July 20, 2018 and August 9, 2018 (other than portions of those documents not deemed to be filed).

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES OF OUR COMMON STOCK AT THE SPECIAL MEETING. NO PERSONS HAVE BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. THIS PROXY STATEMENT IS DATED AUGUST 23, 2018. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT AND WILL NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEXES

Annex A	Agreement and Plan of Merger, dated June 10, 2018, by and among USG Corporation, Gebr. Knauf KG and World Cup Acquisition Corporation

Annex B	Opinion of Goldman Sachs & Co. LLC, dated as of June 10, 2018

Annex C	Opinion of J.P. Morgan Securities LLC, dated as of June 10, 2018

Annex D	Section 262 of the General Corporation Law of the State of Delaware

Annex A

AGREEMENT AND PLAN OF MERGER

AMONG

GEBR. KNAUF KG,

WORLD CUP ACQUISITION CORPORATION

AND

USG CORPORATION

DATED AS OF JUNE 10, 2018

A-i

(continued)

A-ii

(continued)

A-iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER dated as of June 10, 2018 (this “Agreement”) is made and entered into among Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Parent”), World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and USG Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Company are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, each of the general partners (Komplementär) and the shareholders’ committee (Gesellschafterausschuss) of Parent have (a) approved the merger of Merger Sub with and into the Company with the Company surviving the merger upon the terms and subject to the conditions set forth in this Agreement (the merger of Merger Sub with and into the Company being referred to in this Agreement as the “Merger”) and becoming an indirect, wholly-owned subsidiary of Parent as a result of the Merger, (b) approved the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation of the Merger and the other transactions contemplated hereby, and (c) approved and declared advisable this Agreement.

WHEREAS, the Board of Directors of Merger Sub has unanimously (a) approved and declared the advisability of this Agreement, the Merger and the other transactions contemplated by this Agreement and (b) directed that this Agreement be submitted to the sole stockholder of Merger Sub for its adoption and recommended that its sole stockholder adopt this Agreement.

WHEREAS, the Board of Directors of the Company has unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the consummation by the Company of the transactions contemplated hereby, including the execution, delivery and performance of this Agreement, (c) subject to Section 6.5, resolved to recommend the adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, and (d) directed that this Agreement be submitted to the stockholders of the Company for adoption.

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and Merger Sub have entered into a Voting Agreement, in the form attached hereto as Exhibit A, with certain stockholders of the Company set forth therein (the “Voting Agreement”) pursuant to which such stockholders, on the terms and subject to the conditions set forth therein, have agreed to vote or cause to be voted all of the subject shares (as defined therein) of common stock of the Company then beneficially owned by them for the approval and adoption of the Merger, this Agreement and the consummation of all of the transactions contemplated thereby.

WHEREAS, the Company, Parent and Merger Sub desire to make and enter into certain representations, warranties, covenants and agreements in connection with the Agreement and also to prescribe certain conditions to the Merger.

WHEREAS, subject to receipt of the Stockholder Approval, the Company intends to declare and pay the Special Dividend promptly following certification of the results of the Stockholders Meeting to all holders of record of Common Stock as of the close of business on the record date for the Stockholders Meeting.

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

AGREEMENT

ARTICLE I

DEFINED TERMS

Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

“Acceptable Confidentiality Agreement” means a written confidentiality agreement between the Company and another Person that (a) contains confidentiality, non-use and other provisions applicable to such Person and its Affiliates and Representatives no less restrictive on the other party than the provisions contained in the Company Confidentiality Agreement (except that such agreement will not be required to contain “standstill” provisions) and (b) does not contain any provision that would prevent the Company from performing and complying with its obligations under this Agreement, including the Company’s obligations to provide any disclosure to Parent required pursuant to Section 6.5.

“Acquisition Proposal” means any inquiry, proposal or offer from, or indication of interest in making a proposal or offer by, any Person, whether or not subject to conditions, relating to any transaction or series of transaction involving any direct or indirect (a) merger, share exchange, joint venture, partnership, business combination or consolidation, or any similar transaction involving the Company, (b) sale, lease, license, exchange, mortgage, pledge, transfer or other acquisition or transaction, assumption or disposition of 15 percent or more (based on the fair market value thereof) of the consolidated net revenues, net income or assets, including any Securities of the Company Subsidiaries, of the Company and the Company Subsidiaries, taken as a whole, (c) purchase, share issuance, tender offer, exchange offer or other acquisition or transaction (including by way of merger, share exchange, joint venture, partnership, business combination, consolidation or otherwise) that if consummated would result in the Beneficial Ownership by any Person or “group” (as defined under the Exchange Act) of Securities representing 15 percent or more of the outstanding Common Stock or any other class of voting Securities of the Company or (d) recapitalization, reorganization, liquidation, dissolution or any other similar transaction involving the Company or any Significant Company Subsidiary; provided that the term “Acquisition Proposal” will not include the Merger or the other transactions contemplated by this Agreement.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or executor or otherwise. For purposes of this Agreement, (a) the UBBP Companies will not be considered “Affiliates” of the Company or any Company Subsidiary, (b) neither Parent nor Berkshire Hathaway Inc. (or any of their respective Affiliates) will be considered “Affiliates” of the Company or any Company Subsidiary, and (c) neither the Company nor Berkshire Hathaway Inc. (or any of their respective Affiliates) will be considered an “Affiliate” of Parent or any Subsidiary of Parent.

“Beneficial Owner” means, with respect to a Security, any Person that, directly or indirectly, through any Contract, relationship or otherwise would be considered the “beneficial owner” of such Security in accordance with Rule 13d-3 under the Exchange Act. The term “Beneficial Ownership” will be construed accordingly.

“Benefit Plan” means any employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, Equity Right with respect to the stock of the Company or any Company Subsidiary, Stock

Plan, termination indemnity, redundancy, change in control, performance, retention, severance or termination pay, sick pay, vacation pay, fringe benefit, educational assistance, housing assistance, relocation or expatriate, moving expense reimbursement, hospitalization or other medical, life, disability, welfare benefit or other insurance, supplemental unemployment benefits, profit-sharing, pension, superannuation or retirement plan, program or Contract, Tax gross-up or Tax indemnity Contract, and each other material employee benefit plan or program, whether written or oral, in each case currently sponsored, maintained or contributed to or required to be contributed to by the Company, any Company Subsidiary or any ERISA Affiliate of the Company or any Company Subsidiary, for the benefit of any current or former director, officer or employee of the Company or any Company Subsidiary, other than any plan or arrangement required by applicable Law or any Contract that may be terminated with less than 60 days’ notice and without the payment of severance.

“Board of Directors” means the board of directors of a specified Person.

“Business Day” means any day, except Saturday or Sunday, on which commercial banks are not required or authorized to close in Frankfurt, Germany, Chicago, Illinois, Dover, Delaware or New York, New York.

“Change” means a change, circumstance, condition, event, effect, development or state of facts.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means the Common Stock, par value $0.10 per share, of the Company.

“Company Confidential Information” means all proprietary, technical, economic, environmental, operational, financial or other business information or material, data, reports, interpretations, forecasts and business plans, in written, oral (including by recording), electronic or visual form, in the possession of, or which has been disclosed to, whether prior to or following the date of this Agreement, Parent or its Affiliates or their respective Representatives by the Company or its Affiliates or Representatives, including pursuant to the access provisions of this Agreement, except, in each case, to the extent that such information can be shown to have been (a) in the public domain (other than as a result of a disclosure by Parent or its Affiliates or Representatives), (b) available to Parent or its Affiliates or Representatives on a non-confidential basis from a source other than the Company or its Affiliates or Representatives without, to such Person’s knowledge after reasonable inquiry, being subject to any contractual or other obligation of confidentiality to the Company or its Affiliates or Representatives or (c) independently developed by Parent or its Affiliates or Representations or on their behalf without reference to, incorporation of or other use of any such information or otherwise violating the obligations of Parent or Merger Sub under this Agreement.

“Company Confidentiality Agreement” means the letter agreement dated as of May 4, 2018 between the Company and Parent.

“Company IRBs” means, collectively, the Company’s (a) $45 million aggregate principal amount of Ohio Air Quality Development Authority industrial revenue bonds, (b) $44.4 million aggregate principal amount of Ohio Air Quality Development Authority industrial revenue bonds, (c) $9 million aggregate principal amount of Ohio Air Quality Development Authority industrial revenue bonds, (d) $10 million aggregate principal amount of City of East Chicago, Indiana industrial revenue bonds, (e) $10 million City of East Chicago, Indiana industrial revenue bonds, (f) $110 million aggregate principal amounts of Pennsylvania Economic Development Financing Authority industrial revenue bonds and (g) $11 million aggregate principal amount of Oregon Economic & Community Development Commission industrial revenue bonds.

“Company Notes” means, collectively, the Company’s (a) $350 million aggregate principal amount of 5.50% senior notes due 2025 and (b) $500 million aggregate principal amount of 4.875% senior notes due 2027.

“Company Notes Indenture” means, collectively, the indenture, dated November 1, 2006, between the Company and Wells Fargo, National Association, as trustee, as supplemented by the supplemental indenture no. 6, dated February 24, 2015, among the Company, the Guarantors named therein and U.S. Bank National Association, as successor trustee and the supplemental indenture no. 7, dated May 15, 2017, among the Company, the Guarantors named therein and U.S. Bank National Association, as successor trustee.

“Competition Law” means any Law, including the HSR Act, the Clayton Act of 1914, as amended, the Sherman Antitrust Act of 1890, as amended, the Federal Trade Commission Act, as amended, and all other applicable Laws that prohibit, restrict or regulate actions having an anticompetitive effect or purpose, including competition, restraint of trade, anti-monopolization, merger control or antitrust Laws.

“Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws and any similar charter, shareholders, shareholders’ rights, limited liability company, limited partnership, joint venture or similar agreement, or other organizational or governing documents of such entity.

“Contract” means any legally binding contract, agreement, lease, sublease, license, sublicense, commitment, understanding, warranty, guaranty, mortgage, note, bond, option, warrant or other legally binding arrangement, in each case, whether written or oral.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Environmental Law” means any Law relating to the environment, natural resources, pollutants, contaminants or, to the extent relating to exposure to Hazardous Substances, public health and safety, including any Law pertaining to (a) treatment, storage, disposal, generation and transportation of Hazardous Substances, (b) air, water and noise pollution, (c) groundwater or soil contamination, (d) the Release or threatened Release into the environment of Hazardous Substances, including emissions, discharges, injections, spills, escapes or dumping into the environment of pollutants, contaminants or chemicals, (e) the manufacture, processing, use, distribution, treatment, storage, disposal, transportation or handling of Hazardous Substances, (f) underground and other storage tanks or vessels, abandoned, disposed or discarded barrels, containers and other closed receptacles that were used to contain Hazardous Substances, or (g) the protection of natural resources, wildlife, marine sanctuaries and wetlands, including endangered and threatened species.

“Environmental Permit” means any Permit required pursuant to any applicable Environmental Law.

“Equity Right” means, with respect to any Person, any Security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any option, call, restricted stock, deferred stock award, stock unit, “phantom” award, dividend equivalent, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the SEC Documents.

“Financing Sources” means each Person (other than Parent or Merger Sub, but including each lender, agent and arranger) that has entered into the Debt Commitment Letter, committed to provide or otherwise entered into agreements in connection with the Debt Financing (including any Alternative Financing) or other financings in connection with the transactions contemplated by this Agreement, including any commitment letters, engagement letters, credit agreements, loan agreements, joinders or indentures pursuant to or relating thereto, together with each Affiliate thereof and each officer, director, employee, partner, trustee, controlling person, stockholder, advisor, attorney, agent and representative of each such Person or Affiliate and their respective successors and assigns.

“Foreign Investment Law” means any Law intended to prohibit, restrict or regulate acquisitions or investments in Persons organized, domiciled or operating in a jurisdiction by foreign Persons.

“Governmental Authority” means any federal, state, local, foreign or international court, tribunal, judicial or arbitral body, government, department, commission, board, bureau, agency or other regulatory, administrative or governmental authority.

“Hazardous Substance” means any substance, material, contaminant, mixture, solution, pollutant or waste that is regulated under any Environmental Law, including petroleum and all fractions thereof, asbestos or asbestos-containing materials in any form or condition and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, (a) all indebtedness for borrowed money, or with respect to deposits or advances of any kind, (b) all obligations evidenced by bonds, debentures, notes, mortgages or similar instruments or securities, (c) all obligations issued or assumed as the deferred and unpaid purchase price of property or services (excluding obligations of the Company and the Company Subsidiaries to creditors for inventory, services and supplies incurred in the ordinary course of business consistent with past practices), (d) all lease obligations capitalized on the books and records (as such would be accounted for on a balance sheet prepared in accordance with GAAP as GAAP is in effect on the date of this Agreement), (e) all reimbursement obligations in respect of letters of credit or performance bonds (excluding (i) letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business consistent with past practices, (ii) standby letters of credit relating to workers’ compensation insurance and surety bonds, (iii) surety bonds and customs bonds, and (iv) clearing house guarantees), (f) all net payment obligations under swap, derivative and hedging instruments and Contracts that would be payable upon termination thereof (assuming they were terminated on the date of determination), and (g) all guarantees and Contracts having the economic effect of a guarantee of any Indebtedness of any other Person, other than clearing house guarantees. Notwithstanding the foregoing, “Indebtedness” will not include intercompany indebtedness, obligations or liabilities between or among the Company and any wholly-owned Company Subsidiaries.

“Intellectual Property” means all of the following anywhere in the world and all legal rights, title or interest in, under or in respect of the following arising under Law, whether or not filed, perfected, registered or recorded and whether now or later existing, filed, issued or acquired, including all renewals (a) all patents and applications for patents (including all invention disclosures) and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part, (b) all copyrights, copyright registrations and copyright applications, and copyrightable works, (c) all trade dress and trade names, logos, internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing, (d) all computer software (including source and object code), firmware, development tools, proprietary languages, algorithms, files, records, technical drawings and related documentation, data and manuals (collectively, “Software”), (e) all mask works, mask work registrations and mask work applications, (f) all inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, (g) all trade secrets, including trade secrets embodied in confidential business information, manufacturing and production processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans, advertising and promotional materials, customer, distributor, reseller and supplier lists and information, correspondence, records, and other documentation (collectively, “Trade Secrets”), (h) all databases and data collections, and (i) all other proprietary rights (including moral rights, rights related to social media accounts or information (including likes, subscribers or members), rights of personality, identity or privacy).

“Intellectual Property License Agreement” means a Contract granting or obtaining any right to use or practice any rights under any Intellectual Property to which the Company or any of the Company Subsidiaries is a party or otherwise bound (whether as grantor or grantee or recipient of such right or otherwise).

“Intervening Event” means a material positive Change with respect to the Company and the Company Subsidiaries or the business of the Company and the Company Subsidiaries, in each case taken as a whole, that (a) is unknown by the Board of Directors or executive management of the Company as of or prior to the date of this Agreement, (b) is not reasonably foreseeable as of the date of this Agreement and (c) first becomes known to the Board of Directors of the Company after the date of this Agreement and on or prior to the date of the Stockholder Approval; provided that none of the following will be deemed, either alone or in combination, to constitute or be deemed to contribute to, and none of the following will be taken into account in determining whether there has been, an Intervening Event: (i) the receipt by the Company of an Acquisition Proposal or a Superior Proposal or any inquiry, offer, request or proposal that would be reasonably expected to lead to an Acquisition Proposal or a Superior Proposal or the existence or terms of an Acquisition Proposal, or any inquiry, offer, request or proposal that would reasonably be expected to lead to an Acquisition Proposal or Superior Proposal, (ii) any increase or decrease in the trading price or trading volume of the Common Stock or any Equity Right relating to the Common Stock, or (iii) any action or inaction taken by any Party pursuant to the terms of this Agreement.

“IRS” means the United States Internal Revenue Service.

“IT Systems” means the hardware, Software, data communications lines, network and telecommunications equipment, internet-related information technology architecture, wide area network and other information technology equipment owned, leased or licensed by the Company or any of the Company Subsidiaries.

“Knowledge” means, with respect to the Company, the actual knowledge of any of the individuals set forth in Section 1.1 of the Company Disclosure Letter, in each case with respect to the representations and warranties in the sections set forth opposite such individual’s name.

“Law” means any federal, state, local, municipal, non-U.S., international, multinational or other rule, regulation, statute, Order, ordinance, constitution, treaty, administrative interpretation, directive or code promulgated by any Governmental Authority, including any binding case law.

“Lease” means any lease, sublease, license, occupancy agreement or similar Contract relating to real property and any and all amendments, renewals, extensions or other modifications thereto.

“Leased Real Property” means real property and any improvements and fixtures located thereon or attached thereto in which the Company or any of the Company Subsidiaries has acquired interests pursuant to any Lease.

“Lien” means any mortgage, claim, pledge, hypothecation, encumbrance, lien (statutory or other), servitude, easement, right of way, option, right of first offer or refusal or other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention Contract).

“Material Adverse Effect” means, with respect to the Company, a Change that, individually or in the aggregate, is or would reasonably be expected to be materially adverse to the business, assets, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided that none of the following will be deemed, either alone or in combination, to constitute, and none of the following will be taken into account in determining whether there has been, a Material Adverse Effect: (a) any Change in general United States or global economic conditions, (b) any Change in regulatory, legislative or political conditions or the financial, credit, securities or other capital markets in the United States or any foreign jurisdiction, (c) any Change that is the result of conditions generally affecting the industries in which the Company and the Company Subsidiaries operate, (d) any Change that is the result of any decline in the market price, or Change in trading volume, of the Common Stock (it being understood that the facts or occurrences giving rise to or contributing to such decline or Change may, if not otherwise excluded by this definition, be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (e) any Change that is the result of any failure, in and of itself, by the Company or the Company Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may, if not otherwise excluded, be deemed to constitute, or be taken into account in determining whether there has been or will be a Material Adverse Effect), (f) any Change resulting from the execution and delivery of this Agreement or the public announcement, consummation or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the Company or any of the Company Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that that the exception in this clause (f) will not apply to any representation or warranty of the Company in this Agreement if the primary purposes of such representation or warranty is to address the consequences of entering into this Agreement or consummating the Merger), (g) any Change resulting from any Proceeding brought by any one or more stockholders of the Company (on their own behalf or on behalf of the Company, including any class action) against the Company or its directors arising out the Merger or otherwise in connection with the transactions contemplated by this Agreement, (h) any Change resulting from any action taken by the Company or any Company Subsidiary that is required by this Agreement or any action taken at the written request of Parent, (i) any hurricane, tornado, flood, earthquake, tsunami, volcanic eruption or other natural disaster occurring after the date of this Agreement, (j) geopolitical conditions, the outbreak of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such conditions, hostilities, acts of war, sabotage or terrorism occurring after the date of this Agreement, (k) any Change occurring after the date of this Agreement in applicable Law, including any Tax or trade policy, or GAAP (or authoritative interpretations thereof), (l) any adverse Change to the Company’s credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such adverse Change may, if not otherwise excluded by this definition, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect) or (m) any item set forth in Section 1.1 of the Company Disclosure Letter, except (A) in the case of each of clauses (a), (b), (c) (i), (j) and (k), to the extent that any such Change has occurred that has a disproportionate adverse effect on the Company and the Company Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, only the incremental disproportionate impact may be taken into account in determining whether there has been, or would be, a Material Adverse Effect) or (B) in the case of clause (i), to the extent that any such Change relates primarily only to, or has an effect primarily relating to, the Company and the Company Subsidiaries.

“Multiemployer Plan” means any plan or Contract that is a multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange, Inc.

“Order” means any charge, order, writ, injunction, judgment, decree, ruling, determination, directive, award or settlement, whether civil, criminal or administrative and whether formal or informal issued by a Governmental Authority.

“Owned Intellectual Property” means any Intellectual Property that is owned by the Company or any of the Company Subsidiaries.

“Owned Real Property” means real property, together with all improvements and fixtures located thereon or attached thereto, owned by the Company or any Company Subsidiary, including all easements, licenses, rights and appurtenances relating to the foregoing.

“Parent Confidential Information” means all proprietary, technical, economic, environmental, operational, financial or other business information or material, data, reports, interpretations, forecasts and business plans, in written, oral (including by recording), electronic or visual form, in the possession of, or which has been disclosed to, whether prior to or following the date of this Agreement, the Company or its Affiliates or their respective Representatives by Parent or its Affiliates or Representatives, except, in each case, to the extent that such information can be shown to have been (a) in the public domain (other than as a result of a disclosure by the Company or its Affiliates or Representatives), (b) available to the Company or its Affiliates or Representatives on a non-confidential basis from a source other than Parent or its Affiliates or Representatives without, to such Person’s knowledge after reasonable inquiry, being subject to any contractual or other obligation of confidentiality to Parent or its Affiliates or Representatives or (c) independently developed by the Company or its Affiliates or Representations or on their behalf without reference to, incorporation of or other use of any such information or otherwise violating the obligations of the Company under this Agreement.

“Parent Confidentiality Agreement” means the letter agreement dated as of May 24, 2018 between the Company and Parent.

“Permit” means any permit, license, variance, exemption, qualification, registration, franchise, filing, license, certificate, consent, approval or authorization issued or granted by or filed or made with any Governmental Authority.

“Permitted Lien” means any (a) Lien for Taxes not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Financial Statements, as applicable, (b) carrier’s, warehousemen’s, mechanic’s, materialmen’s, repairmen’s or other similar Lien incurred in the ordinary course of business consistent with past practices, (c) pledge or deposit in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) pledges and deposits to secure performance of bids, trade contracts, leases, tenders, statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other similar obligations, in the ordinary course of business, (e) customary rights of setoff, revocation, refund or chargeback under banking, cash management, credit card and similar arrangements, (f) inchoate Lien arising under operation of Law, (g) Lien comprising a deposit required by the insurance regulatory authority of any applicable jurisdiction, (h) Lien representing any interest of a licensee, licensor, lessee, lessor, sublicensee, sublicensors, sublessee or sublessor under any license, lease, sublease or sublicense (including any Lease), (i) Lien in favor of customs and revenue authorities that secure payment of custom or import duties with respect to the assets being so imported and in respect of which such duties are owing, (j) easement, right-of-way, restriction, covenant, condition, encroachment, defect, and irregularity of title and other similar encumbrance, which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (k) Lien permitted under any Lease and any ancillary documents thereto, (l) Lien that affects the underlying fee interest of Leased Real Property, (m) zoning, building code, entitlement and other land use or environmental regulation that is not violated by the current use or occupancy of Owned Real Property, (n) matter and exception set forth in any title policies or surveys made available to Parent, or (o) Lien of public record, in the case of each of clauses (m), (n) and (o), that does not secure Indebtedness and that does not materially adversely affect the continued use of the property to which it relates or the conduct of business currently conducted thereon.

“Person” means an individual, corporation, limited liability company, general or limited partnership, association, trust, unincorporated organization, Governmental Authority, other entity or group (as defined in the Exchange Act).

“Personal Data” means information that can be used to distinguish or trace an individual’s identity, either alone or when combined with other personal or identifying information, and that is linked or linkable to a specific individual.

“Preferred Stock” means the Preferred Stock, par value $1.00 per share, of the Company.

“Proceeding” means any action, demand, suit, claim, litigation, arbitration, investigation, audit, examination, charge, complaint, review, controversy or other proceeding, whether civil or criminal, at law or in equity, by or before any Governmental Authority, Taxing Authority or arbitrator.

“Protective Provisions” means the provisions of Article Thirteenth of the Restated Certificate of Incorporation of the Company.

“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal and migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the environment.

“Representative” means, with respect to any Person, any director, officer, employee, accountant, auditor, legal counsel, financial advisor, consultant, Financing Source or other advisor or representative of such Person.

“Rights Plan” means the Rights Agreement, dated as of December 21, 2006, as amended, between the Company and Computershare Trust Company, N.A., as rights agent (successor rights agent to Computershare Investor Services, LLC).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person, any class or series of common stock, preferred stock, membership interest and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Significant Company Subsidiary” means any Company Subsidiary that the Company is required to disclose pursuant to Regulation S-X promulgated by the SEC as of the date hereof.

“Special Dividend” means a cash dividend of $0.50 per share payable promptly following certification of the results of the Stockholders Meeting to all holders of record of Common Stock as of the close of business on the record date for the Stockholders Meeting if, and only in the event that, the Stockholder Approval is received.

“Stock Plans” means the Company Long-Term Incentive Plan, as amended and restated, the Company 2016 Long-Term Incentive Plan, the Company Stock Compensation program for Non-Employee Directors (as amended and restated effective as of January 1, 2005), and the Company Deferred Compensation Program for Non-Employee Directors, each as amended from time to time.

“Subsidiary” means, when used with respect to any Person, any other Person, whether incorporated or unincorporated, of which (a) more than 50 percent of the Securities or (b) Securities having by their terms ordinary voting power to elect more than 50 percent of the members of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries. For purposes of this Agreement, neither of the UBBP Companies will be considered a “Subsidiary” of the Company or the Company Subsidiaries.

“Superior Proposal” means a bona fide written Acquisition Proposal that has not been withdrawn and that did not result from a breach of the provisions of Section 6.5 that (a) if consummated, would result in any third Person (or in the case of a direct merger between such third Person and the Company, the stockholders of such third Person) acquiring, directly or indirectly, more than 80 percent of the voting power of the outstanding Common Stock or all or substantially all of the assets of the Company and the Company Subsidiaries, taken as a whole, (b) is reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such Acquisition Proposal, including all conditions contained therein, the nature of the consideration offered, and the identity of the Person making such Acquisition Proposal and (c) the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and financial advisors of nationally recognized reputation (taking into account the items identified in the foregoing clause (b) and any changes to this Agreement proposed by Parent in response to an Acquisition Proposal), is more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement.

“Tax” means any (a) federal, state, local, non-U.S. or other tax, charge, fee, duty (including customs duty), levy or assessment, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, goods and services, consumption, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, interest equalization, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or other tax of whatever kind that is imposed by any Governmental Authority and (b) interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in clause (a).

“Tax Return” means any report, return, filing, declaration, claim for refund, or information return or statement in connection with the determination, assessment, collection or imposition of any Taxes or otherwise related to Taxes, including any schedule or attachment, and including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or that has the power, duty or obligation or is otherwise responsible for Tax Returns and the agency, if any, charged with the collection, monitoring or other supervision of such Tax for such Governmental Authority.

“Treasury Regulations” means the United States Treasury Regulations.

“UBBP Business” means the business conducted by the UBBP Companies.

“UBBP Companies” means USG Boral Building Products Pte Limited and USG Boral Building Products Pty Limited.

“UBBP Contracts” means any Contract between the Company or any Company Subsidiary, on the one hand, and any UBBP Company or any Subsidiary of a UBBP Company, on the other hand, relating to the UBBP Business.

“UBBP Shareholders Agreement” means the Shareholders Agreement dated as of February 28, 2014, by and among the Company, USG Netherlands Global Holdings B.V., Boral International Pty Limited, Boral Building Materials Pty Limited, Boral Limited and the UBBP Companies.

Section 1.2 Additional Defined Terms. For purposes of this Agreement, the following terms have the meanings specified in the indicated Section of this Agreement.

Defined Term	Section
Agreement	Preamble
Alternative Financing	Section 7.8(d)

Antitrust Approvals	Section 7.1(a)
Book-Entry Shares	Section 2.6(f)
C&G	Section 5.2(b)
Certificate	Section 2.6(f)
Certificate of Merger	Section 2.3
Change in Recommendation	Section 6.3(b)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company Contracts	Section 4.18(b)
Company Credit Agreement	Section 5.5(a)
Company Disclosure Letter	Article IV
Company Financial Advisors	Section 4.24
Company DSU Award	Section 2.7(d)
Company MSU Award	Section 2.7(c)
Company Option	Section 2.7(a)
Company PS Award	Section 2.7(c)
Company RSU Award	Section 2.7(b)
Company Stock-Based Award Consideration	Section 2.7(c)
Company Stock-Based Awards	Section 2.7(f)
Company Subsidiary	Section 4.2(a)
Continuation Period	Section 7.2(a)
Continuing Employees	Section 7.2(a)
Continuing Shares	Section 2.6(d)
D&O Insurance	Section 7.4(a)
Debt Commitment Letter	Section 5.5(a)
Debt Financing	Section 5.5(a)
Debt Offer Documents	Section 6.12(b)
Debt Offers	Section 6.12(a)
Debt Payoff Deferred Stock Units	Section 6.12(a) Section 2.7(d)
Director Deferred Compensation Program	Section 2.7(d)
Dissenting Shares	Section 2.6(c)
DOJ	Section 7.1(b)
DSU Consideration	Section 2.7(d)
End Date	Section 9.1(b)
Effective Time	Section 2.3
Excluded Shares	Section 2.6(b)
FTC	Section 7.1(b)
GAAP	Section 4.7(b)
General Enforceability Exceptions	Section 4.4(a)
Indemnified Persons	Section 7.4(a)
Maximum Annual Premium	Section 7.4(a)
Merger	Recitals
Merger Consideration	Section 2.6(a)
Merger Sub	Preamble
Option Consideration	Section 2.7(a)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Financial Statements	Section 5.6
Party	Preamble

Paying Agent	Section 3.1(a)
Payment Fund	Section 3.1(a)
Performance Award Consideration	Section 2.7(c)
Per Share Merger Consideration	Section 2.6(a)
Plan	Section 4.17(d)
Post-Closing Plans	Section 7.2(b)
Proxy Statement	Section 6.2(a)
Recommendation	Section 4.4(b)
Required Payments	Section 5.5(a)
Restraints	Section 8.1(c)
RSU Consideration	Section 2.7(b)
SEC Documents Software	Section 4.7(a) Section 1.1
Stockholder Approval	Section 4.4(c)
Stockholders Meeting	Section 6.3(a)
Surviving Corporation	Section 2.1
Surviving Corporation Bylaws	Section 2.4
Surviving Corporation Certificate of Incorporation	Section 2.4
Termination Fee	Section 9.3(a)
Third Party Intellectual Property Trade Secrets	Section 4.16(a) Section 1.1
Voting Agreement	Recitals

Section 1.3 Interpretation. The language in this Agreement is to be construed in all cases according to its plain meaning. Parent, Merger Sub and the Company acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The masculine, feminine or neuter gender and the singular or plural number are each deemed to include the other whenever the context so indicates. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits, Schedules and the Parties’ disclosure letters) and not to any particular provision of this Agreement, and all Article, Section, Exhibit and Schedule references are to this Agreement unless otherwise specified. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. The Company Disclosure Letter and the Parent Disclosure Letter, as well as all other schedules and exhibits hereto, will be deemed part of this Agreement and included in any reference to this Agreement. Whenever this Agreement provides that documents have been “made available” to Parent, Merger Sub or their Representatives, such documents must have been (a) posted prior to the date of this Agreement in a complete and unredacted form (other than any UBBP Contracts or documents containing any JV Information or Shareholder Information (as such terms are defined in the UBBP Shareholders Agreement)) in the electronic data room entitled “Project Update” maintained at Intralinks or in the electronic data room entitled “Project Update –

Clean Room” maintained at Intralinks, in each case, to which Parent, Merger Sub or their Representatives have been granted access by the Company or (b) filed in a complete and unredacted form (other than any UBBP Contracts or documents containing any JV Information or Shareholder Information (as such terms are defined in the UBBP Shareholders Agreement)) at least two Business Days prior to the date of this Agreement as exhibits to the SEC Documents and publicly available on the internet website of the SEC.

ARTICLE II

THE MERGER AND CERTAIN RELATED MATTERS

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will be merged with and into the Company and the separate existence of Merger Sub will cease. The Company will continue as the surviving corporation in the Merger (as such, the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent. At the Effective Time, the effects of the Merger will be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Company and Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub will become the debts, liabilities and duties of the Surviving Corporation.

Section 2.2 Closing. The closing of the Merger (the “Closing”) will take place at the offices of Baker & McKenzie, LLP, 300 East Randolph Street, Chicago, Illinois 60601, at 10:00 a.m., local time, on the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) or at such other place, time and date as Parent and the Company may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Parent and the Company will file a certificate of merger as contemplated by the DGCL (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with such Secretary of State of the State of Delaware on the Closing Date, or at such later time as Parent and the Company may agree and specify in the Certificate of Merger. As used in this Agreement, the “Effective Time” means the time at which the Merger becomes effective.

Section 2.4 Surviving Corporation Constituent Documents. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation will be amended and restated to read in its entirety as set forth in Exhibit B (the “Surviving Corporation Certificate of Incorporation”), and as so amended and restated, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and the DGCL and (b) the bylaws of the Surviving Corporation will be amended and restated to read in their entirety as set forth in Exhibit C (the “Surviving Corporation Bylaws”), and as so amended and restated, will be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the terms of the Surviving Corporation Certificate of Incorporation and the DGCL.

Section 2.5 Surviving Corporation Directors and Officers.

(a) The directors of Merger Sub in office immediately prior to the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws or otherwise as provided by applicable Law.

(b) The officers of the Company in office immediately prior to the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and Surviving Corporation Bylaws or otherwise as provided by applicable Law.

Section 2.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares, Dissenting Shares and Continuing Shares) will be converted into and will thereafter represent the right to receive $43.50 in cash, without interest (the “Per Share Merger Consideration” and in the aggregate for all such shares of Common Stock, the “Merger Consideration”).

(b) Each share of Common Stock owned by the Company or its direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time (“Excluded Shares”) will be canceled and will cease to exist and no consideration will be paid or delivered in exchange therefor.

(c) Notwithstanding any provision of this Agreement to the contrary, if and to the extent required by the DGCL, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who are entitled to appraisal rights under Section 262 of the DGCL and who have properly demanded appraisal in accordance with Section 262 of the DGCL (and who have not failed to perfect or otherwise effectively withdraw or lost the right to appraisal) (“Dissenting Shares”) will not be converted into or represent the right to receive the Per Share Merger Consideration, and holders of such Dissenting Shares will be entitled to only such appraisal rights as are granted by Section 262 of the DGCL. If any such holder fails to perfect or effectively withdraws or loses such right, each such Dissenting Share will thereupon be treated as if it had been converted into and become exchangeable for, at the Effective Time, the right to receive the Per Share Merger Consideration in accordance with this Agreement and will not thereafter be deemed to be a Dissenting Share. The Company will give Parent reasonably prompt notice of any written demands received by the Company for appraisal of Dissenting Shares, withdrawals of such demands and any other demands, notices or instruments served pursuant to the DGCL which are received by the Company relating to such demands and Parent will have the right to participate in the negotiations and proceedings with respect to such demands, notices or instruments. The Company will not, except with the prior written consent of Parent, make any payment with respect to any appraisal demand, notice or instrument or offer to settle or settle any such demand, notice or instrument, and Parent will not commit to make any such payment or enter into any such settlement prior to the Effective Time without the prior written consent of the Company.

(d) Each share of Common Stock Beneficially Owned by Parent or its direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time (“Continuing Shares”) and each share of Merger Sub owned by Parent or its direct or indirect wholly-owned Subsidiaries immediately prior to the Effective Time will continue as one fully paid and non-assessable share of Common Stock, par value $0.10 per share, of the Company as the Surviving Corporation.

(e) If after the date of this Agreement and prior to the Effective Time, the Company pays a dividend in, splits, combines into a smaller number of shares, or issues by reclassification any shares of Common Stock (or undertakes any similar act), then the Per Share Merger Consideration will be appropriately adjusted to provide to the holders of the Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted will, from and after the date of such event, be the Per Share Merger Consideration, subject to further adjustment in accordance with this provision.

(f) From and after the Effective Time, the shares of Common Stock converted into the Merger Consideration pursuant to this Section 2.6 will no longer remain outstanding and will automatically be cancelled and will cease to exist, and each holder of a certificate (a “Certificate”) previously representing certificated shares of Common Stock or shares of Common Stock that are in non-certificated book-entry form (“Book-Entry Shares”) will thereafter cease to have any rights with respect to such Common Stock except the right to receive the Merger Consideration and any dividends or other distributions as provided in Section 3.1(e).

Section 2.7 Treatment of Equity Compensation Awards.

(a) At the Effective Time, each stock option granted by the Company to purchase shares of Common Stock (a “Company Option”) that is outstanding as of the Effective Time, whether vested or unvested, will immediately vest, if unvested, and be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than 15 calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company Option as of the Effective Time and (ii) the excess, if any, of the Per Share Merger Consideration over the exercise price per share of Common Stock subject to such Company Option as of the Effective Time (the “Option Consideration”). Any Company Option with an exercise price equal to or in excess of the Per Share Merger Consideration will be cancelled by virtue of the Merger without any action on the part of the holder thereof and without any payment to the holder thereof.

(b) At the Effective Time, each time-vesting restricted stock unit award granted by the Company in respect of shares of Common Stock (a “Company RSU Award”) that is outstanding as of the Effective Time will immediately vest and be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than 15 calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company RSU Award as of the Effective Time and (ii) the Per Share Merger Consideration (the “RSU Consideration”); provided that to the extent that any such Company RSU Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(c) At the Effective Time, each Market Share Units award granted by the Company in respect of shares of Common Stock (a “Company MSU Award”) and each Performance Shares award (a “Company PS Award”) that is outstanding as of the Effective Time will be cancelled by virtue of the Merger and without any action on the part of the holder thereof, in consideration for the right to receive, as promptly as practicable (but no later than 15 calendar days) following the Effective Time, a cash payment (without interest and less applicable withholding Taxes) with respect thereto equal to the product of (i) the number of shares of Common Stock subject to such Company MSU Award or Company PS Award as of the Effective Time (with such number of shares determined, in accordance with the applicable award terms, by calculating the actual level of achievement of the applicable performance goals as of the Effective Time) and (ii) the Per Share Merger Consideration (the “Performance Award Consideration” and, together with the RSU Consideration and the DSU Consideration, the “Company Stock-Based Award Consideration”); provided that to the extent that any such Company MSU Award or Company PS Award constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(d) All compensation deferred as Deferred Stock Units (“Company DSU Award”) prior to the Effective Time in notional accounts pursuant to the Company Stock Compensation Program for Non-Employee Directors (as amended and restated effective as of January 1, 2005) and the Company Deferred Compensation Program for Non-Employee Directors, as amended from time to time (the “Director Deferred Compensation Program”), by non-employee directors who will experience a “separation from service” under Section 409A of the Code as of the Effective Time, will, as of the Effective Time, be cancelled and converted into a right of the holder to receive an amount denominated in cash equal to the product of (i) the number of shares of Common Stock deemed invested under or otherwise referenced by the notional account immediately before the Effective Time and (ii) the Per Share Merger Consideration (the “DSU Consideration”), and will cease to represent a right to receive a number of shares of Common Stock or cash equal to or based on the value of a number of shares of Common Stock; provided that (A) to the extent that any such non-employee director is a “specified employee” under Section 409A of the Code or (B) such non-employee director does not have a “separation from service” upon the

Effective Time, such cash payment will be paid in accordance with the applicable award’s terms and at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(e) Neither Parent nor any of its Subsidiaries will assume any of the Equity Rights described in this Section 2.7. Prior to the Effective Time, the Company, the Board of Directors of the Company or the Compensation and Organization Committee of the Board of Directors of the Company, as applicable, will adopt any resolutions that are necessary to effectuate the provisions of this Section 2.7.

(f) At or prior to the Closing, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate of (i) Company Stock-Based Award Consideration owed to all holders of Company RSU Awards, Company MSU Awards, Company PS Awards and Company DSU Awards (collectively, the “Company Stock Based Awards”) and (ii) Option Consideration owed to all holders of Company Options. Except as set forth in Section 2.7 of the Company Disclosure Letter, as promptly as practicable (but, subject to compliance with Section 409A of the Code, no later than 15 calendar days) following the Effective Time, the applicable holders of Company Stock Based Awards and Company Options will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Company Stock Based Awards or Company Options that are cancelled and converted into cash pursuant to this Section 2.7. Notwithstanding the foregoing, if any payment owed to a holder of Company Stock Based Awards or Company Options pursuant to this Section 2.7 cannot be made through the Company or the Surviving Corporation’s payroll system or payroll provider (including because the holder is a non-employee director), then the Surviving Corporation will deliver such payment either by check or wire transfer of immediately available funds to such holder, with any check or wire transfer being sent to such holder promptly following the Effective Time (but, subject to compliance with Section 409A of the Code, in no event more than 15 calendar days thereafter). All payments made pursuant to this Section 2.7(f) will be without interest and less any applicable withholding Taxes and will be subject to compliance with Section 409A of the Code.

Section 2.8 Further Assurances. After the Effective Time, the directors and officers of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III

PAYMENT FOR SHARES

Section 3.1 Surrender and Payment.

(a) Prior to the Effective Time, Parent will enter into an agreement with a United States bank or trust company approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed) to act as a payment agent (the “Paying Agent”) for holders of shares of Common Stock in connection with the transactions contemplated by this Agreement. The Paying Agent agreement pursuant to which Parent will appoint the Paying Agent will be in a form and substance reasonably acceptable to the Company. At the Effective Time, Parent will deposit, or cause to be deposited, in trust with the Paying Agent in a separate account for the benefit of holders of shares of Common Stock, cash in United States dollars sufficient to pay the Merger Consideration in exchange for all of the shares of Common Stock outstanding immediately prior to the Effective Time (other than the Excluded Shares, Dissenting Shares and Continuing Shares), payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares pursuant to the provisions of this Article III (such cash being referred to as the “Payment Fund”). If the Payment Fund is insufficient to make the payments contemplated by Section 2.6(a), Parent will, or will cause the Merger Sub or the Surviving

Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Payment Fund will not be used for any purpose other than as expressly provided for in this Agreement.

(b) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation will instruct the Paying Agent to mail to each holder of record of shares of Common Stock converted into the right to receive the portion of the Merger Consideration payable in respect thereof pursuant to Section 2.6 (i) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title will pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares to the Paying Agent and will be in such form and have such other provisions as Parent and the Company may mutually agree and (ii) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares in exchange for the portion of the Merger Consideration payable in respect thereof.

(c) Upon surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares will be entitled to receive from the Payment Fund in exchange therefor an amount in cash equal to the product of (i) the number of shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares and (ii) the Per Share Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof as provided in Section 3.2) or Book-Entry Shares.

(d) If any payment is to be made to a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition of such payment that the Person requesting such payment will pay any transfer or other similar Taxes required by reason of the making of such cash payment to a Person other than the registered holder of the surrendered Certificate or Book-Entry Shares or will establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable. If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name a surrendered Certificate or Book-Entry Shares is registered, it will be a condition to the registration thereof that the surrendered Certificate or Book-Entry Shares will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration will pay to the Paying Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(e) After the Effective Time, there will be no further registration of transfers of shares of Common Stock outstanding prior to the Effective Time other than as provided for in Section 2.6(d). From and after the Effective Time, the holders of Certificates and Book-Entry Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Common Stock except as otherwise provided in this Agreement or by applicable Law. Notwithstanding anything to the contrary contained in this Agreement, the Surviving Corporation will be obligated to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by the Company with respect to shares of Common Stock prior to the date of this Agreement and which remain unpaid at the Effective Time.

(f) Any portion of the Payment Fund that remains unclaimed by the holders of shares of Common Stock one year after the Effective Time will be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged such holder’s shares of Common Stock for the Per Share Merger Consideration in accordance with this Article III prior to that time will thereafter look only to the Surviving Corporation for delivery of the Per Share Merger Consideration in respect of such holder’s shares of Common Stock.

(g) Neither Parent, the Surviving Corporation nor the Paying Agent will be liable to any former holder of Common Stock for any portion of the Merger Consideration delivered to any Government Authority pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate or Book-Entry Shares have not been surrendered prior to the date as of which the Merger Consideration payable in respect of such Certificate or Book-Entry Shares would escheat to or otherwise become the property of any Governmental Authority, Parent, the Surviving Corporation and the Paying Agent will comply with such Laws and the portion of the Merger Consideration otherwise payable upon the surrender of such Certificate or Book-Entry Shares will be treated for all purposes under this Agreement as having been paid to the holder of the shares of Common Stock represented by such Certificate or Book-Entry Shares.

(h) The Paying Agent will invest all cash included in the Payment Fund as directed by Parent; provided that any investment of such cash will be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $5 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument will have a maturity exceeding three months, and that no such investment or loss thereon will affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article III. Any interest and other income resulting from such investments will become part of the Payment Fund, and any amount in excess of the amounts payable under Section 3.1(a) will be promptly returned to Parent or the Surviving Corporation, as requested by Parent. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent will promptly replace or restore, or will promptly cause to be replaced or restored, the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

Section 3.2 Lost, Stolen or Destroyed Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which such holder is entitled to be paid in respect of the shares of Common Stock represented by such Certificate as contemplated by Article II and this Article III.

Section 3.3 Withholding Rights. Each of Parent, Merger Sub, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from the consideration otherwise payable to a holder of shares of Common Stock or Equity Rights pursuant to this Agreement such amounts as Parent, Merger Sub, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or non-U.S. Tax Law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Authority or Taxing Authority, such deducted or withheld amounts will be treated for all purposes under this Agreement as having been paid to the holder of shares of Common Stock or Equity Rights in respect of which such deduction and withholding was made.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the SEC Documents filed and publicly available on the internet website of the SEC at least two Business Days prior to the date of this Agreement (excluding any redacted information, any disclosure set forth in any exhibits to such SEC Documents, the “Risk Factors” and “Forward-Looking Statements” sections of such SEC Documents and any other disclosures in such SEC Documents that are non-specific, cautionary, predictive or forward-looking in nature, but in each case only to the extent that the relevance of such disclosures to the applicable subject matter is reasonably apparent on its face, or (b) the letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article IV to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article IV only to the extent that it is reasonably apparent on its face that such disclosure also qualifies or is applicable to such other sections), except that no information set forth in the SEC Documents will qualify or apply to the representations and warranties set forth in Section 4.3, Section 4.4, Section 4.6, Section 4.24 or Section 4.25, the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company (a) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (b) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or prevent, materially impair, or materially delay the Company from consummating the Merger. The Company has made available to Parent accurate and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.

Section 4.2 Subsidiaries.

(a) Each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, except where the failure to be so organized or existing would not, individually or in the aggregate, have a Material Adverse Effect. Each Company Subsidiary (i) has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it make such licensing or qualification necessary, except where failure to have such power and authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect or prevent, materially impair, or materially delay the Company from consummating the Merger.

(b) The Company is, directly or indirectly, the record holder and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens (other than Permitted Liens) and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than limitations or restrictions on transfer arising under applicable securities Laws. All of the Securities so owned by the Company have been duly authorized and validly issued and are fully paid and nonassessable, and no such shares have been issued in violation of any preemptive or similar rights by which the Company or any Company Subsidiary is bound. Except for the Securities of the Company Subsidiaries, the Securities of each UBBP Company set forth in Section 4.22 of the Company Disclosure Letter, the Securities of any Subsidiary of the UBBP Companies, and short-term marketable Securities acquired in the ordinary course of business consistent with past practices, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person or any Indebtedness of any Person.

Section 4.3 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock and 36,000,000 shares of Preferred Stock.

(b) At the close of business on June 7, 2018, 139,462,508 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Except as set forth in Section 4.3(c), as of June 7, 2018, no other Securities of the Company were issued, reserved for issuance or outstanding. All issued and outstanding shares of Common Stock have been, and all shares of Common Stock that may be issued pursuant to the exercise of outstanding Equity Rights will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights by which the Company or any Company Subsidiary is bound.

(c) Section 4.3(c)(i) of the Company Disclosure Letter sets forth the Equity Rights outstanding as of the close of business on June 7, 2018. All such Equity Rights were granted or awarded pursuant to and in accordance with the Stock Plans. Section 4.3(c)(ii) of the Company Disclosure Letter sets forth the number of shares of Common Stock authorized for issuance under each Stock Plan as of June 7, 2018. Section 4.3(c)(iii) of the Company Disclosure Letter sets forth an accurate and complete, in all material respects, pro-forma determination of the number of Company MSU Awards and Company PS Awards that would vest based upon the assumed level of performance and the Per Share Merger Consideration, in each case, as of the date and in the amounts specified therein. The Company has made available to Parent the forms of grant agreements related to each such award. No material changes have been made to such forms in connection with any award granted for the performance period or jurisdiction specified in such form, other than as set forth on Section 4.3(c)(iv) of the Company Disclosure Letter.

(d) There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities. Except pursuant to this Agreement and as described in Section 4.3(c), there are no options, warrants, calls, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, Contracts or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Security convertible or exercisable for or exchangeable into any Securities of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such option, warrant, call, right, security, Contract or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities of the Company or any Company Subsidiary, including any Securities that may be issued pursuant to any employee stock option or other compensation plan or arrangement. There are no proxies, voting trusts or other Contracts to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company or any Company Subsidiary or the registration of the Securities of the Company or the Company Subsidiaries under any United States or non-U.S. securities Law. None of the outstanding Securities of the Company Subsidiaries are subject to any right of first offer, right of first refusal, co-sale or participation right or other restriction on transfer pursuant to the Constituent Documents of such Company Subsidiary or any Contract to which such Company Subsidiary is a party or by which such Company Subsidiary, or its Securities, are otherwise bound.

Section 4.4 Authorization; Board Approval; Voting Requirements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Stockholder Approval, to consummate the Merger and the other the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, except for the Stockholder Approval and the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally or (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought (the exceptions in clauses (i) and (ii), the “General Enforceability Exceptions”).

(b) The Board of Directors of the Company, at a meeting duly called and held, has duly and unanimously adopted resolutions (i) determining that this Agreement, the Merger and the other transactions contemplated by this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approving and declaring advisable this Agreement and the consummation by the Company of the transactions contemplated hereby, including the execution, delivery and performance of this Agreement, (iii) subject to Section 6.5, resolving to recommend the adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company (the “Recommendation”), and (iv) subject to Section 6.5, directing that this Agreement be submitted to the stockholders of the Company for adoption. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

(c) The adoption of this Agreement by the affirmative vote of holders of at least 80 percent of the outstanding shares of Common Stock (the “Stockholder Approval”) at the Stockholders Meeting, or any adjournment or postponement thereof, is the only vote or approval of the holders of any class or series of Securities of the Company necessary to adopt this Agreement.

Section 4.5 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated by this Agreement will not (i) conflict with any provisions of the Constituent Documents of the Company or any Company Subsidiary (assuming that the Stockholder Approval is obtained), (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 4.5(b) and that the Stockholder Approval is obtained), (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit to the Company or any Company Subsidiary under, or permit the acceleration or termination of any obligation of the Company or any Company Subsidiary under or require any consent of a third party under, any Company Contract, (iv) result in the creation or imposition of any Lien (other than Permitted Liens) upon any properties or assets of the Company or any Company Subsidiary, or (v) cause the suspension or revocation of any Permit of the Company or any Company Subsidiary, except, in the case of clauses (ii), (iii), (iv) and (v), any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or prevent, materially impair or materially delay the Company from consummating the Merger.

(b) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by the Company or any Company Subsidiary in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) compliance by the Company with the HSR Act and any required filings or notifications under any other applicable Competition Laws or Foreign Investment Law, in each case as set forth in Section 7.1(b) of the Company Disclosure Letter (assuming the accuracy of the information provided by Parent and its Representatives to the Company’s outside counsel), (ii) the matters set forth in Section 4.5(b) of the Company Disclosure Letter, (iii) the filing with the SEC of the Proxy Statement in accordance with Regulation 14A promulgated under the Exchange Act and such reports, forms and schedules under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iv) the applicable notification requirements of NYSE, (v) the applicable requirements, if any, of the Exchange Act and state securities, takeover and “blue sky” Laws, (vi) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and (vii) such other matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or prevent, materially impair or materially delay the Company from consummating the Merger.

Section 4.6 Takeover Provisions; Rights Plan; Company Confidentiality Agreement.

(a) Assuming the accuracy of the representations and warranties in Section 5.8 and compliance by Parent with the covenants and agreements in Section 6.3(d), the Company has taken all necessary action to render the restrictions on business combinations contained in Section 203 of the DGCL inapplicable to this Agreement, the Voting Agreement, the Merger and the other transactions contemplated by this Agreement. Assuming the accuracy of the representations set forth in Section 5.8, no “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation is applicable to this Agreement, the Voting Agreement, the Merger or the other transactions contemplated by this Agreement.

(b) Assuming the accuracy of the representations and warranties in Section 5.8 and compliance by Parent with the covenants and agreements in Section 6.3(d), the Company has taken or caused to be taken all necessary action to amend or waive the provisions of the Rights Plan and the Protective Provisions in order to permit the approval, execution, delivery and performance of this Agreement and the Voting Agreement and to consummate the Merger and the other transactions contemplated by this Agreement on the Closing Date, in each case without causing the rights issued pursuant to the Rights Plan to be distributed or to become exercisable or breaching or violating the Protective Provisions.

(c) The Company has taken or caused to be taken all necessary action to release Parent and Merger Sub from the “standstill” provisions in the Company Confidentiality Agreement.

Section 4.7 SEC Reports; Financial Statements.

(a) The Company has timely filed or furnished, as applicable, all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2016 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the SEC Documents complied when filed or furnished (or, if applicable, when amended), and each SEC Document filed subsequent to the date of this Agreement (assuming, in the case of the Proxy Statement, that the representations and warranties set forth in Section 5.7 are true and correct) will comply, in all material respects with the requirements of the NYSE, the Exchange Act, the Sarbanes-Oxley Act and the Securities Act applicable to such SEC Documents and did not, and any SEC Documents filed with the SEC subsequent to the date of this Agreement will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file or furnish any report, schedule, form, statement, prospectus, registration statement or other document with the SEC. The Company is, and since January 1, 2016 has been, in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(b) The Financial Statements, which have been derived from the books and records of the Company and the Company Subsidiaries, complied at the time they were filed in all material respects with the applicable accounting requirements and published rules and regulations of the SEC and have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”) throughout the periods presented, except as otherwise noted therein and in the case of unaudited interim financial statements, as permitted by the rules and regulations of the SEC. The consolidated balance sheets (including the related notes and schedules) included in the Financial Statements present fairly, in all material respects, the financial position of the Company and the Company Subsidiaries as at the respective dates indicated, and the consolidated statements of income, comprehensive income, stockholders’ equity and cash flows (in each case including the related notes and schedules) included in such Financial Statements present fairly in all material respects the results of operations, comprehensive income, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated; provided that the unaudited interim Financial Statements reflect adjustments that are of a normal recurring nature, necessary for the fair presentation of the Company and the Company Subsidiaries’ financial results for the interim period.

(c) Prior to the date of this Agreement, the Company has provided Parent or its Representatives with accurate and complete unredacted copies of all documents filed as exhibits to the SEC Documents subject to a request to the staff of the SEC for confidential treatment (other than any UBBP Contracts or documents containing any JV Information or Shareholder Information (as such terms are defined in the UBBP Shareholders Agreement)). The Company has not submitted any request for confidential treatment of documents filed as exhibits to the SEC Documents that as of the date of this Agreement is currently pending or that has otherwise not been acted upon by staff of the SEC. The Company has timely responded to all comment letters of the staff of the SEC relating to the SEC Documents, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. None of the SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

(d) From January 1, 2016 to the date of this Agreement, the Company has not received any notice from the SEC or any other Governmental Authority indicating that any of its accounting policies or practices are or may be the subject of any review, inquiry, investigation or challenge by the SEC or any other Governmental Authority.

Section 4.8 SEC Compliance Matters.

(a) The Company and its Subsidiaries have established and maintain “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e), as applicable, of the Exchange Act) that are effective to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the Company’s principal executive officer and principal financial officer to make the certifications required under the Exchange Act with respect to such reports.

(b) The Company and its Subsidiaries have established and maintain a system of “internal control over financial reporting” (as defined in Rule Rules 13a-15(f) and 15d-15(f), as applicable, of the Exchange Act) effective to provide reasonable assurance regarding the preparation and fair presentation of the Company’s Financial Statements. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that receipts and expenditures of the Company are made only in accordance with the authorizations of the Company’s management and directors, (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and (iv) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements.

(c) Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules or regulations promulgated by the SEC, the NYSE with respect to the SEC Documents, and the statements contained in such certifications are accurate and complete. For purposes of this Agreement, “principal executive officer” and “principal financial officer” have the meanings given to such terms in the Sarbanes-Oxley Act.

(d) Since January 1, 2016, none of the Company’s principal executive officer, principal financial officer, or members of the Audit Committee of the Board of Directors of the Company or, to the Knowledge of the

Company, the outside auditors of the Company has received any oral or written notification of (i) any “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” will have the meanings assigned to them in Appendix A of Auditing Standard 2201 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement. The Company’s outside auditors have confirmed to the Company in writing that they are independent registered certified public accountants as required by the Exchange Act and the rules of the Public Company Accounting Oversight Board.

(e) Since January 1, 2016, (i) neither the Company nor any Company Subsidiary has received any written or, to the Knowledge of the Company, oral complaint, allegation, assertion or claim regarding any alleged material deficiencies in accounting, internal accounting controls or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary relating to periods after January 1, 2016 and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities Laws, material breach of fiduciary duty or similar material violation by the Company or any of its directors, officers, employees or agents to the Board of Directors of the Company or any committee thereof or to the general counsel or chief executive officer of the Company pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act.

(f) The Audit Committee of the Board of Directors of the Company has established “whistleblower” procedures that meet the requirements of Rule 10A-3 under the Exchange Act. Except for matters that are not material, neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Rule 10A-3 under the Exchange Act) in respect of any accounting, internal accounting controls or auditing matters and, to the Company’s Knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.

Section 4.9 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise, that would be required to be reflected or reserved for on a consolidated balance sheet of the Company prepared in accordance with GAAP or disclosed in the notes thereto, except for liabilities or obligations (a) disclosed or provided for in the Financial Statements or specifically disclosed in the notes thereto, (b) incurred or resulted in connection with the transactions contemplated by this Agreement, (c) incurred after December 31, 2017 in the ordinary course of business consistent with past practices or (d) that have not had or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Absence of Certain Changes. Since December 31, 2017, (a) through the date of this Agreement, except as otherwise required or contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice and (b) there have not been any Changes that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

Section 4.11 Litigation; Investigations. There is no Proceeding (whether at Law or in equity) pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary or any of their respective directors or officers that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or, as of the date of this Agreement, would reasonably be expected to prevent, materially impair or materially delay the Company from consummating the Merger. There is no Order outstanding against or, to the Knowledge of the Company, investigation by any Governmental Authority involving the Company or any Company Subsidiary or any of their respective directors or officers that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or, as of the date of this Agreement, would reasonably be expected to prevent, materially impair or materially delay the Company from consummating the Merger. Since January 1, 2016, the Company has not conducted or caused to be conducted any internal investigation or inquiry (other than routine audits or examinations conducted by the Company’s internal audit function in the ordinary course of business) relating to the Company, any Company Subsidiary or any of their respective directors or officers that, individually or in the aggregate, relates to any matter reasonably believed by the Company, following the conclusion of such investigation, to be material to the Company and the Company Subsidiaries, taken as a whole.

Section 4.12 Compliance with Laws; Permits.

(a) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and each of the Company Subsidiaries are and since January 1, 2016, have been, in compliance with all applicable Laws. Since January 1, 2016 neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Authority or any other Person regarding any actual or possible noncompliance with any Law, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or prevent, materially impair or materially delay the Company from consummating the Merger.

(b) To the Knowledge of the Company, since January 1, 2016, neither the Company or any of the Company Subsidiaries nor any of its or their respective directors, managers, officers, employees, consultants, agents or other Representatives, has (with respect to directors, managers, officers, employees, consultants, agents or other Representatives, when acting for or on behalf of the Company or any of the Company Subsidiaries) violated or is in violation of the Foreign Corrupt Practices Act of 1977 or any other applicable Law of similar effect. Except as permitted by applicable Law, neither the Company nor any of the Company Subsidiaries has, at any time since January 1, 2016, engaged in the sale, purchase, import, export, re-export or transfer of products or services, either directly or, to the Knowledge of the Company, indirectly, to or from Cuba, Iran, North Korea, Sudan or Syria. Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all exports, re-exports, sales or transfers of products or services by the Company and the Company Subsidiaries have been effected in accordance with all applicable anti-corruption, export control, economic sanctions, and anti-boycott Laws of the United States or any other relevant jurisdiction.

(c) Each of the Company and the Company Subsidiaries hold all material Permits necessary for the lawful conduct of their respective businesses or ownership of their respective assets and properties, except where failure to hold such Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and the Company Subsidiaries is in compliance with the terms of all such Permits, except where non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2016, neither the Company nor any of the Company Subsidiaries has received any written notice or, to the Company’s Knowledge, other communication from any Governmental Authority or any other Person regarding any actual or threatened revocation, withdrawal, suspension, cancellation, termination or material modification of any Permit, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.13 Taxes.

(a) The Company and each Company Subsidiary have (i) duly and timely filed (or there have been duly and timely filed on its behalf) with the appropriate Taxing Authorities all Tax Returns required to be filed by it in respect of any material Taxes, which Tax Returns were accurate and complete in all material respects, (ii) duly and timely paid in full (or the Company has paid on the Company Subsidiaries’ behalf) all material Taxes due and owing (whether or not shown on any Tax Return), (iii) established reserves in accordance with GAAP that are adequate for the payment of all material Taxes not yet due and payable by the Company and each Company Subsidiary through the date of this Agreement and (iv) complied in all material respects with all Laws applicable to the withholding and payment over of Taxes and has timely withheld and paid over to Taxing Authorities all material amounts required to be so withheld and paid over.

(b) There is no Proceeding or request for information now pending, outstanding or, to the Knowledge of the Company, threatened (in writing or otherwise) against or with respect to the Company or any Company Subsidiary in respect of any material Taxes or material Tax Returns. There is no material deficiency with respect to any Taxes that has been proposed, asserted or assessed in writing against the Company or any Company Subsidiary.

(c) There are no material Tax sharing agreements, material Tax indemnity agreements or other similar Contracts with respect to or involving the Company or any Company Subsidiary (other than any such Contract solely between or among the Company and the Company Subsidiaries or a Contract entered into in the ordinary course of business and not primarily relating to Taxes).

(d) None of the Company or any Company Subsidiary has material liability for the Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), or as a transferee or successor or otherwise by operation of Law.

(e) None of the Company or any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, or (iii) election made pursuant to Section 965(h) of the Code.

(f) No material claim has been made within the past five years by any Taxing Authority in a jurisdiction where the Company or any Company Subsidiary has not filed Tax Returns that it is or may be subject to taxation by that jurisdiction.

(g) There are no material Liens or other encumbrances for Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens.

(h) Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” or “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b).

(i) Neither the Company nor any Company Subsidiary has currently in effect any waiver of any statute of limitations in respect of Taxes or any agreement to any extension of time with regard to a material Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course consistent with past practices), and no such waivers are pending.

(j) None of the Company or any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 or Section 361 of the Code (or any similar provision of state, local or non-U.S. Law).

(k) The Company is not, and has not been at any time within the last five years, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l) Neither the Company nor any Company Subsidiary has experienced an “ownership change” within the meaning of Section 382 of the Code.

Section 4.14 Employee Benefit Plans and Related Matters; ERISA.

(a) With respect to each of the material Benefit Plans, the Company has made available to Parent accurate and complete copies of each of the following documents: (i) the current plan document for each such Benefit Plan (including all amendments thereto), or if there is no written plan document, a written description thereof, (ii) the most recent annual report and actuarial report, if required under ERISA or the Code or other applicable Law, (iii) the most recent summary plan description, together with each summary of material modifications, if required under ERISA, (iv) if the Benefit Plan is funded through a trust or any third party funding vehicle, the trust or other funding Contract (including all amendments thereto) and the latest financial statements with respect to the reporting period ended most recently preceding the date thereof, and (v) the most recent determination letter or opinion letter received from the IRS with respect to each Benefit Plan that is intended to be qualified under Section 401(a) of the Code. Section 4.14(a) of the Company Disclosure Letter contains an accurate and complete list of each material Benefit Plan in effect as of the date of this Agreement.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) no liability under Title IV of ERISA has been incurred by the Company or any ERISA Affiliate of the Company that has not been satisfied in full when due, and no condition exists that presents a risk to the Company or any ERISA Affiliate of the Company of incurring a liability under Title IV of ERISA or similar provisions of non-U.S. Law, (ii) no Benefit Plan subject to the minimum funding requirements of Section 302 of ERISA or any trust established thereunder has failed to meet such minimum funding standards (as described in Section 302 of ERISA), whether or not waived, as of the last day of the most recent fiscal year of such Benefit Plan ended prior to the date of this Agreement, and (iii) all contributions required to be made to any Benefit Plan by applicable Law and the terms of such Benefit Plan, and all premiums due or payable with respect to insurance policies funding any Benefit Plan, for any period through the Closing Date, have been timely made or paid in full, or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the applicable financial statements of the Company or Company Subsidiary, as applicable. Neither the Company nor any ERISA Affiliate of the Company maintains or contributes to any Multiemployer Plan and neither the Company nor any ERISA Affiliate of the Company has incurred or has any reason to believe it has incurred or will incur any withdrawal liability under Title IV of ERISA. No Benefit Plan that is an “employee welfare benefit plan” under Section 3(2) of ERISA is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the IRS, on which it can currently rely, as to its qualification and, to the Knowledge of the Company as of the date of this Agreement, no event has occurred that could reasonably be expected to result in disqualification of such Benefit Plan.

(d) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each of the Benefit Plans has been maintained, operated and administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code and (ii) no “disqualified person” as described in Section 4975 of the Code or “party in interest” as defined in Section 3(14) of ERISA has engaged in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code involving the assets of any Benefit Plan for which an exemption is not available.

(e) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director, officer, employee or agent of the Company or any Company Subsidiary to any material severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such current or former director, officer, employee or agent, (iii) cause the Company to transfer or set aside any assets to fund any benefits under any Benefit Plan, (iv) result in any “disqualified individual” receiving any “excess parachute payment” (each such term as defined in Section 280G of the Code), or (v) limit or restrict the right to amend, terminate or transfer the assets of any Benefit Plan on or following the Closing.

(f) No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former directors, officers, employees or agents of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA), (iii) deferred compensation benefits accrued as liabilities on the books of the Company or a Company Subsidiary, or (iv) benefits the full costs of which are borne by the current or former director, officer, employee or agent or his or her beneficiary.

(g) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan, and no audit or other Proceeding is pending or, to the Knowledge of the Company, threatened or anticipated.

(h) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, all Benefit Plans subject to the Laws of any jurisdiction outside of the United States (i) have been established, maintained and administered in accordance with all applicable Laws, (ii) if they are required to be registered have been registered and if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded or book-reserved are fully funded or book-reserved, as appropriate, based upon reasonable actuarial assumptions and applicable Law.

(i) Since December 31, 2017 until the date of this Agreement, the Company has not granted any material increase (determined with reference to the compensation paid to the individuals involved) in, or accelerated the vesting or payment of, the compensation or benefits of any director, officer, employee or consultant of the Company or any Company Subsidiary, other than (i) as required by any Benefit Plan as currently in effect on the date of this Agreement or (ii) increases in base salaries and target bonuses to non-executive employees, non-executive officers and agents in the ordinary course of business consistent with past practice.

Section 4.15 Employees; Labor Matters.

(a) Except for matters that, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect, the Company and each Company Subsidiary have complied with all Laws relating to employment and labor, including provisions thereof relating to wages, hours, exempt status classification, independent contractor classification, payroll, equal opportunity, employment discrimination, disability and other human rights, plant closure or mass layoff issues, background screening, hiring, affirmative action, pay equity, leaves of absence, occupational health and safety, workers compensation/workplace safety and insurance, privacy, hazardous materials, immigration, termination and severance and collective bargaining.

(b) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, as of the date of this Agreement (i) there is no organizational effort currently being made or, to the Knowledge of the Company, threatened by or on behalf of any labor union, works council, employee committee or representative or other labor organization to organize any employees of the Company or any Company Subsidiary and (ii) to the Knowledge of the Company, no petition has been filed, nor has any Proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission seeking recognition of a collective bargaining or similar representative in the past three years. There is no labor union, works council, employee committee or representative or other labor organization representing employees of the Company or any Company Subsidiary which, pursuant to applicable Law or any applicable collective bargaining agreement or other Contract, must be notified, consulted or with which negotiations are required to be conducted in connection with the transactions contemplated by this Agreement.

(c) Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, there is no pending or, to the Knowledge of the Company, threatened (i) strike, lockout, work stoppage, slowdown, picketing or material labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, (ii) arbitration or grievance against the Company or any Company Subsidiary involving current or former employees of the Company or any Company Subsidiary, or (iii) litigation, administrative charge, agency audit or similar Proceeding against the Company or any Company Subsidiary involving current or former employees of the Company or any Company Subsidiary.

Section 4.16 Intellectual Property.

(a) Except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the Company and the Company Subsidiaries are the owners of (with valid right, title and interest in), free and clear of all Liens (except Permitted Liens), and, to the Knowledge of the Company, have a valid right to use in their business as currently conducted, all items of Owned Intellectual Property and (ii) the Company and the Company Subsidiaries (A) to the Knowledge of the Company, have a valid right to use in their business as currently conducted all items of Intellectual Property that are not Owned Intellectual Property (“Third Party Intellectual Property”) and (B) have acted in accordance with any applicable Intellectual Property License Agreement.

(b) There are no pending or, to the Company’s Knowledge, threatened Proceedings before any court, agency, arbitral tribunal or registration authority in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, violate or constitute the unauthorized use of the Intellectual Property rights of any third party or challenging the Company’s ownership, use, rights, validity, enforceability or registrability of any Owned Intellectual Property, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) To the Company’s Knowledge, the conduct of the business of the Company and the Company Subsidiaries by the Company as currently conducted does not infringe upon or misappropriate (either directly or indirectly, such as through contributory infringement or inducement to infringe) any Intellectual Property rights of any other Person, and the Company or any of the Company Subsidiaries have not received any written notice or assertion of any such infringement or misappropriation, except where such infringement or misappropriation, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(d) Since January 1, 2016, no material Proceedings or other material adversarial claims have been brought or threatened against any third party by the Company or any of the Company Subsidiaries alleging misappropriation, infringement, dilution or violation of any Owned Intellectual Property.

(e) The Company and the Company Subsidiaries have taken reasonable measures to protect the confidentiality of their Trade Secrets. None of the material Trade Secrets of the Company and the Company Subsidiaries has been disclosed or authorized to be disclosed to any third party without reasonable measures to protect the confidentiality thereof, except where such disclosure or authorization, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect. To the Company’s Knowledge, no employee is in breach of any employee nondisclosure or invention assignment agreement, and no third party to any nondisclosure agreement with the Company or any Company Subsidiary is in breach, violation or default, except where such breach, violation or default, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect.

(f) To the Company’s Knowledge, the Company and the Company Subsidiaries are and, since January 1, 2016, have been in compliance with all applicable federal, state, local and non-U.S. Laws, as well as their own policies, relating to privacy, data protection, breach notification, export and the collection and use of Personal Data and user information gathered or accessed in the course of the operations of its business, except where such noncompliance, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect. The Company and the Company Subsidiaries use commercially reasonable measures to protect the secrecy of Personal Data that they collect and maintain and to prevent unauthorized access to such Personal Data by any Person. Since January 1, 2016, to the Company’s Knowledge, none of the Company or the Company Subsidiaries or any third Person working on behalf of any of them, has had a breach of security or an incident of unauthorized access, disclosure, use destruction or loss of any Personal Data and, with respect to any such breach or incident, each of them has complied with all data breach notification and related obligations under all applicable Laws and has taken reasonable corrective action to prevent recurrence of the foregoing, except, with respect to any of the foregoing, to the extent any such breach or incident, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(g) All IT Systems are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.17 Environmental Laws and Regulations.

(a) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(i) The Company and the Company Subsidiaries are and, since January 1, 2013, have been in compliance with all applicable Environmental Laws and have obtained and are and, since January 1, 2013, have been in compliance with all Environmental Permits currently required for their respective business and operations;

(ii) Neither the Company nor any of the Company Subsidiaries has received any written notice of violation, notification of liability, demand, request for information, citation, summons or order alleging any liability of the Company or any the Company Subsidiaries pursuant to any Environmental Law;

(iii) No complaint has been filed, and no penalty or fine has been assessed, against the Company or any the Company Subsidiaries in writing by any Governmental Authority under any applicable Environmental Law that remains unresolved;

(iv) No remedial or corrective action by the Company or any the Company Subsidiaries under Environmental Law is being required or requested to be taken (or, to the Knowledge of the Company, is being threatened) by any Governmental Authority or any other Person;

(v) No Proceeding is pending or, to the Knowledge of the Company, threatened by any Governmental Authority or any other Person against the Company or any Company Subsidiary relating to or arising under any Environmental Law; and

(vi) No Release of, or exposure of any Person to, Hazardous Substances has occurred (A) at, on, above, under or from any properties currently or, to the Knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary or (B) as a result of the operation of the business by the Company or any Company Subsidiary, or any of their respective predecessors, that, in each case, has resulted in or would reasonably be expected to result in any cost, liability or obligation of the Company or any Company Subsidiary under applicable Environmental Law.

(b) Except for standard terms and conditions in product purchase sale agreements, neither the Company nor any of the Company Subsidiaries has agreed to indemnify, defend or hold harmless any Person against any material liabilities or obligations, whether or not accrued, known or unknown, contingent or otherwise, and whether or not required to be recorded or reflected in a balance sheet of the Company and the Company Subsidiaries in accordance with GAAP, arising under any Environmental Law.

(c) Except in material compliance with applicable Environmental Laws, neither the Company, any Company Subsidiary, nor any of their respective predecessors has or is currently operating any landfill, surface impoundment, disposal area or underground storage tank at any properties or assets owned, leased, operated or used by the Company or any Company Subsidiary or has arranged for, transported or permitted the disposal of any Hazardous Substances at any landfill, site or location.

(d) Effective on June 20, 2006, all asbestos personal injury claims, as defined in the First Amended Joint Plan of Reorganization of the Company and Its Debtor Subsidiaries (the “Plan”), are channeled to the Company Asbestos Personal Injury Trust created pursuant to the Plan. As of June 20, 2006, such claims are discharged, and all entities that hold such claims are enjoined from taking any action against the Company or any other protected party, as defined in the Plan, for the purpose of, directly or indirectly, collecting, recovering or receiving payment of, on or with respect to any such claim. Since June 20, 2006, there have been no actual or threatened (in writing) Proceedings of any kind asserted against the Company or any Company Subsidiary on account of, or related to, the manufacture, sale or use (whether prior to or after such date) of asbestos, or of products containing asbestos, by the Company, any Company Subsidiary or any of their respective predecessors. As of the date of this Agreement, the Company has no obligation or liability, contingent or otherwise, to make any additional contribution of Securities, cash or other property to the Company Asbestos Personal Injury Trust and, since June 20, 2006, except as set forth in the Plan and related documents, the Company has not received written notice or, to its Knowledge, any other communication asserting that the Company is obligated to make any such contribution.

Section 4.18 Contracts.

(a) As of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by:

(i) any Contract relating to Indebtedness (other than Contracts among direct or indirect wholly-owned Company Subsidiaries) in excess of $15,000,000;

(ii) any joint venture, partnership, limited liability company or other similar Contract relating to the formation, creation, operation, management, sharing of profit or losses or control of any partnership, strategic alliance or joint venture, in each case, material to the Company and the Company Subsidiaries, taken as a whole;

(iii) any Contract, including any option Contract, relating to the acquisition or disposition, with material obligations remaining to be performed or material liabilities continuing after the date of this Agreement, of any assets, business or real property that is material to the Company and the Company Subsidiaries, taken as a whole (whether by merger, sale of stock, sale of assets or otherwise);

(iv) any Contract under which any Company Subsidiary licenses to any Person any material Owned Intellectual Property or any Person licenses to any Company Subsidiary any material Intellectual Property;

(v) any Contract providing for the purchase or sale of goods or services involving payments in excess of $15,000,000 in the fiscal year ended December 31, 2017 or reasonably expected to involve payments in excess of $15,000,000 for the fiscal year ending December 31, 2018, in each case, that is not terminable by the Company or the Company Subsidiaries without penalty with 90 days or less notice;

(vi) any material Contract with or material subcontract relating to a Governmental Authority;

(vii) any Contract (including any exclusivity Contract) that limits or restricts or purports to limit or restrict either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Affiliates) may engage or the manner or locations in which any of them may so engage in any business, including any covenant not to compete (geographically or otherwise), “most favored nations” or similar rights, in each case that is material to the Company and the Company Subsidiaries, taken as a whole; or

(viii) any other Contract that would be required to be filed as an exhibit to any Company SEC Document (as described in Items 601(b)(4) and 601(b)(10) of Regulation S–K under the Securities Act) that has not been filed as an exhibit to or incorporated by reference in the SEC Documents filed prior to the date of this Agreement.

(b) Except for any UBBP Contracts, the Contracts listed or required to be listed in Section 4.18(a) of the Company Disclosure Letter or filed as an exhibit to any SEC Document are referred to herein as the “Company Contracts.” Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Company Contract is a valid and binding Contract of the Company or a Company Subsidiary, as the case may be, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be subject to the General Enforceability Exceptions and (ii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of any such Company Contract. The Company has made available to Parent accurate and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder).

Section 4.19 Real Property.

(a) The Owned Real Property and Leased Real Property are in adequate and sufficient condition to support the business of the Company and the Company Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) With respect to each parcel of Owned Real Property, (i) the Company or the applicable Company Subsidiary has good and valid fee simple (or equivalent) title to such Owned Real Property, free and clear of all Liens other than Permitted Liens, (ii) there are no outstanding Contracts to purchase, exchange, or otherwise transfer such Owned Real Property, and (iii) there are no pending or, to the Knowledge of the Company, threatened condemnation or other Proceedings relating to the Owned Real Property, except, in each case, in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) With respect to each Lease relating to a parcel of Leased Real Property, (i) the Company or the applicable Company Subsidiary that is party thereto has good and valid leasehold interests in such Lease (subject to the terms of the applicable Lease governing its interests therein), in each case free and clear of all Liens other than Permitted Liens, (ii) each such Lease is the legal, valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary that is party thereto, and (iii) the Company or the applicable Company Subsidiary that is party thereto is not in default of such Lease, and has not received any written notice of any default or event that, with notice or lapse of time, or both, would constitute a default by such party under such Lease, except, in each case, in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

Section 4.20 Products and Product Liability.

(a) The Company and the Company Subsidiaries have not sold, or received written notice of, any product that is defective or nonconforming to the warranties, contractual requirements or covenants made with respect to such products by the Company and the Company Subsidiaries to their customers that have not been repaired, replaced or corrected prior to the date of this Agreement, except for any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(b) Except for liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are not subject to any asserted claim for liability on account of products sold by them which are not fully covered, including all costs of defense and investigation related to such claims or claims that may be made by other Persons with comparable or similar injuries based on the same allegations, by the Company’s general liability insurance policies. Since January 1, 2016, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, there have been no voluntary or administratively enforced recalls or market withdrawals of products manufactured or sold by the Company and the Company Subsidiaries based on (i) consumer reports to the Company or any Company Subsidiary or any regulatory authority or (ii) actual knowledge of a defect. Except for Proceedings that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Material Adverse Effect, no Proceeding is pending or, to the Company’s Knowledge, threatened regarding any mandatory recall of the products manufactured or sold by the Company and the Company Subsidiaries.

Section 4.21 Insurance Coverage. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as the Company or the applicable Company Subsidiary has reasonably determined to be prudent, taking into account the industry in which the Company and the Company Subsidiaries operate. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all such insurance policies are in full force and effect and neither the Company nor any of the Company Subsidiaries is in breach or default under such policy.

Section 4.22 UBBP Business.

(a) The Company is, directly or indirectly, the record holder and Beneficial Owner of the outstanding Securities of each UBBP Company set forth in Section 4.22(a) of the Company Disclosure Letter, free and clear of any Liens (other than Permitted Liens) and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than limitations or restrictions on transfer arising under applicable securities Laws and other than as set forth in Section 4.22(a) of the Company Disclosure Letter. Other than as set forth in Section 4.22(a) of the Company Disclosure Letter, no other Person has a right to acquire Securities in the UBBP Companies owned by the Company or the Company Subsidiaries. To the Knowledge of the Company, all of the Securities of the UBBP Companies owned by the Company or the Company Subsidiaries have been duly authorized and validly issued and, as applicable, are fully paid and nonassessable and no such Securities have been issued in violation of any preemptive or similar rights. Neither the Company nor any of the Company Subsidiaries has committed to make any investment in the UBBP Companies after the date of this Agreement.

(b) Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (i) the UBBP Shareholder Agreement and each such other UBBP Contract is a valid and binding Contract of the Company or a Company Subsidiary, as the case may be, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except, in each case, as enforcement may be subject to the General Enforceability Exceptions and (ii) none of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is (with or without notice or lapse of time, or both) in default or breach under the terms of the UBBP Shareholders Agreement or any such other UBBP Contract.

(c) To the Knowledge of the Company, each of the representations and warranties set forth in Section 4.11, Section 4.12 and Section 4.20 is accurate when made with respect to the UBBP Business and the UBBP Companies, as applicable, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.23 Disclosure Documents and Proxy Statement.

(a) Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Merger and the other transactions contemplated by this Agreement, including the Proxy Statement and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, the rules and regulations of the SEC thereunder, and the listing rules of the NYSE.

(b) The Proxy Statement will not, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to information supplied by Parent, Merger Sub or any of their respective Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.24 Opinion of Financial Advisor. The Board of Directors of the Company has received the written opinions (or oral opinions to be confirmed in writing, as applicable) of Goldman Sachs & Co. LLC and JP Morgan Securities LLC (the “Company Financial Advisors”), each dated as of the date hereof, that, as of such date and subject to the various qualifications, limitations and assumptions set forth therein, the Per Share Merger Consideration, together with the Special Dividend, to be received by the holders of Common Stock (other than Parent or any of Parent’s Subsidiaries) pursuant to this Agreement is fair, from a financial point of view, to such holders. A copy of each such opinion shall be provided to Parent, for information purposes only, promptly following the date of this Agreement. As of the date of this Agreement, to the Knowledge of the Company, neither of such opinions has been amended or withdrawn.

Section 4.25 Brokers. No Person other than the Company Financial Advisors is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party in connection with the transactions contemplated by this Agreement based upon Contracts made by or on behalf of the Company or any Company

Subsidiary. Section 4.25 of the Company Disclosure Letter sets forth the fees payable to the Company Financial Advisors in connection with the Merger and other transactions contemplated by this Agreement.

Section 4.26 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article IV, none of the Company, any of the Company Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of the Company Subsidiaries. The Company acknowledges that except for the representations and warranties made by Parent and Merger Sub in Article V, none of Parent, Merger Sub nor any other Person makes any representations or warranties on behalf of Parent or Merger Sub.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed or identified in the letter (the “Parent Disclosure Letter”) delivered to the Company by Parent prior to the execution of this Agreement (it being understood that any information contained therein will qualify and apply to the representations and warranties in this Article V to which the information is specifically stated as referring to and will qualify and apply to other representations and warranties in this Article V to the extent that it is reasonably apparent on its face from such disclosure that such disclosure also qualifies or is applicable to such other sections), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 5.1 Organization. Parent is a limited partnership (Kommanditgesellschaft) duly organized, validly existing and in good standing under the Laws of Germany. Parent has all requisite limited partnership power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to have such power or authority, individually or in the aggregate, has not prevented, materially impaired or materially delayed and would not reasonably be expected to prevent, materially impair or materially delay Parent from consummating the Merger. Parent has provided to the Company accurate and complete copies of those portions of its Constituent Documents relating to Parent’s power, authority and approval requirements to consummate the Merger and undertake the other transactions contemplated by this Agreement (including the Debt Financing), in each case, as in effect on the date of this Agreement.

Section 5.2 Merger Sub.

(a) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, except where failure to be so incorporated or organized, existing or in good standing or to have such power or authority, individually or in the aggregate, has not prevented, materially impaired or materially delayed and would not reasonably be expected to prevent, materially impair or materially delay Parent or Merger Sub from consummating the Merger. Parent has made available to the Company accurate and complete copies of the Constituent Documents of Merger Sub, as amended and in effect on the date of this Agreement.

(b) C & G Verwaltungs GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organized under the Laws of Germany and a wholly-owned Subsidiary of Parent (“C&G”), is the record holder and Beneficial Owner of all of the outstanding Securities of Merger Sub, free and clear of any Liens and free of any other limitation or restriction, including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities, other than limitations or restrictions on transfer arising under applicable securities Laws. All of the Securities so owned by C&G have been duly authorized and validly issued and are fully paid and nonassessable, and no such Securities have been issued in violation of any preemptive or similar rights.

(c) Since its date of incorporation, Merger Sub has not and, prior to the Effective Time, will not have carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto, and Merger Sub has and prior to the Effective Time will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 5.3 Authorization; Board Approval.

(a) Each of Parent and Merger Sub has all requisite limited partnership or corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, including the Debt Financing. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including the Debt Financing, have been duly and validly authorized by all necessary limited partnership or corporate action, and no other proceedings on the part of Parent or Merger Sub are necessary for it to authorize this Agreement or to consummate the transactions contemplated by this Agreement, including the Debt Financing, except for the filing of the appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except as enforcement may be subject to the General Enforceability Exceptions.

(b) The Board of Directors of Merger Sub, acting by unanimous written consent in lieu of special meeting, has duly adopted resolutions (i) approving this Agreement, (ii) declaring this Agreement advisable and (iii) recommending that C&G, as Merger Sub’s sole stockholder, adopt this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect.

(c) Each of the general partners (Komplementärs) and the shareholders’ committee (Gesellschafterausschuss) of Parent have duly adopted resolutions resolving on and consenting to Parent entering into this Agreement (including the Debt Financing) and approving the payment of the Merger Consideration upon the consummation of the Merger in accordance with this Agreement. As of the date of this Agreement, such resolutions have not been amended or withdrawn and remain in full force and effect. Except for the adoption of the foregoing resolutions, no vote or action of the partners or holders of any Securities of Parent (equity or otherwise) is required by applicable Law or the Constituent Documents of Parent in order for Parent to consummate the transactions contemplated by this Agreement and the Debt Financing.

Section 5.4 Consents and Approvals; No Violations.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, including the Debt Financing, will not (i) conflict with any provisions of the Constituent Documents of Parent or any Parent Subsidiary, (ii) violate any Law or Order (assuming compliance with the matters set forth in Section 5.4(b)) applicable to Parent or any Parent Subsidiary, (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit to Parent or any Parent Subsidiary under, or permit the acceleration or termination of any obligation of Parent or any Parent Subsidiary under or require any consent of a third party under, any Contract to which Parent or any Parent Subsidiary is a party, (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any material Parent Subsidiary or (v) cause the suspension or revocation of any Permit of Parent or any Parent Subsidiary, except, in the case of clauses (iii), (iv) and (v), any matters that, individually or in the aggregate, have not prevented, materially impaired or materially delayed and would not reasonably be expected to prevent, materially impair or materially delay Parent or Merger Sub from consummating the Merger.

(b) No clearance, consent, approval, order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by

Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) compliance by Parent with the HSR Act and any required filings or notifications under any other applicable Competition Laws or Foreign Investment Laws, in each case as set forth in Section 7.1(b) of the Company Disclosure Letter (assuming the accuracy of the information provided by the Company and its Representatives to Parent’s counsel), (ii) the matters set forth in Section 5.4(b) of the Parent Disclosure Letter, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL, and regulations to permit the consummation of the Merger, (iv) the filing with the SEC of such reports, forms or schedules required in connection with the Merger under, and such other compliance with, the Exchange Act and the rules and regulations thereunder, and (v) such other matters that, individually or in the aggregate, have not prevented, materially impaired or materially delayed and would not reasonably be expected to prevent, materially impair or materially delay Parent or Merger Sub from consummating the Merger.

Section 5.5 Financing.

(a) At the Closing, Parent will have, or will have available to it, the funds necessary to consummate the Merger and the other transactions contemplated by this Agreement, including to pay (i) the Merger Consideration in full in accordance with the terms of this Agreement, (ii) all unpaid transaction fees to be paid in connection with the consummation of the Merger and any amounts required to be paid by Parent pursuant to the terms of this Agreement, (iii) all obligations pursuant to the Company’s Fifth Amended and Restated Credit Agreement dated as of May 1, 2017, as amended, with the lenders that are parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and Canadian administrative agent (the “Company Credit Agreement”) and any amounts to be paid in connection with any other Debt Payoff or any Debt Offer, and (iv) any fees and expenses associated with the foregoing (collectively, the “Required Payments”). Prior to the execution of this Agreement, Parent has delivered to the Company an accurate and complete copy of the executed debt commitment letter, dated June 8, 2018, between Parent, Commerzbank Aktiengesellschaft and UniCredit Bank AG, including all exhibits, schedules or amendments (if any) thereto (including any replacement of such debt commitment letter in connection with any Alternative Financing or otherwise, as replaced, amended, supplemented, modified or waived, including all exhibits, schedules and annexes to such letters, the “Debt Commitment Letter”) pursuant to which the Financing Sources named therein have committed, upon the terms and subject to the conditions set forth therein, to provide financing in the amounts set forth therein (the “Debt Financing”) for the purpose of funding the Required Payments.

(b) As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified. The Debt Commitment Letter, in the form delivered to the Company, is a legal, valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, except as enforcement may be subject to the General Enforceability Exceptions.

(c) There are no other agreements, side letters, understandings or arrangements relating to the Debt Commitment Letter or fee letter that would permit a reduction in the amounts provided under the Debt Commitment Letter (other than contemplated by the terms of the Debt Commitment Letter and fee letter as in effect on the date of this Agreement) or impose additional conditions precedent or permit any party thereto to expand, amend or modify any of the conditions precedent set forth therein or which would limit or delay the obligations of the Financing Sources to provide sufficient funding to make the Required Payments in accordance with the terms of the Debt Commitment Letter or contain any conditions to consummation of the transactions contemplated by this Agreement or by the Debt Financing. Prior to the execution of this Agreement, Parent has delivered to the Company accurate and complete copies of any such letters referenced in this Section 5.5(c), none of which (including any fee letters relating thereto) would reasonably be expected to materially and adversely affect the conditionality, enforceability, availability or aggregate principal amount of the Debt Financing.

(d) As of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article IV such that the condition set forth in Section 8.2(a) is satisfied, no event has occurred, which constitutes a default or breach on the part of Parent, or, to the knowledge of Parent, any other party thereto, under any term or condition of the Debt Commitment Letter. There are no conditions precedent or other contingencies related to the funding of the full amount of the Debt Financing, other than as expressly set forth in the Debt

Commitment Letter. Parent has, or has caused to be, fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid by it on or prior to the date of this Agreement. As of the date of this Agreement, assuming no breach by the Company of its representations and warranties under this Agreement and no breach or default by the Company of its obligations under this Agreement, Parent is not aware of any fact or occurrence as of the date of this Agreement that, with or without notice, lapse of time or both, would reasonably be expected to (i) make any of the assumptions or any of the statements set forth in the Debt Commitment Letter inaccurate, (ii) result in any of the terms or conditions in the Debt Commitment Letter not being satisfied, (iii) cause the Debt Commitment Letter to be ineffective, or (iv) otherwise result in the Debt Financing not being available on a timely basis in order to consummate the Merger and the other transactions contemplated by this Agreement.

(e) Subject to the terms and conditions of the Debt Commitment Letter, the aggregate proceeds from the Debt Financing, together with the other available capital resources of Parent and its Subsidiaries, will be sufficient to (i) enable Parent and Merger Sub to deliver the Merger Consideration following the Closing Date in accordance with this Agreement, (ii) pay all expenses incurred by Parent in connection with this Agreement and all other amounts payable by Parent at the Closing, and (iii) pay the remainder of the other Required Payments.

(f) In no event will the receipt or availability of any funds or financing (including the Debt Financing contemplated by the Debt Commitment Letter) by or to Parent or any other financing transaction be a condition to any obligation of Parent hereunder.

Section 5.6 Parent Financial Statements. Section 5.6 of the Parent Disclosure Letter sets forth the consolidated audited balance sheets of Parent and its consolidated Subsidiaries as of December 31, 2015, 2016 and 2017, and the related consolidated audited statements of income, shareholders’ equity and cash flows for the fiscal years then ended, together with the notes thereto (collectively, the “Parent Financial Statements”). The consolidated balance sheets (including the related notes) included in the Parent Financial Statements present fairly in all material respects the financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof, and the consolidated statements of income, shareholders’ equity and cash flows (in each case including the related notes) included in the Parent Financial Statements present fairly in all material respects the results of operations, shareholders’ equity and cash flows of Parent and its consolidated Subsidiaries for the respective periods indicated.

Section 5.7 Proxy Statement.

(a) Each document required to be filed by Parent with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the Merger and the other transactions contemplated hereby, if any, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act, the rules and regulations of the SEC thereunder, and the NYSE. At the time any such document is filed by Parent with the SEC, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) None of the information supplied or to be supplied by Parent, Merger Sub or any of their Affiliates or their respective Representatives in writing for inclusion in the Proxy Statement will, on the date mailed to the stockholders of the Company and at the time of the Stockholders Meeting, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

Section 5.8 Ownership of Common Stock; Agreements with Stockholders. Parent, together with C&G, Beneficially Owns 14,757,258 shares of Common Stock. None of Parent, Merger Sub or their respective Affiliates holds any rights to acquire or vote any shares of Common Stock except pursuant to this Agreement. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” is or has been, within three years of the date of this Agreement, an “interested stockholder” of the Company, as those terms are defined in Section 203 of the DGCL, or has taken any action that would cause any anti-takeover statute under the DGCL to be applicable to this Agreement, the Merger or any transactions contemplated by this Agreement. Except for the Voting Agreement, there are no Contracts between Parent or any of its Affiliates, on the one hand, and any other stockholder of the Company, on the other hand, relating to the Merger or the transactions contemplated by this Agreement or any other transaction involving the Company, any Company Subsidiary or the Common Stock.

Section 5.9 Litigation. There is no Proceeding (whether at Law or in equity) pending or, to the knowledge of Parent, threatened against Parent or any Subsidiary of Parent or any of their respective directors or officers that, individually or in the aggregate, has or, as of the date of this Agreement, would reasonably be expected to prevent, materially impair or materially delay Parent from consummating the Merger. There is no Order outstanding against or, to the knowledge of Parent, investigation by any Governmental Authority involving Parent or any Subsidiary of Parent or any of their respective directors or officers that, individually or in the aggregate, has or, as of the date of this Agreement, would reasonably be expected to prevent, materially impair or materially delay Parent from consummating the Merger.

Section 5.10 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article V, none of Parent, Merger Sub or any other Person makes any representations or warranties on behalf of Parent or Merger Sub. Parent and Merger Sub acknowledge that except for the representations and warranties made by the Company in Article IV, none of the Company, any of the Company Subsidiaries or any other Person makes any representations or warranties on behalf of the Company or any of the Company Subsidiaries.

(b) Each of Parent and Merger Sub acknowledges and agrees that it (i) has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the management of the Company, (ii) has had reasonable access to the books and records of the Company and the Company Subsidiaries and the electronic data room maintained by the Company for purposes of the transactions contemplated by this Agreement, (iii) has been afforded the opportunity to ask questions of and receive answers from officers and other key employees of the Company and (iv) has conducted its own independent investigation of the Company and the Company Subsidiaries, their respective businesses and the transactions contemplated by this Agreement, and has not relied on any representation, warranty or other statement by any Person on behalf of the Company or any of the Company Subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV, and that all other representations and warranties are specifically disclaimed.

(c) In connection with any investigation by Parent and Merger Sub of the Company and the Company Subsidiaries, Parent and Merger Sub have received or may receive from the Company or its Affiliates or other Persons on behalf of the Company certain projections, forward-looking statements and other forecasts and certain business plan information in written or verbal communications. Parent and Merger Sub acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent and Merger Sub are familiar with such uncertainties, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that Parent and Merger Sub will have no claim against the Company or any other Person with respect thereto. Accordingly, Parent and Merger Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE VI

COVENANTS OF THE PARTIES

Section 6.1 Operating Covenants. From the date of this Agreement until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except as required by applicable Law, as set forth in Section 6.1 of the Company Disclosure Letter, as otherwise expressly provided for in this Agreement or as Parent may otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed):

(a) the Company will, and will cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course of business consistent with past practices, and will use its reasonable best efforts to preserve intact its business organization and goodwill and preserve its relationships with Governmental Authorities, customers, suppliers, business associates, distributors, strategic and joint venture partners and others having business dealings with it, and keep available the services of its employees; and

(b) the Company will not, and will not permit any Company Subsidiary to:

(i) amend, modify or adopt any of the Constituent Documents, or the terms of any Security, of the Company or any Company Subsidiary or any Constituent Documents to which any such entities are a party;

(ii) except for the Special Dividend, declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than dividends or distributions by wholly-owned Company Subsidiaries to the Company or other wholly-owned Subsidiaries;

(iii) split, combine, subdivide or reclassify any of its Securities or issue or propose or authorize the issuance of any other Securities or Equity Rights in respect of, in lieu of, or in substitution for, its Securities, other than issuances of shares of Common Stock in connection with the exercise of Equity Rights that are outstanding on the date of this Agreement or granted thereafter in accordance with Section 6.1(b)(v)(A);

(iv) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such Securities, other than (A) the acquisition by the Company of shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Equity Rights in order to pay the exercise price thereof, (B) the withholding of shares of Common Stock to satisfy Tax obligations with respect to awards granted pursuant to the Stock Plans or pursuant to individual equity compensation award agreements, (C) the acquisition by the Company of Equity Rights of the Company in connection with the forfeiture of such Equity Rights or (D) as required by any Benefit Plan as in effect on the date of this Agreement;

(v) issue, sell, transfer, dispose of, grant, pledge or otherwise encumber any Securities or Equity Rights of the Company or any Company Subsidiary other than (A) issuances of Equity Rights in the ordinary course of business consistent with past practices in accordance with the terms of the Stock Plans or pursuant to individual award agreements with directors, officers, employees or agents of the Company or the Company Subsidiaries, in all cases subject to the limitations set forth in Sections 6.1(b)(v), (b)(xiii) or (b)(xiv) of the Company Disclosure Letter, (B) issuances of Common Stock in connection with the exercise of or settlement of Equity Rights that are outstanding on the date of this Agreement or any Equity Rights granted after the date hereof in accordance with the foregoing clause (A) and (C) issuances of Securities between or among the Company and any wholly-owned Company Subsidiaries;

(vi) enter into any Contract with respect to the voting of its Securities;

(vii) make any acquisition (including by merger, consolidation, acquisition of assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof or any property or assets (other than raw materials, inventories and supplies in the ordinary course of business consistent with past practice) for consideration in an amount in excess of $15,000,000;

(viii) transfer, sell, assign, lease, license, surrender, cancel, abandon, divest, allow to lapse or otherwise dispose of any material asset, material product line, material line of business, material right or material property (including any interest in a partnership, joint venture or similar entity), other than the sale of finished products or the disposal of unused, excess or obsolete tangible assets or properties in the ordinary course of business consistent with past practice;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by the Company or any wholly-owned Company Subsidiary to or in the Company or any wholly-owned Company Subsidiary or (B) pursuant to any Contract or other legal obligation existing at the date of this Agreement set forth on Section 6.1(b)(ix) of the Company Disclosure Letter;

(x) incur, guarantee or assume any Indebtedness, or issue or sell any debt securities, guarantees, loans or advances not in existence as of the date of this Agreement, other than (A) Indebtedness incurred in the ordinary course of business consistent with past practices not to exceed $15,000,000 in the aggregate, (B) Indebtedness incurred in the ordinary course of business under the Company Credit Agreement and other facilities or lines of credit which are in existence on the date of this Agreement (without amendment or waiver increasing the maximum credit limit under the Company Credit Agreement and any such other facilities or lines of credit), (C) Indebtedness in replacement of existing Indebtedness on customary commercial terms, but in all cases consistent in all material respects with the Indebtedness being replaced, and (D) guarantees by the Company of Indebtedness of wholly-owned Company Subsidiaries or guarantees by Company Subsidiaries of Indebtedness of the Company;

(xi) make or commit to make any capital expenditure, except for (A) aggregate expenditures in an amount not in excess of (and for projects materially consistent with) the capital expenditure budget made available to Parent prior to the date of this Agreement (the amount of the capital expenditure budget being set forth in Section 6.1(b)(xi) of the Company Disclosure Letter) and (B) additional expenditures in an amount not to exceed $15,000,000 in the aggregate during any 12-month period;

(xii) adversely amend, modify, terminate or waive any material right under any Company Contract or material Permit, in each case, other than in the ordinary course of business consistent with past practice;

(xiii) except as required by any Benefit Plan as currently in effect on the date of this Agreement or by the terms of this Agreement, grant any material increase (determined with reference to the compensation paid to the individuals involved) in, or accelerate the vesting or payment of, the compensation or benefits of any director, officer, employee or consultant of the Company or any Company Subsidiary; provided that the Company or any Company Subsidiary may grant material increases in base salaries and target bonuses to non-executive employees, non-executive officers and agents in the ordinary course of business consistent with past practices;

(xiv) establish, adopt, or enter into any agreement or arrangement that would be a Benefit Plan if in effect on the date hereof, or materially amend any Benefit Plan, other than (A) as required by applicable Law or the terms of any Benefit Plan as in effect as of the date of this Agreement or (B) with respect to new hires or employees in the context of promotions based on job performance or workplace requirements, in each case in the ordinary course of business consistent with past practice; provided that (1) in the case of new hires, such agreements, plans, programs or Contracts, or any amendments or modifications thereto, are consistent with the past practices of entering into such agreements, plans, programs or Contracts for newly hired employees in similar positions and (2) in the case of promotions, such amendments or modifications are consistent with the past practices of making such amendment or modifications for promoted employees in similar positions;

(xv) effect any “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any comparable state or non-U.S. Law;

(xvi) settle or compromise any material Proceeding (excluding settlements and compromises relating to Taxes, which are the subject of Section 6.1(b)(xviii)), other than in the ordinary course of business consistent with past practice or as otherwise permitted in accordance with Section 6.9;

(xvii) adopt or implement a plan of complete or partial liquidation or resolution providing for or authorizing such liquidation or a dissolution, merger, restructuring, consolidation, recapitalization or other reorganization of the Company or any Significant Company Subsidiary;

(xviii) (A) make, revoke or amend any material election relating to Taxes, including an election under Section 965(h) of the Code, (B) settle or compromise any material Proceeding relating to material Taxes, (C) make a written request for a ruling or determination of a Taxing Authority relating to material Taxes, (D) amend any material Tax Return, (E) surrender or waive any claim to a material Tax refund of the Company or any Company Subsidiary, (F) enter into any closing agreement or similar Contract with respect to material Taxes with a Taxing Authority or (G) change any material tax accounting methods in a materially adverse manner;

(xix) make any material change with respect to accounting policies or procedures, except as may be required by changes in GAAP or Law after the date of this Agreement (or as may be required to be implemented after the date of this Agreement pursuant to changes in GAAP prior to the date hereof), change its fiscal year or make any material change in internal accounting or disclosure controls and procedures that could reasonably be expected to materially adversely impact the Company or any Company Subsidiary;

(xx) in the Company’s capacity as a shareholder of the UBBP Companies, (A) agree to amend, modify or waive any material provision of the UBBP Shareholders Agreement or any of the Constituent Documents of the UBBP Companies, or (B) authorize, approve or consent to any matter set forth in item (e) of Schedule 5 of the UBBP Shareholder Agreement or items (a), (b), (c), (d), (h), (i) or (j) of Schedule 6 of the UBBP Shareholder Agreement; or

(xxi) propose, authorize, agree or commit to do any of the foregoing.

Section 6.2 Preparation and Mailing of Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, the Company will prepare and file with the SEC preliminary proxy materials relating to the matters to be submitted to the stockholders of the Company at the Stockholders Meeting (such proxy statement and any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act. Parent will make available to the Company all information, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Proxy Statement. Each Party agrees as to itself and its Subsidiaries that none of the information supplied by it or its Representatives for the inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statement therein, in light of the circumstances in which they were made, misleading.

(b) The Company (i) will provide Parent with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement to the Proxy Statement and any related communications (including any responses to any comments of the SEC) prior to filing such documents and communications with the staff of the SEC, (ii) will consider in good faith all comments reasonably proposed by Parent and (iii) will promptly provide Parent with a copy of all such filings and communications made with the SEC. The Company will, as promptly as practicable after receipt thereof, provide Parent with copies of any written comments and advise Parent of any material oral comments or requests with respect to the Proxy Statement received from the staff of the SEC. As applicable, Parent will use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto.

(c) The Company will use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing and will cause the definitive Proxy Statement to be filed with or furnished to the SEC and the NYSE and mailed to its stockholders at the earliest reasonably practicable time after expiration of the applicable SEC review period. The Company will keep Parent reasonably informed of any material or substantive meeting or conference (including by telephone) with the SEC. The Company will take all actions required to be taken under any applicable state securities Laws in connection with consummating the Merger.

(d) In the event the SEC requires the filing of any additional documentation by Parent or the Company in connection with the Merger or the transactions contemplated hereby, Parent and the Company will cooperate to prepare and file such reports, forms or schedules with the SEC and make available to each other all information reasonably requested with respect thereto. As to any additional documentation, each of Parent and the Company will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments of the SEC with respect thereto and to have the filing cleared by the SEC as promptly as reasonably practicable, and where necessary, will cause such documentation to be mailed to the Company stockholders at the earliest reasonably practicable time after expiration of the applicable SEC review period.

(e) In the event that Parent is required to make any filings with the SEC, Parent will afford the Company the same rights listed in Section 6.2(a) – (d).

(f) If at any time prior to the Effective Time (i) any Change occurs with respect to the Parties or any of their respective Affiliates, directors or officers, which should, in the reasonable judgment of Parent or the Company, be set forth in an amendment of, or supplement to, the Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, directors or officers, is discovered by any of the Parties which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not, at the time and in the light of the circumstances when it is made, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading, the Company will file as promptly as practicable with the SEC an amendment of, or supplement to, the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.

Section 6.3 Stockholders Meeting; Recommendation.

(a) As promptly as practicable after the SEC’s clearance of the Proxy Statement (or lapse of the applicable waiting period during which the SEC is permitted to comment on the Proxy Statement), the Company will (i) set a record date for a meeting of the stockholders of the Company for the purpose of obtaining the Stockholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act (the “Stockholders Meeting”) and (ii) call, give notice of, convene and hold the Stockholders Meeting. In connection therewith, the Company will, subject to Section 6.5, use reasonable best efforts (consistent with the efforts customarily used in transactions of the type contemplated herein) to solicit and obtain the Stockholder Approval. Without limiting the generality of the foregoing, the Company will engage a proxy solicitation firm reasonably acceptable to Parent for purposes of assisting in the solicitation of proxies for the Stockholders Meeting and will use reasonable best efforts to ensure that all proxies solicited in connection with the Stockholders Meeting are solicited in compliance with applicable Law. The Stockholder Meeting will be held regardless of any Change in Recommendation, unless this Agreement is terminated in accordance with Section 9.1. Unless this Agreement is terminated in accordance with Section 9.1, the Company will not postpone or adjourn the Stockholders Meeting except to the extent (i) Parent has consented to such postponement or adjournment in writing or (ii) the Company, acting in good faith after consulting with outside legal counsel, determines that (A) such postponement or adjournment is necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Stockholders Meeting, (B) it will not receive proxies sufficient to obtain the Stockholder Approval, whether or not a quorum is present, or it will not have a sufficient number of shares of Common Stock represented in person or by proxy to constitute a quorum necessary to conduct the business of the Stockholders Meeting, or (C) such postponement or adjournment is required to comply with applicable Law; provided that in the case of a postponement or adjournment in accordance with clause (ii) above, the date of the Stockholders Meeting will not be postponed or adjourned by more than an aggregate of 15 calendar days without Parent’s prior written approval (not to be unreasonably withheld, conditioned or delayed).

(b) Subject to Section 6.5, neither the Board of Directors of the Company nor any committee thereof will (i) fail to include the Recommendation in the Proxy Statement, (ii) change, withhold, withdraw or qualify or modify in a manner adverse to Parent, or propose publicly change, withhold, withdraw or qualify or modify in a manner adverse to Parent, the Recommendation, (iii) approve, adopt, declare advisable, endorse or recommend, or publicly propose to approve, adopt, declare advisable, endorse or recommend, any Acquisition Proposal,

(iv) with respect to any publicly announced bona fide Acquisition Proposal, fail to confirm publicly through a press release or similar means the Recommendation on the earlier of (A) the fifth Business Day after the date when requested to do so in writing by Parent and (B) the second Business Day prior to the Stockholders Meeting, (v) if a tender or exchange offer for shares of Common Stock is commenced, fail to recommend against acceptance of such tender or exchange offer by the stockholders or the Company on the earlier of (A) the tenth Business Day after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the second Business Day prior to the Stockholders Meeting, or (vi) resolve or propose to take any action described in clause (i) through (v) above (any of the foregoing actions, a “Change in Recommendation”).

(c) Parent will vote (or cause any of its applicable Subsidiaries to vote), in person or by proxy, all shares of Common Stock held of record by Parent or any Parent Subsidiary as of the record date for the Stockholders Meeting, in favor of adoption of the Merger and, if applicable, the advisory vote required by Rule 14a-21(c), and, as requested by the Company, any other action in furtherance thereof to be voted on by the holders of the Common Stock. Parent will not (and will not agree to) amend, modify or waive any provision of the Voting Agreement without the prior written consent of the Company.

(d) From the date of this Agreement until the Effective Time or the earlier termination of this Agreement, Parent will not, directly or indirectly, acting alone or as part of a group (i) other than pursuant to the Merger, acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, Common Stock or direct or indirect rights to acquire any Common Stock, (ii) other than in connection with the Stockholder Meeting, make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any Person with respect to the voting of, any Common Stock, (iii) directly or indirectly enter into any discussions, negotiations, arrangements or understandings with any other Person with respect to any of the foregoing activities or propose any of such activities to any other Person, (iv) advise, assist, encourage, or act as a financing source for or otherwise invest in any other Person who may serve as a financing source in connection any of the foregoing activities or (v) agree to take any of the foregoing actions. The foregoing will not limit or impair the right of Parent to make public statements or otherwise communicate with stockholders of the Company with respect to any Acquisition Proposal that has been publicly announced or has otherwise become publicly known.

Section 6.4 Access to Information; Confidentiality.

(a) Upon reasonable notice, the Company will, and will cause each of the Company Subsidiaries to, afford to Parent and its Representatives reasonable access during normal business hours to the respective properties, books, records (including Tax records), Contracts, commitments and personnel of the Company and the Company Subsidiaries for purposes of completing the Merger. Notwithstanding the foregoing, prior to the Closing, Parent and its Affiliates and Representatives will not conduct any environmental site assessment or conduct any testing or any sampling of soil, sediment, surface water, groundwater or building material at, on, under or within any Owned Real Property or Leased Real Property, or any other property of the Company or the Company Subsidiaries.

(b) Notwithstanding Section 6.4(a), the Company will not be required to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate applicable Law, (ii) waive the protection of an attorney-client privilege or other legal privilege (subject to reasonable cooperation between the Parties with respect to entering into appropriate joint defense, community of interest or similar agreements or arrangements with respect to the preservation of such privileges) or (iii) result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality. Without limiting the foregoing, in the event that the Company does not provide access or information in reliance on the immediately preceding sentence, it will provide notice to Parent that it is withholding such access or information and will use its reasonable best efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable Law, Contract or obligation or risk waiver of such privilege.

(c) From the date of this Agreement until the earlier of the Closing Date and two years following the termination of this Agreement in accordance with Article IX, Parent will hold, and will cause its Affiliates to hold, and will each use its reasonable best efforts to cause its respective Representatives to hold, in confidence and not to disclose or release without the prior written consent of the Company any and all Company Confidential Information; provided that Parent may disclose, or may permit disclosure of, Company Confidential Information (i) to its Affiliates or Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to Parent and in respect of whose failure to comply with such obligations, Parent will be responsible or (ii) if Parent or its Affiliates or Representatives are compelled to disclose, on the advice of legal counsel, any such Company Confidential Information by judicial or administrative process or by other requirements of Law or any securities exchange, market or automated quotation system to which such Person is subject. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Company Confidential Information is made pursuant to clause (ii) above, Parent will (A) to the extent not prohibited by Law, promptly notify the Company of the existence of such request or demand and the disclosure that is expected to be made in respect thereto, in each case with sufficient specificity so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.4(c) and (B) if requested by the Company, assist the Company (at the Company’s expense) in seeking a protective order or other appropriate remedy in respect of such request or demand. If such a protective order or other remedy or the receipt of a waiver by Parent is not obtained and Parent or any of its Affiliates or Representatives is, nonetheless, following consultation with its legal counsel, required by such judicial or administrative process, or Law to disclose any Company Confidential Information, Parent (or such Affiliate or Representative) may, after compliance with the immediately preceding sentence of this Section 6.4(c), disclose only that portion of Company Confidential Information which it has been advised by its legal counsel is required to be disclosed, provided that Parent will and, if applicable, will cause such Affiliate or Representative to, exercise its reasonable best efforts to preserve the confidentiality of such Company Confidential Information, including by obtaining reasonable assurances that confidential treatment will be accorded any Company Confidential Information so disclosed.

(d) From the date of this Agreement until the earlier of the Closing Date and two years following the termination of this Agreement in accordance with Article IX, the Company will hold, and will cause its Affiliates to hold, and will each use its reasonable best efforts to cause its respective Representatives to hold, in confidence and not to disclose or release without the prior written consent of Parent any and all Parent Confidential Information; provided that the Company may disclose, or may permit disclosure of, Parent Confidential Information (i) to its Affiliates or Representatives who have a need to know such information and are informed of their obligation to hold such information confidential to the same extent as is applicable to the Company and in respect of whose failure to comply with such obligations, the Company will be responsible or (ii) if the Company or its Affiliates or Representatives are compelled to disclose, on the advice of legal counsel, any such Parent Confidential Information by judicial or administrative process or by other requirements of Law or any securities exchange, market or automated quotation system to which such Person is subject. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Parent Confidential Information is made pursuant to clause (ii) above, the Company will (A) to the extent not prohibited by Law, promptly notify Parent of the existence of such request or demand and the disclosure that is expected to be made in respect thereto, in each case with sufficient specificity so that Parent may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.4(d) and (B) if requested by Parent, assist Parent (at Parent’s expense) in seeking a protective order or other appropriate remedy in respect of such request or demand. If such a protective order or other remedy or the receipt of a waiver by the Company is not obtained and the Company or any of its Affiliates or Representatives is, nonetheless, following consultation with its legal counsel, required by such judicial or administrative process, or Law to disclose any Parent Confidential Information, the Company (or such Affiliate or Representative) may, after compliance with the immediately preceding sentence of this Section 6.4(d), disclose only that portion of the Parent Confidential Information which it has been advised by its legal counsel is required to be disclosed, provided that the Company will and, if applicable, will cause such Affiliate or Representative to, exercise its reasonable best efforts to preserve the confidentiality of such Parent Confidential Information, including by obtaining reasonable assurances that confidential treatment will be accorded any Parent Confidential Information so disclosed.

(e) No investigation pursuant to this Section 6.4 will affect the representations, warranties or conditions to the obligations of the Parties contained in this Agreement.

Section 6.5 Acquisition Proposals.

(a) From and after the date of this Agreement, the Company will, and will cause each Company Subsidiary and the Representatives of the Company and the Company Subsidiaries to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person or its Representatives (other than Parent and Merger Sub and their Representatives) with respect to any Acquisition Proposal, or any inquiry, proposal or offer that would reasonably be expected to lead to any Acquisition Proposal, and will discontinue access of such Persons and their Representatives to any electronic data room or similar information-sharing platform and will request the prompt return or destruction of any confidential information previously furnished or made available to such Persons in connection therewith.

(b) Except as expressly permitted in accordance with Section 6.5(c) or Section 6.5(d), from and after the date of this Agreement, the Company will not, and will cause each Company Subsidiary and will not authorize or knowingly permit any of its Representatives to, directly or indirectly (i) initiate, solicit, facilitate or knowingly encourage the making of an Acquisition Proposal, (ii) enter into, participate or engage in or continue any discussions or negotiations regarding, furnish to any Person or its Affiliates or Representatives any information or data with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any inquiry, proposal or offer that constitutes or that would reasonably be expected to lead to an Acquisition Proposal, (iii) enter into any letter of intent, memorandum of understanding, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other Contract relating to, providing for or that would reasonably be expected to lead to an Acquisition Proposal, (iv) take any action to make the provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover statute or regulation (including the approval of any Person becoming an “interested shareholder” pursuant to Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Company’s Constituent Documents, inapplicable to any transactions contemplated by an Acquisition Proposal, (v) except as contemplated in Section 6.7, amend, modify or waive any provision of the Rights Plan or the Protective Provisions or cause or permit any of the rights issued pursuant to the Rights Plan to be redeemed, cancelled or terminated, (vi) amend, modify, waive or release any of the “standstill” restrictions in any confidentiality agreement or other Contract with any other Person (except that if the Board of Directors of the Company determines in good faith that the failure to so amend, modify, waive or release any such “standstill” restrictions would be inconsistent with its fiduciary duties, the Company may waive any such standstill provision in order to permit a third party to make and pursue an Acquisition Proposal), or (vi) resolve, propose or agree to do any of the foregoing.

(c) Notwithstanding Section 6.5(b), at any time prior to, but not after, the receipt of the Stockholder Approval, the Company may, in response to an unsolicited bona fide written Acquisition Proposal made after the date of this Agreement that did not result from a breach of this Section 6.5, furnish information and data to the Person making such Acquisition Proposal and its Representatives pursuant to and in accordance with an Acceptable Confidentiality Agreement and participate and engage in discussions or negotiations with the Person regarding such Acquisition Proposal if and only if, in each case, the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal. All information provided by the Company or any Company Subsidiary to any Person entering into an Acceptable Confidentiality Agreement pursuant to this Section 6.5(c) that has not been previously provided to Parent must be provided by the Company to Parent prior to or substantially concurrently with the time it is provided to such Person (but no later than 48 hours after it is provided to the third party).

(d) Notwithstanding Section 6.3(b) but subject to Section 6.5(e), at any time prior to, but not after, receipt of the Stockholder Approval, if (i) an Intervening Event has occurred and is continuing or (ii) the Company has received an Acquisition Proposal after date of this Agreement that has not been withdrawn or otherwise modified and that did not result from a breach of this Section 6.5 that the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, constitutes a Superior Proposal, then, in the case of the foregoing clause (i), the Board of Directors of the Company may effect a Change in Recommendation and, in the case of the foregoing clause (ii), the Board of Directors of the Company authorize the Company to take any action pursuant to Section 9.1(d)(ii), in each case, if and only if the Board of Directors of the Company has determined in good faith, after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, that the failure to do so would be inconsistent with its fiduciary duties to the stockholders of the Company under Delaware Law.

(e) Notwithstanding Section 6.5(d) and subject to Section 9.3(c), the Board of Directors of the Company may not effect a Change in Recommendation or authorize the Company to take any action pursuant to Section 9.1(d)(ii), unless (i) the Board of Directors of the Company has first provided at least five Business Days’ advance written notice to Parent that it is prepared to effect a Change in Recommendation, which notice will, in the case of the occurrence of an Intervening Event, include a written description in reasonable detail of such Intervening Event and, in the case of a Superior Proposal, attach the most current version of the proposed agreement relating such Superior Proposal (including all schedules and exhibits thereto) or if there is no proposed agreement, a description in reasonable detail of the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal, (ii) during the applicable five Business Day period, if requested by Parent, the Company and its Representatives will have engaged (and the Company will have caused its Representatives and the Representatives of the Company Subsidiaries to have engaged) in good faith negotiations with Parent and will consider any binding proposal by Parent to amend this Agreement in a manner that obviates the need for a Change in Recommendation or termination of this Agreement pursuant to Section 9.1(d)(ii), as applicable, and (iii) Parent does not make, within five Business Days after the receipt of such notice, a binding proposal that the Board of Directors of the Company determines in good faith (taking into account any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent as provided in this Section 6.5(e)), after consultation with its outside legal counsel and financial advisors of nationally recognized reputation, obviates the need for a Change in Recommendation or termination of this Agreement pursuant to Section 9.1(d)(ii), as applicable. If there is any material change in the facts or circumstances relating to the Intervening Event or to the terms and conditions of the Superior Proposal, or the Company receives a Superior Proposal from another Person, then the provisions of this Section 6.5(e) will also be applicable with respect to each Change in Recommendation relating to any such changed Intervening Event or amended or additional Superior Proposal.

(f) Notwithstanding any Change in Recommendation, the Board of Directors of the Company will continue to comply with its obligations under Section 6.2 and Section 6.3 and will submit this Agreement to the stockholders of the Company for the purpose of obtaining the Stockholder Approval unless this Agreement has been terminated prior to the date of the Stockholders Meeting, or any adjournment or postponement thereof, in accordance with Article IX.

(g) As promptly as practicable after the receipt by the Company of any Acquisition Proposal or any request to engage in discussions or negotiations with respect to an Acquisition Proposal, and in any case by within 48 hours after the receipt thereof, the Company will provide oral and written notice to Parent of such Acquisition Proposal or request, the identity of the Person making any such Acquisition Proposal or request and the material terms and conditions of such Acquisition Proposal or request, including a copy of any such written Acquisition Proposal (and any amendments or modifications thereto) or request, as applicable. The Company will keep Parent informed on a reasonably prompt basis of the status of any such Acquisition Proposal or request and any modifications thereto.

(h) Nothing contained in Section 6.3(b) or this Section 6.5 will prohibit the Company from taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 under the Exchange Act with respect to any Acquisition Proposal; provided that (i) any “stop, look and listen” or similar communication will not be prohibited, (ii) any statement of position pursuant to Rule 14d-9(f) under the Exchange Act, or any similar communication to the stockholders of the Company, will be deemed to be a Change in Recommendation if it meets the requirements set forth in Section 6.3(b), and (iii) neither the Company or the

Board of Directors of the Company may effect a Change in Recommendation except in accordance with Section 6.5(e).

(i) The Company will promptly inform its and the Company Subsidiaries’ respective Representatives of the restrictions set forth in this Section 6.5. Any breach or violation of the restrictions set forth in this Section 6.5 by any Company Subsidiary or any Representative of the Company or any Company Subsidiary will be deemed to be a breach or violation of this Section 6.5 by the Company.

Section 6.6 Confidentiality Agreements. From and after the date of this Agreement and prior to earlier of the Effective Time or the date of the termination of this Agreement in accordance with Article IX, the Company will use its reasonable best efforts to enforce in all material respects, the confidentiality and non-use in any nondisclosure agreements, confidentiality agreements and similar Contracts to which the Company or any of the Company Subsidiaries is or becomes a party or beneficiary relating to any Acquisition Proposal, including any Acquisition Proposal made after the date of this Agreement, and will not, and will cause the Company Subsidiaries and its and their Representatives not to, without Parent’s prior written consent, terminate, release, modify, amend or waive the confidentially or non-use provisions of any such confidentiality agreement in connection with an Acquisition Proposal, and will enforce such restrictions to the fullest extent permitted by applicable Law in the event of a material breach by the other party to such confidentiality agreement.

Section 6.7 Rights Plan and Protective Provisions; State Takeover Laws. If (a) any provision of the Rights Plan or the Protective Provisions or (b) any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or becomes applicable to, or restricts or limits in any manner, the transactions contemplated by this Agreement, the Voting Agreement, the Merger or any of the other transactions contemplated by this Agreement, the Company and its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and will otherwise act to minimize the effects of any such provision, statute or regulation on the transactions contemplated by this Agreement.

Section 6.8 Section 16 of the Exchange Act. Prior to the Effective Time, the Company will take all such steps as may be required to cause any dispositions of the Company equity securities (including derivative securities with respect to Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.9 Stockholder Litigation. The Company will promptly advise Parent of any Proceeding brought by any stockholder of the Company against the Company or its directors or officers relating to this Agreement or the transactions contemplated by this Agreement and will keep Parent reasonably informed regarding any such litigation. Each of the Company and Parent will cooperate and consult with one another in connection with any stockholder litigation relating to this Agreement or the transactions contemplated by this Agreement. The Company will give Parent the opportunity to participate in, subject to a customary joint defense agreement, and will give due consideration to Parent’s advice with respect to such litigation, but the Company will control the defense or settlement, if any, of any such litigation; provided that in the event that a proposed settlement (a) would prevent, materially impair or materially delay the consummation of Merger or (b) involve the matters set forth on Section 6.9 of the Company Disclosure Letter, then the Company will not enter into such settlement without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed).

Section 6.10 Cooperation. Each Party will, and will cause its respective Subsidiaries and their respective Representatives to, cooperate with the other Party and its respective Representatives and provide all financial and other information reasonably requested by the other Party from time to time in order to permit the other Party to comply with its obligations under applicable Law in connection with the transactions contemplated by this Agreement. All Confidential Information regarding the disclosing Party obtained by the receiving Party or its Representatives pursuant to this Section 6.10 will be subject to the confidentiality obligations set forth in Section 6.4.

Section 6.11 Financing Assistance.

(a) The Company will, and will cause its Subsidiaries and its Representatives to, at the expense of Parent, use its and their reasonable best efforts to provide such cooperation as may be reasonably requested by Parent, to assist Parent in arranging, obtaining or syndicating the Debt Financing, the Alternative Financing or any debt or equity financing undertaken in any form in replacement of all or any portion of such Debt Financing or Alternative Financing or otherwise for the purposes of financing the Merger Consideration and the other Required Payments. Without limiting the generality of the foregoing, upon the reasonable request by Parent, the Company will and will cause its Subsidiaries and its Representatives to use its and their reasonable best efforts to:

(i) as promptly as reasonably practicable provide information (financial or otherwise) relating to the Company to the Financing Sources (including information to be used in the preparation of an information package regarding the business, operations, financial condition, financial projections and prospects of Parent and the Company customary for the completion of such financing) to the extent reasonably requested by Parent or the Financing Sources to prepare customary offering or information documents to be used for the completion of the Debt Financing, including participation in any drafting sessions;

(ii) reasonably cooperate and assist with the due diligence, ratings agency process and marketing efforts of Parent, its Representatives and the Financing Sources, including participation by officers and other representatives, with appropriate seniority and expertise, in a reasonable number of investor meetings, presentations, sessions with ratings agencies, due diligence sessions and road shows, at times and at locations reasonably requested by Parent and upon reasonable advance notice;

(iii) reasonably assist in preparing customary prospectuses, offering memoranda, confidential information memoranda, rating agency presentations, lender presentations, financial statements, private placement memoranda, prospectuses, filings with the SEC and other similar documents, including delivery of and consenting to the inclusion or incorporation in any SEC filing related to the Debt Financing or the Alternative Financing of (A) audited consolidated balance sheets and related audited statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended at least 75 days prior to the Closing Date (and internal control reports and audit reports for such financial statements, which will not be subject to any “going concern” qualifications), (B) unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, stockholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended at least 45 days prior to the Closing Date, and (C) all other historical financial and other information regarding the Company reasonably necessary to permit Parent to prepare pro forma financial statements required or customary for the Debt Financing and a securities offering contemplated by the Debt Financing or the Alternative Financing;

(iv) make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including Representatives of the Company and its Subsidiaries, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, the Financing Sources or as may be requested by the SEC in connection with the completion of the Debt Financing or Alternative Financing;

(v) reasonably facilitate the pledge of collateral required under the Debt Commitment Letter to be delivered and become effective at the Closing as may be reasonably requested by Parent (it being acknowledged that no such pledge may become effective other than concurrently with the Closing Date and the termination of certain of the Company’s existing financing arrangements), and assisting Parent, the Financing Sources and their respective Representatives in obtaining customary payoff letters, Lien releases, instruments of termination or discharge (in each case only to the extent such Indebtedness is required to be repaid in full on the Closing Date or in respect of which a default or event of default would arise as a result of the consummation of the transactions contemplated hereunder) and in each case to be effective upon receipt in cash of the payoff amount;

(vi) obtain any necessary consents from the Company’s independent public accounting firm in connection with the Debt Financing or the Alternative Financing;

(vii) in connection with any securities offering contemplated as part of the Debt Financing or the Alternative Financing, (A) obtain customary comfort letters from the Company’s independent public accounting firm, (B) cause the Company’s independent public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the financial statements of the Company provided pursuant to Section 6.11(a)(iii) in any filing or registration statement with the SEC or any prospectus, offering memoranda, private placement memoranda or similar documentation, including by providing customary representation letters, and (C) cause the Company’s independent public accounting firm to cooperate with Parent and its Representatives, including by participating in any accounting due diligence sessions;

(viii) subject to customary confidentiality provisions, provide customary authorization letters to the Financing Sources authorizing the distribution of information to prospective lenders or investors;

(ix) provide or cause to be provided any customary certificates or opinions as may reasonably be requested in connection with the Debt Financing and the Alternative Financing; and

(x) provide all reasonably available information about the Company and its Subsidiaries to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including under the USA PATRIOT Act of 2001.

(b) Notwithstanding Section 6.11(a), (i) neither the Company nor any of its Subsidiaries will be required to pay any commitment or other similar fee or incur, prior to the Closing, any other liability or obligation in connection with the Debt Financing, (ii) none of the Company, its Subsidiaries or their respective officers, directors, employees or advisors will be required to execute or enter into or perform any agreement (including any opinion, solvency certificate or other deliverable) with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Closing (other than authorization letters contemplated by Section 6.11(a)(vii)) and the boards of directors or other equivalent governing bodies of the Company, Parent, Merger Sub or the Surviving Corporation will not be required to enter into or provide any resolutions, consents, approvals or other closing arrangements on behalf of the Company and its Subsidiaries as may be required by the Financing Sources pursuant to the Debt Commitment Letter that are effective prior to the Closing, (iii) nothing herein will obligate the Company or any of its Subsidiaries to provide or cause to be provided any information or take or cause to be taken any action to the extent it would result in a violation of applicable Law or such Person’s respective organizational documents, loss of any legal privilege or a default, event of default, or acceleration under, or termination of any Contract in effect on the date of this Agreement, and (iv) nothing herein will obligate the Company or any of its Subsidiaries to take any action that would (x) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries or (y) cause any condition to the Closing set forth herein to not be satisfied or otherwise cause any breach of this Agreement. Parent will, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 6.11.

(c) Parent will indemnify and hold harmless the Company and each of its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) suffered or incurred in connection with any financing or other securities offering of Parent or its Subsidiaries or any assistance or activities provided in connection therewith; provided that Parent will have no obligation to indemnify or hold harmless any such Person to the extent that any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties are suffered or incurred as a result of the gross negligence, willful misconduct or fraud of the Company as determined by a court of competent jurisdiction in a final non-appealable verdict.

(d) In no event will the receipt or availability of any funds or financing (including the Debt Financing contemplated by the Debt Commitment Letter) by or to Parent or any other financing transaction be a condition to any of the obligations of Parent hereunder.

Section 6.12 Liability Management.

(a) The Company will provide Parent reasonable assistance in connection with (i) the repayment, redemption or satisfaction and discharge of any Indebtedness of the Company or any Company Subsidiary, including the Company Notes, Company IRBs or Company Credit Agreement, as applicable (a “Debt Payoff”), and (ii) any tender offers, exchange offers or consent solicitations (each, a “Debt Offer”) to holders of Company Notes; provided that:

(i) if and to the extent requested by Parent prior to the Effective Time, the Company or a Subsidiary of the Company will, subject to the terms of this Section 6.12, commence a Debt Offer on terms determined by Parent after reasonable consultation with the Company; provided that neither the Company nor any Company Subsidiary will have any obligation to make any Debt Payoff;

(ii) subject to the Company’s obligations hereunder, the Company will have a reasonable opportunity to review and comment on all offers to purchase, solicitation statements or any other materials to be transmitted to debt holders, or otherwise used in connection with any Debt Payoff or Debt Offer;

(iii) at the time of commencement of any such Debt Payoff or Debt Offer, Parent and Merger Sub have performed or complied in all material respects with all of their agreements and covenants required by this Agreement to be performed on or prior to the time that the Debt Payoff or Debt Offer, as applicable, is to be commenced;

(iv) the Company will retain, as may reasonably be required and at Parent’s expense, the financial institutions and other parties reasonably requested by Parent and reasonably acceptable to the Company to act as dealer managers, information agents, solicitation agents, depositaries or other agents to provide assistance in connection with any Debt Offers and the Company will enter into customary dealer manager agreements, consent solicitation agreements, information agent agreements, depositary agreements and other agreements in connection therewith;

(v) notwithstanding anything in this Agreement to the contrary, in no event will the Company, any of its Subsidiaries, Parent or any of its Subsidiaries have any obligation to authorize, adopt or execute any supplemental indenture to the Company Notes Indenture or other agreement relating to a Debt Payoff or Debt Offer that would become effective prior to the Closing Date;

(vi) any Debt Payoff or Debt Offer will be at the expense of Parent;

(vii) the closing of any Debt Payoff or Debt Offer will be expressly conditioned on the Closing (unless any such Debt Payoff or Debt Offer is commenced after the Closing); and

(viii) any Debt Payoff or Debt Offer will be conducted in all material respects in compliance with applicable Law.

(b) The Company will reasonably cooperate with Parent in the preparation of the necessary and appropriate documentation in connection with any solicitation of and offers to holders of the Company Notes pursuant to the Debt Payoff or Debt Offers, including any customary offers to purchase, redemption notices, consent solicitation statements, offering memoranda, letters of transmittal and ancillary documents, including any amendment or supplements thereto, necessary for each Debt Payoff or Debt Offer and other related documents (collectively, the “Debt Offer Documents”). If at any time prior to the completion of the Debt Payoff or Debt Offers, any information in the Debt Offer Documents is discovered by the Company or Parent making it necessary to amend the Debt Offer Documents to ensure that the Debt Offer Documents do not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the Company will promptly notify Parent, and an appropriate amendment or supplement describing such information will be disseminated promptly to the holders of the Company Notes.

(c) Notwithstanding any other provision of this Agreement, Parent will indemnify and hold harmless the Company and any Company Subsidiary and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including reasonable attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with any and all of the matters contemplated by this Section 6.12 (other than arising from a material misstatement or omission on the part of the Company or any Company Subsidiary), whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated. Parent will, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company and any Company Subsidiary in connection with this Section 6.12, whether or not the transactions contemplated by this Agreement are consummated or this Agreement is terminated.

(d) Notwithstanding anything in this Agreement to the contrary, (i) Parent acknowledges and agrees that the consummation of any Debt Payoffs or Debt Offers is not a condition to Closing under this Agreement, and (ii) the Company’s obligations in this Section 6.12 are subject to Parent’s written confirmation that, at the time of Parent’s request for assistance pursuant to Section 6.12(a), Parent’s representation in Section 5.5(a) remains true and correct and that Parent has, and will have, funds sufficient to satisfy any Debt Payoff or Debt Offer.

Section 6.13 Deregistration and Delisting. The Company will cooperate with Parent in taking or causing to be taken all actions necessary to delist the Common Stock from the NYSE and any other applicable securities exchange, and terminate its registration under the Exchange Act as promptly as practicable after the delisting; provided that such delisting and termination will not be effective until the Closing Date.

Section 6.14 Cooperation Relating to UBBP Companies.

(a) The Company will, and will cause its Subsidiaries and will direct its Representatives to, reasonably cooperate with Parent and Parent’s Representatives in connection with (i) delivering any notices and other information relating to this Agreement that may be required to be provided pursuant to the UBBP Shareholders Agreement, or as may be otherwise reasonably requested by Parent (subject to any confidentiality obligations owed to third parties) and (ii) facilitating discussions with the other shareholders of the UBBP Companies regarding the business relationship from and after the Closing Date between Parent, the Company and UBBP Companies. Prior to the Effective Time, the Company and Parent agree to undertake the actions set forth in Section 6.14 of the Company Disclosure Letter.

(b) Nothing in this Section 6.14 requires the Company to do, or omit to do, anything which, in the Company’s reasonable opinion, (i) is or would be inconsistent with applicable Law or Governmental Authority (including any undertakings required by a Governmental Authority) or (ii) would constitute a breach or default of the Company or any Company Subsidiary under the UBBP Shareholders Agreement or any obligation of confidentiality owed to a third party.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Consents and Approvals.

(a) Prior to the Closing, each of Parent and the Company will use, and will cause their respective Subsidiaries to use, their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective in the most expeditious manner possible the Merger and the other transactions contemplated by this Agreement, including (i) determining all necessary filings, notices, petitions, clearances, statements, registrations, submissions of information, applications and other documents to consummate the Merger and the other transactions contemplated by this Agreement (including from Governmental Authorities or third parties), (ii) preparing and filing as promptly as practicable all documentation to effect such filings, notices, petitions, statements, registrations, submissions of information, applications and other documents, (iii) the satisfaction of the conditions to consummating the transactions contemplated by this Agreement, (iv) taking actions necessary to obtain (and to cooperate with each other in obtaining) any consent, authorization, Order or approval of, or any exemption by, any Governmental Authority (which actions will include furnishing all information required under the HSR Act and other applicable Competition Laws and Foreign Investment Laws and in connection with (A) obtaining such approvals, authorizations, clearances, consents or exemptions under the HSR Act and such other applicable Competition Laws and Foreign Investment Laws for the jurisdictions set forth in Section 7.1(b) (collectively, “Antitrust Approvals”) or (B) filings with any Governmental Authority) required to be obtained or made by Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates in connection with the transactions contemplated by this Agreement or the taking of any action contemplated by this Agreement, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement. Prior to the Closing, the Company will use, and will cause the Company Subsidiaries to use, reasonable best efforts to cooperate with Parent to obtain consents and waivers required from parties to Company Contracts that have not been obtained; provided that (i) none of the Company or the Company Subsidiaries will be required to make any payments, incur any liability or obligation, or offer or grant any accommodation (financial or otherwise) to any such third party in connection with obtaining any such consent or waiver and (ii) in no event will the failure to obtain any such consent or waiver in and of itself be a condition to any of the obligations of Parent or the Merger Sub to effect the Closing.

(b) In furtherance and not in limitation of the foregoing, each of Parent and the Company will (i) make or prepare, or cause to be made or prepared, the documents, forms, filings or submissions required of such Party under the HSR Act and any other applicable Competition Laws and Foreign Investment Laws for the jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement and in any event (A) in the case of the HSR Act, within 15 Business Days after the date of this Agreement and (B) in the case of all other jurisdictions set forth in Section 7.1(b) of the Company Disclosure Letter, within 30 Business Days after the date of this Agreement, unless otherwise mutually agreed by the Parties, (ii) seek early termination of any applicable waiting periods, (iii) comply at the earliest practicable date with any request for additional information, documents or other materials (including a “second request” under the HSR Act) received by such Party from the United States Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Authority under any applicable Competition Laws or Foreign Investment Laws with respect to such filings or such transactions, and (iv) act in good faith and reasonably cooperate with the other Party in connection with any such filings and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under the HSR Act or any other applicable Competition Laws and Foreign Investment Laws with respect to any such filing or any such transaction. The filing fees relating to any such filings under the HSR Act and any other Competition Laws will be paid by the Party required to pay such filing fees under applicable Law.

(c) Notwithstanding anything herein to the contrary, neither Parent nor the Company, without the other Party’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed), will (i) enter into any timing, settlement or similar agreement, or otherwise agree or commit to any arrangement, that would have the effect of extending, suspending, lengthening or otherwise tolling the expiration or termination of the waiting period applicable to the Merger under the HSR Act or (ii) enter into any timing or similar agreement, or otherwise agree or commit to any arrangement, that would bind or commit the Parties not to complete the Merger (or that would otherwise prevent or prohibit the Parties from completing the Merger). Neither Parent nor the Company will take or permit any of their respective Subsidiaries or Affiliates to take any action that would reasonably be expected to prevent, materially delay or materially impede the receipt of Antitrust Approvals.

(d) Parent will control all decisions and determinations with respect to the manner of satisfying all waiting periods under the HSR Act and other applicable Competition Laws and Foreign Investment Laws in connection with the transactions contemplated by this Agreement, subject to the obligations set forth in this Section 7.1, including to consult and cooperate with the Company. To the extent not prohibited by applicable Law, each of Parent and the Company will use its reasonable best efforts to furnish to the other Party all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement or any other written materials made to or received from any applicable Governmental Authority; provided that materials may be redacted (i) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable privilege or confidentiality concerns. Each of Parent and the Company will (A) give the other Party reasonable and prompt prior notice of any communication with, and any proposed understanding, undertaking or Contract with, any Governmental Authority regarding any such filings or any such transaction, (B) permit the other Party to review and discuss in advance, and consider in good faith the views of the other Party in connection with, any analyses, presentations, memoranda, briefs, written arguments, opinions, written proposals or other materials to be submitted to any Governmental Authority with respect to any such filings or other communications, and (C) keep the other Party informed as to the status of any request, inquiry, objection, charge or other action, actual or threatened, by or before any Governmental Authority with respect to the transactions contemplated by this Agreement. Neither Parent nor the Company will independently participate in any substantive meeting, or engage in any substantive conversation, with any Governmental Authority in respect of any such filings, investigation or other inquiry without giving such other Party prompt prior notice of the meeting or conversation and, unless prohibited by any such Governmental Authority, the opportunity to attend or participate in such meeting or conversation. Each of Parent and the Company will use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws. Each of Parent and the Company will use its reasonable best efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or any other applicable Competition Laws or Foreign Investment Laws with respect to the transactions contemplated by this Agreement as promptly as possible after the date of this Agreement. Without limiting the generality of any of the obligations in this Section 7.1 and subject to Section 7.1(e), (i) if any Proceeding is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of the HSR Act or any Competition Laws or Foreign Investment Laws, each of Parent and the Company will, and will cause their respective Subsidiaries and Affiliates to, cooperate and use its reasonable best efforts to vigorously contest and resist any such Proceeding, and (ii) each of Parent and the Company will, and will cause their respective Subsidiaries and Affiliates to, cooperate and use its reasonable best efforts to avoid the entry of (or, if such is entered, to have vacated, lifted, reversed or overturned) any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that prohibits, prevents, restricts or delays the consummation of the Merger or any of the other transactions contemplated by this Agreement, including by vigorously pursuing all available avenues of administrative and judicial appeal. Subject to Section 7.1(e), Parent will, and will cause its Affiliates to, defend through litigation on the merits any Proceeding by any Governmental Authority in order to avoid entry of, or to have vacated or terminated, any decree, Order or judgment (whether temporary, preliminary or permanent) that would prevent the Closing prior to the End Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.1 will limit the right of any Party to terminate this Agreement pursuant to Section 9.1, so long as such Party hereto has, up to the time of termination, complied in all respects with its obligations under this Section 7.1.

(e) Parent will, and will cause its Subsidiaries and Affiliates to, take all actions necessary to procure, as promptly as reasonably possible (and in any event no later than the End Date), any and all Antitrust Approvals that would, if not procured, otherwise have the effect of materially delaying or preventing the consummation of the transactions contemplated by this Agreement, including in accordance with the timing benchmarks set forth in Section 7.1(e) of the Company Disclosure Letter, (i) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of Parent and its respective Subsidiaries and Affiliates and (ii) otherwise taking or committing to take actions that, after the Closing Date, would limit Parent’s or its Subsidiaries’ or Affiliates’ freedom of action with respect to, or its or their ability to retain, one or more of the businesses, product lines or assets of Parent and its respective Subsidiaries or Affiliates, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any preliminary or permanent injunction, in any Proceeding under the HSR Act or any other applicable Competition Law or Foreign Investment Law, which would otherwise have the effect of preventing the Closing, and in that regard, Parent will agree to divest, sell, dispose of, hold separate, or otherwise take or commit to take any action that limits its freedom of action with respect to, or Parent or Parent’s Subsidiaries’ or Affiliates’ ability to retain, any of the businesses, product lines or assets of Parent or any of their respective Subsidiaries or Affiliates.

Section 7.2 Employee Matters.

(a) Subject to Section 2.7, from and after the Effective Time, Parent will cause the Surviving Corporation to honor in accordance with their terms all Benefit Plans and compensation arrangements and agreements of the Company and the Company Subsidiaries as in effect immediately prior to the Effective Time. Effective as of the Effective Time and during the period from the Effective Time until December 31 of the calendar year following the calendar year in which the Closing occurs (the “Continuation Period”), Parent will provide, or will cause the Surviving Corporation to provide to each employee of the Company and the Company Subsidiaries who continues to be employed by Parent or the Surviving Corporation or any of their respective Subsidiaries following the Effective Time (collectively, the “Continuing Employees”), (i) an annual base salary or wage rate and target and maximum short-term annual incentive compensation opportunities that are no less than those provided to such Continuing Employee immediately prior to the Closing, (ii) target and maximum long-term cash incentive compensation opportunities that are no less than the target and maximum cash value assumptions that were used when granting target equity-based incentive compensation opportunities to such Continuing Employee prior to the Closing, (iii) to the extent not otherwise duplicative with other benefits, retirement benefits and accruals under the applicable Benefit Plans in accordance with the Company’s past practices, (iv) severance benefits upon an involuntary termination without cause (or termination for good reason, if applicable) at least equal to the severance benefits upon an involuntary termination without cause (or termination for good reason, if applicable) that would have been provided to each such Continuing Employee in the event of an involuntary termination without cause (or termination for good reason, if applicable) under the Benefit Plans of the Company and the Company Subsidiaries, without amendment, as currently in effect on the date of this Agreement or as required by applicable Law, and (v) to the extent not otherwise duplicative with employee benefits otherwise described in this Section 7.2(a), employee benefits that are at least as favorable in the aggregate as the employee benefits provided to such Continuing Employee immediately prior to the Closing under the Benefit Plans of the Company and the Company Subsidiaries.

(b) Following the Closing Date, Parent will, or will cause the Surviving Corporation to, cause any employee benefit plans sponsored or maintained by Parent or the Surviving Corporation or their Subsidiaries in which the Continuing Employees are eligible to participate following the Closing Date (collectively, the “Post-Closing Plans”) to recognize the service of each Continuing Employee with the Company and the Company Subsidiaries (and any predecessor thereto) prior to the Closing Date for purposes of eligibility, vesting and level of benefits under such Post-Closing Plans; provided that such recognition of service will not (i) operate to duplicate any benefits of a Continuing Employee with respect to the same period of service or (ii) apply for purposes of any plan, program or arrangement (A) under which similarly situated employees of Parent and its Subsidiaries do not receive credit for prior service or (B) which corresponds to a Benefit Plan of the Company or the Company Subsidiaries that did not recognize such period of service or that did not provide credit for prior service or (C) that is grandfathered or frozen, either with respect to level of benefits or participation. With respect to any Post-Closing Plan that provides medical, dental or vision insurance benefits, for the plan year in which such Continuing Employee is first eligible to participate during the Continuation Period, Parent will (i) cause any pre-existing condition limitations or eligibility waiting periods under such plan to be waived with respect to such Continuing Employee to the extent such limitation would have been waived or satisfied under the Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time and (ii) credit each Continuing Employee for any co-payments or deductibles incurred by such Continuing Employee in such plan year under the corresponding Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time for purposes of any applicable deductible and annual out-of-pocket expense requirements under any such Post-Closing Plan. Such credited expenses will also count toward any annual or lifetime limits, treatment or visit limits or similar limitations that apply under the terms of the applicable Post-Closing Plan.

(c) Notwithstanding anything contained herein to the contrary, with respect to any Continuing Employees who are covered by a collective bargaining agreement or who are based outside of the United States, Parent’s obligations under this Section 7.2 will be modified or adjusted as necessary or appropriate to comply with any obligations under the applicable collective bargaining agreement or under the Laws of the foreign countries and political subdivisions thereof in which such Continuing Employees are based.

(d) Parent hereby acknowledges that a “change in control” of the Company or other event with similar import, within the meaning of the Benefit Plans that contain such terms, will occur upon the Effective Time. From and after the Effective Time, Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with the terms thereof as in effect as of the date hereof, each employment agreement and change in control severance agreement to which the Company or any Company Subsidiary is a party prior to or as of the Effective Time, including any obligation set forth in such agreement to deposit amounts in a grantor trust.

(e) This Agreement is not intended by the Parties to (i) constitute an amendment to any Benefit Plan, (ii) obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular compensation or benefit plan, program, policy, agreement or arrangement or (iii) create any obligation of the Parties with respect to any employee benefit plan of Parent, the Surviving Corporation or any of their Affiliates. Nothing contained in this Agreement, express or implied, is intended to confer upon any employee any benefits under any employee benefit plan, program, policy, agreement or arrangement, including severance benefits, or the right to employment or continued employment with Parent, the Surviving Corporation or any of their Affiliates for any period by reason of this Agreement.

Section 7.3 Fees and Expenses. Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the Party incurring such fees and expenses.

Section 7.4 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent will and Parent will cause the Surviving Corporation to (i) indemnify and hold harmless, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, and provide advancement of expenses to, all past and present directors and officers of the Company and the Company Subsidiaries (in all of their capacities) (the “Indemnified Persons”) (A) to the same extent such Indemnified Persons are indemnified or exculpated or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification Contracts, if any, in existence on the date of this Agreement with the Indemnified Persons and (B) without limitation to clause (A), to the fullest extent permitted by Law, (ii) honor and will not amend the provisions regarding elimination of liability of directors, indemnification of directors and officers and advancement of expenses contained in the Company’s Constituent Documents immediately prior to the Effective Time, and (iii) maintain for a period of six years after the Effective Time policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D&O Insurance”) covering each person covered by the Company’s current D&O Insurance as of the Effective Time, providing for at least the same coverage and amounts as, and containing terms and conditions which are no less favorable to the insured than, such current D&O Insurance, with respect to claims arising from facts or events that occurred on or before the Effective Time, including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in no event will the Surviving Corporation be required to expend for any one coverage year more than 300 percent of the current annual premium expended by the Company and the Company Subsidiaries as set forth in Section 7.4(a) of the Company Disclosure Letter to maintain or procure such D&O Insurance immediately prior to the Effective Time (such amount, the “Maximum Annual Premium”). If the annual premiums of such insurance coverage exceed the Maximum Annual Premium, the Surviving Corporation will be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In lieu of the foregoing insurance coverage, the Company may purchase “tail” insurance coverage, at a cost no greater than the six times the Maximum Annual Premium, that provides coverage not less favorable than the coverage described above.

(b) The rights of each Indemnified Person hereunder will be in addition to, and not in limitation of, any other rights such Indemnified Person may have under the Constituent Documents of the Company or any of the Company Subsidiaries or the Surviving Corporation, any other indemnification Contract, the DGCL or otherwise.

(c) The provisions of this Section 7.4 will survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Persons and his or her heirs. In the event that the Surviving Corporation or any of its respective successors or assigns consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume and comply with the obligations set forth in this Section 7.4.

(d) The obligations of the Surviving Corporation under this Section 7.4 will not be terminated or modified in such a manner as to adversely affect any Indemnified Person without the consent of such Indemnified Person, it being expressly agreed that the Indemnified Persons will be third party beneficiaries of this Section 7.4. Parent will honor, guaranty and stand as a surety for, and will cause the Surviving Corporation and its Subsidiaries and successors to honor and comply with, in accordance with their respective terms, each of the covenants contained in this Section 7.4 without limit as to time.

Section 7.5 Public Announcements. The initial press release regarding the announcement of this Agreement will be prepared jointly by the Company and Parent, and thereafter none of the Company, Parent nor any of their respective Affiliates will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consultation of the other Party and giving the other Party the opportunity to review and comment on such press release or other public announcement, except as required by applicable Law, by any listing agreement with or rules of any applicable national securities exchange, trading market or listing authority, or as may be requested by a Governmental Authority. Notwithstanding the foregoing, the provisions of this Section 7.5 will cease to apply from and after the time of any Change in Recommendation.

Section 7.6 Notice of Certain Events. Each of Parent and the Company will promptly notify the other after receiving or becoming aware of (a) the occurrence, or non-occurrence of any event which would be reasonably likely to cause any condition to the Merger to be unsatisfied by the End Date and (b) any failure of Parent or the Company, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided that (i) the delivery of any notice pursuant to this Section 7.6 will not limit or otherwise affect the remedies available under this Agreement to the Party receiving such notice and (ii) a failure to comply with this Section 7.6 will not constitute the failure of any condition set forth in Article VIII to be satisfied by the End Date unless the underlying change or event would independently result in the failure of a condition set forth in Article VIII to be satisfied by the End Date.

Section 7.7 Control of Operations. Without limiting any Party’s rights or obligations under this Agreement, the Parties understand and agree that (a) nothing contained in this Agreement will give either Party, directly or indirectly, the right to control, direct or influence the other Party’s operations prior to the Effective Time, and (b) prior to the Effective Time, each Party will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 7.8 Agreements Relating to Debt Financing.

(a) Parent will use its reasonable best efforts to take all actions and to do all things reasonably necessary to arrange and consummate the Debt Financing on the terms described in the Debt Commitment Letter, including using its reasonable best efforts to (i) maintain in effect the Debt Commitment Letter, (ii) satisfy or cause to be satisfied on a timely basis (or, if determined advisable by Parent, obtain the waiver of) all terms and conditions applicable to Parent set forth in the Debt Commitment Letter that are within its control and (iii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions substantially comparable to those contemplated by the Debt Commitment Letter (or on other terms and conditions agreed by Parent and the Financing Sources). In the event that all conditions to the Debt Financing have been satisfied, Parent will fully enforce its rights under the Debt Commitment Letter and the definitive documentation related to the Debt Financing to cause the Financing Sources to fund such Debt Financing on the Closing Date.

(b) Parent will keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Debt Financing and any material developments with respect to the Debt Financing. Without limiting the generality of the foregoing, Parent will promptly notify the Company when it becomes aware of (i) the expiration or termination of the Debt Commitment Letter, (ii) any refusal by the Financing Sources to provide the full Debt Financing contemplated by the Debt Commitment Letter, (iii) any breach or default by any party to the Debt Commitment Letter or definitive document related to the Debt Financing, (iv) receipt of any written notice or other written communication from any Person with respect to any actual or alleged breach, default, termination or repudiation by any party to the Debt Commitment Letter or any definitive document related to the Debt Financing, to the extent such expiration, termination, refusal, breach, default, notice or other written communication could reasonably be expected to prevent or materially delay the Closing or otherwise result in insufficient proceeds of the Debt Financing to consummate the transactions contemplated by this Agreement at the Closing, or (v) if the full amount of the Debt Financing otherwise becomes unavailable on the terms and conditions (including the “flex” provisions in the event such provisions are exercised in accordance with their terms) contained in the Debt Commitment Letter.

(c) Parent will not replace, amend or waive the Debt Commitment Letter, without the Company’s prior written consent, if such replacement, amendment or waiver (i) reduces the aggregate amount of the Debt Financing (unless Parent has increased its commitment to provide equity financing by the same reduced amount), (ii) effects any replacement, amendment, modification or waiver that would reasonably be expected to delay or prevent the Closing or make the funding of the Debt Financing less likely to occur or otherwise causes the terms and conditions (including any “flex” provisions and conditions to funding) for the Debt Financing, in the aggregate, to be materially less favorable to Parent or the Merger Sub as those in the Debt Commitment Letter, it being understood and agreed that in any event, Parent may amend the Debt Commitment Letter to (A) add lenders (to the extent such lenders are commercial banks or other financial institutions), arrangers, bookrunners, agents, managers or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement and consent to the assignment after the date of this Agreement of lending commitments under the Debt Commitment Letter to other lenders (to the extent such lenders are commercial banks or other financial institutions) or (B) increase the aggregate amount of the Debt Financing. Parent will promptly provide the Company with copies of any replacement, amendment or waiver of the Debt Commitment Letter that is permitted in accordance with this Agreement; provided that all such additional lenders and assignees agree to the confidentiality terms set forth in the Debt Commitment Letter.

(d) If funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to Parent on the terms and conditions set forth in the Debt Commitment Letter and such amounts are necessary to consummate the transactions contemplated by this Agreement (except in accordance with the express terms set forth in the Debt Commitment Letter (other than as a result of a breach, default or failure to satisfy a condition therefor by Parent) or unless concurrently replaced on a dollar-for-dollar basis by commitments subject to substantially the same conditions and on terms that are otherwise not materially less favorable in the aggregate to the Company and the Company Subsidiaries than those set forth in the Debt Commitment Letter from other financing sources or from proceeds of other sources of financing or cash), Parent will (i) use reasonable best efforts to obtain debt financing (“Alternative Financing”) in amounts as set forth in the Debt Commitment Letter on terms that will enable Parent to consummate the transactions contemplated hereby and that are not less favorable in the aggregate to the Company and the Company Subsidiaries than those contained in the Debt Commitment Letter in in place as of the date hereof (or as amended as permitted hereby) and (ii) promptly notify the Company of such unavailability and the reason therefor. Parent will promptly provide the Company with copies of any commitment letter associated with any Alternative Financing. If Parent proceeds with Alternative Financing, it will be subject to the same obligations with respect to the Alternative Financing as set forth in this

Section 7.8 with respect to the Debt Financing. Parent will provide the Company with prompt written notice of the receipt of any notice or other communication from any Financing Source with respect to such Financing Source’s failure or anticipated failure to fund its commitments under any Debt Commitment Letter or definitive agreement in connection therewith. In addition, if funds in the amounts and on the terms set forth in the Debt Commitment Letter become unavailable to Parent on the terms and conditions set forth in the Debt Commitment Letter as a result of a breach, default or failure to satisfy a condition therefor by Parent, Parent will use its reasonable best efforts to cure or otherwise resolve any applicable breach, default or failure to satisfy any such condition precedent.

(e) In no event will the receipt or availability of any funds or financing by or to Parent or its Subsidiaries or any other financing transaction be a condition to any of the obligations of Parent and the Merger Sub hereunder.

Section 7.9 Parent Approval; Merger Sub Compliance. Immediately following the execution of this Agreement, Parent will cause C&G, as the sole stockholder of Merger Sub, to execute and deliver, in accordance with Section 251 of the DGCL and in its capacity as the sole stockholder of Merger Sub, a written consent adopting the plan of merger contained in this Agreement. Parent will cause Merger Sub to comply with all of its obligations under or related to this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction or waiver (if permissible under applicable Law) on or prior to the Effective Time of the following conditions:

(a) the Company must have obtained the Stockholder Approval;

(b) the waiting period under the HSR Act applicable to the Merger and the other transactions contemplated by this Agreement must have expired or been terminated and all consents, approvals or authorizations of, declarations or filings with or notices to any Governmental Authority pursuant to any other applicable Competition Law or Foreign Investment Law in connection with the consummation of the Merger and the transactions contemplated by this Agreement that are set forth in Section 7.1(b) of the Company Disclosure Letter must have been obtained and made and must be in full force and effect; and

(c) no Laws (whether temporary, preliminary or permanent) must have been enacted, enforced, entered, adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other Order, judgment, decision, opinion or decree must have been issued and remain in effect issued by a court or other Governmental Authority of competent jurisdiction, having the effect of restraining, enjoining, making illegal or otherwise prohibiting, restraining or enjoining consummation of the Merger or the other transactions contemplated by this Agreement (collectively, “Restraints”).

Section 8.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver (if permissible under applicable Law) by Parent, on or prior to the Effective Time of the following additional conditions:

(a) each of the representations and warranties of the Company set forth in this Agreement (other than in the first sentence of Section 4.1, Section 4.3(a), the first sentence of Section 4.3(b), the first sentence of Section 4.3(c), Section 4.4, Section 4.5(a)(i), Section 4.6, Section 4.10(b) and Section 4.25) in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification, must be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct as so made had not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect; provided that notwithstanding the foregoing, (i) each of the representations and warranties of the Company set forth in the first sentence of Section 4.1, Section 4.4, Section 4.5(a)(i), Section 4.6 and Section 4.25, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “Material Adverse Effect” or similar qualification, must be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made on and as of such time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties must be true and correct in all material respects as of such other date), (ii) each of the representations and warranties of the Company set forth in Section 4.3(a), the first sentence of Section 4.3(b) and the first sentence of Section 4.3(c) must be true and correct in all respects (in each case, other than de minimis breaches) as of the date of this Agreement and as of the Closing as though made on and as of such time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such other date) and (iii) the representation and warranty of the Company set forth in Section 4.10(b) must be true and correct in all respects as of the date of this Agreement and as of the Closing as though made on and as of such time. Parent must have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect; and

(b) the Company must have performed or complied in all material respects with all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing, and Parent must have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

Section 8.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver (if permissible under applicable Law) by the Company, on or prior to the Effective Time of the following additional conditions:

(a) each of the representations and warranties of Parent set forth in this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality,” “material adverse effect” or similar qualification, must be true and correct as of the date of this Agreement and as of the Closing as though made on and as of such time (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties will be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct as so made would not prevent or materially impair or materially delay the ability of Parent or Merger Sub to consummate the Merger; provided that notwithstanding the foregoing, each of the representations and warranties of Parent and Merger Sub set forth in Section 5.3 and Section 5.5 must be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that any such representations and warranties expressly speak as of another date, in which case such representations and warranties must be true and correct in all material respects as of such other date). The Company must have received a certificate of a duly authorized officer of Parent to such effect; and

(b) each of Parent and Merger Sub must have performed or complied in all material respects with all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing and the Company must have received a certificate of duly authorized officer of Parent to such effect.

Section 8.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in this Article VIII to be satisfied if such failure was materially contributed to by, or was the result of, such Party’s breach of any provision of this Agreement or failure to use reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by, and subject to the conditions set forth in, Section 7.1.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Stockholder Approval:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger has not been consummated by January 1, 2019 (the “End Date”), whether the End Date is before or after the date of the Stockholder Approval; provided that if, as of the date 10 Business Days prior to the End Date, all of the closing conditions set forth in Section 8.1 and Section 8.3 have been satisfied or waived (other than the closing condition set forth in Section 8.1(b) and those conditions that by their nature are to be satisfied at the Closing), then the End Date will automatically be extended to September 1, 2019 (with all references in this Agreement to the End Date thereafter being deemed to be references to the End Date as so extended);

(ii) any Restraint permitting restraining, enjoining or prohibiting the consummation of the Merger or making the Merger illegal is in effect and has become final and non-appealable; or

(iii) the Stockholder Approval is not obtained at the Stockholders Meeting or any adjournment or postponement thereof, in each case, at which a vote on the adoption of the Merger Agreement was taken;

(c) by Parent, if:

(i) the Company has breached or failed to perform any of, or there is any inaccuracy in, its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) is incapable of being cured by the Company or, if capable of being cured, is not cured prior to the earlier of the End Date and 30 days after the date written notice thereof is given by Parent to the Company and (B) would result in a failure of any condition set forth in Section 8.2(a) or Section 8.2(b); or

(ii) any Change in Recommendation has occurred; or

(d) by the Company:

(i) if Parent or Merger Sub has breached or failed to perform any of, or there is any inaccuracy in, its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub or, if capable of being cured, is not cured prior to the earlier of the End Date and 30 days after the date written notice thereof is given by the Company to Parent and (B) would result in a failure of any condition set forth in Section 8.3(a) or Section 8.3(b); or

(ii) prior to the receipt of the Stockholder Approval, in order to concurrently enter into a definitive written agreement with respect to a Superior Proposal; provided that the Company must have complied with Section 6.5(e).

Section 9.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 9.1, the obligations of the Parties under this Agreement will terminate and there will be no liability on the part of any Party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of this Section 9.2, Section 9.3 and Article X, each of which will remain in full force and effect; provided that no Party will be relieved or released from any liability or damages arising from fraud or any intentional and material breach of this Agreement.

Section 9.3 Termination Fee.

(a) The Company will pay to Parent, by wire transfer of cash in immediately available funds, $215,000,000 (the “Termination Fee”) if this Agreement is terminated under the following circumstances:

(i) if (A) this Agreement is terminated by either Parent or the Company pursuant to Section 9.1(b)(i), is terminated by either Parent or the Company pursuant to Section 9.1(b)(iii) or is terminated by Parent pursuant to Section 9.1(c)(i), and in any such case an Acquisition Proposal has become known to the Board of Directors of the Company or has been publicly announced or has otherwise become publicly known, at any time after the date of this Agreement and prior to date of the termination of this Agreement or, with respect to termination pursuant to Section 9.1(b)(iii), prior to the time of the taking of the vote of the stockholders of the Company at the Stockholders Meeting, and such Acquisition Proposal has not been withdrawn, and (B) within 12 months after the date of such termination, the Company’s Board of Directors recommends that stockholders vote in favor of, or tender their shares into, any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement), or the Company enters into a Contract with respect to an Acquisition Proposal, or consummates the transaction contemplated by any Acquisition Proposal (including any Acquisition Proposal made after the date of the termination of this Agreement), then the Company will pay the Termination Fee concurrently with the date the Company consummates such transaction; provided that, for purposes of this Section 9.3(a)(i), all references to 15 percent included in the definition of the term “Acquisition Proposal” will be deemed to refer to 50 percent;

(ii) if this Agreement is terminated by Parent pursuant to Section 9.1(c)(ii), then the Company will pay the Termination Fee by the second Business Day following the date of such termination;

(iii) if this Agreement is terminated by the Company pursuant to Section 9.1(b)(i) or Section 9.1(b)(iii) and, at the time of such termination, Parent is entitled to terminate the Agreement pursuant to Section 9.1(c)(ii), then the Company will pay the Termination Fee in accordance with Section 9.3(c); or

(iv) if this Agreement is terminated by the Company pursuant to Section 9.1(d)(ii), then the Company will pay the Termination Fee in accordance with Section 9.3(c).

(b) Each of the Parties acknowledges that the amounts payable by the Company to Parent pursuant to this Section 9.3 are not a penalty, but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while proposing and negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(c) Notwithstanding anything to the contrary in this Agreement, upon payment of the Termination Fee, the Company, the Company Subsidiaries and their respective former, current or future directors, stockholders, managers, members Affiliates and Representatives will have no further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, other than as provided in this Section 9.3; provided that prior to the payment of the Termination Fee, if payable pursuant to Section 9.3(a)(iii) or Section 9.3(a)(iv), the Company will provide Parent with written notice of its intention to pay such Termination Fee and, within three Business Days after receipt of such written notice, Parent will be required to provide irrevocable and unconditional confirmation to the Company in writing that it intends to either (but not both) (i) receive payment of the Termination Fee, in which case such Termination Fee will be paid by the Company to Parent by wire transfer to the account designated by Parent in immediately available funds within two Business Days of such written confirmation or (ii) directly or indirectly, pursue an award of damages and/or equitable relief, subject to irrevocably and unconditionally agreeing not to (and causing its Affiliates not to) exercise, and agreeing to waive, any and all claims and rights Parent (or its Affiliates) may have to the Termination Fee. In the event that the Board of Directors of the Company has provided the advance written notice, pursuant to Section 6.5(e), of its intention to effect a Change in Recommendation or to authorize the Company to take any action pursuant to Section 9.1(d)(ii), Parent may, but will not be required to, deliver the confirmation contemplated in the previous sentence to the Company prior to the expiration of the five Business

Day period contemplated in Section 6.5(e)(ii), in which event (A) Parent may terminate this Agreement pursuant to Section 9.1(c)(ii) and the Company will pay the Termination Fee due pursuant to Section 9.3(a)(iii) within two Business Days following the date of the termination of this Agreement or (B) the Company may terminate this Agreement pursuant to Section 9.1(d)(ii) and will pay the Termination Fee due pursuant to Section 9.3(a)(iv) on the date of, and as a condition to, the termination of this Agreement. Notwithstanding anything to the contrary herein, under no circumstances will Parent be entitled to receive both an award of monetary damages and payment of all or any portion of the Termination Fee.

(d) The Company acknowledges and agrees that the agreements contained in this Section 9.3 are an integral part of the transaction contemplated by this Agreement and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 9.3 and, in order to obtain such payment, Parent commences any Proceeding that results in a judgment against the Company for such amounts, the Company will pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York Mellon Corporation in effect on the date such payment was due, together with the costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with such Proceeding.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for those covenants and agreements contained in this Agreement and such other instruments that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article X.

Section 10.2 Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder will be in writing and sent by facsimile, by electronic mail or by internationally recognized express courier service and will be deemed given and effective on the earliest of (a) the date of transmission in the location of the recipient, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.2 or facsimile at the facsimile telephone number specified in this Section 10.2, in either case, prior to 5:00 p.m. on a Business Day in the location of the recipient and, in each case, a copy is sent on such Business Day by internationally recognized express courier service, (b) the Business Day in the location of the recipient after the date of transmission, if such notice or communication is delivered via electronic mail at the email address specified in this Section 10.2 or facsimile at the facsimile telephone number specified in this Section 10.2, in each case, later than 5:00 p.m. in the location of the recipient on any date and earlier than 12 midnight on the following date in the location of the recipient and a copy is sent no later than such date by internationally recognized express courier service or (c) when received, if sent by nationally recognized overnight courier service (other than in the cases of clauses (a) and (b) above), the address for such notices and communications will be as follows:

If to Parent or Merger Sub, to:

Gebr. Knauf KG

Am Bahnhof 7
97346 Iphofen
Federal Republic of Germany
Facsimile:	+49 9323 31 470
Email:	schanow.joerg@knauf.de
Attention:	Jörg Schanow
General Counsel

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP
300 East Randolph Street
Chicago, Illinois 60601
United States of America
Facsimile:	+1 312 861 2899
Email:	craig.roeder@bakermckenzie.com
thomas.hughes@bakermckenzie.com
Attention:	Craig Roeder
Thomas Hughes

and

Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
United States of America
Facsimile:	+1 212 848 7179
Email:	robert.masella@shearman.com
grace.jamgochian@shearman.com
Attention:	Robert Masella
Grace Jamgochian

If to the Company, to:

USG Corporation

550 West Adams Street
Chicago, Illinois 60661
United States of America
Facsimile:	+1 312 672 6815
Email:	mwarner@usg.com
Attention:	Michelle M. Warner
Senior Vice President, General Counsel & Corporate Secretary

with a copy (which will not constitute notice) to:

Jones Day
North Point
901 Lakeside Avenue
Cleveland, Ohio 44114
United States of America
Facsimile:	+1 216 579 0212
Email:	jpdougherty@jonesday.com
Attention:	James Dougherty

Jones Day
150 West Jefferson Street
Suite 2100
Detroit, Michigan 48226
United States of America
Facsimile:	+1 313 230 7969
Email:	tmelton@jonesday.com
Attention:	Timothy Melton

and

Jones Day
1420 Peachtree Street, N.E.
Suite 800
Atlanta, Georgia 30309
United States of America
Facsimile:	+1 404 581 8330
Email:	lthomas@jonesday.com
Attention:	Lizanne Thomas

Section 10.3 Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits, Schedules and the Parties’ disclosure letters) constitutes the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to their subject matter (including the Parent Confidentiality Agreement and the Company Confidentiality Agreement). This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever; provided that (a) from and after the Effective Time (i) the obligations set forth in Article II may be enforced by the holders of shares of Common Stock and Equity Rights with respect to the right of such holders to receive, as applicable, the Merger Consideration and the consideration set forth in Section 2.7 and (ii) the obligations set forth in Section 7.4 may be enforced by the Indemnified Persons and their heirs, successors and assigns and (b) the Financing Sources are intended third party beneficiaries of this Section 10.3, Section 10.5, Section 10.6, Section 10.8 and Section 10.10 and will be entitled to enforce such provisions directly.

Section 10.4 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

Section 10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void; provided that Parent and Merger Sub may collaterally assign this Agreement (but none of their obligations or undertakings, for which Parent and the Merger Sub will in all cases remain fully liable) under this Agreement or any related documents effective from and after the Closing Date, without the prior written consent of the Company, to the Financing Sources and other lenders or investors participating in the Debt Financing as collateral security pursuant to the terms thereof. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 10.6 Amendment. This Agreement may be amended by the Parties, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption and approval of this Agreement by the stockholders of the Company or by the sole stockholder of Merger Sub, but after such adoption and approval, no amendment will be made which by Law or in accordance with the rules of the NYSE requires further adoption or approval by any such stockholders without such further adoption and approval, as applicable. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties; provided that Section 10.3, Section 10.5, this Section 10.6, Section 10.8 and Section 10.10 may not be amended in any manner adverse in any material respect to the Financing Sources without the prior written consent of the Financing Sources.

Section 10.7 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Boards of Directors, may to the extent legally permitted (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. No extension or waiver will be made which by Law or in accordance with the rules of the NYSE requires further approval by the stockholders of the Company without such further approval. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights.

Section 10.8 Governing Law and Venue: Waiver of Jury Trial.

(a) THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION. Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that any lawsuit, claim, complaint, controversy, formal investigation or proceeding before or by any Governmental Authority or dispute of any kind or nature (whether based upon contract, tort or otherwise) involving a Financing Source that is in any way related to this Agreement, the Merger or any of the transactions contemplated by this Agreement or the performance of services hereunder or related hereto, including any dispute arising out of or relating in any way to the Debt Financing (including any Alternative Financing), will be governed by, and construed in accordance with, the Laws of the State of New York (except as expressly specified otherwise in the Debt Commitment Letter, the commitment relating to any Alternative Financing or in any definitive document relating to such financing to which such Financing Source is a party).

(b) The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and irrevocably waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such action, suit or proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 10.2 or in such other manner as may be permitted by Law will be valid and sufficient service. Notwithstanding anything herein to the contrary, the Parties acknowledge and irrevocably agree that they will not, nor permit any of their Affiliates to, bring or support any action, cause of action, claim, cross-claim, third party claim or other kind of Proceeding of any kind or description, whether at Law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing (including any Alternative Financing), or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to the Debt Financing (including any Alternative Financing) or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, located in the Borough of Manhattan, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of

New York (and the appellate courts thereof), and that the provisions of Section 10.8(c) relating to the waiver of jury trial will apply to any such action, cause of action, claim, cross-claim, third party claim or other Proceeding.

(c) EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ARISING OUT OF OR RELATING TO THE DEBT FINANCING (INCLUDING ANY ALTERNATIVE FINANCING) OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION THEREWITH OR TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING IN ANY ACTION, PROCEEDING OR COUNTERCLAIM AGAINST ANY FINANCING SOURCES. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 10.8(c).

(d) The provisions of this Section 10.8 are not intended and will not be deemed to constitute a submission by Parent to the jurisdiction of any United States federal or state court or any other United States Governmental Authority, other than solely for purposes of any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (including any Proceedings initiated by the Indemnified Persons or holders of shares of Common Stock or Equity Rights to enforce their rights under this Agreement pursuant to Section 10.3).

Section 10.9 Enforcement. The Parties agree that a final judgment in any such Proceeding, whether it be for monetary damages, injunctive or equitable relief or specific performance, will be conclusive and may be enforced by the court referred to in Section 10.8 as well as in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing will restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement, including the exclusive dispute resolution provisions of Section 10.8, was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages may be available for such breach, but that such damages would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement, including the exclusive dispute resolution provisions of Section 10.8, and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 10.8, with or without proof of actual damages. Each Party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy, and reserves its right to seek any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that equitable or injunctive relief or an order of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and each Party further undertakes to comply with any such orders issued by the court referred to in Section 10.8, and not to assert in any other jurisdiction that such orders are not entitled to recognition and enforcement in the State of Delaware or under the Law of that other jurisdiction.

Section 10.10 No Recourse. No Financing Source will have any liability for any obligations or liabilities of the Parties or for any claim (whether in tort, contract or otherwise) based on, in respect of or by reason of the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to be made in connection with this Agreement. Notwithstanding any provision of this Agreement, in no event will the Company or any of its stockholders, partners, members, Affiliates, directors, officers, employees, controlling persons and other Representatives, and the Company agrees not to and to cause its officers and directors not to, (a) seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any Financing Source or (b) seek to enforce the commitment against, make any claims for breach of the Debt Financing commitment against, or seek to recover monetary damages from, or otherwise sue, the Financing Sources for any reason, including in connection with the Debt Financing commitments or the obligations of the Financing Sources thereunder. Nothing in this Section 10.10 will in any way limit or qualify the obligations or liabilities of the parties to the Debt Commitment Letter to each other in connection therewith.

Section 10.11 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument. This Agreement will become effective when each Party has received counterparts signed and delivered (by facsimile or otherwise) by the other Parties.

[Signature page follows.]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first above written.

Gebr. Knauf KG

By:	/s/ Alexander Knauf
Name: Alexander Knauf
Title: General Partner

By:	/s/ Manfred Grundke
Name: Manfred Grundke
Title: General Partner

World Cup Acquisition Corporation

By:	/s/ Jörg Schanow
Name: Jörg Schanow
Title: Director

USG Corporation

By:	/s/ Jennifer F. Scanlon
Name: Jennifer F. Scanlon
Title: President and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

VOTING AGREEMENT

This VOTING AGREEMENT dated as of June 10, 2018 (this “Agreement”) is made and entered into among Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Parent”), World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and Berkshire Hathaway Inc., a Delaware corporation (the “Stockholder”), on behalf of itself and its subsidiaries listed on Exhibit A (together with the Stockholder, the “Stockholder Entities”), in the Stockholder Entities’ capacity as stockholders of USG Corporation, a Delaware corporation (the “Company”). Parent, Merger Sub and the Stockholder are referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into an Agreement and Plan of Merger dated as of the date of this Agreement (as the same may be amended, supplemented, modified or extended from time to time, the “Merger Agreement”) providing for, among other things, the acquisition of the Company by Parent by means of a merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used but not defined in this Agreement will have the respective meanings set forth in Exhibit B.

WHEREAS, the Stockholder owns beneficially (as such term is defined in Rule 13d-3 under the Exchange Act) the number of shares of the common stock, par value $0.10 per share, of the Company (“Common Stock”) set forth on Exhibit A (such shares, the “Subject Shares”).

WHEREAS, Parent, Merger Sub and the Stockholder desire to set forth their understanding and agreement with respect to the voting of the Subject Shares in connection with the adoption of the Merger Agreement and in connection with certain other matters as provided in this Agreement.

WHEREAS, the Board of Directors of the Company has approved the execution of this Agreement by Parent, Merger Sub and the Stockholder.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and their respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

Section 1.    Covenants of the Stockholder. Until the termination of this Agreement in accordance with Section 5 (the period from the date of this Agreement to the date of such termination, the “Term”), the Stockholder covenants and agrees with Parent and Merger Sub as follows:

(a)    At the meeting of the stockholders of the Company called, convened and held for the purpose of obtaining the approval of the Company’s stockholders for the adoption of the Merger Agreement (the “Stockholders Meeting”) (including any adjournment or postponement thereof) and in any other circumstance in which the Stockholder is entitled to vote, consent or give any other approval (including by written consent) with respect to the Merger or the Merger Agreement, the Stockholder will vote (or cause to be voted) all of the Subject Shares then beneficially owned by the Stockholder in favor of the adoption of the Merger Agreement and the approval of the Merger and the consummation of all of the transactions contemplated thereby.

(b)    At the Stockholders Meeting (or at any adjournment or postponement thereof) and in any other circumstance in which the Stockholder is entitled to vote, consent or give any other approval (including by written consent), the Stockholder will vote (or cause to be voted) all of the Subject Shares then beneficially owned by the Stockholder against (i) any action or omission that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Stockholder under this Agreement or (ii) any Acquisition Proposal, whether or not constituting a Superior Proposal.

(c)    The Stockholder agrees to be present (in person or by proxy) or to cause the holder or holders of record of all of the Subject Shares on any applicable record date (each, a “Record Holder”) to be present (in person or by proxy) at the Stockholders Meeting (including any adjournment or postponement thereof) and all other meetings of the stockholders of the Company called to vote on any matter contemplated by this Agreement or the Merger Agreement so that all of the Subject Shares will be counted for the purpose of determining the presence of a quorum at such meetings, and to vote or cause each Record Holder to vote all of the Subject Shares in the manner required by this Agreement.

(d)    AS SECURITY FOR THE PERFORMANCE OF THE OBLIGATIONS OF THE STOCKHOLDER PROVIDED FOR IN THIS AGREEMENT, THE STOCKHOLDER HEREBY GRANTS TO PARENT AND MERGER SUB OR THEIR RESPECTIVE DESIGNEE, ACTING TOGETHER OR SEVERALLY AND WITH FULL POWER OF SUBSTITUTION, AN IRREVOCABLE PROXY TO VOTE THE SUBJECT SHARES AS PROVIDED IN THIS AGREEMENT DURING THE TERM OF THIS AGREEMENT. THE STOCKHOLDER AGREES THAT THIS PROXY IS COUPLED WITH AN INTEREST AND WILL BE IRREVOCABLE DURING THE TERM OF THIS AGREEMENT. THE STOCKHOLDER WILL TAKE SUCH FURTHER ACTIONS OR EXECUTE SUCH OTHER INSTRUMENTS NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY. THE STOCKHOLDER HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE SUBJECT SHARES AND AGREES NOT TO GRANT ANY PROXY THAT CONFLICTS WITH THE PROXY GRANTED TO PARENT AND MERGER SUB IN THIS AGREEMENT. THIS IRREVOCABLE PROXY WILL AUTOMATICALLY TERMINATE UPON TERMINATION OF THIS AGREEMENT PURSUANT TO SECTION 5.

(e)    THE STOCKHOLDER HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS WHICH THE STOCKHOLDER MAY HAVE AS TO APPRAISAL, DISSENT OR ANY SIMILAR OR RELATED MATTER, INCLUDING UNDER SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW, WITH RESPECT TO THE MERGER, THE MERGER AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREBY.

Section 2.    Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement as follows:

(a)     The Stockholder has all necessary power and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations under this Agreement. This Agreement constitutes a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(b)    The execution and delivery of this Agreement by the Stockholder does not, and the performance by the Stockholder of the Stockholder’s obligations under this Agreement will not, require clearance, consent, approval, Order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority, except for applicable requirements, if any, under the Exchange Act.

(c)    There is no Proceeding pending or, to the knowledge of the Stockholder, threatened in writing against the Stockholder before any Governmental Authority that, if adversely determined against the Stockholder, would prevent, impair or materially delay the ability of the Stockholder to perform its obligations hereunder.

(d)    No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

Section 3.    Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub hereby represent and warrant to the Stockholder as of the date of this Agreement as follows:

(a)    Parent is a limited partnership (Kommanditgesellschaft) duly organized, validly existing and in good standing under the Laws of Germany. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)    Each of Parent and Merger Sub has the requisite limited partnership or corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution and delivery by Parent and Merger Sub of this Agreement, and the performance by Parent and Merger Sub of their obligations under this Agreement, have been duly and validly authorized by all necessary corporate action on the part of the on the part of Parent or Merger Sub. This Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (ii) rules of Law governing specific performance, injunctive relief and other equitable remedies.

(c)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations under this Agreement will not (i) conflict with any provisions of the Constituent Documents of Parent, (ii) violate any Law or Order applicable to Parent, or (iii) result, after the giving of notice, with lapse of time, or otherwise, in any violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Contract to which Parent is a party.

(d)    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance by Parent and Merger Sub of their obligations under this Agreement will not, require clearance, consent, approval, Order, waiver, license or authorization of or from, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Authority, except for applicable requirements, if any, of the Securities Act, the Exchange Act, the securities Laws of any state or other jurisdiction, the rules of any applicable securities exchange, state takeover Laws, the pre-merger notification requirements of the HSR Act, and filing and recordation of appropriate merger documents as required by the DGCL or any other applicable Law.

Section 4.    Additional Covenants of the Stockholder.

(a)    The Stockholder will furnish to Parent and Merger Sub all information required to be included in the Proxy Statement, any required Schedule 13D filing and any other filings required to be made by Parent, Merger Sub or the Company under the Exchange Act or pursuant to the rules and regulations promulgated by the SEC in connection with the transactions contemplated by this Agreement and the Merger Agreement to the extent specifically relating to Stockholder.

(b)    All fees and expenses incurred in connection with this Agreement will be paid by the party incurring such expense, whether or not the transactions contemplated by the Merger Agreement are consummated.

Section 5.    Termination. This Agreement will terminate, no Party will have any further rights or obligations hereunder and this Agreement will become null and void and have no further effect upon the earliest to occur of (a) the Effective Time, (b) the date on which the Merger Agreement is terminated in accordance with its terms, (c) five Business Days after delivery of written notice of termination by the Stockholder to the Parent if after the date of this Agreement any Acquisition Proposal has been publicly announced or otherwise becomes publicly known, (d) the date of any material modification, amendment or waiver of or to the Merger Agreement as in effect as of the date of this Agreement, which the Stockholder believes has an adverse effect on the consideration payable to stockholders of the Company upon consummation of the Merger, (e) September 1, 2019, and (f) the mutual written agreement of the Parties to terminate this Agreement. In the event of termination of this Agreement pursuant to this Section 5, this Agreement will become null and void and of no effect with no liability on the part of any party hereto; provided that nothing in this Section 5 will relieve any Party of liability for any breach of this Agreement occurring prior to the effective date of the termination of this Agreement.

Section 6.    General Provisions.

(a)    All notices and other communications in connection with this Agreement will be in writing and will be deemed duly given (a) on the date of delivery if delivered personally or by facsimile, upon confirmation of receipt or (b) on the third Business Day following the date of dispatch if delivered by a recognized express courier service. All notices in connection with this Agreement will be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent or Merger Sub, to:

Gebr. Knauf KG

Am Bahnhof 7

97346 Iphofen

Federal Republic of Germany

Facsimile:	+49 9323 31 470
Attention:	Jörg Schanow

General Counsel

with a copy (which will not constitute notice) to:

Baker & McKenzie LLP

300 East Randolph Street

Chicago, Illinois 60601

United States of America

Facsimile:	(312) 861-2899
Attention:	Craig Roeder

Thomas Hughes

and

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

United States of America

Facsimile:	(212) 848-7179
Attention:	Robert Masella

Grace Jamgochian

If to the Stockholder, to:

Berkshire Hathaway, Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Facsimile:	(402) 346-3375
Attention:	Todd A. Combs

with a copy (which will not constitute notice) to:

Munger, Tolles & Olson LLP

350 S. Grand Avenue, 50th Floor

Los Angeles, California 90071

United States of America

Facsimile:	(213) 683-5104
Attention:	Robert E. Denham

Judith T. Kitano

(b)    This Agreement (including the Exhibits) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. This Agreement will be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or will confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever.

(c)    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

(d)    Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent will be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(e)    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. In the event that either Party seeks to amend this Agreement, such Party will provide written notice of such proposed amendment, including a copy of such proposed amendment, to the Company concurrently with the delivery of any similar notice with respect to such proposed amendment (or, in the case of any oral communication with respect to such proposed amendment, promptly after such oral communication) to the other Party hereunder.

(f)    This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship among the Parties or any of them.

(g)    The Parties may to the extent legally permitted (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise will not constitute a waiver of those rights. In the event that a Party seeks a waiver or intends to grant a waiver under this Agreement, such Party will provide written notice of such proposed waiver, including a reasonable description of such waiver, to the Company concurrently with the delivery of any similar notice with respect to such proposed waiver (or, in the case of any oral communication with respect to proposed such waiver, promptly after such oral communication) to the other Parties hereunder.

(h)    THIS AGREEMENT WILL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS WILL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, AND ALL ACTIONS, SUITS AND PROCEEDINGS ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT WILL BE GOVERNED BY, THE SUBSTANTIVE AND PROCEDURAL LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CHOICE OR CONFLICTS OF LAW PROVISION OR RULE THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(i)    The Parties irrevocably submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) with respect to all matters arising out of or relating to this Agreement, the interpretation and enforcement of the provisions of this Agreement, and of the documents referred to in this Agreement, and in respect of the transactions contemplated by this Agreement, and irrevocably waive, and agree not to assert, as a defense in any Proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such Proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or convenient or that this Agreement or any such document may not be enforced in or by such courts, and the Parties agree that all claims with respect to such Proceeding will be heard and determined exclusively in such courts. The Parties consent to and grant any such court jurisdiction over the person of such Parties solely for such purpose and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 6(a) or in such other manner as may be permitted by Law will be valid and sufficient service. The Parties agree that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided that nothing in the foregoing will restrict any Party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.

(j)    EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY ACKNOWLEDGES AND AGREES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THEIR RESPECTIVE RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WHATSOEVER BETWEEN OR AMONG THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION 6(j).

(k)    The provisions of this Section 6 are not intended and will not be deemed to constitute a submission by Parent to the jurisdiction of any United States federal or state court or any other United States Governmental Authority, other than solely for purposes of any Proceeding arising out of or relating to this Agreement and the transactions contemplated hereby.

(l)    The Parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of the terms and provisions hereof in any court referred to in Section 6(i) without proof of actual damages (and each Party hereby waives any requirement for the securing or posting of any bond or other undertaking in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for such breach.

(m)    The language in this Agreement is to be construed in all cases according to its plain meaning. Parent, Merger Sub and the Stockholder acknowledge and agree that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party or the Party in favor of which a clause has been drafted or in favor of the Party who has committed itself in a clause, is not to be employed in the interpretation of this Agreement. Whenever used herein, the words “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively. The use of “or” is not intended to be exclusive unless expressly indicated otherwise. The word “days” means calendar days unless otherwise specified. Time periods within or following which any payment is to be made or act is to be done will, unless expressly indicated otherwise, be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Exhibits) and not to any particular provision of this Agreement, and all Section and Exhibit references are to this Agreement unless otherwise specified. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. Any reference to a statute, rule or regulation is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date unless otherwise expressly specified. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

(n)    This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original but all of which will constitute one and the same instrument.    This Agreement will become effective when each Party has received counterparts signed and delivered (by facsimile or otherwise) by the other Parties.

[Signature page follows.]

* * * * *

IN WITNESS WHEREOF, the Parties have executed and deliver this Agreement on the date first written above.

GEBR. KNAUF KG

By:
Name:
Title:

WORLD CUP ACQUISITION CORPORATION

By:
Name:
Title:

BERKSHIRE HATHAWAY INC.

By:
Name:
Title:

[Signature Page to Voting Agreement]

Exhibit A

Stockholder Entities and Ownership of Subject Shares

Name of the Stockholder Entity	Number of Subject Shares Beneficially Owned by Stockholder Entity
National Indemnity Company	39,002,016
Berkshire Hathaway Life Insurance Company of Nebraska	14,035,088
Berkshire Hathaway Assurance Corporation	7,894,736
General Re Corporation	4,385,964
General Reinsurance Corporation	4,385,964
General Re Life Corporation	4,385,964

Exhibit B

Certain Defined Terms

The following terms shall have the respective meanings ascribed to them in the Merger Agreement as in effect as of the date of this Agreement:

Acquisition Proposal

Business Day

Constituent Documents

Contract

Effective Time

Exchange Act

Governmental Authority

HSR Act

Law

Order

Person

Proceeding

Proxy Statement

SEC

Superior Proposal

EXHIBIT B

CERTIFICATE OF INCORPORATION

OF

USG CORPORATION

ARTICLE 1

The name of the corporation is: USG Corporation.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The purpose of the corporation is to engage in any part of the world in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE 4

The corporation shall have authority to issue [•] shares of common stock, par value $0.10 per share.

ARTICLE 5

In furtherance and not in limitation of the powers conferred by statute, the board of directors shall have the power, both before and after receipt of any payment for any of the corporation’s capital stock, to adopt, amend, repeal or otherwise alter the bylaws of the corporation; provided that the grant of such power to the board of directors shall not divest the stockholders of or limit their power to adopt, amend, repeal or otherwise alter the bylaws of the corporation.

ARTICLE 6

Meetings of stockholders may be held within or outside the State of Delaware, as the bylaws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation. Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.

ARTICLE 7

No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (a) for any breach of a director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware and (d) for any transaction from which a director derived an improper personal benefit.

ARTICLE 8

Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under Section 291 of Title 8 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the General Corporation Law of the State of Delaware, order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

ARTICLE 9

The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by applicable law, and all rights and powers conferred upon stockholders herein are granted subject to this reservation.

EXHIBIT C

BYLAWS

OF

USG CORPORATION

(a Delaware corporation)

ARTICLE 1

OFFICES

1.1	REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

1.2	OTHER OFFICES

The corporation may also have offices at such other places both within or outside the state of Delaware as the board of directors may from time to time determine or the business of the corporation may require.

ARTICLE 2

MEETINGS OF STOCKHOLDERS

2.1	ANNUAL MEETING; ELECTION OF DIRECTORS

(a) An annual meeting of the stockholders shall be held for the election of directors on a date and at a time and place designated by the board of directors. Any other proper business may also be transacted at the annual meeting.

(b) The stockholders may elect the board of directors by written consent in lieu of the annual meeting. If the consent is less than unanimous, it will constitute a consent in lieu of the annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of the consent were (i) vacant at the effective time and (ii) filled by action of the consent.

(c) If the annual meeting is not held on the date designated for it or if the board of directors has not been elected by written consent in lieu of an annual meeting, the standing directors shall cause the meeting to be held as soon as is convenient.

2.2	SPECIAL MEETINGS

Except as otherwise required by law, special meetings of the stockholders for any purpose may be called and the location of the meeting designated by the board of directors, the chairman of the board, or the president. Holders of shares entitled to cast not less than one-third of the votes entitled to be cast at the meeting may also call a special meeting by written request. The written request must state the purposes of the meeting and must be delivered to the chairman of the board or the president. The chairman of the board or the president, as the case may be, shall fix a date, time and place for the meeting as promptly as practicable following receipt of the written request.

2.3	REMOTE COMMUNICATION

The board of directors may, in its sole discretion, determine that a stockholders meeting shall not be held at any place, but may instead be held solely by means of remote communication. Further, the board of directors may, in its sole discretion, authorize stockholders and proxyholders not physically present at a meeting of stockholders to, by means of remote communication and subject to such guidelines and procedures as the board of directors may adopt: (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders, whether such meeting is to be held at a designated place or solely by means of remote communication. If the board of directors authorizes a meeting solely by remote communication or authorizes presence, participation and voting at a meeting by means of remote communication, the corporation must (i) implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder, (ii) implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings, and (iii) maintain a record of any vote or other action taken at the meeting by means of remote communication by any stockholder or proxyholder.

2.4	NOTICE OF MEETINGS

Except as provided in Section 230 of the General Corporation Law of the State of Delaware (the “Delaware GCL”), written or printed notice of each annual or special meeting of the stockholders shall be given to each stockholder entitled to vote at the meeting. The notice (a) shall state the place, if any, date, time, means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, (b) shall be given not less than 10 days nor more than 60 days before the date of the meeting, and (c) shall be given in a manner provided by and subject to Article 9 of these bylaws.

2.5	STOCKHOLDERS LIST

At least ten days before every meeting of stockholders, the officer having charge of the stock ledger shall prepare a complete list of the stockholders entitled to vote at the meeting. The list must be arranged in alphabetical order and show the address of each such stockholder and the number of shares registered in the name of the stockholder. Electronic mail addresses or other electronic contact information need not be included on the list. The list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting or (b) during ordinary business hours, at the principal place of business of the corporation. In the event the corporation determines to make the list available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to stockholders of the corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the place of the meeting during the whole time of the meeting, and may be inspected by any stockholder present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

2.6	QUORUM

The holders of a majority of the outstanding shares of capital stock entitled to vote, present in person or represented by proxy, shall be requisite for, and shall constitute, a quorum at all meetings of the stockholders of the corporation for the transaction of business, except as otherwise required by law, the certificate of incorporation or these bylaws. If, however, a separate vote by class or series is required with respect to any matter, the holders of a majority of the shares of such class or series, as the case may be, shall constitute a quorum (as to such class or series) with respect to the matter. If a quorum is not present or represented at any meeting of the stockholders, the stockholders entitled to vote at the meeting present in person or represented by proxy shall have power to adjourn the meeting from time to time until a quorum is present or represented.

2.7	ADJOURNED MEETINGS

When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if its time and place, if any, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at the adjourned meeting, are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

2.8	VOTE REQUIRED

Except as otherwise required by law, the certificate of incorporation, or these bylaws, when a quorum is present at a meeting: (a) the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote on the subject matter shall be the act of the stockholders; and (b) where a separate vote by class or series is required, the affirmative vote of the majority of shares of such class or series present in person or represented by proxy shall be the act of such class or series.

2.9	PROXIES

Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy. No proxy may be voted or acted upon after three years from its date, unless the proxy provides for a longer period. At each meeting of the stockholders, and before any voting commences, all proxies filed at or before the meeting shall be submitted to and examined by the secretary or a person designated by the secretary. No shares may be represented or voted under a proxy that has been found to be invalid or irregular.

Without limiting the manner in which a stockholder may authorize a proxy, the following shall constitute valid means of doing so:

(a) A stockholder may execute a writing authorizing another person to act for the stockholder as proxy. Either the stockholder or the stockholder’s authorized officer, director, employee or agent may sign the writing. Alternatively, such person may cause his or her signature to be affixed to the writing by any reasonable means, including facsimile signature.

(b) A stockholder may authorize another person to act for the stockholder as proxy by transmitting or authorizing the transmission of a telegram, cablegram, or other means of electronic transmission to the person who will be the holder of the proxy or to a proxy solicitation firm, proxy support service organization or like agent duly authorized by the person who will be the holder of the proxy to receive such transmission. Any such transmission must either set forth or be submitted with information from which it can be determined that the stockholder authorized the transmission. If it is determined that the transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of such writing or transmission may be substituted or used in lieu of the original writing or transmission for all purposes for which the original writing or transmission could be used, provided that the reproduction is a complete reproduction of the entire original writing or transmission.

2.10	VOTING OF CERTAIN SHARES

With respect to shares entitled to vote:

(a) Shares standing in the name of another corporation or other entity, domestic or foreign, may be voted by such officer, agent, or proxy as the (i) bylaws or other governing document of such corporation or entity may prescribe or, (ii) in the absence of such provision, as the board of directors or other governing body of such corporation or entity may determine.

(b) Shares held in a fiduciary capacity may be voted by the fiduciary.

(c) Shares standing in the name of a trustee, receiver or pledgee may be voted by such trustee, receiver or pledgee either in person or by proxy as provided by statute.

If the shares stand of record in the names of two or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety or otherwise, or if two or more persons have the same fiduciary relationship respecting the same shares, unless the secretary of the corporation is given written notice to the contrary and is furnished with a copy of the instrument or order appointing such persons or creating the relationship, their acts with respect to voting shall have the following effect:

(d) if only one votes, the voter’s act binds all;

(e) if more than one vote, the act of the majority so voting binds all;

(f) if more than one vote, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionately unless otherwise ordered by a court having jurisdiction.

If the instrument so filed shows that any such tenancy is held in unequal interests, a majority or even split shall be a majority or even split in interest.

2.11	ACTION BY WRITTEN CONSENT OR ELECTRONIC TRANSMISSION

(a) Unless otherwise restricted by the certificate of incorporation, any action required or permitted to be taken at an annual or special meeting of stockholders may be taken by written consent without a meeting, without prior notice and without a vote, as follows:

(i) The holders of outstanding capital stock of the corporation having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted must sign and date the written consent setting forth the action so taken. Consents may be executed in counterparts.

(ii) The consent(s) must be delivered to the corporation’s registered office in Delaware, to its principal place of business, or to an officer or agent of the corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded. Delivery made to the registered office must be by hand or by certified or registered mail, return receipt requested, and will be deemed delivered upon actual receipt by the registered office.

(b) All consents properly delivered in accordance with this section shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the corporation as required by this section, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded.

(c) A stockholder or proxyholder may consent to action by means of a telegram, cablegram or other electronic transmission. The stockholder, the proxyholder or a person or persons authorized to act for the stockholder or proxyholder must transmit the consent. The consent shall be deemed to be written, signed and dated if the transmission sets forth or is delivered with information from which the corporation can determine (i) that the transmission was transmitted by the stockholder, proxyholder or authorized person(s), and (ii) the date on which it was transmitted. The date on which the transmission is transmitted shall be deemed to be the date on which the consent was signed. No consent given by electronic transmission shall be deemed to have been delivered until it is reproduced in a paper form and delivered in accordance with Section 2.11(a), provided, however, that it may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by the board of directors.

(d) Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for all purposes for which the original writing could be used, provided that the reproduction is of the entire original writing.

(e) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation as provided above.

2.12	TREASURY STOCK

Shares of its own stock belonging to the corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by such corporation, shall not be entitled to vote nor counted for quorum purposes. Notwithstanding the foregoing, the corporation may vote shares of its own stock that it holds in a fiduciary capacity.

ARTICLE 3

DIRECTORS

3.1	NUMBER, ELECTION AND TERM OF OFFICE

The board of directors shall consist of not less than one nor more than ten members, which number shall be fixed from time to time by action of the board of directors or the stockholders. The initial board of directors shall consist of one director. Except as provided in Sections 3.3 and 3.4, the directors shall be elected at the annual meeting of stockholders. Elections of directors need not be by written ballot unless the board of directors votes to require a written ballot. If the election is to be by written ballot, then, if the board of directors authorizes it, a ballot submitted by electronic transmission may satisfy the requirement of a written ballot. Any such electronic transmission must either set forth or be submitted with information from which the corporation can determine that it was authorized by the stockholder or proxyholder. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. Each director shall hold office until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal as hereinafter provided.

3.2	MANAGEMENT OF AFFAIRS OF CORPORATION

The property and business of the corporation shall be managed by or under the direction of its board of directors. The board of directors may exercise all such powers of the corporation and do all such lawful acts and things as are not reserved exclusively to the stockholders by law, the certificate of incorporation or these bylaws.

3.3	RESIGNATIONS AND VACANCIES

Any director may resign at any time by giving notice to the board of directors, the chairman of the board or the president in writing or by electronic transmission. Any such resignation shall take effect on the date of the receipt of the notice or at any later time specified in the notice. Acceptance of the resignation shall not be necessary to make it effective. If, at any time other than the annual meeting of the stockholders, any vacancy occurs in the board of directors or any new directorship is created by an increase in the authorized number of directors, a majority of the directors then in office (even if less than a quorum) may choose a successor or fill the newly created directorship. Unless removed sooner, the director so chosen shall hold office until the next annual election of directors by the stockholders and until such director’s successor is duly elected and qualified. Whenever the certificate of incorporation entitles holders of any class or series of stock to elect one or more directors, vacancies and newly created directorships of such class or series may be filled by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected.

3.4	REMOVAL AND VACANCIES

Any director or the entire board of directors may be removed by the holders of a majority of the shares then entitled to vote at an election of directors except as follows: (a) if the stockholders are entitled to exercise cumulative voting rights, then no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, and (b) if there are classes of directors, then the stockholders may effect such removal only for cause. The successor to any director so removed may be elected at the meeting at which the removal was effectuated. The remaining directors may fill any remaining vacancies created by the removal. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the certificate of incorporation, the provisions of this section shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole.

3.5	ANNUAL AND REGULAR MEETINGS

The annual meeting of the board of directors shall be held, without other notice than this bylaw, immediately after, and at the same place as, the annual meeting of the stockholders. Regular meetings of the board of directors, other than the annual meeting, may be held at such time and at such place as the board may from time to time fix by resolution and no notice (other than the resolution) need be given as to any regular meeting.

3.6	SPECIAL MEETINGS

Special meetings of the board of directors may be called by the chairman of the board or the president and shall be called by the secretary at the request of any director, to be held at such time and place, either within or outside Delaware, as shall be designated by the call and specified in the notice of such meeting.

3.7	NOTICE OF MEETINGS

Notice of special meetings of the board of directors shall be provided to each director pursuant to Article 9 of these bylaws. If such notice is mailed, it shall be deposited in the United States mail, postage prepaid, at least three days before such meeting. If such notice is given by overnight courier, it shall be given to the overnight courier service for delivery at least two days before such meeting. If such notice is given personally or by electronic transmission, it shall be delivered or transmitted at least 24 hours before the time of the meeting. Except as otherwise provided by law or these bylaws, meetings may be held at any time without notice if all of the directors are present or if, at any time before or after the meeting, those not present waive notice of the meeting in writing.

3.8	QUORUM REQUIRED, VOTE AND ADJOURNMENT

Except as otherwise provided by law or these bylaws: (a) at each meeting of the board of directors, the presence of not less than a majority of the whole board shall be necessary and sufficient to constitute a quorum for the transaction of business; and (b) the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors. If a quorum is not present at any meeting of directors, the directors present may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present.

3.9	COMMUNICATIONS EQUIPMENT

Unless otherwise restricted by the certificate of incorporation, any member of the board of directors or of any committee designated by the board may participate in a meeting of the directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by means of such equipment shall constitute presence in person at such meeting.

3.10	PRESUMPTION OF ASSENT

Unless applicable law provides otherwise, a director of the corporation who is present at a meeting of the board of directors at which action is taken on any corporate matter shall be presumed to have assented to the action taken unless: (a) the director’s dissent is entered in the minutes of the meeting; or (b) the director files a written dissent to the action with the person acting as secretary of the meeting before the adjournment thereof or forwards the dissent by registered mail to the secretary of the corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to a director who voted in favor of any action.

3.11	ACTION BY WRITTEN CONSENT

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting, if all members of the board or of such committee, as the case may be, consent to the action in writing or by electronic transmission, and the writing or electronic transmission is filed with the minutes of proceedings of the board or committee. The filing shall be in paper form if the minutes are maintained in paper form and in electronic form if the minutes are maintained in electronic form.

3.12	EXECUTIVE COMMITTEE

The board of directors may designate one or more directors of the corporation to constitute an executive committee, which, to the extent provided in the resolution and except as otherwise provided by law, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation.

3.13	OTHER COMMITTEES

The board of directors may designate other committees consisting of one or more directors. Each member of a committee shall serve for such term and the committee shall have and may exercise such duties, functions and powers as these bylaws and the board of directors may provide, except as otherwise restricted by law.

3.14	ALTERNATES

The board of directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the members present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of the absent or disqualified member.

3.15	QUORUM AND MANNER OF ACTING—COMMITTEES

The presence of a majority of members of any committee shall constitute a quorum for the transaction of business at any meeting of such committee, and the act of a majority of those present shall be necessary for the taking of any action at the meeting.

3.16	COMMITTEE CHAIRMAN, BOOKS AND RECORDS, ETC.

The chairman of each committee shall be selected by the board of directors from among the members of the committee. Each committee shall fix its own rules of procedure not inconsistent with these bylaws or the resolution of the board of directors designating the committee. Each committee shall meet at such times and places and upon such call or notice as shall be provided by such rules. Each committee shall keep a record of its actions and proceedings and shall report on them to the board of directors at the board’s next meeting.

3.17	FEES AND COMPENSATION OF DIRECTORS

Directors shall not receive any stated salary for their services as such, but by resolution of the board of directors a fixed fee, with or without expenses of attendance, may be allowed for attendance at each regular or special meeting of the board. Members of the board shall be allowed their reasonable traveling expenses when actually engaged in the business of the corporation. Members of any committee may be allowed like fees and expenses for attending committee meetings. Nothing in these bylaws shall be construed to preclude any director from serving the corporation in any other capacity and receiving compensation therefor.

3.18	RELIANCE UPON RECORDS

Every director of the corporation, or member of any committee designated by the board of directors, shall, in the performance of such director’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

3.19	DIVIDENDS AND RESERVES

Except as otherwise provided by law or the certificate of incorporation, the board of directors may declare dividends upon stock of the corporation at any regular or special meeting. Dividends may be paid in cash, in property, in shares of stock or otherwise in the form, and to the extent, permitted by law. The board of directors may set apart, out of any funds of the corporation available for dividends, a reserve or reserves for working capital or for any other lawful purpose, and also may abolish any such reserve in the manner in which it was created.

ARTICLE 4

OFFICERS

4.1	OFFICES AND OFFICIAL POSITIONS

The officers of the corporation shall consist of a president and a secretary, and may consist of a chairman of the board, a chief financial officer, a treasurer, one or more vice presidents, and such assistant secretaries, assistant treasurers, and other officers as the board of directors shall determine. The same person may hold any two or more offices. The board of directors may choose not to fill any office for any period as it may deem advisable. None of the officers need be a director, a stockholder of the corporation or a resident of Delaware. The board of directors may from time to time establish, and abolish, official positions within the divisions into which the business and operations of the corporation are divided, pursuant to Article 5 of these bylaws, and assign titles and duties to such positions. Those appointed to official positions within divisions may, but need not, be officers of the corporation. The board of directors shall appoint persons to official positions within a division and may with or without cause remove from such a position any person appointed to it. In any event, the authority incident to an official position within a division shall be limited to acts and transactions within the scope of the business and operations of such division.

4.2	ELECTION AND TERM OF OFFICE

The board of directors shall elect the officers of the corporation at its annual meeting. If the election of officers is not held at such meeting, the election shall be held at a regular or special meeting of the board of directors as soon thereafter as may be convenient. Each officer shall hold office until such officer’s successor is elected and qualified or until such officer’s death, resignation or removal.

4.3	REMOVAL

The board of directors may remove an officer at any time, either with or without cause; but such removal shall be without prejudice to the contract rights, if any, of the officer.

4.4	VACANCIES

The board of directors may fill a vacancy in any office for the unexpired portion of the term.

4.5	CHAIRMAN OF THE BOARD

The chairman of the board, if a chairman of the board has been elected and is serving, shall preside at all meetings of the stockholders and the board of directors. The chairman of the board shall perform such other duties and have such other powers as the board of directors may from time to time assign to him or her. The chairman may sign with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance.

4.6	PRESIDENT

The president shall be the chief executive officer of the corporation and, in the absence of the chairman of the board, shall preside at all meetings of the stockholders, the board of directors or any committee of the board of which the president is a member. The president shall have the overall supervision of the business of the corporation and shall direct the affairs and policies of the corporation, subject to such policies and directions as the board of directors may provide. The president shall have authority to designate the duties and powers of other officers and delegate special powers and duties to specified officers, so long as such designation is not inconsistent with applicable law, these bylaws or action of the board of directors. The president shall also have power to execute, and shall execute, deeds, mortgages, bonds, contracts and other instruments of the corporation except where required or permitted by law to be otherwise executed and except where the board of directors or president expressly delegates the execution to some other officer or agent of the corporation. The president may sign with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance. The president shall vote, or give a proxy, power of attorney or other delegation of authority to any other person to vote, all equity interests of any other entity standing in the name of the corporation. The president in general shall have all other powers and shall perform all other duties incident to the chief executive office of a corporation or as the board of directors may from time to time assign to the president.

4.7	VICE PRESIDENTS

In the absence of the president, at the president’s request or in the event of the president’s inability or refusal to act, the vice presidents in order of their rank as fixed by the board of directors or, if not ranked, the vice president designated by the board of directors or the president shall perform all duties of the president, including the duties of the chairman of the board if and as assumed by the president, and, when so acting, shall have all the powers of, and be subject to all the restrictions upon, the president. The vice presidents shall have such other powers and perform such other duties, not inconsistent with applicable laws, these bylaws, or action of the board of directors, as the board of directors or the president may from time to time assign to them. Any vice president may sign, with the secretary or an assistant secretary, or the treasurer or an assistant treasurer, certificates for shares of stock of the corporation the board of directors has authorized for issuance.

4.8	SECRETARY

The secretary shall: (a) keep the minutes of the meetings of the stockholders, the board of directors and committees of directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these bylaws or as required by law; (c) have charge of the corporate records and of the seal of the corporation; (d) keep a register of the post office address of each stockholder, director and committee member which shall from time to time be furnished to the secretary by such stockholder, director or member; (e) sign with the chairman of the board, the president or a vice president, certificates for shares of stock of the corporation the board of directors has authorized for issuance; (f) have general charge of the stock transfer books of the corporation; and (g) in general, perform all duties incident to the office of secretary and such other duties as the board of directors, the chairman of the board, or president may from time to time assign to the secretary. The secretary may delegate such details of the performance of duties of the secretary’s office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties.

4.9	TREASURER

The treasurer shall: (a) be responsible to the board of directors for the receipt, custody and disbursement of all funds and securities of the corporation; (b) receive and give receipts for monies due and payable to the corporation from any source and deposit all such monies in the name of the corporation in such banks, trust companies or other depositories as shall from time to time be selected in accordance with these bylaws; (c) disburse the funds of the corporation as ordered by the board of directors or the president or as otherwise required in the conduct of the business of the corporation; (d) render to the president or the board of directors, upon request, an account of all his or her transactions as treasurer and on the financial condition of the corporation; and (e) in general, perform all duties incident to the office of treasurer and such other duties as the board of directors, the chairman of the board, or the president may from time to time may assign to the treasurer. The treasurer may delegate such details of the performance of duties of such office as may be appropriate in the exercise of reasonable care to one or more persons in his or her stead, but shall not thereby be relieved of responsibility for the performance of such duties. If required by the board of directors, the treasurer shall give a bond for the faithful discharge of his or her duties in such sum, and with such surety or sureties, as the board of directors shall determine.

4.10	ASSISTANT TREASURERS AND ASSISTANT SECRETARIES

The assistant treasurers and assistant secretaries shall perform all functions and duties which the secretary or treasurer, as the case may be, may assign or delegate; but such assignment or delegation shall not relieve the principal officer from the responsibilities and liabilities of his or her office. In addition, an assistant secretary or an assistant treasurer may sign with the chairman of the board, the president, or a vice president, certificates for shares of stock the board of directors has authorized for issuance; and the assistant secretaries and assistant treasurers shall, in general, perform such duties as the secretary or the treasurer, respectively, or the president or board of directors may from time to time assign to them. The assistant treasurers shall, if required by the board of directors, give bonds for the faithful discharge of their duties in such sums, and with such surety or sureties, as the board of directors shall determine.

4.11	SALARIES

The salaries of the officers shall be fixed from time to time by the board of directors, by such officer as it shall designate for such purpose or as it shall otherwise direct. No officer shall be prevented from receiving a salary or other compensation by reason of the fact that the officer is also a director of the corporation.

ARTICLE 5

DIVISIONS

5.1	DIVISIONS OF THE CORPORATION

The board of directors shall have the power to create and establish such operating divisions of the corporation as it may from time to time deem advisable.

5.2	OFFICIAL POSITIONS WITHIN A DIVISION

The chairman of the board or the president may appoint individuals to, and may, with or without cause, remove them from, official positions established within a division but not filled by the board of directors. The individuals appointed need not be officers of the corporation. Neither the chairman of the board nor the president may remove any individual appointed by the board of directors.

ARTICLE 6

CONTRACTS, LOANS, CHECKS AND DEPOSITS

6.1	CONTRACTS AND OTHER INSTRUMENTS

The board of directors may authorize any officer(s), agent(s) or employee(s) to enter into any contract or execute and deliver any instrument in the name of and on behalf of the corporation, or of any division thereof, subject to applicable law. Such authority may be general or confined to specific instances.

6.2	LOANS

No loans shall be contracted on behalf of the corporation, or any division thereof, and no evidence of indebtedness, other than in the ordinary course of business, shall be issued in the name of the corporation, or any division thereof, unless authorized by the board of directors. Such authorization may be general or confined to specific instances.

6.3	CHECKS, DRAFTS, ETC.

All checks, demands, drafts or other orders for the payment of money, notes or other evidences of indebtedness issued in the name of the corporation, or any division thereof, outside of the ordinary course of business shall be signed by such officers or agents of the corporation, and in such manner, as the board of directors may from time to time authorize.

6.4	DEPOSITS

All funds of the corporation, or any division thereof, not otherwise employed shall be deposited from time to time to the credit of the corporation in such banks, trust companies or other depositories as the board of directors may select.

ARTICLE 7

CERTIFICATES OF STOCK AND THEIR TRANSFER

7.1	CERTIFICATES OF STOCK

The certificates of stock of the corporation shall be in a form approved by the board of directors, shall be numbered and shall be entered in the books of the corporation as they are issued. They shall exhibit the holder’s name and number of shares and shall be signed by the chairman of the board, the president or a vice president and by the treasurer or an assistant treasurer or the secretary or an assistant secretary. If any stock certificate is signed (a) by a transfer agent or an assistant transfer agent or (b) by a transfer clerk acting on behalf of the corporation and a registrar, the signature of any officer of the corporation may be facsimile. In case any officer whose facsimile signature has thus been used on any such certificate shall cease to be such officer before the certificate has been issued, the certificate may nevertheless be issued with the same effect as if he or she were such officer at the date of issue. All certificates properly surrendered to the corporation for transfer shall be cancelled and, except as set forth in Section 7.2 below, no new certificate shall be issued to evidence transferred shares until the former certificate for at least a like number of shares has been surrendered and cancelled and the corporation reimbursed for any applicable taxes on the transfer.

7.2	LOST, STOLEN OR DESTROYED CERTIFICATES

The corporation may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the corporation alleged to have been lost, stolen or destroyed, and may also require the owner of the lost, stolen or destroyed certificate, or the owner’s legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against the corporation on account of the alleged loss, theft or destruction of such certificate or the issuance of a new certificate or uncertificated shares.

7.3	TRANSFERS OF STOCK

Transfers of shares of stock shall be made only on the books of the corporation by the registered holder thereof or by its attorney or successor duly authorized as evidenced by documents filed with the secretary or transfer agent of the corporation. Upon surrender to the corporation or the transfer agent of the corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, and in compliance with any restrictions on transfer of which the corporation has notice applicable to the certificate or shares represented thereby, the corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. The board of directors may adopt such additional rules and regulations as it deems advisable concerning the transfer and registration of certificates of stock of the corporation.

7.4	RESTRICTIONS ON TRANSFER

Any stockholder may enter into an agreement with other stockholders or with the corporation providing for any reasonable restriction on the right of such stockholder to transfer shares of stock of the corporation held by such stockholder. If such restriction is set forth conspicuously on the certificates representing the shares or, in the case of uncertificated shares, is contained in a notice sent pursuant to Section 151(f) of the Delaware GCL, the corporation or the transfer agent shall not be required to transfer such shares upon the books of the corporation without receipt of satisfactory evidence of compliance with the terms of such restriction.

7.5	FIXING RECORD DATE

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. If no record date has been fixed by the board of directors and prior action by the board of directors is required by law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day the board of directors adopts the resolution taking such prior action.

(c) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

7.6	STOCKHOLDERS OF RECORD

The corporation shall be entitled to treat the holder of record of any shares of stock as the holder in fact of such shares. Accordingly, the corporation shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, whether or not it has express or other notice thereof, except as otherwise provided by Delaware law.

ARTICLE 8

INDEMNIFICATION

8.1	IN GENERAL

(a) The corporation (i) shall indemnify every person who is or was a director or officer of the corporation or is or was serving at the corporation’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise and (ii) shall, if the board of directors so directs, indemnify any person who is or was an employee or agent of the corporation or is or was serving at the corporation’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise to the extent, in the manner, and subject to compliance with the applicable standards of conduct, provided by Section 145 of the Delaware GCL as the same (or any substitute provision therefor) may be in effect from time to time. Without limiting the foregoing, the corporation shall indemnify, and (subject to the receipt of any required undertaking to repay expenses) advance expenses to, every person who is or was a director or officer of the corporation to the fullest extent permitted by law.

(b) Such indemnification (i) shall not be deemed exclusive of any other rights to which any person seeking indemnification under or apart from this Article 8 may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and (ii) shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

8.2	INSURANCE

If authorized by the board of directors, the corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who is or has served at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent permitted by the Delaware GCL as in effect at the time of the adoption of this bylaw or as amended from time to time.

ARTICLE 9

NOTICE

9.1	MANNER OF NOTICE

Whenever under law, the certificate of incorporation or these bylaws notice is required to be given to any stockholder, director or member of any committee of the board of directors, it shall not be construed to require personal delivery. Such notice also may be given in writing by depositing it in the United States mail (postage prepaid), by express overnight courier, or by facsimile or other electronic transmission. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by the recipient through an automated process.

9.2	NOTICE TO STOCKHOLDERS BY ELECTRONIC TRANSMISSION

Without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the corporation shall be effective if given by a form of electronic transmission consented to by the stockholder to whom notice is given. Any such consent shall be revocable by the stockholder by written notice to the corporation. Any such consent shall be deemed revoked if (a) the corporation is unable to deliver by electronic transmission two consecutive notices given by the corporation in accordance with such consent and (b) such inability becomes known to the secretary or an assistant secretary of the corporation or the transfer agent, or other person responsible for giving of notice; provided, however, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.

9.3	EFFECTIVENESS OF NOTICE

Notice given by mail shall be deemed to be given at the time it is deposited in the United States mail. Notice given by overnight courier service shall be deemed to be given when delivered to the overnight courier service for delivery. Notice given by facsimile or other electronic transmission shall be deemed given: (a) if by facsimile transmission, when directed to a number at recipient has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the recipient has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the recipient of such specific posting, upon the later of (i) such posting and (ii) the giving of such separate notice; and (d) if by any other form of electronic transmission, when directed to the recipient. An affidavit of the secretary or an assistant secretary or of the transfer agent or other agent of the corporation that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein. The requirement for notice shall be deemed satisfied, except in the case of a stockholder meeting with respect to which written notice is required by law, if actual notice is received orally or in writing by the person entitled thereto as far in advance of the event with respect to which notice is given as the minimum notice period required by law or these bylaws.

9.4	WAIVER OF NOTICE

Whenever under law, the certificate of incorporation or these bylaws notice is required to be given, a waiver thereof in writing signed by the person or persons entitled to such notice, or a waiver by electronic transmission by the person entitled to notice, whether before, at or after the time stated therein, shall be deemed equivalent to notice. Attendance by a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors or committee of directors need be specified in any written waiver of notice or any waiver by electronic transmission, unless so required by law, the certificate of incorporation or these bylaws.

ARTICLE 10

GENERAL PROVISIONS

10.1	FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors. In the absence of such a resolution, the fiscal year of the corporation shall be the calendar year.

10.2	CORPORATE SEAL

The board of directors may adopt a corporate seal inscribed with the name of the corporation and the words “CORPORATE SEAL” and “DELAWARE” and otherwise in the form approved by the board.

10.3	AMENDMENTS

These bylaws may be altered, amended or repealed (a) by the affirmative vote of a majority of the stock having voting power present in person or by proxy at any annual meeting of stockholders at which a quorum is present, or at any special meeting of stockholders at which a quorum is present, if notice of the proposed alteration, amendment or repeal is contained in the notice of such special meeting, or (b) by the affirmative vote of a majority of the directors then qualified and acting at any regular or special meeting of the board, if the certificate of incorporation confers such power upon the board; provided, however, that the stockholders may provide specifically for limitations on the power of directors to amend particular bylaws and, in such event, the directors’ power of amendment shall be so limited; and further provided that no reduction in the number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.

Annex B

Opinion of Goldman Sachs & Co. LLC

PERSONAL AND CONFIDENTIAL

June 10, 2018

Board of Directors

USG Corporation

550 West Adams Street

Chicago, Illinois 60661

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Gebr. Knauf KG (“Parent”) and its affiliates) of the outstanding shares of Common Stock, par value $0.10 per share (the “Shares”), of USG Corporation (the “Company”) of the Aggregate Consideration (as defined below), to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of June 10, 2018 (the “Agreement”), among Parent, World Cup Acquisition Corporation, an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and the Company. The Agreement provides that Merger Sub will be merged with and into the Company (the “Merger”) and that each outstanding Share (other than the Excluded Shares, Dissenting Shares and Continuing Shares (each, as defined in the Agreement)) will be converted into $43.50 in cash (the “Per Share Merger Consideration”). The Agreement also provides that following receipt of the Stockholder Approval (as defined in the Agreement) and prior to the effective time of the Merger, the Company intends to declare and pay a special dividend in respect of all of the Shares outstanding as of such time in the amount of $0.50 per Share (the “Pre-Merger Special Dividend”, together with the Per Share Merger Consideration, the “Aggregate Consideration”).

Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including Berkshire Hathaway Inc., a significant shareholder of the Company (“Berkshire Hathaway”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with the sale of L&W Supply Corporation, a former subsidiary of the Company, in October 2016 and joint bookrunner with respect to 4.875% senior notes due 2027 (aggregate principal amount of $500,000,000) for the Company in May 2017. We also have provided certain financial advisory and/or underwriting services to Berkshire Hathaway and/or its affiliates and portfolio companies from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner with respect to 1.150% senior notes due 2018 (aggregate principal amount $500,000,000), floating rate senior notes due 2018 (aggregate principal amount $250,000,000), 1.300% guaranteed senior notes due 2019 (aggregate principal amount $1,000,000,000) and floating rate guaranteed senior notes due 2019 (aggregate principal amount $250,000,000) for Berkshire

Board of Directors

USG Corporation

June 10, 2018

Hathaway in August 2016; joint bookrunner with respect to floating rate guaranteed senior notes due 2019 and 2020 (aggregate principal amount $1,300,000,000), 0.250% senior notes due 2021 and 0.625% senior notes due 2023 (aggregate principal amount EUR1,100,000,000) for Berkshire Hathaway in January 2017; joint bookrunner with respect to 3.250% senior unsecured debentures due 2027 and 4.125% senior unsecured debentures due 2047 (aggregate principal amount $1,250,000,000) for Burlington Northern Santa Fe Corporation, a portfolio company of Berkshire Hathaway, in March 2017; joint bookrunner with respect to floating rate guaranteed senior notes due 2022, 2021 and 2019 (aggregate principal amount $1,500,000,000) for the Kraft Heinz Food Company, a portfolio company of Berkshire Hathaway, in August 2017; joint bookrunner with respect to 4.050% senior unsecured debentures due 2048 (aggregate principal amount $750,000,000) for Burlington Northern Santa Fe Corporation in February 2018; dealer with respect to a guaranteed commercial paper program for NetJets Inc., a portfolio company of Berkshire Hathaway, until March 2018; and joint bookrunner with respect to 3.375% senior notes due 2021, 4.000% senior notes due 2023, and 4.625% senior notes due 2029 (aggregate principal amount $3,000,000,000) for the Kraft Heinz Food Company in June 2018. We may also in the future provide financial advisory and/or underwriting services to the Company, Parent, Berkshire Hathaway and their respective affiliates and/or portfolio companies for which our Investment Banking Division may receive compensation. Goldman Sachs & Co. LLC and its affiliates also may have co-invested with Berkshire Hathaway and its affiliates from time to time and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company, certain internal financial analyses and forecasts for the UBBP Companies (as defined in the Agreement) and certain internal analyses and forecasts for net operating losses and other tax attributes of the Company, in each case, as prepared by the management of the Company and approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the building products industry and other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that following the receipt of the Stockholder Approval and prior to the effective time of the Merger, the Company will declare and pay the Pre-Merger Special Dividend to all the holders of Shares as contemplated by the Agreement and that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Board of Directors

USG Corporation

June 10, 2018

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than Parent and its affiliates) of Shares, as of the date hereof, of the Aggregate Consideration to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, any allocation of the Aggregate Consideration, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the Aggregate Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co LLC.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Aggregate Consideration to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman Sachs & Co. LLC
(GOLDMAN SACHS & CO. LLC)

Annex C

Opinion of J.P. Morgan Securities LLC

June 10, 2018

The Board of Directors

USG Corporation

550 West Adams Street

Chicago, Illinois 60661

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, par value $0.10 per share (the “Company Common Stock”), of USG Corporation (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Transaction”) of the Company with Gebr. Knauf KG (the “Acquiror”). Pursuant to the draft Agreement and Plan of Merger, dated as of June 10, 2018 (the “Agreement”), among the Company, the Acquiror and World Cup Acquisition Corporation (“Merger Sub”), Merger Sub will be merged with and into the Company (the “Merger”) and each outstanding share of Company Common Stock, other than the Excluded Shares, Dissenting Shares and Continuing Shares (each, as defined in the Agreement), will be converted into the right to receive $43.50 per share in cash (the “Per Share Merger Consideration”). The Agreement also provides that following receipt of the Stockholder Approval (as defined in the Agreement) and prior to the effective time of the Merger, the Company intends to declare and pay a special dividend in respect of the outstanding shares of Company Common Stock as of such time in the amount of $0.50 per share of Company Common Stock (the “Pre-Merger Special Dividend”, together with the Per Share Merger Consideration, the “Aggregate Consideration”). In connection with the Agreement, certain stockholders of the Company affiliated with Berkshire Hathaway, Inc. (collectively with its affiliates, the “Related Party”) and Acquiror and Merger Sub are entering into an agreement pursuant to which, among other things, Related Party will agree to vote all of the shares of Company Common Stock beneficially owned by them in favor of the Transaction and the Agreement.

In connection with preparing our opinion, we have (i) reviewed a draft dated June 10, 2018 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration paid for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not independently verified any such information or its accuracy or completeness and, pursuant to our engagement letter with the Company, we did not assume any obligation to undertake any such independent verification. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Acquiror under any state or federal laws relating to bankruptcy, insolvency or similar matters. In relying on financial analyses and forecasts provided to us or derived therefrom, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that immediately following the receipt of the Stockholder Approval and prior to the effective time of the Merger, the Company will declare and pay the Pre-Merger Special Dividend to all the holders of the Company Common Stock as contemplated by the Agreement and that the Transaction and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Acquiror in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the Company or on the contemplated benefits of the Transaction.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Aggregate Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction and we express no opinion as to the fairness of any consideration paid in connection with the Transaction to the holders of any other class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Aggregate Consideration to be paid to the holders of the Company Common Stock in the Transaction or with respect to the fairness of any such compensation.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Related Party, for which we and such affiliates have received customary compensation. Such services during such period have included acting as joint lead arranger and joint bookrunner on the Company’s credit facility which closed in May 2017, joint lead bookrunner on the Company’s offering of debt securities which closed in May 2017 and financial advisor to the Company in connection with a sale transaction which closed in October 2016 and as joint lead bookrunner on the Related Party’s offerings of debt securities which closed in January 2017 and August 2016. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In addition, we and our affiliates hold, on a proprietary basis, less than 1% of the outstanding common stock of each of the Company and the Related Party. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, the Acquiror or the Related Party or its portfolio companies for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities or other financial instruments.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Aggregate Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction is fair, from a financial point of view, to such holders.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J.P. Morgan Securities LLC
J.P. MORGAN SECURITIES LLC

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)

Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)

In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)

If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)

Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)

Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)

At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)

From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)

The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

USG CORPORATION 550 WEST ADAMS STREET CHICAGO, IL 60661

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 25, 2018 (September 23, 2018 for shares held in the USG Corporation Investment Plan). Have your proxy form in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 25, 2018 (September 23, 2018 for shares held in the USG Corporation Investment Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.

  1.    To adopt the Agreement and Plan of Merger, dated as of June 10, 2018 (as it may be amended from time to time, the “merger agreement”), by and among USG Corporation (the “Company”), Gebr. Knauf KG, a limited partnership (Kommanditgesellschaft) organized under the laws of Germany (“Knauf”), and World Cup Acquisition Corporation, a Delaware corporation and an indirect, wholly-owned subsidiary of Knauf (“Merger Sub”), pursuant to which, subject to the satisfaction of customary closing conditions, Merger Sub will be merged with and into the Company (the “merger”), with the Company continuing as the surviving corporation in the merger and an indirect, wholly-owned subsidiary of Knauf.

					For ☐	Against ☐	Abstain ☐

 2.    To approve, on a non-binding, advisory basis, the compensation payments that will or may be paid or become payable to the Company’s named executive officers and that are based on or otherwise relate to the merger and the agreements and understandings pursuant to which such compensation will or may be paid or become payable.

					☐	☐	☐

 3.    To approve the adjournment of the special meeting, if necessary or appropriate, including to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement or in the absence of a quorum.

					☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)		Yes	No	☐
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)			Date

Special Meeting of Stockholders

of USG Corporation

September 26, 2018, 9:00 a.m., Central Time

550 West Adams Street

Chicago, Illinois 60661

You must present this ticket (top portion only) to a USG representative to be admitted to the USG Corporation Special Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting:

The Notice of Special Meeting of Stockholders and Proxy Statement are available at

www.proxyvote.com

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PROXY - USG CORPORATION

This proxy is solicited on behalf of the Board of Directors

of USG Corporation for its Special Meeting of Stockholders

on September 26, 2018

The undersigned hereby appoints Jennifer F. Scanlon and Michelle M. Warner, and each or either of them, proxies, with power of substitution and with powers the undersigned would possess, if personally present, to vote all stock of the undersigned in USG Corporation at the special meeting of stockholders of USG Corporation to be held at 550 West Adams Street, Chicago, Illinois on September 26, 2018, and at any adjournment or postponement thereof, on the matters shown on the reverse side and as set forth in the accompanying Notice of Special Meeting of Stockholders and Proxy Statement.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holder on all other matters properly coming before the meeting. If no direction is given, this proxy will be voted FOR Proposals 1, 2 and 3, except for any shares the undersigned holds in the USG Corporation Investment Plan, which will be voted according to the rules of that plan.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE, EXCEPT IF YOU VOTE BY TELEPHONE OR INTERNET.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side